Exhibit 99.1

The information contained herein is not complete and may be changed. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended. Additional information with respect to these securities has been filed with the U.S. Securities and Exchange Commission.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED [____], 2023

INFORMATION STATEMENT

This information statement is being furnished in connection with the planned distribution (the “spin-off” or “distribution”) by Inpixon, a Nevada corporation (“Inpixon”), of all the outstanding common shares held by Inpixon of its recently formed subsidiary, Grafiti Holding Inc., a British Columbia corporation (“Grafiti Holding”), to holders as of December 27, 2023 (the “record date”) of Inpixon’s common stock, preferred stock and certain outstanding warrants (collectively, the “participating Inpixon securityholders”) on a pro rata basis. In connection with the spin-off, Inpixon Limited, a United Kingdom (“UK”) limited company, will change its name to “Grafiti Limited” (“Grafiti UK”) and Inpixon will transfer all of the outstanding shares of Grafiti Limited to Grafiti Holding, which will operate as a wholly owned subsidiary of Grafiti Holding (the “Reorganization”). Grafiti Holding, together with Grafiti UK may collectively be referred to in this information statement as “Grafiti,” “we,” “us,” “our”, “Company” and similar terms. Through Grafiti UK we operate a business in the UK providing a comprehensive set of data analytics and statistical visualization solutions for engineers and scientists, referred to as “SAVES” (the “Grafiti UK Business”). We are sending this information statement to describe the spin-off to participating Inpixon securityholders who will also be our shareholders after the spin-off. We expect the delivery of the Grafiti common shares to participating Inpixon securityholders to occur promptly following the effectiveness of the registration statement on Form 10 (which this information statement forms a part of) (the “Registration Statement”) registering the Grafiti common shares in connection with the distribution (the “delivery date”). The effective time of the Registration Statement is referred to herein as the “effective time,” and the date on which the effective time occurs is referred to herein as the “effective date.” Immediately after the spin-off is completed, we will be an independent reporting company.

The spin-off is part of the Solutions Divestiture as defined in the Agreement and Plan of Merger, dated as of July 24, 2023, among XTI Aircraft Company, Inpixon, and Superfly Merger Sub, Inc. (as may be amended from time to time, the “XTI Merger Agreement”). The completion of the Solutions Divestiture is a condition to consummating the merger transaction contemplated by the XTI Merger Agreement. As the Outside Date (as defined in the XTI Merger Agreement) is December 31, 2023, and Inpixon does not expect the Registration Statement to become effective until 2024, to facilitate the Solutions Divestiture, on the record date Inpixon transferred the Grafiti common shares to a newly-created liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust (the “trust”), which holds the Grafiti common shares for the benefit of the participating Inpixon securityholders. The record date is also referred to herein as the “distribution date,” which is the date when the Grafiti common shares were transferred to the trust. See “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences for U.S. Holders.” The Grafiti common shares will be held by the trust until the Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”). Promptly following the effective time of the Registration Statement, Inpixon will deliver the Grafiti common shares to the participating Inpixon securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares or underlying shares of Inpixon common stock as of the record date.

For every [     ] shares of Inpixon common stock held of record by you as of the record date for the distribution, you will receive one Grafiti common share. In addition, the holders of Inpixon’s preferred stock and certain outstanding warrants (the “participating warrants”) are entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the record date (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations), provided, however, that certain holders of participating warrants may only receive shares of Grafiti common shares upon exercise of the participating warrants held by such warrant holder prior to the record date. Fractional Grafiti common shares that the participating Inpixon securityholders otherwise would have been entitled to receive after application of the above ratio will be rounded down to the nearest whole share. As discussed under the section titled “The Separation and Distribution—Trading Between the Record Date and Delivery Date,” if you sell your shares of Inpixon common stock after the record date and before delivery by the trust of the Grafiti common shares, you also will be selling your right to receive the Grafiti common shares that you otherwise would have been entitled to receive in respect of such shares of Inpixon common stock. Inpixon and Grafiti expect an aggregate of 3,600,000 Grafiti common shares to be delivered by the trust to the participating Inpixon securityholders on the delivery date.

No vote of Inpixon stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and WE ARE NOT ASKING YOU FOR A PROXY

We expect that the distribution will be a taxable transaction for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences to U.S. Holders” on page 95.

Following the spin-off, Grafiti will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as Grafiti remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See “Our Business – Emerging Growth Company Status.”

Grafiti has entered into a Business Combination Agreement, dated October 23, 2023 (as may be amended from time to time, the “Business Combination Agreement”), by and among Inpixon, Damon Motors Inc., a British Columbia corporation (“Damon” or “Damon Motors”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Business Combination”). The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act of 1933, as amended (the “Securities Act”), and approval of the listing of the Grafiti common shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Business Combination. Grafiti, after the closing of the Business Combination, is referred to herein as the “combined company.” Upon the consummation of the Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management.

Grafiti common shares are not publicly traded and there is currently no public market for our common shares. As of the record date, all of the outstanding Grafiti common shares are held by the trust for the benefit of the participating Inpixon securityholders. Accordingly, no public trading market for the Grafiti common shares exists. We expect that there will be no public trading market for the Grafiti common shares unless the Business Combination is consummated. Listing of the Grafiti common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti plans to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 15.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. Any representation to the contrary is a criminal offense.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The date of this information statement is [●], 2023.

You should rely only on the information contained in this information statement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

This information statement is being furnished solely to provide information to Inpixon stockholders who will receive Grafiti common shares in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Inpixon. This information statement describes our business, our relationship with Inpixon, the distribution and the Business Combination, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common shares that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business, ownership of our common shares and the Business Combination, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

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SUPPLEMENTAL INFORMATION

Unless the context otherwise requires, references in this information statement are as follows:

Unless otherwise stated or the context otherwise requires, “Grafiti”, the “Company”, “we”, “our” and “us” means Grafiti Holding Inc. (which may also be referred to as “Grafiti Holding”), and our consolidated subsidiaries including Grafiti UK. References to Grafiti’s historical business and operations refer to the business and operations of Grafiti UK, which operates the Grafiti UK Business. Prior to the spin-off, all of the outstanding shares of Grafiti UK will be transferred by Inpixon to Gratifi.

Unless otherwise stated or the context otherwise requires, “Inpixon” means Inpixon, a Nevada corporation, and its consolidated subsidiaries.

MARKET AND INDUSTRY DATA

This information statement contains statistical data, estimates and information concerning Grafiti’s and Damon’s industries, including market positions and the size and growth rates of the markets in which Grafiti or Damon participates, that are based on independent industry publications and reports or other publicly available information, as well as other information based on Grafiti or Damon’s internal sources. Although the management of Grafiti or Damon, as applicable, believes the market and industry data included in this information statement are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Management has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which Grafiti or Damon operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements and Information.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Grafiti and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. Damon and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business, including “Damon,” “HyperDrive,” “HyperSport,” “HyperCross,” “HyperFighter,” “HyperLite,” “Shift,” and “Co-Pilot.” Other trademarks, trade names and service marks appearing in this information statement are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this information statement are listed without the applicable ®, ™ and SM symbols.

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INFORMATION STATEMENT SUMMARY

The following summary highlights information contained elsewhere in this information statement relating to the spin-off and the Business Combination. You should read this entire information statement including the risk factors, our and Damon’s management’s discussion and analysis of financial condition and results of operations, our and Damon’s historical financial statements, and our unaudited pro forma condensed combined financial statements and the respective notes to those historical and pro forma financial statements.

Our historical financial data has been prepared on a “carve-out” basis to reflect the operations, financial condition and cash flows specifically allocable to the Grafiti UK Business of Grafiti UK during all periods shown. Our pro forma condensed combined financial data adjust our historical combined financial data to give effect to the spin-off and the Business Combination and our anticipated capital structure following the spin-off and the Business Combination.

Except as otherwise indicated or the context otherwise requires, the information included in this information statement assumes the completion of the Reorganization and spin-off.

Grafiti

Grafiti Holding is a holding company with operations through Grafiti UK, which operates the Grafiti UK Business. Grafiti is Inpixon’s primary distributor in the UK and certain other European countries of data analytics and visualization software products known as “SAVES” primarily for scientists and engineers. Our products can be downloaded to a user’s desktop. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the study of the efficacy of established drugs and therapies, and in epidemic propagation research, among other applications. Engineers use our products for a multitude of applications which include, but are not limited to, conducting surface modelling analysis and curve fitting in order to design new engineering processes, studying signal attenuation and propagation in radio engineering. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti Holding was incorporated on October 17, 2023 in British Columbia, Canada for purposes of the spin-off transaction. Grafiti UK was formed by Inpixon on May 13, 2020 as a distribution arm for its SAVES products in the UK market and part of the European market.

Grafiti UK’s strategy is to build a broader, long term customer base by increasing its sales of Grafiti UK’s product offerings which will include cloud and Macintosh compatible data analytics and statistical visualization software products. We believe this will enable the Grafiti UK Business to focus on generating more recurring revenues in the future.

Corporate Information

The address of our principal executive office is 169 Bath Road, Slough, 4DX UK.

Our Internet website is www.grafiti.com and is currently under development. The information contained on, or that may be obtained from, our website is not a part of this information statement or the information statement of which it forms a part. We have included our website address in this information statement solely as an inactive textual reference.

Spin-off

In December of 2021, Inpixon announced that its Board of Directors had authorized a review of strategic alternatives, including a possible asset sale, merger with another company or spin-off of one or more of its business units in an effort to maximize shareholder value. Since then, Inpixon evaluated multiple opportunities and entered into definitive agreements with respect to three strategic transactions, consisting of the spin-off and sale of Inpixon’s enterprise apps business in March of 2023, a proposed business combination between Inpixon and XTI Aircraft Company (“XTI”) pursuant to an Agreement and Plan of Merger, dated as of July 24, 2023 (the “XTI Merger Agreement”), and the proposed business combination between Grafiti and Damon Motors pursuant to the Business Combination Agreement, to be consummated following the spin-off.

During the third quarter of 2023, Inpixon announced its intention to divest its SAVES lines of business as conducted in the United Kingdom from its real time location services and analytics business (the “Remaining Business”) as part of the divestiture of Inpixon’s solutions business lines required by the XTI Merger Agreement. Prior to the spin-off, Inpixon will transfer all of the shares of Grafiti UK to Grafiti. In order to effect the spin-off, Inpixon will distribute all of the common shares of Grafiti held by Inpixon to holders of Inpixon common stock and certain preferred stock and warrant holders pro rata on an as-converted to or as-exercised-for common stock basis, provided, however, that certain holders of participating warrants may only receive shares of Grafiti common shares upon exercise of the participating warrants held by such warrant holder prior to the record date.

The spin-off is part of the Solutions Divestiture (as defined in the XTI Merger Agreement), which is a condition to consummating the merger transaction contemplated by the XTI Merger Agreement. As the Outside Date (as defined in the XTI Merger Agreement) is December 31, 2023, and Inpixon does not expect the Registration Statement to become effective until 2024, to facilitate the Solutions Divestiture, on the record date Inpixon transferred the Grafiti common shares to a newly-created liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust, which holds the Grafiti common shares for the benefit of the participating Inpixon securityholders. The Grafiti common shares will be held by the trust until such registration statement has been declared effective by the SEC, at which time the Grafiti common shares will be delivered to the participating Inpixon securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares or underlying shares of Inpixon common stock as of the record date .Grafiti and Inpixon have entered into the Separation Agreement (as defined below) providing for the transfer of the Grafiti UK Business, including the Grafiti UK shares of common stock, to Grafiti and will enter into a transition services agreement which will govern various ongoing arrangements between the companies to facilitate the separation and transition of the Grafiti UK Business following the spin-off.

Grafiti, Inpixon and the trustees have entered into a Liquidating Trust Agreement effective as of October 26, 2023 (the “Liquidating Trust Agreement”), providing for the distribution of Grafiti common shares to the trust and the delivery of Grafiti common shares from the trust to the beneficiaries promptly following the effective date. If the distribution is not consummated prior to the second anniversary of the date of the Liquidating Trust Agreement, the trustees of the trust will be empowered to liquidate the Grafiti common shares the trust holds and distribute the proceeds thereof to the participating Inpixon securityholders as beneficiaries.

As a holder of Inpixon common stock, you will receive one Grafiti common share for every [ ] shares of Inpixon common stock you hold at the close of business on the record date. In addition, in accordance with the terms of Inpixon’s preferred stock charters and the participating warrants, each holder of Inpixon’s preferred stock and the participating warrants is entitled to participate in the spin-off distribution to the same extent that the holder would have participated if the holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the record date; provided, however, that certain holders of participating warrants may only receive Grafiti common shares upon exercise of the participating warrants held by such warrant holder. the Grafiti common shares to the trust for the benefit of the participating Inpixon securityholders, on the basis of [ ] Grafiti common shares for every single of Inpixon common stock the securityholder holds at the close of business on the record date. After the spin-off is complete, Inpixon will not own any Grafiti common shares, except such common shares or other securities that are anticipated to be issued to Inpixon in connection with the Business Combination (See “The Business Combination Agreement – Bridge Note Investment”).

The spin-off is governed by a separation and distribution agreement, dated October 23, 2023 (as amended from time to time, the “Separation Agreement”), and an assignment and assumption agreement and a transition services agreement, to be entered into prior to the completion of the spin-off, each between Inpixon and Grafiti, and a Liquidating Trust Agreement by and among Grafiti, Inpixon and the trustees (collectively, the “Spin-off Documents”), which provide the terms and conditions of the separation of the two businesses and for the spin-off. Following the spin-off, Grafiti’s management team will include Nadir Ali, as Chief Executive Officer, President and the sole director. Nadir Ali, Chief Executive Officer and a director of Inpixon, currently serves as the sole officer and director of Grafiti and will continue to do so following the spin-off until the Business Combination is consummated.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to security holders of Inpixon who will receive Grafiti common shares in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Grafiti’s or Inpixon’s securities. The information contained in this information statement is believed by Grafiti to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Inpixon nor Grafiti will update the information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

Emerging Growth Company Status of Grafiti

Following the spin-off, Grafiti will be an “emerging growth company” as defined in the JOBS Act. As such, Grafiti will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Grafiti has not made a decision whether to take advantage of any or all of these exemptions. If Grafiti does take advantage of some or all of these exemptions, some investors may find Grafiti’s common shares less attractive. The result may be a less active trading market for Grafiti’s common shares and its share price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that Grafiti, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Grafiti has elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Proposed Business Combination with Damon

Grafiti has entered into the Business Combination Agreement, pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the Damon Surviving Corporation continuing as a wholly-owned subsidiary of Grafiti. The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti common shares on the Nasdaq after giving effect to the Business Combination. Upon the consummation of the Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management. See the section entitled “The Business Combination Agreement” for a more detailed description.

Damon

Damon Motors is a motorcycle manufacturing company that aims to transform the motorcycle industry by building a smart and technologically advanced motorcycle. Damon is developing the technology and investing in the capabilities to lead the industry transformation in the high-performance electric motorcycle market. With over 200 years of combined management and engineering experience across the team’s careers, and a commitment to low carbon personal mobility solutions, Damon is introducing existing enthusiasts to high-performance electric products while bringing new riders to the motorcycle community with first of its kind advances in zero emissions motorcycle performance, safety, connectivity and AI.

Founded in 2017, Damon Motors started reimagining the future of motorcycling by means of advanced safety design, electric vehicle powertrain technology and user experience. In 2019, Damon took its first alpha prototype motorcycles and safety systems into the field to test the concept. In 2021, Damon Motors expanded its operations and expertise with an R&D facility in San Rafael, California to accelerate the development and commercialization of its vehicles. Through core technology advancements, Damon’s electric motorcycles that began as prototypes are now in the advanced stages of product validation, on route to production.

Damon Motors was incorporated under the Business Corporations Act (British Columbia) on July 22, 2016 as Liive Video Solutions Inc. (“Liive Video Solutions”). On March 9, 2017, Liive Video Solutions changed its corporate name to “Damon Motors Inc.” Damon Motors’ head office is located at 704 Alexander Street, Vancouver, Canada and its registered and records office is located at 550 Burrard Street, Vancouver BC V6C 0A3, Vancouver, BC.

See the section entitled “Business of Damon” for a more detailed description.

Risk Factors

We face numerous risks related to, among other things, our business operations, our strategies, general economic conditions, competitive dynamics of the industry, our level of indebtedness, the legal and regulatory environment in which we operate, our status as an independent reporting company following the spin-off, and the Business Combination. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on our business, financial condition, results of operations or cash flows. We encourage you to review these risk factors carefully. Furthermore, this information statement contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements and Information.”

TERMS OF THE SEPARATION AND DISTRIBUTION

The spin-off will separate Inpixon Limited (referred to herein as “Grafiti UK”), which operates Inpixon’s SAVES line of business as conducted in the United Kingdom from its real time location services business, resulting in two independent reporting companies: Grafiti and Inpixon. The following is a brief summary of the terms of the spin-off. See the section entitled “The Separation and Distribution” for a more detailed description.

Distributing Company	Inpixon. After the spin-off, Inpixon will not own any Grafiti common shares, however, Inpixon is anticipated to receive Grafiti common shares and warrants in connection with the Business Combination pursuant as described under “The Business Combination Agreement – Bridge Note Investment.”

Spin-off Company	Grafiti. After the spin-off, Grafiti will be an independent reporting company.

Background and Primary Purposes of the Spin-off	Inpixon entered into an Agreement and Plan of Merger, dated July 25, 2023, with XTI, which is anticipated to close by the end of 2023. As a condition to closing the merger transaction contemplated by the XTI Merger Agreement (the “Proposed XTI Transaction”), Inpixon is required to complete the divestiture of any business lines and other assets and liabilities that are not associated with its real time location services and analytics business, including its Shoom, SAVES and Game Your Game lines of business and investment securities, as applicable by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing (the “Solutions Divestiture”). Grafiti UK is the primary distributor of the SAVES software products in the UK and certain other European countries. To this end, Inpixon is pursuing the spin-off and the Business Combination in connection with the Solutions Divestiture with the goal of fulfilling part of the Solutions Divestiture and to further maximize value for Inpixon’s stockholders.

Record Date	Close of business on December 27, 2023.

Distribution Date	December 27, 2023. See “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences for U.S. Holders.”

Grafiti Common Shares Delivery Date	The trust will deliver the Grafiti common shares promptly following the date upon which the Registration Statement is declared effective. On or about that date, we will issue a press release announcing effectiveness of the registration statement and the expected date of delivery of the Grafiti common shares to the participating Inpixon securityholders.

Distribution Ratio	On the delivery date, holders of Inpixon common stock, preferred stock and participating warrants will receive one Grafiti common share for every [___] shares of Inpixon common stock held (or into which such preferred stock may be converted or participating warrant may be exercised) as of the close of business on the record date.

Treatment of Preferred Stock and Participating warrants	Holders of Inpixon’s outstanding preferred stock and certain of the participating warrants may be entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the applicable record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations); provided, however, that certain holders of participating warrants may only receive shares of Grafiti common shares upon exercise of the participating warrants held by such warrant holder prior to the record date.

Trading of Grafiti Common Shares	Grafiti common shares are not publicly traded and there is currently no public market for our common shares. On December 27, 2023, Inpixon transferred the Grafiti common shares to the trust for the benefit of the participating Inpixon securityholders. Accordingly, no public trading market for the Grafiti common shares exists. Grafiti expects that there will be no public trading market for the Grafiti common shares unless the Business Combination is consummated. Listing of the Grafiti common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti plans to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

Trading of Inpixon Common Stock	Inpixon common stock will continue to trade “regular way,” reflecting the combined value of Inpixon and Grafiti until the delivery date. Inpixon common stock may trade carrying due-bills representing Grafiti common shares beginning on or before the record date and continuing through the delivery date. Due-bills may be redeemed for Grafiti common shares after the completion of the spin-off.

Securities to Be Distributed	In aggregate, approximately 3,600,000 Grafiti common shares will be distributed in the spin-off to holders of Inpixon common stock, preferred stock and participating warrants as of the record date.

Distribution Agent	Computershare Trust Company, N.A. (the “distribution agent”).

Distribution Mechanics	Before the delivery date, the trust will deliver all of the Grafiti common shares it holds to the distribution agent for delivery to holders of Inpixon common stock, preferred stock and participating warrants. Upon and following the consummation of the spin-off, the trust, with the assistance of the distribution agent, will effectuate the delivery of Grafiti common shares to the holders of Inpixon common stock, preferred stock and participating warrants by way of direct registration in book-entry form. The distribution agent will mail each recipient of Grafiti common shares a book-entry account statement that reflects such recipient’s Grafiti common shares.

Separation Agreement and Other spin-off Document	Grafiti has entered into the Separation Agreement with Inpixon, which sets forth the terms and conditions of the spin-off. Grafiti will also enter into the assignment and assumption agreement and the transition services agreement with Inpixon prior to completion of the spin-off to facilitate the separation of the Grafiti UK Business and the operation of Grafiti and Inpixon as independent reporting companies.

Conditions to the Spin-off	The spin-off will occur only if, among other things:

●	the transfer of Grafiti UK common shares held by Inpixon to Grafiti in accordance with the Separation Agreement has been completed;

●	our common shares shall have been registered under the Exchange Act and the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been mailed to the Inpixon stockholders and participating warrant holders;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	the Spin-off Documents will have been duly executed and delivered by the parties; and

●	No other events or developments exist or have occurred that, in the judgment of the board of directors of Inpixon, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Risks Relating to Ownership of Our Common Shares and the Distribution	Our business is subject to both general and specific risks and uncertainties relating to our business, the spin-off and the proposed Business Combination. You should read carefully “Risk Factors” beginning on page 15 of this information statement.

Grafiti Dividend Policy	After the spin-off, we intend to retain all earnings for the foreseeable future for use in the operation of our business. Consequently, we do not anticipate paying any cash dividends on our common share for the foreseeable future.

Tax consequences to Participating Inpixon securityholders	For U.S. federal income tax purposes, the spin-off is expected to be a taxable transaction for the participating Inpixon securityholders as of the record date. Each participating Inpixon securityholders is urged to consult his, her or its own tax advisor as to the specific tax consequences of the distribution to him, her or it, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws, in light of his, her or its own circumstances. Please see the discussion under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders” on page 95 for a further discussion of the anticipated U.S. income tax consequences for U.S. Holders.

QUESTIONS AND ANSWERS ABOUT The spin-off

Set forth below are commonly asked questions and answers about the spin-off, and the transactions contemplated thereby or related thereto. You should read the sections entitled “The Separation and Distribution,” “The Separation Agreement” and “The Business Combination Agreement” of this information statement for a more detailed description of the matters described below.

Q:	What are the transactions contemplated by the spin-off?

A:	The spin-off is the separation of the Grafiti UK Business from Inpixon, which will be accomplished through a series of transactions that will result in the participating Inpixon securityholders owning all of the outstanding Grafiti common shares held by Inpixon as of the record date, following a transfer of all of the outstanding common shares of Grafiti UK from Inpixon to Grafiti and Grafiti operating the Grafiti UK Business. The delivery of Grafiti common shares to the participating securityholders is the final step in the spin-off and will be a pro rata distribution to be completed following the effectiveness of the Registration Statement and prior to the consummation of the Business Combination.

Q:	What is Grafiti?

A:	Grafiti Holding is a holding company subsidiary of Inpixon, incorporated under the laws of British Columbia. Grafiti, encompassing Grafiti Holding and its operating subsidiary Grafiti UK, serves as Inpixon’s primary distributor in the UK and certain other European countries of data analytics and visualization software products known as “SAVES” primarily for scientists and engineers. Following the spin-off, Grafiti Holding will be an independent reporting company operating the Grafiti UK Business through Grafiti UK.

Q:	What is the reason for the spin-off?

A:	On July 25, 2023, Inpixon entered into an Agreement and Plan of Merger with XTI, which is anticipated to close by the end of this year. As a condition to closing the transactions contemplated under this agreement, Inpixon is required to complete the divestiture of any business lines and other assets and liabilities that are not associated with the its real time location services and analytics business, including its Shoom, SAVES and Game Your Game lines of business and investment securities, as applicable, by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing. Grafiti UK is Inpixon’s primary distributor of the SAVES software products in the UK and certain other European countries. To this end, Inpixon is pursuing the spin-off and the Business Combination in connection with the Solutions Divestiture with the goal of fulfilling its obligations in the Proposed XTI transaction and to further maximize value for Inpixon’s stockholders.

Q:	What will I receive in the spin-off?

For every [   ] shares of Inpixon common stock outstanding as of the record date and into which any preferred stock is convertible or participating warrant is exercisable, the holder(s) will be entitled to receive one Grafiti common share, provided, however, that certain holders of participating warrants may only receive shares of Grafiti common shares upon exercise of the participating warrants held by such warrant holder prior to the record date. We expect an aggregate total of approximately 3,600,000 Grafiti common shares will be distributed. For additional information on the distribution, see the section titled “The Separation and Distribution.”

Q:	How will the separation of Grafiti from Inpixon be accomplished?

A:	To accomplish the separation, Inpixon will distribute all of the outstanding Grafiti common shares held by Inpixon to holders of Inpixon common stock, preferred stock and participating warrants on a pro rata basis in a distribution that is expected to be a taxable transaction for U.S. federal income tax purposes as of the record date. The holders of Inpixon’s preferred stock and participating warrants, are entitled to participate in the spin-off distribution to the same extent that the holder would have participated if such holder had held the number of shares of common stock issuable upon complete conversion of the preferred stock or exercise of the participating warrants immediately before the applicable record taken for such distribution (without regard to any limitations on conversion or exercise thereof, including beneficial ownership limitations) provided, however, that certain holders of participating warrants will only receive Grafiti common shares upon exercise of the participating warrants held by such warrant holder prior to the record date. Inpixon transferred the Grafiti common shares to a newly-created trust for the benefit of the participating Inpixon securityholders, on the basis of one Grafiti common share for every [ ] shares of Inpixon common stock the participating Inpixon securityholder holds at the close of business on the record date.

Q:	What is the record date for the distribution?

A:	The record date for the distribution is December 27, 2023.

Q:	When will the distribution occur?

A:	On December 27, 2023, Inpixon transferred the Grafiti common shares to a newly-created trust for the benefit of participating Inpixon securityholders, on the basis of one Grafiti common share for every [ ] shares of Inpixon common stock the securityholder holds at the close of business on the record date. The Grafiti common shares will be held by the trust until the Registration Statement has been declared effective by the SEC, promptly following which time the Grafiti common shares will be delivered to the participating Inpixon securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares of Inpixon common stock as of the record date.

Q:	What do stockholders need to do to participate in the distribution?

A:	Stockholders of Inpixon as of the record date for the distribution will not be required to take any action to receive Grafiti common shares in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required or will be sought. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Inpixon common stock, or take any other action to receive your Grafiti common shares. Please do not send in your Inpixon stock certificates. The distribution will not affect the number of outstanding shares of Inpixon common stock or any rights of Inpixon stockholders, although it may affect the market value of each outstanding share of Inpixon common stock.

Q.	How will Grafiti common shares be issued in the spin-off?

A.	You will receive Grafiti common shares through the same channels that you currently use to hold or trade shares of Inpixon common stock, whether through a brokerage account or other channel. Receipt of Grafiti common shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own shares of Inpixon common stock as of the close of business on the record date, including shares owned in certificated or book-entry form, or hold preferred stock or participating warrants and have met any exercise conditions required therein, on the delivery date the trust, with the assistance of the distribution agent, will deliver Grafiti common shares to you or to your brokerage firm on your behalf in book-entry form. The distribution agent will mail you a book-entry account statement that reflects your Grafiti common shares, or your bank or brokerage firm will credit your account for the shares.

Q.	Will Inpixon distribute fractional Grafiti common share in the distribution?

A.	No. Inpixon will not distribute fractional Grafiti common shares in the distribution. Instead, Inpixon will round down to the nearest whole share any fractional shares that the participating security holders would otherwise have been entitled to receive.

Q.	What are the conditions to the distribution?

A.	The distribution is subject to a number of conditions, including those conditions set forth on page 71 of this information statement together with the following conditions, among others:

●	the transfer of assets and liabilities to Grafiti and Inpixon, respectively, in accordance with the Separation Agreement will have been completed;

●	the registration statement of which this information statement forms a part will be declared effective, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been mailed to the Inpixon stockholders and participating warrant holders;

●	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws or “blue sky” laws of the United States will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	the Spin-off Documents will have been duly executed and delivered by the parties;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions; and

●	no other events or developments exist or have occurred that, in the judgment of the board of directors of Inpixon, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Inpixon and Grafiti cannot assure you that any or all of these conditions will be met. For a complete discussion of all of the conditions to the spin-off, see “The Separation Agreement—Conditions to the Distribution”.

Q.	Can Inpixon decide to cancel the distribution of Grafiti common shares even if all the conditions have been met?

A.	No. For U.S. federal income tax purposes, the distribution occurred as of the record date, when Inpixon transferred the Grafiti common shares to the trust for the benefit of the participating Inpixon securityholders. Delivery of the Grafiti common shares by the trust remains subject to effectiveness of the Registration Statement. See the section titled “The Separation and Distribution – Conditions to the Distribution.”

Q.	What if I want to sell my shares of Inpixon common stock or my Grafiti common shares?

A.	You should consult with your advisors, such as your stockbroker, bank, tax or other financial advisor, if you want to sell your shares of Inpixon common stock or your Grafiti common shares.

In accordance with the Business Combination Agreement, Grafiti shall apply lock-up terms to Grafiti common shares issued in the distribution that are substantially similar to those contained in the lock-up agreements applicable to Damon securityholders by incorporating such terms in its organization documents or through another mechanism. This means that your Grafiti common shares received in the distribution will be subject to lock-up restrictions for the period from the distribution to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% at the closing, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold.

Q.	What is “regular-way” and “ex-distribution” trading of Inpixon common stock?

A.	Beginning on or shortly before the record date for the distribution and continuing up to the delivery date, two markets may develop in Inpixon common stock: a “regular-way” market and an “ex-distribution” market. Shares of Inpixon common stock that trade in the “regular-way” market would trade with an entitlement to Grafiti common shares distributed pursuant to the distribution. Shares of Inpixon common stock that trade in the “ex-distribution” market would trade without an entitlement to Grafiti common shares distributed pursuant to the distribution. If you hold shares of Inpixon common stock on the record date and then decide to sell any shares of Inpixon common stock before the delivery date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Inpixon common stock with or without your entitlement to Grafiti common shares pursuant to the distribution.

Q.	Will I be able to trade Grafiti common shares?

A.	Grafiti common shares are not publicly traded and there is currently no public market for our common shares. As of December 27, 2023, the Grafiti common shares are held in trust for the benefit of the participating Inpixon securityholders. Accordingly, no public trading market for Grafiti common shares exists. Grafiti expects that there will be no public trading market for the Grafiti common shares unless the Business Combination is consummated. Listing of the Grafiti common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti plans to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

Q.	What will happen to the listing of Inpixon common stock?

A.	Inpixon common stock will continue to trade on the Nasdaq Capital Market after the distribution under the symbol “INPX.”

Q.	Will the number of shares of Inpixon common stock that I own change as a result of the distribution?

A.	No. The number of shares of Inpixon common stock that you own will not change as a result of the distribution.

Q.	What are the material U.S. federal income tax consequences of the distribution?

A.	For U.S. federal income tax purposes the Company believes that the transfer by Inpixon of the Grafiti common shares to the trust will be treated as a taxable distribution by Inpixon to the participating Inpixon securityholders of the Grafiti common shares on the record date and the subsequent transfer by the participating Inpixon securityholders of the Grafiti common shares to the trust on the same date. The Company further believes that the participating Inpixon securityholders will be treated as the grantors and owners of the Grafiti common shares while they are held in the trust pursuant to Sections 671 and 677 of the Code and the trust will be treated as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d). You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution for U.S. holders, see the section titled “Material U.S. Federal Income Tax Consequences to U.S. Holders.”

Q.	What will Grafiti’s relationship be with Inpixon following the separation?

A.	Inpixon no longer owns any Grafiti common shares. Our common shares have been transferred to a trust for the benefit of the participating Inpixon securityholders and will be distributed to them on the delivery date. After the distribution, Inpixon and Grafiti will be separate companies with separate management teams and separate boards of directors, except that Nadir Ali, Chief Executive Officer and director of Inpixon will also serve as the sole officer and director of Grafiti following the spin-off until the closing of the Business Combination. Grafiti has entered into the Separation Agreement with Inpixon to effect the separation and distribution and provide a framework for Grafiti’s relationship with Inpixon after the separation and will enter into certain other agreements prior to the completion of the spin-off, including a transition services agreement and an assignment and assumption agreement. These agreements provide for the separation between Grafiti and Inpixon of the assets, employees, liabilities and obligations of Inpixon and its subsidiaries attributable to periods prior to, at and after Grafiti’s separation from Inpixon and govern certain relationships between Grafiti and Inpixon after the separation. For additional information regarding the Separation Agreement and other transaction and commercial agreements, see the sections titled “Risk Factors — Risks Related to the Separation” and “The Separation Agreement.”

Q.	Are there risks associated with owning Grafiti common shares?

A.	Yes. Ownership of Grafiti common shares is subject to both general and specific risks, including those relating to Grafiti’s business, the industry in which it operates and its status as a separate, publicly traded company. Ownership of Grafiti common shares is also subject to risks relating to the separation. These risks are described in the section titled “Risk Factors” beginning on page 15. You are encouraged to read that section carefully.

Q.	Does Grafiti plan to pay dividends?

A.	Grafiti does not currently expect to pay dividends on its common shares. The declaration and payment of any dividends in the future by Grafiti will be subject to the sole discretion of its board of directors and will depend upon many factors. See the section titled “Dividend Policy.”

Q.	Who will be the distribution agent, transfer agent, registrar and information agent for the Grafiti common shares?

A.	The distribution agent, transfer agent and registrar for Grafiti common shares will be Computershare Trust Company, N.A.. If you are a registered stockholder, for questions relating to the transfer or mechanics of the stock distribution, you should contact the designated agent at [ ]. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact your bank or brokerage firm with any questions relating to the distribution.

Q:	What are the transactions contemplated by the proposed Business Combination ?

A:	Grafiti has entered into the Business Combination Agreement, pursuant to which it is proposed that following the distribution, Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the Damon Surviving Corporation continuing as a wholly-owned subsidiary of Grafiti. The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti common shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti common shares on the Nasdaq after giving effect to the Business Combination. Upon the consummation of the Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management.

Q:	Why did Inpixon decide not to separate Grafiti into a stand-alone reporting company and instead engage in the spin-off and the Business Combination with Damon?

A:	Inpixon determined that the spin-off and the Business Combination would be in the best interests of Inpixon and its stockholders because the spin-off and the Business Combination create significant opportunities and benefits to maximize value for Inpixon shareholders. In assessing and approving the spin-off and the Business Combination, Inpixon considered the unavailability of alternative transactions that would produce similar or better results for Inpixon and its stockholders. Inpixon decided to pursue the spin-off and the Business Combination with Damon rather than a stand-alone spin-off transaction because it determined that the expected value to Inpixon and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off transaction. The principal factor considered by Inpixon in reaching this decision, in addition to the factors noted above, was Damon’s business and prospects, after giving effect to the proposed Business Combination with Grafiti.

The principal countervailing factors considered by Inpixon in its deliberations concerning the spin-off and the Business Combination were:

●	the fact that the Damon transaction necessarily involved another party and therefore presented execution risks that would not be present in a single party transaction like a stand-alone spin-off;

●	the possibility that the Damon business will not perform in the anticipated manner;

●	risks relating to integrating the Grafiti UK Business with Damon’s current operations and the potential effects on the value of Grafiti common shares to be received in the spin-off and the Business Combination; and

●	the additional cost and expense that would be incurred to consummate the spin-off and Business Combination, in addition to significantly higher operating costs and expenses that would be incurred in connection with the acquisition of the Damon business following the consummation of the Business Combination.

After consideration of the above factors and based on information furnished by Damon to Inpixon, particularly in respect of the anticipated value of the combined business that Inpixon stockholders are anticipated to retain in relation to Inpixon’s current market cap value, Inpixon concluded that the expected value to Inpixon and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off of the Grafiti UK Business. See “The Separation and Distribution.”

Q:	What will I receive in the Business Combination?

A.	Following the distribution and upon the closing of the Business Combination, Grafiti will issue common shares in exchange of the outstanding equity securities of Damon, which is expected to result in the holders of the then outstanding Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination owning approximately 18.75%, and the Damon securityholders owning approximately 81.25%, of the common shares of the combined company on a fully-diluted basis immediately following the Business Combination. Inpixon stockholders will not receive any new Grafiti common shares in the Business Combination and will continue to hold the Grafiti common shares they received in the distribution.

Q.	Who will serve on the board of directors and who will manage the combined company after the Business Combination?

A.	Following the Business Combination, pursuant to the terms of the Business Combination Agreement, the directors of the combined company will be appointed by Damon except one director will be appointed by Grafiti. In addition, following the Business Combination, the majority of the combined company’s directors will be independent, as determined in accordance with the criteria for independence required by the Nasdaq rules. The Chief Executive Officer and Chief Financial Officer of Damon immediately prior to the closing will serve in the same respective offices of the combined company following the closing. See “The Business Combination Agreement—Directors and Officers of Inpixon Following the Business Combination.”

Q.	What are the conditions to the consummation of the Business Combination?

A.	The consummation of the Business Combination is subject to the satisfaction or waiver of a number of conditions, including:

●	the approval by Damon’s securityholders of the required securityholder approval matters;

●	no governmental authority has enacted, issued or enforced any law or order that is then in effect and has the effect of making the Business Combination illegal or other prohibits the consummation of the Business Combination, and no law is in effect that makes the consummation of the Business Combination illegal or otherwise prohibits or enjoins Damon or Inpixon or its affiliates from consummating the Business Combination;

●	the registration statement of which this information statement forms a part shall have become effective and the SEC has indicated that it has completed its review, and no stop or similar order shall be in effect with respect to the Registration Statement;

●	the Grafiti common shares have been approved for listing on the Nasdaq and Grafiti has received all necessary approval for the initial listing and the combined company will be able to satisfy the Nasdaq initial listing requirements upon closing;

●	the interim and final orders issued by the applicable court in British Columbia approving the Business Combination shall have been obtained on terms consistent with the Business Combination Agreement;

●	all applicable antitrust approvals have been obtained, all necessary notifications and filings have been made;

●	Dissent rights shall not have been exercised with respect to Damon shares representing more than 5% of votes attached to the issued and outstanding Damon Shares;

●	subject to certain exceptions, the accuracy of representations and warranties and the performance of covenants by each party in the Business Combination Agreement;

●	no material adverse effects have occurred and uncured; and

●	receipt of customary closing documents.

For a complete discussion of all of the conditions to the Business Combination, see “The Business Combination Agreement—Conditions to the Completion of the Business Combination”.

Q.	When will the Business Combination be completed?

A.	The parties currently expect that the Business Combination will be completed in the first quarter of 2024. However, neither Grafiti or Damon can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of the companies could result in the Business Combination being completed at a different time or not at all. Before the Business Combination can be completed, the spin-off must be completed and Damon must the approval of its securityholders and the final order issued by the applicable court in British Columbia approving the Business Combination, among other closing conditions the parties need to satisfy or waive. The outside date for consummation of the Business Combination is March 31, 2024, which may be extended by either party for 30 days, and thereafter by both parties for an additional 30 days. See “The Business Combination Agreement — Conditions to the Completion of the Business Combination” for more information.

Q.	What are the material U.S. federal income tax consequences of the Business Combination?

A.	Subject to the terms of the Business Combination Agreement, the Business Combination will be completed under the laws of British Columbia, Canada, by Canadian business entities. Inpixon stockholders and the Grafiti shareholders immediately prior to the Business Combination will not receive any common shares issued at the closing of the Business Combination. As a result, the Business Combination should not have any U.S. federal income tax consequences for impact on Inpixon, Grafiti, or any Inpixon stockholder or Grafiti shareholder immediately prior to the Business Combination.

Q.	Where can I find more information about Inpixon and Grafiti?

A.	If you have any questions relating to Inpixon, Grafiti and the performance of their businesses, you should contact:

Inpixon
2479 E. Bayshore Road, Suite 195
Palo Alto, California 94303
Attn.: Nadir Ali, Chief Executive Officer
Inpixon’s website is http://inpixon.com/.

RISK FACTORS

You should carefully consider the following risk factors, together with information contained or incorporated by reference in this information statement in evaluating us and our common shares. The risks described below are the material risks, although not the only risks relating to the spin-off and the Business Combination. If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on Grafiti’s business, financial condition, results of operations or cash flows after the spin-off and the Business Combination. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Grafiti’s Business

We have a strategic acquisition strategy which may make it difficult for potential investors to evaluate our future business. Furthermore, due to the risks and uncertainties related to the acquisition of new businesses, any such acquisition does not guarantee that we will be able to attain profitability.

We have a strategic acquisition strategy and have entered into the Separation Agreement and the Business Combination Agreement concurrently. This may make it difficult for potential investors to evaluate our future business. Although we may receive indemnification protections in connection with these acquisitions from undisclosed liabilities of the businesses we may acquire, there may not be adequate resources to cover such indemnity. Furthermore, there are risks that the vendors, suppliers and customers of any of the businesses we may acquire may not renew their relationships, for which there likely will be no indemnification. Accordingly, our business faces risks from inherent uncertainties of acquiring businesses in a competitive environment. There is no assurance that our acquired businesses will be successful or that we will attain profitability.

We may not be able to successfully integrate the business and operations of entities that we may acquire in the future into our ongoing business operations, which may result in our inability to fully realize the intended benefits of these acquisitions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and results of operations.

Integrating the technology and operations acquired in connection with potential future acquisitions involves complex operational, technological and personnel-related challenges, which are time-consuming and expensive and may disrupt our ongoing business operations. Furthermore, integration involves a number of risks, including, but not limited to:

●	difficulties or complications in combining the companies’ operations;

●	differences in controls, procedures and policies, regulatory standards and business cultures among the combined companies;

●	the diversion of management’s attention from our ongoing core business operations;

●	increased exposure to certain governmental regulations and compliance requirements;

●	the potential increase in operating costs;

●	the potential loss of key personnel;

●	the potential loss of key customers or suppliers who choose not to do business with the combined business;

●	difficulties or delays in consolidating the acquired companies’ technology platforms, including implementing systems designed to maintain effective disclosure controls and procedures and internal control over financial reporting for the combined company and enable the Company to continue to comply with U.S. GAAP and applicable U.S. securities laws and regulations;

●	unanticipated costs to successfully integrate operations, technologies, personnel of acquired businesses and other assumed contingent liabilities;

●	difficulty comparing financial reports due to differing financial or internal reporting systems;

●	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder; or

●	possible tax costs or inefficiencies associated with integrating the operations of the combined company.

These factors could cause us to not fully realize the anticipated financial or strategic benefits of future acquisitions which could have a material adverse effect on our business, financial condition and results of operations.

Even if we are able to successfully operate the acquired businesses, we may not be able to realize the revenue and other synergies and growth that we anticipate from these acquisitions in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect, because of certain risks:

●	the possibility that the acquisition may not further our business strategy as we expected;

●	the possibility that we may not be able to expand the reach and customer base for the acquired companies’ current and future products as expected;

●	the possibility that we may have entered a market with no prior experience and may not succeed in the manner expected; and

●	the possibility that the carrying amounts of goodwill and other purchased intangible assets may not be recoverable.

As a result of these risks, the acquisitions and integration may not contribute to our earnings as expected, we may not achieve expected revenue synergies or return on invested capital when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of such acquisitions.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition and operating results.

If we are successful in consummating acquisitions, including the current Business Combination, those transaction could subject us to a number of risks, including:

●	the purchase price we pay or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Our ability to successfully execute our business plan may require additional debt or equity financing, which may otherwise not be available on reasonable terms or at all.

Based on our current business plan, which includes the consummation of the Business Combination, we will need additional capital to support our operations, which may be satisfied with additional debt or equity financings. Future financings through equity offerings by us will be dilutive to existing stockholders. In addition, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting or consent rights, and the issuance of warrants, convertible notes or other derivative securities. We may also issue incentive awards under our equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could affect the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations by, for example, selling certain assets or business segments.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Future acquisitions may require substantial expansion of our systems, workforce and facilities and our corporate strategy includes plans for continued acquisitions of complementary technologies and businesses in furtherance of our growth plans. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of future acquisitions could place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

We have a history of operating losses and there is no assurance that we will be able to achieve profitability or raise additional financing or continue as a going concern.

We have a history of operating losses. We have incurred net losses attributable to our stockholders of approximately $(3,692) and $(18,315) for the three months ended September 30, 2023 and 2022, respectively. This decrease in loss of approximately $14,623 was primarily attributable to higher revenues of approximately $7,978 and lower operating expenses of approximately $6,645. The ability of our company to continue as a going concern is dependent upon our attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent upon sustaining certain cost reductions and generating sufficient revenues. While our costs have decreased by 13% as compared to the same period for 2022, these cost reductions are not sufficient to cover our operating losses. Our management is evaluating options and strategic transactions and continuing to market and promote our product offerings to increase revenues, however, there is no guarantee that these efforts will be successful or that we will be able to achieve or sustain profitability. We have funded our operations primarily with proceeds from our parent corporation. Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurance that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price if our common shares become publicly traded.

Our ability to achieve profitability is more challenging when sales slow due to adverse economic conditions, notwithstanding our cost reduction efforts, because our cost reduction efforts may not be sufficient to offset declining gross profit.

Adverse economic conditions may result in lower demand for the products we sell. When we experience a rapid decline in demand for products we experience more difficulty in achieving the gross profit and operating profit we desire due to the lower sales and increased pricing pressure. The economic environment may also result in changes in vendor terms and conditions, such as rebates, cash discounts and cooperative marketing efforts, which may also result in downward pressure on our gross profit. As a result, there is pressure to reduce the cost of operations in order to maximize operating profits. To the extent we cannot reduce costs to offset such decline in gross profits, our operating profits typically deteriorate. The benefits from cost reductions may also take longer to fully realize and may not fully mitigate the impact of the reduced demand or changes in vendor terms and conditions. Should we experience a decline in operating profits or not achieve the planned level of growth in operations of previously acquired businesses, the valuations we develop for purposes of our goodwill impairment test may be adversely affected, potentially resulting in impairment charges. In addition, deterioration in the financial and credit markets heightens the risk of customer bankruptcies and delays in payment.

Our competitors can take more market share by reducing prices on our most profitable vendor products, causing us to reduce prices on such products.

The technology distribution industry is characterized by intense competition, based primarily on product availability, credit terms and availability, price, effectiveness of information systems and e-commerce tools, speed of delivery, ability to tailor specific solutions to customer needs, quality and depth of product lines and training, service and support. Our customers are not required to purchase any specific volume of products from us and may move business if pricing is reduced by competitors, resulting in lower sales. As a result, we must be extremely flexible in determining when to reduce prices to maintain market share and sales volumes and when to allow our sales volumes to decline to maintain our desired level of profitability for our products. We compete with a variety of regional, national and international distributors and resellers, some of which may have greater financial resources than us. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, vendors may choose to market their products directly to end-users, rather than through distributors such as us, and this could adversely affect our business, financial condition and results of operations.

Failure to obtain adequate product supplies or licenses from our primary vendor, or a significant change in vendor prices, terms or conditions of sale by our largest vendor may negatively affect our financial condition and results of operations.

All of our revenues are derived from the sale of product licenses we purchase from Inpixon or its successors. Inpixon has and its successors will have significant negotiating power over us and rapid, significant, or adverse changes in sales terms and conditions, such as competitive pricing as well as reducing the level of purchase discounts and rebates this or any new vendor makes available to us, may reduce the profit we can earn on these vendors’ products and result in loss of revenue and profitability. Our gross profit could be negatively impacted if we are unable to pass through the impact of these changes to our distributors, resellers and customers. Additionally, significant changes in vendor payment terms or payment arrangements could negatively impact our liquidity and financial condition. Inpixon is also our parent company and while we intend to enter into a formal written distribution and license agreement prior to the completion of the spinoff, we do not currently have a written agreement in place and the termination of our relationship as a primary distributor of Inpixon’s SAVES products could have a material adverse effect on our financial condition and operating results. The loss of a relationship with our key vendor, a change in their strategy (such as increasing direct sales vs. relying on distributors and resellers for the sale of their products), selling more and at better terms to existing or new competing distributors, a merger or reorganization of Inpixon or its successors or significant changes in terms on Inpixon’s or its successors’ products may adversely affect our business.

A delay in the completion of our customers’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our customers to purchase products and services from us to maintain and increase our earnings, however, customer purchases are frequently subject to budget constraints, multiple approvals, and unplanned administrative, processing and other delays. If sales expected from a specific customer are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our customers may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our customers for any reason, our business and financial condition could be adversely affected.

If our products fail to satisfy customer demands or to achieve increased market acceptance, our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products are critical to our continued success. Demand for our products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the statistical analytics and visualization market. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our products, our business operations, financial results and growth prospects will be materially and adversely affected.

Defects, errors, or vulnerabilities in the products or services that we sell or the failure of such products or services to prevent a security breach, could harm our reputation and adversely affect our results of operations.

Because the products we sell are complex, they have contained and may contain software design errors or software bugs that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ products and thereby leave customers vulnerable to advanced persistent threats (APTs) or security attacks.

Any defects, errors or vulnerabilities in the products we sell could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	delayed or lost revenue;

●	loss of existing or potential customers or partners;

●	increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any such claims or litigation. In addition, litigation and other legal claims are subject to inherent uncertainties. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of threatened litigation.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions on our hosted Cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, invasions, disruptions, cyber security threats, hacker attacks, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us financial or reputational damage, interrupt or suspend our operations, subject us to legal action and increased regulatory oversight, or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

We may enter into joint venture, teaming and other similar arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have material adverse results on our business and results of operations.

While we have not entered into any joint venture, teaming and other similar arrangements at the current date, we may enter into these activities in the future. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anti-corruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

One customer accounted for approximately 16% of our gross revenue during the fiscal year ended June 30, 2023. No customer accounted for more than 10% of our gross revenue during the fiscal years ending June 30, 2022 or 2021; however, each of these customers may or may not continue to be a significant contributor to revenue in 2024. The loss of a significant amount of business from one of our major customers could materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

The growth of our business is dependent on increasing sales to our existing customers and obtaining new customers, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, meeting customers’ needs and expectations, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure by us to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing customer needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement solutions that anticipate and respond to rapid changes in technology, the industry, and customer needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We offer one vendor’s product offerings and are dependent on our customers demand for this vendor’s products. There can be no assurances that consumer or commercial demand for our future products will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results. Unless we are able to release location based products that meet a significant market demand, we will not be able to improve our financial condition or the results of our future operations.

Digital threats such as cyber-attacks, data protection breaches, computer viruses or malware may disrupt our operations, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our customers’ networks, or in cloud-based services provided by or enabled by us, could result in liability for us, damage our reputation or otherwise harm our business.

Despite our implementation of network security measures, the products and services we sell to customers, and our servers, data centers and the cloud-based solutions on which our data, and data of our customers, suppliers and business partners are stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, malicious acts, and similar disruptions from unauthorized tampering or human error. Use of our products and services in our customers’ environments may have the possibility of being breached as a result of acts other than our customers exposing confidential and sensitive information. Despite our security controls and measures, any such event could compromise our networks or those of our customers, and the information stored on our networks or those of our customers could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and meet with resistance, and may not be successful. Breaches of network security in our customers’ networks, or in cloud-based services provided by or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

Our international business exposes us to geo-political and economic factors, legal and regulatory requirements, public health and other risks associated with doing business in foreign countries.

We provide our products and services to customers in many countries beyond the United Kingdom. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as Canadian and UK foreign policy.

Our international sales are also subject to local government laws, regulations and procurement policies and practices, which may differ from the UK Government regulations, including regulations relating to import-export control, investments, foreign exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively affect our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

In addition, our international operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as 2019-Novel Coronavirus (2019-nCoV), avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. For example, as a result of the Coronavirus outbreak, our ability to source internal connection cables for certain of our sensors has been delayed, which will require us to source these components from other vendors at a higher price that may result in an increase in our costs to produce our products In the event our customers are materially impacted by these events, it may impact anticipated orders and planned shipments for our products. With respect to political factors, the United Kingdom’s 2016 referendum, commonly referred to as “Brexit,” has created economic and political uncertainty in the European Union. Also, the European Union’s General Data Protection Regulation imposes significant new requirements on how we collect, process and transfer personal data, as well as significant fines for non-compliance. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on our business.

Our international operations are subject to special government laws and regulations, such as the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act of 2010, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our registration with the SEC and international operations subject us to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations in various jurisdictions, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act 2010 (“Bribery Act”), and other applicable laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. These laws and regulations apply worldwide. Our international activities create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA and the Bribery Act, even though these parties are not always subject to our control. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. Similarly, it is a defense under section 7 of the Bribery Act if a company has implemented “adequate procedures” designed to ensure compliance with the provisions of the Bribery Act. A violation of these laws or regulations could adversely affect our business, reputation, financial condition and results of operations.

We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions laws or import-export control regulations could subject us to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, reputation, financial condition and results of operations.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in Canada, the UK, the European Union and elsewhere around the world. Weak economic conditions generally, sustained uncertainty about global economic conditions, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit globally, have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and uncertain global outlook. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

Domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, broadly defined and rapidly evolving. Such regulation could directly restrict portions of our business or indirectly affect our business by constraining our customers’ use of our technology and services or limiting the growth of our markets.

We are subject to diverse laws and regulations relating to data privacy and security, including the United Kingdom data protection regime consisting primarily of the UK General Data Protection Regulation (UK GDPR) and the UK Data Protection Act 2018 and, in the EEA, Regulation 2016/679, known as the EEA General Data Protection Regulation (GDPR). The GDPR and UK GDPR implement stringent operational requirements for controllers of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data (including, in certain circumstances for marketing and other follower engagement), more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, additional obligations when we contract third-party processors in connection with the processing of personal data, and certain restrictions when transferring personal data outside of the UK.

Failure to comply with European Union laws, including failure under the GDPR and UK GDPR, Data Protection Act 2018, ePrivacy Directive and other laws relating to the security of personal data may result in fines up to €20 million (or £17.5 million under the UK GDPR) or up to 4% of the total worldwide annual turnover of the preceding financial year, if greater, and other administrative penalties including criminal liability, which may be onerous and adversely affect our business, financial condition, results of operations and prospects. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. Failure to comply with the GDPR and related laws may lead to increased risk of private actions from data subjects and consumer not-for-profit organizations, including a new form of class action that is available under the GDPR.

In recent years, US and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the United Kingdom, marketing is defined broadly to include any promotional material and the rules specifically on electronic marketing are currently set out in the ePrivacy Directive (which is implemented in the United Kingdom by the Privacy and Electronic Communications Regulations; this remains in force following the United Kingdom’s departure from the European Union), which requires informed consent for the placement of a cookie or similar technologies on a user’s device and for certain direct electronic marketing. The regime also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology, and non-compliance with marketing and cookies laws could lead to litigation, regulatory investigations, enforcement notices or monetary penalties. Further regulation or more stringent enforcement of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions on our online activities, including efforts to understand followers’ internet usage and promote ourselves to them.

In addition, our services may be subject to regulation under current or future laws or regulations implemented by governments and agencies of foreign jurisdictions where we currently or may in the future operate as these jurisdictions have adopted and could in the future adopt, modify, apply or enforce laws, policies, and regulations covering user privacy, data security, technologies that are used to collect, store and/or process data, and/or the collection, use, processing, transfer, storage and/or disclosure of data associated with individuals. The categories of data regulated under these laws vary widely, are often broadly defined, and subject to new applications or interpretation by regulators. The uncertainty and inconsistency among these laws, coupled with a lack of guidance as to how these laws will be applied to current and emerging indoor positioning analytics technologies, creates a risk that regulators, lawmakers or other third parties, such as potential plaintiffs, may assert claims, pursue investigations or audits, or engage in civil or criminal enforcement. These actions could limit the market for our services and technologies or impose burdensome requirements on our services and/or customers’ use of our services, thereby rendering our business unprofitable.

If our treatment of data, privacy practices or data security measures fail to comply with these current or future laws and regulations in any of the jurisdictions in which we collect and/or process information, we may be subject to litigation, regulatory investigations, civil or criminal enforcement, financial penalties, audits or other liabilities in such jurisdictions, or our customers may terminate their relationships with us. In addition, data protection laws, such as the GDPR, foreign court judgments or regulatory actions could affect our ability to transfer, process and/or receive transnational data that is critical to our operations, including data relating to users, customers, or partners outside the United States. For instance, the GDPR restricts transfers of personal data outside of the European Economic Area, including to the United States, subject to certain requirements. Such data protection laws, judgments or actions could affect the manner in which we provide our services or adversely affect our financial results if foreign customers and partners are not able to lawfully transfer data to us.

The ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield frameworks and the European Commission’s Model Contractual Clauses, each of which are currently under particular scrutiny. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Any actual or perceived failure by us to comply with our privacy policy or legal or regulatory requirements in one or multiple jurisdictions could result in proceedings, actions and penalties against us.

Any failure or perceived failure by us to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal data or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the UK, Canada, EU, the United States and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data.

If we are perceived to cause, or are otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism, financial penalties and potential legal liability. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of personal data may create negative public reactions to technologies, products and services that we sell. Public concerns regarding personal data processing, privacy and security may cause some of our customers’ end users to be less likely to visit their venues or otherwise interact with them. If enough end users choose not to visit our customers’ venues or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our service, and slow or eliminate the growth of our business, or cause our business to contract.

Around the world, there are numerous lawsuits in process against various technology companies that process personal information and personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Furthermore, the costs of compliance with, and other burdens imposed by laws, regulations and policies concerning privacy and data security that are applicable to the businesses of our customers may limit the use and adoption of our technologies and reduce overall demand for it. Privacy concerns, whether or not valid, may inhibit market adoption of our technologies. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or require us to make modifications to our existing services and technology, which could significantly limit the adoption and deployment of our technologies or result in significant expense.

The lasting effects of the COVID-19 pandemic, and the potential impact of new pandemics or public health issues, could adversely affect our business, operations, financial condition and results of operations, and the extent to which the effects of the pandemic will impact our business, operations, financial condition and results of operations remains uncertain.

While the unprecedented challenges posed by the COVID-19 pandemic over the last few years are subsiding, there continue to be lasting effects that may continue to result in significant volatility and business and economic disruptions and uncertainty. We have taken steps to protect our employees and we continue to operate all of our services. However, the impact of the remaining effects of the pandemic, and the possibility of new pandemics or health issues, on our business, operations, financial condition, and results of operations is uncertain and difficult to predict. It will depend on numerous evolving factors that we may not be able to control or predict, including:

●	the duration and scope of the pandemic;

●	the extent to which the national, local and regional government authorities may take action to control and prevent the spread of new or more vaccine resistant variants that may emerge;

●	the extent and effectiveness of responsive actions by authorities and the impact of these and other factors on our employees, customers and vendors;

●	the impact of the pandemic on our employees;

●	the extent to which we are able to maintain and replace critical internet infrastructure components, when necessary;

●	our continued ability to execute on business continuity plans for the maintenance of our critical internet infrastructure, while most of our employees continue to work remotely; and

●	any negative impact on the demand for our services and products resulting from the economic disruption caused by the pandemic and responses thereto.

If we are unable to successfully respond to and manage the impact of the pandemic, and the resulting responses to it, our business, operations, financial condition and results of operations could be adversely impacted.

Risks Related to the Separation and Distribution

The proposed spin-off may not be completed on the currently contemplated timeline, or at all, may cause us to incur more expenses than anticipated and may not achieve the intended benefits.

The separation of Grafiti from Inpixon is subject to the effectiveness of the registration statement of which this information statement is a part. There can be no assurance as to when the spin-off will occur. We expect the process of completing the proposed spin-off will be time-consuming and involve significant costs and expenses, which may be significantly higher than what we currently anticipate, may increase in the event that the timing of the spin-off is delayed and may not yield intended benefits. Completing the proposed spin-off, as well as performing our obligations under the transition services agreement to be entered into with Inpixon for a period of time after the separation and distribution will require significant time and attention from our senior management and employees, which could adversely affect our business, financial results and results of operations.

Separating the Grafiti UK Business from the remainder of Inpixon’s SAVES may also adversely affect the Grafiti UK Business following the separation and distribution, which could negatively impact our financial condition and results of operations. Moreover, we may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the separation and distribution, which could materially and adversely affect our business, financial condition and results of operations and lead to increased volatility in the price of our common share.

After the spin-off, certain members of management and directors will hold stock in both Inpixon and Grafiti, and as a result may face actual or potential conflicts of interest.

After the spin-off, certain of the management and directors of each of Inpixon and Grafiti may own both Inpixon common stock and Grafiti common shares and may also receive equity awards issued by Grafiti. This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and Inpixon’s management and directors face decisions that could have different implications for Grafiti and Inpixon. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Grafiti and Inpixon regarding the terms of the agreements governing the spin-off and our relationship with Inpixon thereafter. Potential conflicts of interest may also arise out of any commercial arrangements that Grafiti or Inpixon may enter into in the future.

We expect the distribution to be a taxable event as of the record date and you may need to use cash from other sources to cover your tax liability.

We anticipate that the distribution will be a taxable event for U.S. federal income tax purposes for the participating Inpixon securityholders as of the record date. If you, as a U.S. holder, receive Grafiti common shares in the distribution, you will generally be treated as receiving a taxable distribution on the record date equivalent to the fair market value of the Grafiti common shares on that date. If the distribution causes you to recognize taxable income, you will need to use cash from other sources to pay your tax liability because no cash will be distributed by us or Inpixon to the participating Inpixon securityholders on the record date. Please see a more detailed discussion under “Material U.S. Federal Income Tax Consequences.”

Risks Related to Grafiti’s Common Shares

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this information statement. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, not being required to provide selected financial data in the information statements and periodic reports that we file with the SEC, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, and if our common shares become publicly traded, such trading market may be less active than it otherwise could be if we were not to take advantage of such exemptions, and our share price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to take advantage of this extended transition period, and therefore, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

We do not intend to pay cash dividends to our shareholders.

We do not intend to pay cash dividends to our shareholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future.

Indemnification of our officers and directors may cause us to use corporate resources to the detriment of our shareholders.

Our articles eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by British Columbia law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Until October 17, 2028, our articles require us to indemnify our directors and officers to the fullest extent permitted by British Columbia law, including in circumstances in which indemnification is otherwise discretionary under British Columbia law.

Under British Columbia law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

●	conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

●	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, excise taxes and amounts paid in settlement, actually and reasonably incurred by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. Notwithstanding our diligence, certain internal controls deficiencies may not be detected. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.

We have identified material weaknesses in our internal control over financial reporting and if we fail to remediate these weaknesses and maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be evaluated frequently. As a private company, we have not historically prepared public company financial statements. In connection with the audit of our consolidated financial statements, we have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

We did not have in place an effective control environment with formal processes and procedures or an adequate number of accounting personnel with the appropriate technical training in, and experience with, US GAAP to allow for a detailed review of complex accounting transactions that would identify errors in a timely manner, including complex financial instruments and business combinations. We did not design or maintain effective controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with US GAAP. In addition, information technology controls, including end user and privileged access rights and appropriate segregation of duties, including for certain users the ability to create and post journal entries, were not designed or operating effectively.

We have taken steps to address these material weaknesses and continue to implement our remediation plan, which we believe will address their underlying causes. We have hired personnel with requisite skills in both technical accounting and internal control over financial reporting. In addition, we have engaged external advisors to provide financial accounting assistance in the short term and to evaluate and document the design and operating effectiveness of our internal controls and assist with the remediation and implementation of our internal controls as required. We are evaluating the longer-term resource needs of our various financial functions.

Implementing any appropriate changes to our internal controls and continuing to update and maintain our internal controls may distract our officers and employees, entail substantial costs to implement new processes and modify our existing processes and take significant time to complete. If we fail to enhance our internal control over financial reporting to meet the demands that will be placed upon us as a public company, we may be unable to report our financial results accurately, which could increase operating costs and harm our business, including our investors’ perception of our business and our share price. The actions we plan to take are subject to continued management review supported by confirmation and testing, as well as audit committee oversight. While we expect to fully remediate these material weaknesses, we cannot assure you that we will be able to do so in a timely manner, which could impair our ability to report our financial position.

Reporting company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a reporting company, these rules and regulations will increase our compliance costs and make certain activities more time consuming and costly. As a reporting company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our share price may be volatile, if our shares become publicly traded.

If our common shares become publicly traded, the market price of our common shares is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to execute our business plan;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	additions or departures of key personnel;

●	sales of our common shares;

●	operating results that fall below expectations;

●	regulatory developments;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results;

●	our inability to develop or acquire new or needed technologies or successfully integrate acquired businesses;

●	the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

●	changes in financial estimates or ratings by any securities analysts who follow our common shares, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common shares;

●	the development and sustainability of an active trading market for our common shares; and

●	any future sales of our common shares by our officers, directors and significant shareholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of publicly traded companies. These market fluctuations may also materially and adversely affect the market price of our common shares, if our common shares become publicly traded.

We expect that there will be no public trading market for our common shares unless the Business Combination is consummated. If our common shares become publicly traded, the shares may be thinly traded, and the price may not reflect our value. There can be no assurance that there will be an active market for shares of our common shares if trading begins.

After December 27, 2023, all of the outstanding Grafiti common shares are held in trust for the benefit of participating Inpixon securityholders. Accordingly, no public trading market for Grafiti common shares exists. We expect that there will be no public trading market for our common shares unless the Business Combination is consummated. Listing of our common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, we plan to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

If trading of our common shares begins, the shares may be thinly traded and the price per share may not reflect our actual or perceived value. If our common shares become publicly traded, there can be no assurance that there will be an active market for such shares. The market liquidity will be dependent on the perception of our operating business, among other things. If our common shares become publicly traded, we plan to take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash or equity securities. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, even if our common shares become publicly traded, investors may not be able to liquidate their shares at all or liquidate their shares at a price that reflects the value of our business. If an active market should develop, the price may be highly volatile. If there is a relatively low per-share price for our common shares, many brokerage firms or clearing firms may not be willing to effect transactions in our common stock or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced common share as collateral for any loans.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares, if our common shares become publicly traded.

Other than any restrictions during the Interim Period (as defined below) in accordance with the Business Combination Agreement, we are generally not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares. If our common shares become publicly traded, the market price of our common shares could decline as a result of sales of common shares or securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or the perception that such sales could occur.

We may not be able to satisfy the initial listing criteria of the Nasdaq Stock Market or any alternative market in connection with the Business Combination. If our common shares do become publicly traded, we cannot assure you that the market for our common shares will become sufficiently active for you to liquidate your shares.

We cannot assure you that we will be able to meet the initial listing standards of the Nasdaq Stock Market or any alternative market, or that we will be able to maintain any such listing, although we plan to apply to list our common shares on the Nasdaq Stock Market in connection with the Business Combination. The listing of our common shares on the Nasdaq Stock Market is a condition to consummating the Business Combination. We expect that a significant portion of the combined company’s common shares will be subject to the lock-up restrictions described elsewhere in this information statement at the closing of the Business Combination, which may adversely affect the liquidity in the trading market for our common shares initially after the Business Combination closes, even if we are able to obtain a listing on Nasdaq.

If the proposed Business Combination Agreement is terminated, or the condition to list our common shares on Nasdaq is waived by Damon, our common shares could become eligible to be quoted on an over-the-counter market maintained by OTC Markets Group Inc. In the over-the-counter markets, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common shares. In addition, if our common shares fail to meet certain criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common shares, which may further adversely affect their liquidity. This would also make it more difficult for us to raise additional capital.

If our shares are delisted from Nasdaq or becomes subject to “penny stock” rules due to pricing, it would become more difficult to trade our shares.

If we are approved for the initial listing of our common shares on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s continued listing requirements in order to maintain the listing of our securities on Nasdaq. Nasdaq Listing Rule 5450(a)(1) requires listed companies to maintain a minimum bid price of at least $1 per share. From time to time, our stock may have a trading price below $1 per share. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to regain compliance with the applicable listing requirements, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement again in the future or prevent future non-compliance with Nasdaq’s other listing requirements.

In addition, SEC rules and regulations require additional disclosure in connection with certain transactions involving a penny stock. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Risks Related to the Business Combination

If the Business Combination is consummated, Grafiti shareholders will experience substantial dilution.

It is anticipated that, upon the consummation of the Business Combination, holders of Grafiti common shares, including the participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the closing of the Business Combination, will retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management. In addition, see above “Risks Related to Grafiti’s Common Shares — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.”

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

Even if the Business Combination is approved by the Damon securityholders and the applicable British Columbia court, other specified conditions such as Nasdaq Stock Market approval of the initial listing of our shares must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. See “The Business Combination Agreement – Conditions to the Completion of the Business Combination”. Grafiti and Damon may not satisfy all of the conditions to the closing in the Business Combination Agreement, and, accordingly, the Business Combination may not be completed. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Grafiti and Damon to each lose some or all of the intended benefits of the Business Combination. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time prior to the Closing, or Grafiti or Damon may elect to terminate the Business Combination Agreement in certain other circumstances.

The Business Combination may be completed even though certain events occur prior to the closing that materially and adversely affect Grafiti or Damon.

The Business Combination Agreement provides that either Grafiti or Damon can refuse to complete the Business Combination if there is a material adverse change affecting the other party between October 23, 2023, the date of the Business Combination Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on either party, including:

●	general changes in the financial or securities markets or general economic or political conditions in the country or region in which either party does business, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes, conditions or effects that generally affect the industries in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which either party principally operates, and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses;

●	conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States or the Public Health Agency of Canada), and do not have a materially disproportionate adverse effect on either party compared to other participants in the industries in which such party primarily conducts its businesses; and

●	any failure to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

If adverse changes occur and Grafiti and Damon still complete the Business Combination, the market price of the combined company’s common shares may suffer. This in turn may reduce the value of the Business Combination to the shareholders of Grafiti, Damon or both.

Termination of the Business Combination Agreement could negatively impact Grafiti

If the Business Combination is not completed for any reason, including the Damon securityholders or the applicable British Columbia court failing to approve the Business Combination or the Nasdaq Stock Market failing to approve the initial listing of our common shares, the ongoing businesses of Grafiti may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Grafiti would be subject to a number of risks, including the following:

●	Grafiti may experience negative reactions from its customers, vendors and employees;

●	Grafiti will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

●	since the Business Combination Agreement restricts the conduct of Grafiti’s business prior to completion of the Business Combination, Grafiti may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and the board of directors of Grafiti seeks another merger or business combination, we cannot assure you that we will be able to find another acquisition target or that such other merger or business combination will be completed and there can be no assurance that Grafiti will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Business Combination Agreement.

Failure to complete the Business Combination may result in Damon paying a termination fee to Inpixon, although such termination fee payable to Inpixon may not enable us to pay our expenses incurred in connection with the proposed Business Combination.

If the Business Combination is not completed and the Business Combination Agreement is terminated under certain circumstances, Damon may be required to pay Inpixon a termination fee of $2,000,000, although such termination fee may not enable us to pay our expenses incurred in connection with the proposed Business Combination unless Inpixon pays such expenses on our behalf or otherwise loans such funds to us or invests further in our company to enable us to pay our expenses. If we are unable to pay our expenses incurred in connection with the Business Combination, our financial condition and results of operations will be adversely affected. Moreover, failure to complete the Business Combination may result in the failure of our common shares to ever become publicly traded.

Following the Business Combination, if consummated, the combined company will need to raise additional capital by issuing securities or debt or other strategic arrangements, which may cause dilution to the combined company’s stockholders or restrict the combined company’s operations.

Following the Business Combination, if consummated, the combined company may be required to raise additional funds sooner than currently planned. If either or both of Grafiti or Damon hold less cash at the time of the closing than the parties currently expect, the combined company will need to raise additional capital sooner than expected. Additional financing may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, such issuances may cause significant dilution to the combined company’s shareholders’ ownership and the terms of any new equity securities may have preferences over the combined company’s common stock. Any debt financing the combined company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.

These restrictive covenants could deter or prevent the combined company from raising additional capital as and when needed. The combined company’s failure to raise capital as and when needed would have a negative effect on its financial condition and otherwise pursue the combined company’s business strategy and the combined company may be unable to continue as a going concern.

The lack of a public market for the Damon Shares makes it difficult to evaluate the value of the Damon Shares.

The outstanding Damon Shares are privately held and are not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Damon. Because the percentage of outstanding Grafiti common shares to be held by our stockholders on a fully diluted basis upon completion of the Business Combination was determined based on negotiations among the parties to the Business Combination Agreement, it is possible that the fair market value of Grafiti common shares to be retained by our stockholders will be less than the value we ascribed to such shares in connection with the Business Combination.

Grafiti and Damon do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common shares of the combined company will be your sole source of gain, if any, for the foreseeable future.

Following the Business Combination, future sales of shares by existing shareholders could cause the combined company’s share price to decline.

If existing shareholders of Grafiti and Damon sell, or indicate an intention to sell, substantial amounts of the combined company’s common shares in the public market after the Business Combination, the trading price of the common shares of the combined company could decline.

Grafiti and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Business Combination, that may result in adverse outcomes, including preventing the Business Combination from becoming effective or from becoming effective within the expected time frame.

Transactions like the proposed Business Combination are frequently subject to litigation or other legal proceedings, including actions alleging that the Grafiti board of directors (“Grafiti Board”) breached its fiduciary duties to the Grafiti shareholders by entering into the Business Combination Agreement or otherwise. Grafiti and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Business Combination. Such claims, suits and legal proceedings are inherently uncertain, and their results cannot be predicted with certainty. An adverse outcome in such legal proceedings, as well as the costs and efforts of a defense even if successful, can have an adverse impact on Grafiti or Damon because of legal costs, diversion or distraction of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such legal proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders, which could in the future materially and adversely affect Grafiti’s or Damon’s business, operating results and financial condition. Furthermore, one of the conditions to the completion of the Business Combination is there must not be in force any governmental order enjoining or prohibiting the consummation of the Business Combination (provided that the governmental authority issuing such governmental order has jurisdiction over the parties to the Business Combination Agreement and the transactions contemplated thereby). As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the Business Combination, that injunction may prevent the Business Combination from becoming effective or from becoming effective within the expected time frame.

The announcement of the proposed Business Combination could disrupt Grafiti’s and Damon’s relationships with their respective customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks related to the impact of the announcement of the Business Combination on Damon’s business include the following:

●	employees may experience uncertainty about their future roles, which might adversely affect each party’s ability to retain and hire key personnel and other employees; and

●	the parties have expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the combined company’s results of operations and cash available to fund its business.

The exercise of the Grafiti’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Grafiti shareholders’ best interest.

In the period leading up to the closing, events may occur that, pursuant to the Business Combination Agreement, may require Grafiti to agree to amend the Business Combination Agreement, consent to certain actions taken by Damon or waive rights that Grafiti is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Grafiti’s business or a request by Damon to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Damon’s business and would entitle Grafiti to terminate the Business Combination Agreement. In any of such circumstances, it would be at Grafiti’s discretion, acting through the Grafiti Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the risk factor “Risks Related to the Separation and Distribution — After the spin-off, certain members of management and directors will hold stock in both Inpixon and Grafiti, and as a result may face actual or potential conflicts of interest” and described elsewhere in this information statement may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for Grafiti and the Grafiti shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

Grafiti and Damon will incur significant transaction and transition costs in connection with the Business Combination.

Each of Grafiti and Damon has incurred and expects that it will continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a independent reporting company following the consummation of the Business Combination. Grafiti and Damon may also incur additional costs to retain key employees. Grafiti and Damon will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination, and will be for the account of the party incurring such fees, expenses and costs or paid by Grafiti following the closing of the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. Additionally, if the Business Combination Agreement is terminated by Damon or Grafiti due to the other’s breach of certain representations, warranties and covenants, the breaching party will pay the other all reasonable and documented transaction expenses of the other up to $1 million.

Because Grafiti is not conducting an underwritten offering of its securities, no underwriter has conducted a due diligence review of Grafiti’s or Damon’s business, operations or financial condition or reviewed the disclosures in this information statement.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such party, after reasonable investigation, believed that the statements in the registration statement were free from material misstatements and omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosures in the registration statement. Such due diligence may include calls with the registrant’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Damon intends to become publicly traded through the Business Combination rather than through an underwritten offering of Grafiti or Damon common shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Grafiti or Damon in order to establish a due diligence defense with respect to the disclosures presented in this information statement. While management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by an underwriter in an underwritten public offering. If such review and analysis had occurred, it is possible that certain information in this information statement may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Subsequent to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Grafiti may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on Grafiti’s financial condition, results of operations and the price of Grafiti common shares, which could cause you to lose some or all of your investment.

Grafiti cannot assure you that the due diligence conducted in relation to Damon has identified all material issues or risks associated with Damon, its business or the industry in which it competes. Furthermore, Grafiti cannot assure you that factors outside of Grafiti’s and Damon’s control will not later arise. As a result of these factors, Grafiti and Damon may be exposed to liabilities and incur additional costs and expenses and Grafiti may be forced to later write-down or write-off assets, restructure its or Damon’s operations, or incur impairment or other charges that could result in Grafiti reporting greater losses. Even if Grafiti’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Grafiti’s financial condition and results of operations and could contribute to negative market perceptions about Grafiti’s securities or Damon. Additionally, we have no indemnification rights against the Damon securityholders under the Business Combination Agreement and all of the purchase price consideration will be delivered at the closing of the Business Combination.

Past performance by our management team, directors, advisors and their respective affiliates may not be indicative of future performance of an investment in the combined company or in the future performance of Damon or Grafiti following the Business Combination.

Information regarding performance by, or businesses associated with, our management team, directors, advisors and their respective affiliates is presented for informational purposes only. Past performance by our management team, directors, advisors and such affiliates is not a guarantee of success with respect to the Business Combination. You should not rely on the historical performance of our management team, directors and advisors or that of their respective affiliates as indicative of the future performance of an investment in Grafiti or Damon or the returns the combined company will, or is likely to, generate going forward.

The historical financial results of Damon and unaudited pro forma financial information included herein may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The historical financial results of Damon included in this information statement do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those the combined company will achieve in the future. The combined company’s financial condition and future results of operations could be materially different from amounts reflected in Damon’s historical financial statements included elsewhere in this information statement, and it may be difficult for investors to compare the combined company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information included herein is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Grafiti being treated as the “acquired” company for financial reporting purposes in the Business Combination and the total debt obligations and the cash and cash equivalents of Damon on the date the Business Combination closes. Accordingly, such pro forma financial information is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, and the combined company’s actual financial condition and results of operations may vary materially from such pro forma financial information, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information of Combined Company and Related Notes.”

If the Business Combination is terminated, Inpixon will not be able to immediately recover its investment in the Bridge Note, which will remain outstanding in accordance with its terms.

In connection with the Business Combination and immediately following the execution of the Business Combination Agreement, Inpixon purchased a convertible note from Damon in an aggregate principal amount of $3 million together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3 million. See “The Business Combination – Bridge Note Investment” for a description of the terms of the Bridge Note and the Bridge Note Warrant. If the Business Combination is terminated in accordance with the Business Combination Agreement, Inpixon may only receive a termination fee of $2 million in limited circumstances and will not be able to immediately recover the $3 million cash paid in respect of the Bridge Note. In case of such termination, Inpixon shall continue to hold the Bridge Note until its maturity in accordance with the terms thereof.

Risks Related to Damon’s Business, Industry and Operations

General Risks

Damon is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. There is no guarantee that Damon will achieve or sustain profitability.

Damon has incurred losses since its inception and expects to continue to incur operating and net losses each quarter until such time as it achieves sufficient sales and production capacity at a mass-production facility, which is not expected until 2026. Even if Damon is able to successfully develop, produce and sell its vehicles, there can be no assurance that they will be commercially successful. Damon’s potential profitability is dependent upon the successful development, production, commercialization and acceptance of its vehicles, which has not yet occurred, and may never occur.

Damon expects to continue to incur significant expenditures in connection with the execution of its business strategy, including, without limitation, as a result of: continuing to design and develop and beginning to manufacture its existing and planned vehicles; equipping and expanding its pilot, support research and development and mass-production manufacturing facilities to produce its vehicles in California, and potentially in international locations, and subsequently ramping-up production capacity at such facilities; building up inventories of parts and components for its vehicles; developing or securing motorcycle charging partnerships; expanding its design, research, development, maintenance and repair capabilities; increasing its sales and marketing activities and developing its distribution infrastructure; designing and implementing a show room network; expanding its general and administrative functions to support its growing operations; advancing the proposed business combination and, assuming completion of the business combination, Damon´s status as a reporting company.

Because it will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, Damon’s losses in future periods may be significant. In addition, Damon may find that these efforts are more expensive than currently anticipated, including by reason of delays in product development and commercialization, or that these efforts may not result in revenues, which would further increase its losses. Damon’s ability to produce revenues will depend, in part, on its ability to finalize and begin commercial production of its HyperSport vehicle, which is not expected to occur until 2024.

Damon has a limited operating history which makes it difficult to evaluate its future business prospects and may increase investment risk.

Damon’s limited operating history makes evaluating its business and future prospects difficult. Damon began operations in 2017 and has not yet begun mass production or the commercial delivery of its first motorcycle. If Damon does not successfully address these risks, its business, financial condition, operating results and prospects will be materially and adversely harmed. Damon has a very limited operating history, and as it attempts to transition from research and development activities to production and sales, it is difficult, if not impossible, to forecast its future results, and management has limited insight into trends that may emerge and affect its business. Damon intends to derive a substantial portion of its revenue from the sale of its electric motorcycles, none of which have reached commercialization stage to date. If actual results differ materially from management’s estimates in future periods, Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon is currently also developing its second vehicle, the HyperFighter, which is scheduled for delivery in 2025. Damon’s motorcycles require significant investment prior to commercial introduction and may never be successfully developed, produced, commercialized or accepted. There are no assurances that Damon will be able to successfully develop its models in a timely manner, or secure future business from recreational customers.

Damon has encountered, and expects to continue to encounter, risks and uncertainties frequently experienced by early-stage companies in rapidly changing markets, including risks related to its ability to, among other things:

●	design and produce safe, reliable and quality vehicles on an ongoing basis;

●	build a well-recognized and respected brand;

●	establish and expand its customer base;

●	continue to make significant investments in research, development, manufacturing, marketing and sales;

●	successfully market its vehicles and its other services;

●	properly price its services and successfully anticipate the take-rate and usage of such services by users;

●	improve and maintain its operational efficiency;

●	maintain a reliable, secure, high-performance and scalable technology infrastructure;

●	hire, integrate, retain and motivate professional and technical talent, including key members of management;

●	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

●	navigate an evolving and complex regulatory environment.

If Damon fails to address any or all of these risks and challenges, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon will initially depend on revenue generated from a single model of vehicle and in the foreseeable future will be significantly dependent on a limited number of models.

Damon’s business will initially depend substantially on the sales and success of its HyperSport motorcycles, which will be its only volume manufactured vehicle in the market for an extended period of time, and in the foreseeable future will be significantly dependent on a limited number of vehicles. Damon will rely on sales from the HyperSport motorcycles, among other sources of financing, for the capital that will be required to develop and commercialize those subsequent models. To the extent that (i) production of Damon’s motorcycles is delayed, interrupted or reduced, (ii) Damon’s product variety and motorcycles do not meet customer expectations or do not align with projected timelines, cost and volume targets, or (iii) any of Damon’s vehicles are not well-received by the market for any reason, Damon’s revenue and cash flow would be adversely affected. In any such case, Damon may need to seek additional financing earlier than it expects, which financing may not be available to it in a timely manner and on commercially reasonable terms, or at all, and Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon’s success will depend on its ability to economically produce its vehicles at scale, and its ability to produce vehicles of sufficient quality and appeal to customers on schedule and at a scale that is unproven.

Damon’s business success will depend in large part on its ability to economically produce, market and sell its motorcycles at sufficient capacity to meet the demands of its customers. Damon will need to scale its production capacity in order to successfully implement its business strategy, and plans to do so in the future by, among other things, completing the development and ramp-up of capacity at a mass-production manufacturing facility in San Rafael, California. Damon has no experience in mass-production of its motorcycles. Damon does not know whether it will be able to develop efficient, automated, low-cost production capabilities and processes, or whether it will be able to secure reliable sources of supply from suppliers and manufacturers, in each case that will enable it to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its motorcycles and meet its business objectives and customer needs.

Even if Damon is successful in developing mass-production capability and processes and can reliably source supplies in sufficient volume, it does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control, such as problems with suppliers and manufacturers, or in time to meet the commercialization schedules of future vehicles or to satisfy the requirements of its customers. Damon’s ability to effectively reduce its cost structure over time is limited by the fixed nature of many of its planned expenses in the near-term, and its ability to reduce long-term expenses is constrained by its need to continue investment in its business strategy.

If Damon fails to develop and scale such mass-production capability and processes within its projected costs and timelines, Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon may be unable to reduce and adequately control the costs associated with operating its business.

Damon will require significant capital to develop and grow its business and it expects to incur significant costs which will impact its profitability, including research and development expenses as new models are rolled out and existing models improved, raw material procurement costs, selling and distribution expenses as it builds its brand and markets its vehicles and general and administrative expenses as it scales its operations. In addition, Damon may incur significant costs in connection with its services and honoring its commitments under its service and warranty packages. Damon’s ability to become profitable in the future will not only depend on its ability to successfully market its vehicles and other products and services, but also its ability to control its costs. If Damon is unable to design, manufacture, market, sell and distribute and service its vehicles and services in a cost-efficient manner, its business, financial condition, operating results and prospects may be materially adversely affected.

To carry out its proposed business plan to develop, manufacture, sell and service electric motorcycles, Damon will require a significant amount of capital.

Damon’s capital expenditures will continue to be significant in the foreseeable future as it expands its business and its level of capital expenditures will be significantly affected by customer demand for its products and services. The fact that Damon has a limited operating history means it has limited historical data on the demand for its products and services. As a result, its future capital requirements are uncertain and actual capital requirements may be materially different from those it currently anticipates. Damon expects that it will ultimately need to seek additional equity or debt financing to finance its capital expenditures, though the timing or amount of any such capital expenditures cannot be predicted with certainty at this time. The sale of additional equity or equity-linked securities would dilute Damon’s shareholders, while the incurrence of indebtedness would result in increased debt service obligations and covenants that potentially restrict its operations.

There is no assurance that such additional financings will be available to Damon in a timely manner or on terms that are favourable, or at all. Damon’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of its business plan. These factors may cause the timing, amount, terms and conditions of such financing to be unattractive or unavailable to Damon. If Damon is unable to secure sufficient financing if and when needed or desired, it may have to significantly reduce its spending, delay or cancel its planned activities or substantially change its current corporate structure and its business, financial condition, operating results and prospects may be materially adversely affected.

Damon may experience significant delays in the design, manufacture, finance, regulatory approval, launch, transportation and delivery of its motorcycles.

Damon’s business will depend in large part on its ability to execute on its plans to design, manufacture, finance, obtain regulatory approval for, launch, transport and deliver its vehicles, and any delay associated therewith could materially adversely affect Damon’s business, financial condition, operating results and prospects, and could cause liquidity constraints and reputational damage.

Vehicle manufacturers often experience delays in the design, manufacture and commercial launch of new products. Damon has no experience to date in high volume manufacturing of its vehicles. Even if it is successful in developing high-volume manufacturing capability and processes and in reliably sourcing its component supply, Damon cannot guarantee that it will be able to do so in a manner that avoids significant delays and cost overruns or in time to meet its vehicle commercialization schedules or in satisfaction of customer expectations or requirements. Further, Damon will also rely on third-party suppliers for the provision and development of the key components and materials used in its vehicles. To the extent Damon’s suppliers experience any delays in providing it with or developing necessary components, it could experience delays in delivering on its timelines. Further, prior to mass production of its vehicles, Damon will need such vehicles to be fully designed, engineered and approved for sale according to differing requirements, including, but not limited to, regulatory requirements, in the different jurisdictions in which it intends to commercialize them.

Damon does not currently have arrangements in place that will allow it to fully execute its business plan.

To sell its motorcycles as envisioned, Damon will need to enter into agreements and arrangements that are not currently in place. These include entering into manufacturing agreements for Damon’s current and future electric motorcycles not yet in development and acquiring additional manufacturing capability, arranging for the transportation of HyperSport motorcycles, and obtaining battery and other essential supplies in the quantities that Damon requires. If Damon is unable to enter into such agreements or is only able to do so on terms that are unfavorable, Damon may not be able to fully carry out its business plans as currently contemplated or at all.

If Damon is unable to design, develop, manufacture and sell new electric motorcycles and services that address additional market opportunities, its business, financial condition, operating results and prospects may suffer.

Damon may not be able to successfully design, develop, manufacture and sell new electric motorcycles and services, address new market segments or develop a significantly broader customer base. To date, Damon has focused its business on the development and sale of the HyperSport Premier and HyperSport HS motorcycles, which have targeted mainly affluent super sport motorcycle market. Damon will need to address additional markets and expand its customer demographic to further grow its business. If Damon fails to address additional market opportunities, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon may not be able to accurately estimate the supply and demand for its vehicles, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Damon fails to accurately predict its manufacturing requirements, Damon could incur additional costs or experience delays.

It is difficult for management to predict Damon’s future revenues and appropriately budget for its expenses, and management has limited insight into trends that may emerge and affect Damon’s business. Damon will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of vehicles to its prospective customers. Currently, there is no historical basis for making judgments about the demand for Damon’s vehicles or its ability to design, develop, manufacture and sell vehicles, or its profitability in the future. If Damon overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase its costs. If Damon underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its vehicles and result in delays in deliveries and revenues or negatively impact its ongoing relationships with its suppliers. In addition, lead times for materials and components that its suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Damon fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, and its business, financial condition, operating results and prospects may be materially adversely affected.

Damon has received only a limited number of reservations for its vehicles, all of which may be cancelled and are fully-refundable, and there is no assurance that such reservations will be converted into sales.

As of September 30, 2023, Damon had unfulfilled reservations for more than 3,400 HyperSport and HyperFighter motorcycles, which were placed with fully refundable deposits. Damon’s customers may cancel their reservations without penalty and for any reason until they place an order for their motorcycle, at which point the deposit becomes non-refundable and the customer is required to pay an additional non-refundable deposit. Damon has experienced cancellations in the past, and further customers may cancel their reservations for many reasons outside of its control, including changes in government subsidies and economic incentives. The potentially long wait from the time a reservation is made until the time the vehicle is delivered could also impact user decisions on whether to ultimately make a purchase, due to potential changes in preferences, competitive developments and other factors. In addition, any further delays in the expected start of production of the HyperSport line of motorcycles or other upcoming models could result in significant reservation cancellations. No assurance can be given that reservations will not be cancelled and will ultimately result in the final purchase, delivery and sale or lease of motorcycles. Accordingly, the number of reservations has significant limitations as a measure of demand for Damon’s products, including demand for particular body styles, models or trim levels, or for future motorcycle sales.

If Damon fails to manage future growth effectively, it may not be able to produce, market, service and sell (or lease) its motorcycles successfully.

Damon plans to expand its operations in the near future in connection with the planned production of its motorcycles, which will require it to hire and train new personnel, accurately forecast production and revenue, control expenses and investments in anticipation of expanded operations, establish new or expand current design, production and sales and service facilities, implement and enhance administrative infrastructure, systems and processes, address new markets and establish international operations. If Damon fails to efficiently manage its growth, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon expects to experience significant and rapid growth in the scope and complexity of its business, which may place a significant strain on Damon’s senior management team and its financial and other resources. Such growth, if experienced, may expose Damon to greater costs and other risks associated with growth and expansion. Damon may be required to hire a broad range of additional employees, including other support personnel, among others, in order to successfully advance its operations. Damon may be unsuccessful in these efforts or may be unable to project accurately the rate or timing of these increases.

Damon’s ability to manage its growth effectively will require Damon to continue to improve its operations, to improve financial and management information systems, and to train, motivate, and manage future employees. This growth may place a strain on Damon’s management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage Damon’s business, or the failure to manage growth effectively, could have a materially adverse effect on Damon’s business, financial condition, and results of operations. In addition, difficulties in effectively managing the budgeting, forecasting, and other process control issues presented by such a rapid expansion could harm Damon’s business, financial condition, and results of operations.

Damon has very limited experience servicing its motorcycles. If it is unable to address the service requirements of its future customers, Damon’s business may be materially and adversely affected.

Damon has limited experience in servicing its motorcycles, and it expects to be required to increase its servicing capabilities as it scales its operations and continues to grow, including by building Damon experience centers in the U.S. and Canada. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although Damon believes the experience it has gained developing and operating prototypes of its motorcycles positions it well to service its motorcycles and future products, Damon has no after-sale experience of maintaining and servicing motorcycles for its customers at scale, and there is no guarantee Damon will be able to do so. There can be no assurance that Damon’s service arrangements will adequately address the service requirements of Damon’s customers to their satisfaction, or that Damon and its partners will have sufficient resources to timely meet ongoing service requirements at scale. In addition, Damon anticipates the level and quality of the services it plans to provide its customers will have a direct impact on the success of its brand, reputation and ongoing sales. Failure to address the servicing requirements of its customers could harm Damon’s reputation or materially adversely affect its business, financial condition, operating results and prospects.

Damon’s customers will also depend on Damon’s customer support team to resolve technical and operational issues relating to the software integrated in its vehicles. Damon’s ability to provide effective customer support is largely dependent on its ability to attract, train and retain qualified personnel with experience in supporting customers on platforms such as Damon’s platform. As it continues to grow, additional pressure may be placed on Damon’s customer support team, and Damon may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Damon may also be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Damon’s results of operation. If Damon is unable to successfully address the servicing requirements of its customers or establish a market perception that it maintains high-quality support, it may be subject to claims from its customers, including for breach of warranties, loss of revenue or damages, and its business, financial condition, operating results and prospects may be materially adversely affected.

Damon’s motorcycles may not perform in line with customer expectations.

Damon’s vehicles, including the HyperSport line of motorcycles, may not perform in line with customers’ expectations. For example, Damon’s vehicles may not have the durability or longevity of other vehicles in the market, and may not be as easy and convenient to repair as other vehicles in the market. Any product defects or any other failure of Damon’s vehicles to perform as expected could harm its reputation and result in adverse publicity, harm to the Damon brand and reputation, lost revenue, delivery delays, product recalls, product liability claims, significant warranty and other expenses, and could have a material adverse impact on Damon’s business, financial condition, operating results and prospects. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for Damon’s vehicles.

Further, Damon’s vehicles may contain defects in components, software, design and manufacture that may cause them not to perform as expected or that may require repairs, recalls or design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Damon initially plans to deliver its vehicles without CoPilot ADAS, and thereafter to deliver its vehicles with CoPilot ADAS with limited functionality, with the goal to activate additional features over time. There is no guarantee that the CoPilot ADAS will ultimately perform in line with expectations. Damon’s vehicles use a substantial amount of software code to operate and software products are inherently complex and often contain defects and errors when first introduced. Efforts to remedy any issues Damon observes in its products could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of its customers. Further, while extensive internal testing has been performed on Damon’s vehicles’ software and hardware systems, Damon’s limited operating history and limited field data reduce its ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of its vehicles. There can be no assurance that Damon will be able to detect and resolve any defects in its vehicles prior to their sale to customers. If any of Damon’s vehicles fail to perform as expected, deliveries may have to be delayed, product recalls initiated and servicing or updates under warranty provided at Damon’s expense, which could adversely affect Damon’s brand in its target markets and its business, financial condition, operating results and prospects may be materially adversely affected.

Sales will depend in part on Damon’s ability to establish and maintain confidence in its business prospects among customers, analysts and others within its industry.

Consumers may be less likely to purchase Damon’s products if they do not believe that its business will succeed or that its operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Damon if they are not convinced that its business will succeed. Accordingly, to build, maintain and grow its business, Damon must establish and maintain confidence among customers, suppliers, analysts and other parties with respect to its liquidity and business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including Damon’s limited operating history, others’ unfamiliarity with its products, uncertainty regarding the future of electric vehicles, any prior or future delays in scaling production, delivery and service operations to meet demand, competition and Damon’s production and sales performance compared with market expectations. Some of these factors are outside of Damon’s control, and any negative perceptions about Damon’s business prospects, even if exaggerated or unfounded, would likely harm its business and make it more difficult to raise additional capital in the future. In addition, a significant number of new electric vehicle companies have recently entered the automotive industry, which is an industry that has historically been associated with significant barriers to entry and a high rate of failure. If these new entrants or other manufacturers of electric vehicles go out of business, produce vehicles that do not perform as expected or otherwise fail to meet expectations, such failures may have the effect of increasing scrutiny of others in the industry, including Damon, and further challenging customer, supplier and analyst confidence in Damon’s business prospects.

Damon’s business and prospects depend significantly on its ability to build its brand. Damon may not succeed in continuing to establish, maintain and strengthen the Damon brand, and its brand and reputation could be harmed by negative publicity regarding its company or products.

Damon’s business and prospects are heavily dependent on its ability to develop, maintain and strengthen the “Damon” brand. If Damon fails to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. Promoting and positioning the “Damon” brand will likely depend significantly on Damon’s ability to provide high quality vehicles and services and engage with its customers as intended and Damon has limited experience in these areas. In addition, Damon expects that its ability to develop, maintain and strengthen the “Damon” brand will also depend heavily on the success of its user development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with Damon through its mobile application and Damon stores as well as other branding initiatives and events. Such efforts may be non-traditional and may not achieve the desired results. To promote the “Damon” brand, Damon may be required to change its user development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print.. If Damon does not develop and maintain a strong brand, its business, financial condition, operating results and prospects may be materially and adversely impacted.

In addition, if incidents with Damon’s business, vehicles or services occur or are perceived to have occurred, whether or not such incidents are Damon’s fault, Damon could be subject to adverse publicity. In particular, given the popularity of social media, posts and opinions regarding Damon, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in the “Damon” brand. Further, there is the risk of potential adverse publicity related to Damon’s manufacturing or other partners, whether or not such publicity is related to their collaboration with Damon. Damon’s ability to successfully position its brand could also be adversely affected by perceptions about the quality of its partners’ vehicles. In addition, from time-to-time, Damon’s vehicles are evaluated and reviewed by third parties. Any negative reviews or reviews which compare Damon unfavorably to competitors could adversely affect consumer perception about Damon’s vehicles.

The motorcycle market is highly competitive, and Damon may not be successful in competing in this industry.

The motorcycle market is highly competitive and Damon expects it will become even more so in the future. Currently, Damon’s principal competition for its vehicles comes principally from manufacturers of motorcycles with internal combustion engines powered by gasoline, including in the premium and other segments of its business. Damon cannot assure that customers will choose its vehicles over those of its competitors’ internal combustion-engine motorcycles. Although Damon intends to strategically enter into the market in the premium electric vehicle segment, it similarly expects this segment will become more competitive in the future as additional competitors enter into it, both from established brands and new entrants from various regions of the globe.

Many of Damon’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Damon and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Based on publicly available information, a number of Damon’s competitors already have displayed prototype electric motorcycles and have announced target availability and production timelines, while others have launched pilot programs or full commercial offerings in certain markets.

Notably, Damon expects competition in its industry to intensify in the future in light of increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide motorcycle industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, fuel and energy economy, customer service (including breadth of service network) and financing terms. Damon’s ability to successfully compete in the motorcycle industry will be fundamental to its future success in existing and new markets and its market share. There can be no assurance that Damon will be able to compete successfully in the markets in which it operates. If Damon’s competitors introduce new models or services that successfully compete with or surpass the quality, price, performance or availability of Damon’s vehicles or services, Damon may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow it to generate attractive rates of return on its investment. Increased competition could result in lower vehicle unit sales, price reductions and revenue shortfalls, loss of customers and loss of market share, which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

There may be unanticipated obstacles to the execution of Damon’s business model.

Damon’s business plans may change significantly. Damon’s business model is capital intensive. Damon believes that its chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of Damon’s principals and advisors. Damon’s management reserves the right to make significant modifications to its stated strategies depending on future events.

Damon’s proposed plan of operation and prospects will depend largely upon its ability to successfully establish Damon’s presence in a timely fashion, retain and continue to hire skilled management, technical, marketing, and other personnel, and attract and retain significant numbers of quality business partners and corporate clients. There can be no assurance that Damon will be able to successfully implement its business plan or develop or maintain future business relationships, or that unanticipated expenses, problems or technical difficulties which would result in material delays in implementation will not occur.

Demand in the motorcycle industry is highly volatile.

Volatility of demand in the motorcycle industry may materially and adversely affect Damon’s business, financial condition, operating results and prospects. The markets in which Damon will be competing have been subject to considerable volatility in demand in recent periods. Demand for motorcycle sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new motorcycles and technologies. As a new start-up manufacturer, Damon will have fewer financial resources than more established motorcycle manufacturers to withstand changes in the market and disruptions in demand.

Damon’s ability to generate meaningful product revenue will depend upon consumer’s willingness to adopt electric motorcycles.

Damon’s growth will greatly depend upon the adoption by consumers of, and Damon is subject to an elevated risk of any reduced demand for, alternative fuel motorcycles in general and electric motorcycles in particular. If the market for electric motorcycles does not develop as expected or develops more slowly than expected, Damon’s business, financial condition, operating results and prospects may be materially adversely affected. The market for alternative fuel motorcycles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new motorcycle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel motorcycles, and specifically electric motorcycles, include:

●	perceptions about electric motorcycle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric motorcycles;

●	perceptions about motorcycle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including motorcycle electronics and braking systems;

●	the limited range over which electric motorcycles may be driven on a single battery charge;

●	the decline of an electric motorcycle’s range resulting from deterioration over time in the battery’s ability to hold a charge or short-term declines resulting from adverse weather conditions;

●	concerns about electric grid capacity and reliability, which could derail Damon’s efforts to promote electric motorcycles as a practical solution to motorcycles which require gasoline;

●	the availability of alternative fuel motorcycles, including plug-in hybrid electric motorcycles;

●	improvements in the fuel economy of the internal combustion engine;

●	the availability of service for electric motorcycles;

●	the environmental consciousness of consumers;

●	volatility in the cost of oil and gasoline;

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

●	access to charging stations, standardization of electric motorcycle charging systems and consumers’ perceptions about convenience and cost to charge an electric motorcycle;

●	the availability of tax and other governmental incentives to purchase and operate electric motorcycles or future regulation requiring increased use of nonpolluting motorcycles;

●	perceptions about and the actual cost of alternative fuel; and

●	macroeconomic factors.

The influence of any of the factors described above may cause current or potential customers not to purchase Damon’s electric motorcycles, which would materially adversely affect Damon’s business, operating results, financial condition and prospects.

The transportation industry has significant barriers to entry that Damon must overcome in order to manufacture and sell its electric motorcycles at scale.

The transportation industry is characterized by significant barriers to entry, including large capital requirements, investment costs of developing, designing, manufacturing and distributing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales and service locations. Since Damon is focused on electric motorcycles, it faces a variety of added challenges to entry that a traditional motorcycle manufacturer would not encounter, including additional costs of developing and producing an electric powertrain that has comparable performance to a traditional internal combustion engine in terms of range and power, inexperience with servicing electric vehicles, regulations associated with the transport of batteries, the need to establish or provide access to sufficient charging locations and unproven high-volume customer demand for fully electric motorcycles. If Damon is not able to overcome these barriers, its business, financial condition, operating results and prospects may be materially adversely affected, and its ability to grow its business may be harmed.

Damon’s planned distribution model is different from the predominant current distribution model for motorcycle manufacturers, which makes evaluating its business, financial condition, operating results and prospects difficult.

Damon’s planned distribution model is not common in the automotive industry today, particularly in North America. Damon plans to conduct vehicle sales directly to customers rather than through dealerships, primarily through Damon’s website, subject to obtaining applicable dealer licenses and equivalent permits in such jurisdictions. Further, generally all Damon vehicles will be made to order. This model of vehicle distribution is relatively new and unproven, and subjects Damon to substantial risk as it requires, in the aggregate, significant expenditures and provides for slower expansion of distribution and sales systems than may be possible by utilizing the traditional dealer franchise system. For example, Damon may not be able to utilize long established sales channels developed through a franchise system to increase its sales volume. Moreover, Damon will be competing with companies with well established distribution channels. Damon’s success will depend in large part on Damon’s ability to effectively develop its own sales channels and marketing strategies.

Implementing such distribution model is subject to numerous significant challenges, including obtaining licenses or equivalent permits and approvals from government authorities, and there is no assurance that Damon will be able to obtain such licenses, permits and approvals. Further, there are substantial automotive franchise laws in place in many jurisdictions around the world and Damon may be exposed to significant franchise dealer litigation risks.

If Damon’s direct sales and leasing model does not develop as expected or develops more slowly than expected, it may be required to modify or abandon its sales and leasing model, which could materially and adversely affect its business, financial condition, operating results and prospects.

Damon’s marketing programs may not be successful.

Damon believes its brand is critical to its business. Damon will incur costs and expend other resources in its marketing efforts to raise brand awareness and attract and retain customers. These initiatives may not be successful, resulting in expenses incurred without the benefit of revenues or growth. Additionally, most, if not all, of Damon’s competitors have greater financial resources, which enable them to spend significantly more than Damon is able to on marketing and advertising. Should Damon’s competitors increase spending on marketing and advertising or Damon’s marketing funds decrease for any reason, or should its advertising and promotions be less effective than its competitors, there could be a material adverse effect on Damon’s results of operations and financial condition.

Damon is dependent on its suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of Damon’s vehicles at prices and volumes acceptable to Damon would have a material adverse effect on its business, financial condition, operating results and prospects.

Damon is dependent on third-party suppliers and manufacturers to supply and manufacture parts and components, sub-assemblies and assemblies included in its vehicles, and it expects to continue to rely on third parties to supply and manufacture such parts and components, sub-assemblies and assemblies in the future. While Damon obtains parts and components, sub-assemblies and assemblies from multiple sources whenever possible, some of the parts and components, sub-assemblies and assemblies used in its vehicles are purchased from a single source.

Damon intends to mitigate supply chain risk by entering into long-term supply agreements with key manufacturers and suppliers where appropriate, including where there is a single source supplier, but has not secured such long-term supply agreements to date, and there can be no assurance that it will be able to do so on terms that are acceptable to Damon, or at all. Further, the supplier agreements Damon may enter into with key suppliers in the future may contain provisions where such agreements can be terminated in various circumstances, including potentially without cause. While Damon believes that it may be able to establish alternate supply relationships and can obtain or potentially engineer replacement components for some of its single source components, it may be unable to do so in the short-term or at all, or at prices, volumes or quality levels that are acceptable to it. Changes in business conditions, pandemics, governmental changes, political conflict and other factors beyond Damon’s control, or that it does not presently anticipate, could affect its ability to receive components from its suppliers.

Any disruption in the supply of parts and components, sub-assemblies and assemblies, whether or not from a single source supplier, could temporarily disrupt manufacturing of Damon’s vehicles until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond Damon’s control or which it does not presently anticipate, could also affect Damon’s suppliers’ ability to deliver components to Damon on a timely basis and ultimately, Damon’s ability to economically produce and distribute its vehicles.

In particular, Damon’s vehicles contain electronics, microprocessors control modules, and other computer chips. As a result of the supply chain disruptions commencing with the ongoing COVID-19 pandemic, there has been a surge in demand for semiconductor microchips, which led to a worldwide supply shortage at the end of 2020 and into 2022 in the transportation industry. Damon is dependent on its suppliers to deliver many components that contain these microchips, and a shortage of microchips could disrupt Damon’s operations and its ability to timely deliver vehicles to customers. Damon is closely monitoring the availability of these components, assessing the supply chain and production impacts and seeking potential alternatives.

Also, if any of Damon’s suppliers become economically distressed or go bankrupt, Damon may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase its costs, affect its liquidity or cause production disruptions.

The inability of any of Damon’s suppliers to deliver necessary parts and components, sub-assemblies and assemblies according to Damon’s schedule and at prices, volumes or quality levels acceptable to Damon, Damon’s inability to efficiently manage these parts and components, sub-assemblies and assemblies, or the termination or interruption of any material supply arrangement could materially adversely affect Damon’s business, financial condition, operating results or prospects. Further, as the scale of Damon’s vehicle production increases, Damon will need to accurately forecast, purchase, warehouse and transport components to its manufacturing facilities and servicing locations internationally and at much higher volumes. If it is unable to accurately match the timing and quantities of component purchases to its actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in its supply chain, Damon may incur unexpected production disruption, storage, transportation and write-off costs.

Any of the foregoing may materially adversely affect Damon’s business, financial condition, operating results or prospects.

If Damon’s suppliers fail to use ethical business practices and comply with applicable laws and regulations, Damon’s brand image could be harmed due to negative publicity.

Damon’s core values, which include developing high quality electric motorcycles while operating with integrity, are an important component of the Damon brand image, which makes Damon’s reputation sensitive to allegations of unethical business practices. Damon does not control its suppliers or their business practices. Accordingly, there is no assurance of compliance on the part of Damon’s suppliers with ethical business practices, such as environmental responsibilities, fair wage practices, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead Damon to seek alternative suppliers, which could increase its costs and results in delayed delivery of its products, product shortages or other disruptions of its operations.

Violation of labor or other laws by Damon’s suppliers or the divergence of a supplier’s labor or other practices from those generally accepted as ethical in the markets in which Damon operates could also attract negative publicity for Damon and its brand. If Damon, or other manufacturers in the industry in which Damon operates, encounters similar problems in the future, the Damon brand and Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon could experience cost increases or disruptions in supply of raw materials or other components used in its vehicles.

Damon incurs significant costs related to procuring raw materials required to manufacture and assembling its vehicles. Damon uses various raw materials in its vehicles including aluminum, steel, carbon fiber, non-ferrous metals such as copper, lithium, nickel, and cobalt. The prices for these raw materials fluctuate depending on factors beyond Damon’s control including market conditions and global demand for these materials and could adversely affect Damon’s business, financial condition, operating results and prospects. Damon’s business will also depend on the continued supply of battery cells for its vehicles. Battery cell manufacturers may refuse to supply electric vehicle manufacturers to the extent they determine that their vehicles are not sufficiently safe. Damon is exposed to multiple risks related to availability and pricing of quality lithium-ion battery cells. These risks include:

●	the inability or unwillingness of current battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost or decrease in the availability of raw materials used in battery cells, such as lithium, nickel, cobalt, used in lithium-ion cells.

Further, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for Damon’s raw materials or components would increase its operating costs and could reduce its margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to Damon, and its business, financial condition, operating results and prospects may be materially adversely affected.

Increased freight and shipping costs or disruptions in transportation and shipping infrastructure could materially adversely affect Damon’s business, financial condition, operating results and prospects.

Damon intends to utilize air, sea and ground freight via third-party freight services for the transportation of supplies to its facilities and assembled vehicles to its customers. Adverse fluctuations in freight costs, limitations on shipping and receiving capacity, and other disruptions in the transportation and shipping infrastructure at important shipping and delivery points for Damon’s products, as well as for parts and components, sub-assemblies and assemblies used in Damon’s vehicles could materially adversely affect Damon’s business, financial condition, operating results and prospects. For example, delivery delays or increases in transportation costs (including through increased energy costs, increased carrier rates or driver wages as a result of driver shortages, a decrease in transportation capacity, or work stoppages or slowdowns) could significantly decrease Damon’s ability to make vehicle sales and earn revenues. Labor shortages or work stoppages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries or which would necessitate Damon securing alternative shipping suppliers could also increase Damon’s costs or otherwise materially adversely affect its business, financial condition, operating results and prospects.

Damon depends on certain key personnel, and its success will depend on its continued ability to retain and attract qualified management, technical and vehicle engineering and sales personnel.

Damon’s success will depend on the efforts, abilities, continued service and performance of Damon’s senior management team and key management, technical, vehicle engineering and sales personnel, and in particular from Jay Giraud, Damon’s Chief Executive Officer and Founder, Derrek Dorresteyn, Damon’s Chief Technology Officer, Amber Spencer, Damon’s VP Marketing and longest tenured business employee, and Mike Galbraith, Damon’s Chief Financial Officer. A number of these key employees have significant experience in the motorcycle and electric vehicle manufacturing industry. If any key personnel were to terminate their employment with, or cease providing services to, Damon, the risks described in this section may be heightened and Damon may have difficulty or may not be able to locate and hire a suitable replacement. Damon has not obtained any “key person” insurance on certain key personnel due to the high costs of such insurance coverage.

Damon’s directors and executive officers may have other business interests and obligations to other entities.

None of Damon’s directors or officers will be required to manage Damon as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to Damon, provided that such activities do not compete with the business of Damon or otherwise breach their agreements with Damon. Damon is dependent on its directors and officers to successfully operate Damon. Their other business interests and activities could divert time and attention from operating Damon’s business.

Potential conflicts of interest may arise in the course of Damon’s operations involving any member of management’s interest, or an affiliate company’s interest, as well as their respective interests in other potential unrelated activities. While Damon does have processes and procedures in place to identify, analyze or monitor conflicts of interest, there is no assurance that such processes and procedures will identify or disclose every conflict of interest that may arise.

Damon’s business may be adversely affected by labor and union activities.

Although none of Damon’s employees are currently represented by a labor union, it is common throughout the motorcycle industry generally for many employees at motorcycle companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Damon also directly and indirectly depends upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies. If a work stoppage occurs within Damon’s business or that of Damon’s key suppliers, it could delay the manufacture and sale of Damon’s electric motorcycles and may have a material adverse effect on Damon’s business, financial condition, operating results and prospects. Additionally, if Damon expands its business to include full in-house manufacturing of motorcycles, Damon’s employees might join or form a labor union and Damon may be required to become a union signatory.

Damon has undergone recent reductions in force and may undergo additional reductions in force in the future. However, any headcount reduction may not result in anticipated cost savings and could have negative or unanticipated impacts on Damon’s business.

To reduce operating expenses, Damon reduced its headcount, approximately 50% in early 2023 to early 2023 and Damon may seek to undergo additional workforce restructurings in the future. Damon may not realize the anticipated benefits, savings and improvements in its cost structure from such restructurings because of unforeseen difficulties, delays or unexpected costs. In particular, headcount reductions could lead to disruptions to operations, material delays in research and development, attrition beyond planned layoffs and increased challenges to hire and retain qualified personnel. If Damon is unable to realize the expected operational efficiencies and cost savings from past or future restructurings, Damon’s operating results and financial condition would be adversely affected.

Damon is or may be subject to risks associated with strategic alliances and acquisitions.

Damon has entered into and may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further Damon’s business purpose from time-to-time. These alliances could subject Damon to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect its business. Damon may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to their business, Damon may also suffer negative publicity or harm to its reputation by virtue of its association with any such third party.

In addition, although Damon does not have any current acquisition plans, if appropriate opportunities arise, Damon may acquire additional assets, products, technologies or businesses that are complementary to its existing business. In addition to a potential requirement for shareholder approval, Damon may also have to obtain approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may derail its business strategy if Damon fails to do so. Further, past and future acquisitions and the subsequent integration of new assets and businesses into Damon may require significant attention from Damon’s management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on Damon’s business operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Manufacturing in collaboration with partners is subject to risks.

Damon has agreed to a partnership with Auteco Mobility (“Auteco”), for the manufacturer of a lower-cost global electric motorcycle (HyperLite) in the future. Damon intends to be paid by Auteco for each vehicle it assembles and sells on a per-vehicle basis monthly for the first five years of production. In addition, Damon has established a strategic partnership with Indika Energy for manufacturing, licensing and distribution in Indonesia, with the ability to expand that partnership to all of Southeast Asia. Damon may enter into similar with third party manufacturers in the future for its vehicles. Collaboration with third parties for the manufacturing of vehicles is subject to risks with respect to operations that are outside Damon’s control. Damon could experience delays to the extent its partners do not meet agreed upon timelines or experience capacity constraints. There is a risk of potential disputes with manufacturing partners, and Damon could be affected by adverse publicity related to its partners whether or not such publicity is related to their collaboration with Damon. Damon’s ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of its manufacturing partners’ vehicles. In addition, although Damon is involved in each step of the supply chain and manufacturing process, given Damon’s reliance on its partners to meet Damon’s quality standards, there can be no assurance that Damon will be able to successfully maintain such quality standards if outsourced manufacturing is adopted.

Damon may be unable to enter into new agreements or extend existing agreements with third-party manufacturing partners on terms and conditions acceptable to Damon and therefore may need to contract with other third parties or significantly add to its own production capacity. There can be no assurance that in such an event Damon would be able to partner with other third parties or establish or expand its own production capacity to meet its needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new third party partners comply with Damon’s quality standards and regulatory requirements, may be greater than anticipated. The occurrence of any of the foregoing may materially adversely affect Damon’s business, financial condition, operating results and prospects.

Manufacturing at Damon’s leased facility presents inherent risk.

Damon is currently developing its battery and motorcycle assembly lines at its leased manufacturing facility in San Rafael, California, in the greater San Francisco area. While Damon expects to be ready for initial production by the end of 2024, there can be no assurance that Damon will be able to complete the build-out on schedule and within budget, and more generally that Damon will be able to establish and expand production capacity to satisfy current demand or future anticipated demand. This risk extends to supply chain and manufacturing quality risk, which could lead to lower volumes or lower quality than expected by customers. Further, if Damon is able to scale its manufacturing to meet demand, Damon may need to lease a larger facility, and there is no guarantee that Damon will be able to do so on terms satisfactory to Damon.

The delivery of HyperSport and subsequent motorcycles to Damon’s future customers and the revenue derived therefrom depends on Damon’s ability to source and fulfill the required vehicle manufacturing capacity, and it will depend on the ability of a future lessor to build and outfit future manufacturing facility. A future lessor’s ability to fulfill its obligations is outside of Damon’s control and depends on a variety of factors including the lessor’s operations, financial condition and geopolitical and economic risks. If a future lessor is unable to fulfill its obligations or is only able to partially fulfill its obligations, Damon will not be able to manufacture and sell its HyperSport and other motorcycles in the volumes anticipated within the timeframe that Damon anticipates, if at all.

Damon is and will be dependent on its manufacturing facilities. If one or more of its current or future manufacturing facilities become inoperable, capacity constrained or if operations are disrupted, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon’s future revenue will be dependent on its manufacturing facilities. To the extent that Damon experiences any operational risk including, among other things, natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics or pandemics, and labor work force and work stoppages, resulting in any of its current or future manufacturing facilities becoming inoperable or capacity constrained, Damon will be required to make capital expenditures even though it may not have available resources at such time. Additionally, there is no guarantee that the proceeds available from Damon’s insurance policies would be sufficient to cover such capital expenditures. As a result, Damon’s insurance coverage and available resources may prove to be inadequate for events that may cause any of its current or future manufacturing facilities to become inoperable or capacity constrained, or any significant disruption to its operations. Any disruption in Damon’s manufacturing processes could result in delivery delays, scheduling problems, increased costs, or production interruption, which, in turn, may result in its customers deciding to purchase products from its competitors. Damon is and will be dependent on its current and future manufacturing facilities which will in the future require a high degree of capital expenditures. If Damon’s current or future assembly facilities becomes inoperative, capacity constrained or if operations are disrupted, its business, financial condition, operating results and prospects may be materially adversely affected.

Damon relies on complex machinery for its operations, and production of its vehicles involves a significant degree of risk and uncertainty in terms of operational performance, safety, security and costs.

Damon relies heavily on complex machinery for its operations and its production will involve a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Damon’s contemplated and its partners’ manufacturing facilities make use of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time-to-time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing facility components may significantly affect operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Damon’s control, including, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, seismic activity, and natural disasters. There is no guarantee that adverse events will not occur in the future, or that Damon will be able to contain such events without damage or delay. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, vehicles, supplies, tools and materials, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, and potential legal liabilities, all which could have a material adverse effect on Damon’s business, financial condition, operating results or prospects. Although Damon generally carries insurance to cover such operational risks, there is no assurance that such insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require Damon to pay substantial amounts, which could adversely affect Damon’s business, financial condition, operating results and prospects.

Damon’s business may be negatively impacted by depreciation of equipment.

Damon expects to continue to invest significantly in what it believes is state of the art tooling, machinery and other manufacturing equipment for the product lines where the HyperSport and subsequent HyperDrive based vehicles are manufactured, and Damon will depreciate the cost of such equipment over its expected useful life. Additionally, Damon expects manufacturing partners will be investing in their production lines in support of Damon’s vehicle delivery goals. However, manufacturing technology may evolve rapidly, and Damon or its partners may decide to update its manufacturing process with cutting-edge equipment more quickly than expected. Moreover, as Damon ramps the commercial production of its vehicles, Damon’s experience may cause it to discontinue the use of already installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and to the extent such equipment is owned by us, Damon’s results of operations could be negatively impacted.

Misconduct by employees of Damon or third-party service providers could cause significant losses to Damon.

Misconduct by employees of Damon or third-party service providers could cause significant losses to Damon. Losses could also result from actions by third party service providers, including, without limitation, failing to recognize trades and misappropriating assets. In addition, employees and third-party service providers may improperly use or disclose confidential information, which could result in litigation or serious financial harm, including limiting Damon’s business prospects or future marketing activities. No assurances can be given that the due diligence performed by Damon will identify or prevent any such misconduct.

Risks Related to Economic Conditions

Global economic conditions, including inflation, could materially adversely impact demand for Damon’s products and services.

Damon’s operations and performance depend significantly on economic conditions. Motorcycles are generally considered discretionary items for consumers. Many factors impact discretionary spending, including general economic conditions, inflation, unemployment, credit markets and consumer confidence in future economic conditions. Global economic conditions continue to be uncertain, particularly in light of high inflation and recent instability in the U.S. banking system. Consumer purchases of discretionary items tend to be suppressed during recessionary periods when disposable income is lower, or during periods of economic instability or uncertainty when consumer confidence is low, which may make potential customers more likely to forgo or to postpone purchasing Damon’s vehicles, or to purchase less expensive product offerings, which may be less profitable to Damon.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect Damon’s business, financial condition, results of operations and prospects.

The global financial markets experienced significant disruptions in 2008 and the Canadian, United States, European and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global financial markets are facing new challenges, including and supply chain shortages or disruptions, and future potential economic slowdowns. It is unclear whether these challenges will be contained and what effects they each may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. Economic conditions in China are sensitive to global economic conditions. Recently there have been signs that the rate of China’s economic growth is declining. Any prolonged slowdown in China’s economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors.

Sales of high-end and luxury consumer products, such as Damon’s performance electric motorcycles, depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. In response to their perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of Damon’s electric vehicles and Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Damon faces risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt its operations.

Damon’s business could be adversely affected by the effects of local or global outbreaks, and epidemics or pandemics. Damon’s business operations could be disrupted if any of its employees are suspected of having contracted any contagious and virulent viruses or other diseases, since it could require its employees to be quarantined or its offices to be disinfected. In addition, to the extent that any such outbreak, epidemic or pandemic would have detrimental effects on general economic conditions Damon’s business, financial condition, operating results or prospects may be materially adversely affected.

Damon’s headquarters and Damon-operated locations, as well as certain of Damon’s vendors and customers, are located in areas which have been and could be subject to natural disasters such as floods, hurricanes, tornadoes, fires or earthquakes. Adverse weather conditions or other extreme changes in the weather, including resulting electrical and technological failures, may disrupt Damon’s business and may adversely affect Damon’s ability to continue its operations. These events also could have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage. Any of these factors, or any combination thereof, could adversely affect Damon’s operations.

Although Damon has data hosted in offsite locations, Damon’s backup system does not capture data on a real-time basis and Damon may be unable to recover certain data if a server fails. Damon cannot assure that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect Damon’s ability to provide services on its platform.

Damon’s risk management efforts may not be effective which could result in unforeseen losses.

Damon could incur substantial losses and its business operations could be disrupted if Damon is unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational risks related to its business, assets and liabilities. Damon’s risk management policies, procedures, and techniques, including its scoring methodology, may not be sufficient to identify all of the risks Damon is exposed to, mitigate the risks Damon has identified or identify additional risks to which Damon may become subject in the future.

Damon is subject to risks related to customer credit.

Damon has partnered to offer leasing and financing of its vehicles to potential customers within the U.S. and is working to establish partnerships outside the U.S. through other third-party financing partners, Damon currently has no agreements in place with any potential financing partners. Damon cannot provide any assurance that such third-party financing partners would be able or willing to provide such services on terms acceptable to Damon or its customers, or to provide such services at all. Further, because Damon has not yet sold any vehicles and no secondary market for its vehicles exists, the future resale value of its vehicles is difficult to predict, and the possibility that resale values could be lower than expected increases the difficulty of providing leasing terms that appeal to potential customers through such third-party financing partners. Damon believes that the ability to offer attractive leasing and financing options is particularly relevant to customers in the luxury motorsport vehicle segments in which Damon will compete, and if Damon is unable to offer its customers an attractive option to finance the purchase of or lease HyperSport motorcycles or planned future models, such failure could substantially reduce the pool of potential customers and decrease demand for Damon’s vehicles.

Further, offering leasing and financing alternatives to customers could expose Damon to risks commonly associated with the extension of consumer credit. Competitive pressure and challenging markets could increase credit risk through leases and loans to financially weak customers, extended payment terms, and leases and loans into new and immature markets, and any such credit risk could be further heightened in light of the economic uncertainty and any economic recession or other downturn, including by reason of a disease outbreak, such as the COVID-19 pandemic. If Damon is unable to provide leasing and financing arrangements that appeal to potential customers, or if the provision of such arrangements exposes it to excessive consumer credit risk, Damon’s business, financial condition, operating results and prospects may be materially adversely affected.

Motorcycle retail sales depend heavily on affordable interest rates and availability of credit for financing and a substantial increase in interest rates could materially and adversely affect Damon’s business, financial condition, operating results and prospects.

In certain regions, including North America and Europe, financing for new vehicle sales was available at relatively low interest rates in recent years due to, among other things, expansive government monetary policies. Interest rates began to rise sharply in early 2022, and market rates for new vehicle financing have increased as well. Higher interest rates make Damon’s vehicles less affordable to customers and could steer customers to less expensive vehicles that would be less profitable for Damon compared to premium vehicles. Additionally, if consumer interest rates remain high or increase further, or if financial service providers further tighten lending standards or restrict their lending to certain classes of credit, customers may not desire or be able to obtain financing to purchase or lease Damon’s vehicles.

Fluctuations in exchange rates could have a material and adverse effect on Damon’s results of operations.

Damon reports its financial results in U.S. dollars and anticipates that a material portion of its sales and operating costs will be realized in currencies other than the U.S. dollar. If the value of any of said currencies depreciates relative to the U.S. dollar, Damon’s foreign currency revenue will decrease when translated to U.S. dollar for reporting purposes. Alternatively, if the value of any of these currencies appreciates relative to the U.S. dollar, Damon’s operating costs will increase when translated to U.S. dollar for reporting purposes. Although these risks may sometimes be naturally hedged by a match in Damon’s sales and operating costs denominated in the same currency, fluctuations in foreign currency exchange rates could create discrepancies between Damon’s sales and its operating costs in a given currency which may have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Fluctuations in foreign currency exchange rates could also have a material adverse effect on the relative competitive position of Damon’s products in markets where they face competition from manufacturers who are less affected by such fluctuations in exchange rates. The value of the U.S. dollar against the Canadian dollar and other currencies is affected by changes in various political and economic conditions. It is difficult to predict how market forces or government policy may impact the exchange rate between U.S. dollars and other currencies in the future. Changes in currency exchange rates can have impacts on the costs of imported goods for motorcycle assembly, and it can change the relative value or demand for motorcycles abroad.

Damon’s sales and operating results may fluctuate from quarter-to-quarter and from year-to-year as they are affected, among other things, by the seasonal nature of Damon’s products, fluctuation in Damon’s operating costs and prevailing market conditions.

Damon’s future sales and operating results may experience substantial fluctuations from quarter-to-quarter and year-to-year. It is anticipated that sales for motorcycles in the principal markets in which Damon operates will be highest in spring and summer. In addition, Damon’s revenues and operating costs will fluctuate from period-to-period with the pace at which it increases its production capacity and designs, develops and produces new vehicles. As a result of these fluctuations in revenues and expenses, along with other factors that are beyond Damon’s control, including general economic conditions, changes in consumer preferences, weather conditions, vehicle sales mix, changes in the cost or availability of raw materials or labour, discretionary spending habits and currency exchange rate fluctuations, Damon may not be able to accurately predict its quarterly and annual sales and operating results, which are likely to fluctuate significantly from period-to-period. Sales and operating results in any period should not be considered indicative of the results to be expected for any future period.

Risks Related to Technology

Damon’s motorcycles rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if Damon is unsuccessful in addressing or mitigating technical limitations in its systems, its business, financial condition, operating results and prospects could be materially adversely affected.

Damon’s vehicles rely on software and hardware, including software and hardware developed or maintained by third parties, that is highly technical and complex and will require modification and updates over the life of the vehicles. In addition, the performance of the software solutions included in Damon’s vehicles depends on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Damon’s software and hardware may contain errors, bugs or vulnerabilities, and its systems are subject to certain technical limitations that may compromise Damon’s ability to meet its objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within Damon’s software and hardware. Although Damon attempts to remedy any issues it observes in its vehicles and software as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of Damon’s customers. Additionally, if Damon is able to deploy updates to the software addressing any issues, but such updates cannot or are not installed by its customers, such customers’ software will be subject to these vulnerabilities until they install such updates. If Damon is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, Damon may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

There are complex software and technology systems that need to be developed by Damon and in coordination with vendors and suppliers to reach production for its vehicles, and there can be no assurance such systems will be successfully developed or integrated.

Damon’s vehicles and operations will use a substantial amount of complex third-party and in-house software and hardware. The development and integration of such advanced technologies are inherently complex, and Damon will need to coordinate with its vendors and suppliers to reach production for its vehicles. Defects and errors may be revealed over time and Damon’s control over the performance of third-party services and systems may be limited. Thus, Damon’s potential inability to develop and integrate the necessary software and technology systems may harm its competitive position.

Damon relies on third-party suppliers to develop a number of emerging technologies for use in its products, including battery technology and the use of different battery cell chemistries. Certain of these technologies and chemistries are not today, and may not ever be, commercially viable. There can be no assurances that Damon’s suppliers will be able to meet the technological requirements, production timing, and volume requirements to support Damon’s business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics that are anticipated. As a result, Damon’s business plan could be significantly impacted and Damon may incur significant liabilities under warranty claims which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

Damon’s industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies or improvements in the internal combustion engine may materially and adversely affect the demand for its electric vehicles.

Damon will operate in the electric vehicle industry, which is rapidly evolving and may not develop as anticipated. The regulatory framework governing the industry is currently uncertain and may remain uncertain for the foreseeable future. As the industry in which Damon operates and Damon’s business develop, Damon may need to modify its business model or change its vehicles and services. These changes may be costly and may not achieve expected results, which could have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Further, Damon may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Damon’s research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change, Damon plans to upgrade or adapt its vehicles and introduce new models in order to continue to provide vehicles with the latest technology, in particular safety technology and battery technology, which could involve substantial costs and lower its return on investment for existing vehicles. There can be no assurance that Damon will be able to compete effectively with alternative vehicles or source and integrate the latest technology into its vehicles, against the backdrop of Damon’s rapidly evolving industry. Even if Damon is able to keep pace with changes in technology and develop new models, Damon is subject to the risk that its prior models will become obsolete more quickly than expected, potentially reducing its return on investment.

Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect Damon’s business, financial condition, operating results and prospects in ways not currently anticipated. For example, relatively inexpensive fuel, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion.

Damon may face challenges providing charging solutions.

Demand for Damon’s vehicles will depend in part on the availability of charging infrastructure. While the prevalence of charging stations has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase an electric vehicle because of the lack of a more widespread service network or charging infrastructure at the time of sale. Although Damon intends to offer the ability to use alternative current and direct current charging infrastructure, allowing customers to use existing charging infrastructure and standards to charge their motorcycles, Damon has very limited experience in the actual provision of charging solutions to customers and providing these services is subject to challenges, which include dependence on existing charging networks and installation providers in appropriate areas. Damon’s ability to generate customer loyalty and grow its business could be impaired by a lack of satisfactory access to charging infrastructure. To the extent Damon is unable to meet customer expectations or experiences difficulties in providing charging solutions, demand for its vehicles may suffer, and Damon’s business, financial condition, operating results and prospects may be materially and adversely affected.

If Damon were to pursue development of a proprietary charging solution, Damon would face significant challenges and barriers, including successfully navigating the complex logistics of rolling out a network and teams in appropriate areas, resolving issues related to inadequate capacity or overcapacity in certain areas, addressing security risks and risks of damage to vehicles, securing agreements with third-party providers to roll out and support a network of charging solutions in appropriate areas, obtaining any required permits and land use rights and filings, and providing sufficient financial resources to successfully roll out the proprietary charging solution, which could require diverting such resources from Damon’s other important business initiatives. In addition, Damon’s limited experience in providing charging solutions could contribute to additional unanticipated challenges that would hinder its ability to provide such solutions or make the provision of such solutions costlier than anticipated.

The range of Damon’s electric motorcycles on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase its motorcycles.

The battery life and range of Damon’s motorcycles may vary or decline over time, like other vehicles that use current battery technology, including due to factors outside of Damon’s control. Factors such as rider behavior, usage, speed, terrain, time and stress patterns may also impact the battery’s ability to hold a charge, which may decrease Damon’s motorcycles’ range before needing to recharge, or could require Damon to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease Damon’s vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to customer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected customers’ purchasing decisions. In addition, Damon cannot guarantee that battery life and range deterioration will not be greater than what is currently anticipated, nor that Damon will be able to improve the performance of its battery packs, or increase its vehicles’ range, in the future. Any deterioration above the expected level could affect Damon’s reputation or could materially adversely affect its business, financial condition, operating results and prospects.

Damon’s vehicles make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs that Damon produces make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack has been designed to passively contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of Damon’s vehicles or other battery packs that it produces could occur, which could result in bodily injury or death and could subject Damon to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve Damon’s vehicles, could materially adversely affect Damon’s business, financial condition, operating results and prospects.

In addition, once Damon begins mass manufacturing of its vehicles, it will be required to store a significant number of lithium-ion cells at its facilities. While safety procedures related to the handling of the cells have been implemented, any mishandling of battery cells, or safety issue or fire related to cells, may cause damage, injury and disruption to the operation of its facilities. Such damage or injury could lead to adverse publicity and potentially a safety recall.

Damon may be subject to risks associated with assisted driving technology.

Damon’s vehicles are being designed to offer some assisted driving functionality through Damon’s CoPilot ADAS, including forward crash warning functionalities. Through research and development, Damon plans to continue to update and improve its assisted driving technology. Assisted driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on driver interactions, and drivers may not be accustomed to using or adapting to such technologies. To the extent accidents associated with Damon’s assisted driving systems occur, Damon could be subject to liability, negative publicity, government scrutiny, and further regulation. Moreover, any incidents related to assisted driving systems of Damon’s competitors could adversely affect the perceived safety and adoption of Damon’s vehicles and assisted driving technology more broadly. Any of the foregoing could materially and adversely affect Damon’s business, financial condition, operating results and prospects.

Risks Related to Intellectual Property

Damon’s patent applications may not result in issued patents, which may have a material adverse effect on its ability to prevent others from interfering with the commercialization of Damon’s products.

The registration and enforcement of patents involves complex legal and factual questions, and the breadth and effectiveness of patented claims is uncertain. Damon cannot be certain that it is the first to file patent applications on the inventions it wishes to protect, nor can it be certain that its pending patent applications will result in issued patents or that any of its issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that Damon is infringing such competitor’s patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that may differ from those of applicable in Canada or the U.S., and thus there is no certainty that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in Canada or the U.S.

Damon may need to defend itself against patent or trademark infringement claims, which may be time-consuming and would cause Damon to incur substantial costs.

Companies, organizations or individuals, including Damon’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with Damon’s ability to make, use, develop, sell or market its motorcycles or components, which could make it more difficult for Damon to operate its business. From time-to-time, Damon may receive communications from third parties that allege its products are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights.

In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Furthermore, from time-to-time Damon may introduce or acquire new products and services, including in areas where Damon historically has not competed, which could increase Damon’s exposure to patent and other intellectual property claims from competitors and non-practicing entities.

Damon may receive notice letters from patent holders alleging that certain of its products and services infringe their patent rights. Defending patent and other intellectual property litigation is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, plaintiffs may seek, and Damon may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring Damon to cease some or all of its operations. Damon may decide to settle such lawsuits and disputes on terms that are unfavorable to it. Similarly, if any litigation to which Damon is a party is resolved adversely, Damon may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require Damon to cease some or all of its operations or pay substantial amounts to the other party. In addition, Damon may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all, and may significantly increase Damon’s operating costs and expenses. As a result, Damon may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible. Damon’s business, financial condition, and results of operations could be adversely affected as a result of an unfavorable resolution of the disputes and litigation referred to above.

If Damon is determined to have infringed upon a third party’s intellectual property rights, Damon may be required to do things that include one or more of the following:

●	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

●	redesign its motorcycles or other goods or services to avoid infringing the third-party intellectual property; or

●	establish and maintain alternative branding for its products and services.

In the event of a successful claim of infringement against Damon and its failure or inability to obtain a license to the infringed technology or other intellectual property right, its business, financial condition, operating results and prospects may be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Risks Related to Regulation and Taxation

The lack of availability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and Canadian produced vehicles could have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric motorcycles, fiscal tightening or other reasons may result in the diminished competitiveness of the alternative fuel motorcycle industry generally or Damon’s electric motorcycles in particular. This could materially adversely affect the growth of the alternative fuel motorcycle markets and Damon’s business, financial condition, operating results and prospects.

Damon’s vehicles also benefit from government policies including tariffs on imported motorcycles to both Europe and the U.S. However, trade dynamics can change quickly between regions, and this advantage could become a disadvantage with new regulations or duties. Additionally, the amount of subsidies provided for purchasers of certain new energy motorcycles in various regions (both at national and local levels) could be reduced in the future, increasing the net cost experienced by customers. These policies are subject to change and are beyond Damon’s control. There is no assurance that any changes would be favorable to Damon’s business. Any of the foregoing could materially adversely affect Damon’s business, financial condition, operating results and prospects.

Damon’s business could be adversely affected by trade tariffs or other trade barriers.

Damon plans to initially build Damon motorcycles in California, and will be shipping those motorcycles globally. It is not clear what impact changes to tariffs may have or what actions other governments may take in the future. In the future, tariffs could potentially impact Damon’s raw material prices. In addition, changes in tariffs could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

The construction and operation of Damon’s manufacturing facility in San Rafael, or other manufacturing facilities that Damon may seek to establish in the future, are or will be subject to regulatory approvals, and may be subject to delays, cost overruns or may not produce expected benefits.

Damon’s leased manufacturing facility in San Rafael, California is subject to broad and strict government supervision and approval procedures, including, but not limited to, the project approvals and filings, construction land and project planning approval, environment protection approval, pollution discharge permits, work safety approvals, fire protection approvals, and the completion of inspection and acceptance by relevant authorities. As a result, Damon may be subject to administrative uncertainty regarding the construction within a specified time frame, fines or the suspension of work. Damon may face similar challenges with respect to any additional facilities it seeks to establish in the future to scale manufacturing capacity or otherwise. Any of the foregoing may have a material adverse impact on Damon’s business, financial condition, operating results or prospects.

Damon’s vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

All vehicles sold must comply with various standards of the market where the vehicles were sold. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving such standards. Vehicles must pass various tests and undergo a certification process, before receiving delivery from the factory, being sold, or being used in any commercial activity, and such certification is also subject to periodic renewal. Damon expects to begin the process of obtaining certifications for the HyperSport in 2024. If Damon’s certification efforts fail, or a certified vehicle has a defect resulting in quality or safety accidents, or consistent failure of compliance with certification requirements is discovered, the approval can be withheld, suspended or even revoked. With effect from the date of revocation or during suspension of certification, any vehicle that fails to satisfy the requirements for certification may not continue to be delivered, sold, exported or used in any commercial activity. Failure by Damon to have the HyperSport or any future model electric vehicle satisfy motor vehicle standards would have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Damon is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and noncompliance with such laws can subject Damon to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect Damon’s business, results of operations, financial condition and reputation.

Damon is subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which Damon conducts activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), the U.K. Bribery Act 2010 and other similar anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, laws and regulations. The FCPA, the CFPOA and the U.K. Bribery Act 2010 prohibit Damon and its officers, directors, employees and business partners acting on Damon’s behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The UK Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could harm the Damon brand and adversely affect Damon’s business, financial condition, operating results and prospects.

Damon has direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. These interactions subject Damon to an increased level of compliance-related concerns. Damon is in the process of implementing policies and procedures designed to ensure compliance by it and its directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, Damon’s policies and procedures may not be sufficient and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which Damon may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws and regulations could subject Damon to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could harm the Damon brand and materially adversely affect Damon’s business, financial condition, operating results and prospects. In addition, changes in economic sanctions laws in the future could adversely impact Damon’s business and investments in Damon’s securities.

Damon is subject to numerous environmental, health and safety laws and any breach of such laws may have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Damon is subject to numerous environmental, health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws, regulations, directives or requirements would have a material adverse effect on Damon’s business, financial condition, operating results and prospects.

Damon may be adversely affected by the complexity, uncertainties and changes in automotive or internet related Canadian regulations or similar regulations of any countries it is selling motorcycles into.

Damon operates in the motorcycle and internet industry, both of which are extensively regulated by various governments. Regulations on vehicle homologation requirements may change over time, and potentially diverge in various regions, driving the need for increased vehicle variants, or discontinuation (temporary or permanent) of existing vehicle models.

In addition, Damon’s mobile applications are also regulated by various regulations, for example there are regulations related to the collection and sharing of data. If Damon’s mobile applications were found to be violating the regulations, Damon may be subject to administrative penalties, including warning, service suspension or removal of Damon’s mobile applications from the relevant mobile application store, which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

Risks Related to Cybersecurity and Privacy

Damon’s inability to leverage vehicle and customer data could impact the servicing of its products, its software algorithms and impact research and development.

Damon will rely on data collected from the use of its vehicles, including vehicle data and data related to battery usage statistics. Damon will use this data in connection with the servicing and normal course software updates of its products, its software algorithms and the research, development and analysis of its motorcycles. Damon’s inability to obtain this data or the necessary rights to use this data or Damon’s inability to properly analyze or use this data could result in Damon’s inability to adequately service its vehicles or delay or otherwise negatively impact its research and development efforts. Any of the foregoing could materially adversely affect Damon’s business, financial condition, operating results and prospects.

Failure of information security and privacy concerns could subject Damon to penalties, damage its reputation and brand, and harm its business, financial condition, operating results and prospects.

Damon faces significant challenges with respect to information security and privacy, including the storage, transmission and sharing of confidential information. Damon collects, transmits and stores confidential and private information of its customers, such as personal information, including names, accounts, user IDs and passwords, and payment or transaction related information. In certain jurisdictions, Damon is also subject to certain laws and regulations, such as “Right to Repair” laws, that require Damon to provide third-party access to its network or vehicle systems.

Damon is required by the laws of its various operating regions to ensure the confidentiality, integrity, availability and authenticity of the information of its customers and suppliers, which is also essential to maintaining their confidence in its vehicles and services. Damon intends to implement strict information security policies and deploy advanced measures to implement the policies, including, among others, advanced encryption technologies. However, advances in technology, an increased level of sophistication and diversity of Damon’s vehicles and services, an increased level of expertise of hackers, new discoveries in the field of cryptography or others can still result in a compromise or breach of the measures that are used by Damon. If Damon is unable to protect its systems, and hence the information stored in its systems, from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches could cause a loss, give rise to Damon’s liabilities to the owners of confidential information or even subject Damon to fines and penalties. In addition, complying with various laws and regulations could cause Damon to incur substantial costs or require Damon to change its business practices, including its data practices, in a manner adverse to its business.

Any unauthorized control or manipulation of Damon’s vehicles’ systems could result in loss of confidence in Damon and its vehicles and harm its business.

Damon’s vehicles contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. Damon has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks and its vehicles and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of or to change Damon’s solutions’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicles. Future vulnerabilities could be identified and Damon’s efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of Damon’s vehicles, or any loss of customer data, could result in legal claims or proceedings and remediation of such problems could result in significant, unplanned capital expenditures. In addition, regardless of their veracity, reports of unauthorized access to its technology systems or data, as well as other factors that may result in the perception that Damon’s vehicles, technology systems or data are capable of being “hacked,” could materially adversely affect Damon’s brand and its business, financial conditions, operating results and prospects.

Damon is subject to information technology and cybersecurity risks to operational systems, security systems, infrastructure, integrated software in its motorcycles and customer data processed by it, and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent Damon from effectively operating its business, harm its reputation or materially adversely affect its business, financial condition, operating results and prospects.

Damon is at risk for interruptions, outages and breaches of: (i) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by it or its third-party vendors or suppliers; (ii) facility security systems, owned by it or its third-party vendors or suppliers; (iii) transmission control modules or other in-product technology, owned by it or its third-party vendors or suppliers; (iv) the integrated software in Damon’s vehicles; or (v) customer or driver data that Damon processes or Damon’s third-party vendors or suppliers process on its behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers or others; jeopardize the security of Damon’s facilities; or affect the performance of transmission control modules or other in-product technology and the integrated software in Damon’s vehicles. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery, social engineering or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time.

Although Damon maintains information technology measures designed to protect it against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and there is no guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. Any implementation, maintenance, segregation and improvement of Damon’s systems may require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of Damon’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Damon’s ability to manage its data and inventory, procure parts or supplies or produce, sell, deliver and service its vehicles, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Damon cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Damon does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, Damon’s ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in Damon’s internal control over financial reporting, which may impact Damon’s ability to certify its financial results. Moreover, Damon’s proprietary information or intellectual property could be compromised or misappropriated, and its reputation may be adversely affected. If these systems do not operate as expected, Damon may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact Damon’s manufacturing capacity or production capability, harm its reputation, cause Damon to breach its contractual arrangements with other parties or subject Damon to regulatory actions or litigation, any of which could materially adversely affect its business, financial condition, operating results or prospects. In addition, Damon’s insurance coverage for cyberattacks may not be sufficient to cover all the losses it may experience as a result of a cyber incident.

Damon also collects, uses, discloses, stores, transmits and otherwise processes customer and employee and others’ data as part of its business and operations, which may include personal data or confidential or proprietary information. Damon uses its vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage and rider behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help it customize and optimize the riding experience. Damon’s users may object to the use of this data, which may harm Damon’s business. Damon also works with partners and third-party service providers or vendors that may in the course of their business relationship with Damon collect, store and process such data on Damon’s behalf and in connection with Damon’s vehicles and services. There can be no assurance that any security measures that Damon or its third-party service providers, vendors, or suppliers have implemented will be effective against current or future security threats. While Damon has developed systems and processes designed to protect the availability, integrity, confidentiality and security of Damon’s, Damon’s customers’, and employees’ and others’ data, such security measures or those of its third-party service providers, vendors or suppliers could fail and result in unauthorized access to or disclosure, acquisition, encryption, modification, misuse, loss, destruction or other compromise of such data. If a compromise of such data were to occur, Damon may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Laws in all 50 states of the U.S., in Canada and in Europe require Damon to provide notice to individuals, customers, regulators, credit reporting agencies and others when certain sensitive information has been compromised as a result of a security breach or where a security breach creates a real risk of significant harm to an individual. Such laws are inconsistent and compliance if there is a widespread data breach could be costly. Depending on the facts and circumstances of such an incident, these damages, penalties, fines and costs could be significant. Any such event could harm Damon’s reputation and result in litigation against it, or otherwise materially adversely affect its business, financial condition, operating results and prospects.

Risks Related to Litigation, Product Warranty and Recalls

Damon may become subject to product liability claims, which could harm Damon’s financial condition and liquidity if it is not able to successfully defend or insure against such claims.

Damon may become subject to product liability claims, which could harm Damon’s business, financial condition, operating results and prospects. The motorcycle industry experiences significant product liability claims and Damon faces inherent risk of exposure to claims if its motorcycles do not perform as expected or malfunction resulting in personal injury or death. Damon’s risks in this area are particularly pronounced given the limited field experience of its motorcycles. A successful product liability claim against Damon could require it to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about Damon’s motorcycles and business and inhibit or prevent commercialization of other future motorcycle candidates which could harm the Damon brand and have a materially and adverse effect Damon’s business, financial condition, operating results and prospects. Damon plans to seek adequate product liability insurance for all its motorcycles, but any such insurance might not be sufficient to cover all potential product liability claims, and may not be available on terms satisfactory to Damon. Any lawsuit seeking significant monetary damages either in excess of such liability coverage, or outside of such liability coverage, may harm the Damon brand and have a material adverse effect on Damon’s business, financial condition, operating results and prospects. Damon may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it faces liability for its products and is forced to make a claim under its product liability insurance policy(ies).

Damon’s warranty reserves may be insufficient to cover future warranty claims which could adversely affect its business, financial condition, operating results and prospects.

As Damon’s vehicles enter production, Damon will need to maintain warranty reserves to cover warranty-related claims. If Damon’s warranty reserves are inadequate to cover future warranty claims on its vehicles, Damon’s business, financial condition, operating results and prospects could be materially and adversely affected. Damon expects to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, Damon has limited operating experience with its vehicles, and therefore no experience with warranty claims for these vehicles or with estimating warranty reserves, which renders necessary reserves hard to predict. In the future, Damon may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

Damon may be compelled to undertake product recalls or take other actions, which could adversely affect its brand image and financial performance.

If Damon’s vehicles are subject to recalls in the future, Damon may be subject to adverse publicity, damage to its brand and liability for costs. In the future, Damon may at various times, voluntarily or involuntarily, initiate a recall if any of its vehicles, including any systems or parts sourced from its suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by Damon or its suppliers, could involve significant expense and could materially adversely affect the Damon brand image in the target markets of Damon, as well as Damon’s business, financial condition, operating results and prospects.

Damon is currently involved in a dispute with the lessee of Damon’s former manufacturing facility in Surrey, British Columbia.

In April 2023, Damon received a notice of default from a property management company related to Damon’s lease of a facility in Surrey, British Columbia. Damon had planned to commence its initial manufacturing at the facility before relocating operations to its new facility in San Rafael, California. The notice of default asserts a breach of the lease and seeks approximately CAD$4.3 million in damages, in addition to accruing interest and other costs. Damon executed a settlement agreement effective on June 30, 2023, whereby it subsequently settled the amount owing with an issuance of convertible notes and installments of cash payments. Should Damon default under the terms of the settlement agreement., Damon could be forced to pay a substantial monetary sum to the property management company and may also suffer reputational or other harm.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement includes forward-looking statements, including in the sections entitled “Information Statement Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Damon,” “Business of Grafiti” and “Business of Damon.” These forward-looking statements include, without limitation, statements regarding the expected timing and structure of the spin-off and the Business Combination, the ability of the parties to complete the spin-off and the Business Combination, the expected benefits of the spin-off and the Business Combination, the tax consequences of the spin-off and the Business Combination, the expected business developments, products, technology, addressable markets, growth plans and strategies, future performance, financial condition, and results of operations of our company, Damon, and the combined company. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this information statement.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Damon.”

DIVIDEND POLICY

Grafiti does not currently expect to pay dividends on its common shares. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Grafiti’s board of directors. The Grafiti Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in any debt instrument, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations. We cannot guarantee that Grafiti will pay a dividend in the future or continue to pay any dividends if we began paying dividends.

CAPITALIZATION

The following table sets forth Grafiti’s capitalization as of September 30, 2023, on a historical basis and on a pro forma basis to give effect to the distribution and the pro forma adjustments included in our unaudited pro forma condensed combined financial information. The historical financial information of Grafiti below represents the capitalization of Grafiti UK obtained from the audited carve-out financial statements, as Grafiti Holding Inc. was not created until October 2023. The information below is not necessarily indicative of what our capitalization would have been had the spin off been completed as of September 30, 2023. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti,” and Grafiti’s financial statements and notes thereto included elsewhere in this information statement.

The following table sets forth our cash and capitalization as of September 30, 2023:

●	on an actual basis

●	on a pro forma basis assuming the reclassification of Inpixon’s investment to approximately [___] Grafiti common shares, no par value per share.

(in thousands)	Actual	Pro forma
Cash and cash equivalents	348	348
Stockholders’ Equity
Common stock	-	644
Additional Paid in Capital	644	-
Accumulated other comprehensive loss	(4)	(4)
Accumulated deficit	(410)	(410)
Total capitalization	230	230

The capitalization table above assumes that there will be approximately 3,600,000 Grafiti common shares outstanding.

The separation and distribution

Background and Reasons of the Separation and Distribution

In December 2021, Inpixon’s board of directors authorized its management team to review strategic alternatives, including an asset sale, merger with another company or spin-off of one or more of its business units aimed at maximizing shareholder value. Inpixon looked at a wide range of potential strategic transactions, companies, and structures to affect this strategy. Inpixon evaluated over a dozen different companies and negotiated four non-binding letters of intent in its search for strategic partners and transactions that it believes could potentially increase shareholder value.

In March 2023, Inpixon completed a spin-off of its enterprise apps business and business combination with KINS Technology Group, Inc. (“KINS”), a special purpose acquisition company pursuant to which Inpixon stockholders received shares of KINS common stock valued at approximately $70 million. On July 25, 2023, Inpixon also entered into an Agreement and Plan of Merger with XTI, which is anticipated to close by the end of this year. As a condition to closing the Proposed XTI Transaction, Inpixon is required to complete the Solutions Divestiture, by any lawful means, including a sale to one or more third parties, spin off, plan of arrangement, merger, reorganization, or any combination of the foregoing. To this end, Inpixon is pursuing the spin-off and the Business Combination with the goal of fulfilling its obligations in the Proposed XTI transaction and further delivering additional value for Inpixon’s stockholders.

On October 18, 2023, Inpixon’s board of directors approved the Business Combination and the spin-off under the terms of the Business Combination Agreement. Inpixon determined that the spin-off and the Business Combination would be in the best interests of Inpixon and its stockholders because the spin-off and the Business Combination create significant opportunities and benefits to maximize value for Inpixon shareholders. In assessing and approving the spin-off and the Business Combination, Inpixon considered the unavailability of alternative transactions that would produce similar or better results for Inpixon and its stockholders. Inpixon decided to pursue the spin-off and the Business Combination with Damon rather than a stand-alone spin-off transaction because it determined that the expected value to Inpixon and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off transaction. The principal factor considered by Inpixon in reaching this decision, in addition to the factors noted above, was Damon’s business and prospects, after giving effect to the proposed Business Combination with Grafiti.

The principal countervailing factors considered by Inpixon in its deliberations concerning the spin-off and the Business Combination were:

●	the fact that the Damon transaction necessarily involved another party and therefore presented execution risks that would not be present in a single party transaction like a stand-alone spin-off;

●	the possibility that the Damon business will not perform in the anticipated manner;

●	risks relating to integrating the Grafiti UK Business with Damon’s current operations and the potential effects on the value of Grafiti common shares to be received in the spin-off and the Business Combination; and

●	the additional cost and expense that would be incurred to consummate the spin-off and Business Combination, in addition to significantly higher operating costs and expenses that would be incurred in connection with the acquisition of the Damon business following the consummation of the Business Combination.

After consideration of the above factors and based on information furnished by Damon to Inpixon, particularly in respect of of the anticipated value of the combined business that Inpixon stockholders are anticipated to retain in relation to Inpixon’s current market cap value, Inpixon concluded that the expected value to Inpixon and its stockholders from pursuing the spin-off and the Business Combination was greater than the value of a stand-alone spin-off of the Grafiti UK Business. See “The Separation and Distribution.”

When and How You Will Receive the Distribution

On December 27, 2023, the record date, Inpixon transferred the Grafiti common shares to a newly-created trust for the benefit of participating Inpixon securityholders, on the basis of one Grafiti common share for every [     ] shares of Inpixon common stock the securityholder holds at the close of business on the record date.

The trust in which the Grafiti common shares held was established for the benefit of the participating Inpixon securityholders as of the record date. The Grafiti common shares will be held by the trust until the registration statement of which this information statement forms a part has been declared effective by the SEC, promptly following which time the Grafiti common shares will be delivered to the participating Inpixon securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares of Inpixon common stock as of the record date.

The Grafiti common shares are the sole asset of the trust, and the sole purpose of the trust is to hold and distribute those shares, as described. The trustees have exclusive authority to take actions on behalf of the trust within its stated purposes. Beneficial interests in the trust will not be issued in certificated form or otherwise evidenced by separate instruments of any kind, and will not be permitted to be traded. Following the delivery of the Grafiti common shares by the trust to the beneficiaries, the trust will be liquidated.

For all U.S. federal and applicable state and local income tax purposes, we and Inpixon will treat the transfer of the Grafiti common shares to the trust as a transfer of the Grafiti common shares to the participating Inpixon securityholders followed by a transfer of the interests by the participating Inpixon securityholders to the trust, and the participating Inpixon securityholders will be treated as the grantors and owners of the interests held in the trust pursuant to Section 671-677 of the Internal Revenue Code of 1986, as amended (the “Code”), and the trust will be treated as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d). The trustees will value, or cause to be valued, the Grafiti common shares and notify the participating Inpixon securityholders in writing of the valuation.

Computershare Trust Company, N.A. will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Grafiti common shares.

If you own shares of Inpixon common stock as of the close of business on the record date for the distribution, the Grafiti common shares that you are entitled to receive in the distribution will be issued electronically, as of the delivery date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the distribution agent will then mail you a direct registration account statement that reflects your Grafiti common shares. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Inpixon common stock in the “regular-way” market up to and including the delivery date, you will be selling your right to receive Grafiti common shares in the distribution.

Commencing on or shortly after the deliveryn date, if you hold physical share certificates that represent your shares of Inpixon common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of Grafiti’s common shares that have been registered in book-entry form in your name.

Most Inpixon stockholders hold their shares of common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Inpixon common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Grafiti common shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Will Receive

Grafiti common shares distributed to holders in connection with the distribution will be registered under the Exchange Act and freely transferable, except for shares received by persons who may be deemed to be Grafiti affiliates or as contemplated by the term of the Business Combination as described below.

Persons who may be deemed to be Grafiti affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Grafiti, which may include certain Grafiti executive officers, directors or principal stockholders. Securities held by Grafiti affiliates will be subject to resale restrictions under the Securities Act. Grafiti affiliates will be permitted to sell shares of Grafiti common shares only pursuant to an effective resale registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

In accordance with the Business Combination Agreement, Grafiti shall apply lock-up terms to Grafiti common shares issued in the distribution that are substantially similar to those contained in the lock-up agreements applicable to Damon securityholders by incorporating such terms in its organization documents or through another mechanism. This means that your Grafiti common shares received in the distribution will be subject to lock-up restrictions for the period from the distribution to 180 days after the closing of the Business Combination, subject to the following release schedule: 20% at the closing, 40% at 90 days following the closing, and the remaining 40% at 180 days following the closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold.

Number of Grafiti Common Shares You Will Receive

For every [.   ] shares of Inpixon common stock that you own at the close of business on December 27, 2023, the record date for the distribution, you will receive one Grafiti common share on the delivery date.

Inpixon will not distribute any fractional Grafiti common shares to the participating Inpixon securityholders. Instead, Inpixon will round down to the nearest whole share any fractional Grafiti common share to which the participating Inpixon securityholders would otherwise have been entitled to receive.

Market for Grafiti Common Shares

There is currently no public trading market for Grafiti’s common shares. Grafiti expects that there will be no public trading market for the Grafiti common shares unless the Business Combination is consummated. Listing of the Grafiti common shares on the Nasdaq Stock Market, after giving effect to the Business Combination, is a condition to consummating the Business Combination. Accordingly, Grafiti plans to apply for listing of the combined company common shares on the Nasdaq Stock Market in connection with the Business Combination.

Trading Between the Record Date and Delivery Date

Beginning on or shortly before the record date for the distribution and continuing up to the delivery date, two markets may develop in Inpixon common stock: a “regular-way” market and an “ex-distribution” market. Inpixon common stock that trades on the “regular-way” market would trade with an entitlement to Grafiti common share distributed pursuant to the distribution. Inpixon common stock that trades on the “ex-distribution” market would trade without an entitlement to Grafiti common share distributed pursuant to the spin-off. Therefore, if you sell shares of Inpixon common stock in the “regular-way” market up to and including the delivery date, you would be selling your right to receive Grafiti common shares in the distribution. If you own shares of Inpixon common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including the delivery date, you would receive the Grafiti common shares that you are entitled to receive pursuant to your ownership as of the record date of the shares of Inpixon common stock.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the delivery date, there may be a “when-issued” market in our common shares. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market would be a market for Grafiti common shares that will be distributed to the participating holders of Inpixon common stock on the delivery date. If you own shares of Inpixon common stock at the close of business on the record date for the distribution, you would be entitled to Grafiti common shares distributed pursuant to the distribution. You may trade this entitlement to Grafiti common shares, without the shares of Inpixon common stock you own, on the “when-issued” market. On the first trading day following the delivery date, “when-issued” trading with respect to Grafiti common shares would end, and “regular-way” trading will begin.

“Ex-distribution” and “when-issued” trades are generally settled shortly after the delivery date, but if Inpixon determines not to proceed with the distribution following the initiation of “ex-distribution” and “when-issued” trading markets, trades in “ex-distribution” and “when-issued” trading markets would be cancelled and, therefore, would not be settled.

Conditions to the Distribution

Inpixon transferred the Grafiti common shares to a newly-created trust for the benefit of participating Inpixon securityholders at the close of business on the record date. The Grafiti common shares will be held by the trust until the registration statement of which this information statement forms a part has been declared effective by the SEC, at which time the Grafiti common shares will be delivered to the participating Inpixon securityholders, as beneficiaries of the trust, pro rata in accordance with their ownership of shares of Inpixon common stock as of the record date and time, provided that the following conditions are satisfied (or waived by Inpixon in its sole discretion):

●	the transfer of assets and liabilities to Grafiti and Inpixon, respectively, in accordance with the Separation Agreement will have been completed;

●	our common shares shall have been registered under the Exchange Act and the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and the information statement shall have been mailed to the Inpixon stockholders and participating warrant holders;

●	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

●	no order, injunction or decree by any governmental authorities or court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing the consummation of the separation, the distribution or any of the related transactions;

●	the Spin-off Documents will have been duly executed and delivered by the parties; and

●	no event or development will have occurred or exist that, in the judgment of Inpixon’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Inpixon cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. The satisfaction of the foregoing conditions does not create any obligations on Inpixon’s part to effect the separation and distribution, and Inpixon’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation and distribution, including by accelerating or delaying the timing of the consummation of all or part of the separation and distribution, at any time prior to the effective time of the distribution. To the extent that the Inpixon board of directors determines that any modifications by Inpixon materially change the material terms of the distribution, Inpixon will notify it stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Regulatory Approval

Apart from the registration under United States federal securities laws of Grafiti common shares to be distributed in the distribution and related Nasdaq listing requirements, Grafiti does not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Under the Neveda state law, Inpixon stockholders will not have dissent rights in connection with the distribution.

The separation agreement

The following is a summary of the material terms of the Separation Agreement. A copy of the Separation Agreement is filed as Exhibit 2.1 to the registration statement to which this information statement forms a part, and is incorporated by reference into this information statement. The following description does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement. You should refer to the full text of the Separation Agreement for details of the separation and distribution and the terms and conditions of the Separation Agreement.

When used in this section, “delivery date” refers to the date on which the trust distributes Grafiti common shares to the participating Inpixon securityholders.

The Separation Agreement provides for the separation of Inpixon’s Grafiti UK Business from the Remaining Business. Among other things, the Separation Agreement provides for the transfer of all of the capital stock of Inpixon Limited to Grafiti. The Separation Agreement also sets forth how the spin-off will be completed and other obligations of the parties prior to, upon and following the completion of the spin-off. Certain matters addressed by the Separation Agreement are described below.

Separation of the Grafiti UK Business

The Separation Agreement provides for the transfer of Grafiti Assets, which consist of all the issued and outstanding capital stock of Inpixon Limited, and Grafiti Liabilities related thereto at the effective time of the spin-off, pursuant to which (i) Inpixon will contribute to Grafiti the Grafiti Assets and Grafiti will assume certain liabilities in connection with the Grafiti Assets, and (ii) Grafiti will contribute to Inpixon certain assets and liabilities related to the Remaining Business.

Except as expressly set forth in the Separation Agreement or any ancillary agreement, neither Inpixon nor Grafiti expects to make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the spin-off, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Inpixon or Grafiti as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement and the ancillary agreements, unless the context otherwise requires.

Consents

The Separation Agreement provides that Inpixon and Grafiti will use their respective reasonable best efforts to obtain promptly any required third-party consents or governmental approvals required in connection with the spin-off, provided that neither party will be required to make any payments or assume any liabilities or offer or grant any financial accommodation or other benefit with respect to any existing agreements with third parties not required to be paid under the terms of an existing agreement. The transfer of any specific asset to Grafiti, on the one hand, or Inpixon, on the other hand, in connection with the spin-off will automatically be deferred until the completion of the transfer of the asset or liability, as applicable, can take place in accordance with any required consents or governmental approvals.

Conditions to the Spin-off

The Separation Agreement provides that the distribution is subject to satisfaction (or waiver by Inpixon) of certain conditions. These conditions are described under “The Separation and Distribution – The Separation and Distribution—Conditions to the Distribution.” Inpixon has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Mutual Releases

The Separation Agreement provides that Grafiti will release and discharge Inpixon and its affiliates from all liabilities assumed by Grafiti as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to Grafiti’s business, Grafiti Assets and Grafiti Liabilities, and from all liabilities existing or arising in connection with the implementation of the separation and distribution, but excluding any liabilities resulting from actions by Inpixon and its subsidiaries that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by Inpixon or its subsidiaries. Similarly, Inpixon and its affiliates will release and discharge Grafiti and its affiliates from all liabilities retained by Inpixon and its subsidiaries as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation and distribution, but excluding any liabilities resulting from actions by Grafiti and its subsidiaries that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by Grafiti or its subsidiaries.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the Separation Agreement, the transition services agreements, and the transfer documents executed in connection with the separation.

Further Assurances

In addition to the actions specifically provided for in the Separation Agreement, each of Inpixon and Grafiti agreed in the Separation Agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the Separation Agreement and the ancillary agreements.

Dispute Resolution

The Separation Agreement contains provisions that govern, except as otherwise provided in any ancillary agreements, the resolution of disputes, controversies or claims that may arise between Inpixon and Grafiti related to the separation or distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of Inpixon and Grafiti. If such efforts are not successful, either Inpixon or Grafiti may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the Separation Agreement.

Expenses

Except as expressly set forth in the Separation Agreement or in any ancillary agreement, Inpixon will be responsible for payment of all out-of-pocket fees, costs and expenses incurred in connection with the separation and distribution prior to the effective time of the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution.

Other Matters

Other matters governed by the Separation Agreement include access to financial and other information, confidentiality, access to and provision of witnesses and records, among others.

Termination

The Separation Agreement provides that it may be terminated, and the separation and distribution may be abandoned, at any time prior to the effective time of the distribution in the sole discretion of Inpixon without the approval of any person, including Inpixon’s stockholders or Grafiti’s shareholders. In the event of a termination of the Separation Agreement, no party, nor any of its directors or officers, will have any liability of any kind to the other party or any other person. After the effective time of the distribution, the Separation Agreement may not be terminated except by an agreement in writing signed by both Inpixon and Grafiti.

Ancillary Agreements Contemplated by the Separation Agreement

Transition Services Agreement

Prior to the completion of the spin-off, Inpixon and Grafiti expect to enter into a transition services agreement which will set out the respective rights, responsibilities, and obligations of with respect to certain support services to be provided by each other to one another after the spin-off, as may be necessary to ensure the orderly transition of the respective businesses.

Any services provided beyond the services covered will be billed at a negotiated rate, which will not be less favorable than the rate Inpixon or Grafiti would have received for such service from a third party.

BUSINESS of grafiti

Introduction

Grafiti Holding is a holding company with operations through its subsidiary, Inpixon Limited, which operates the Grafiti UK Business. Grafiti is a primary distributor of data analytics and visualization software products known as “SAVES” primarily for scientists and engineers distributed in the UK and certain other European countries. These products can be downloaded to a user’s desktop. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the studying of the efficacy of established drugs and therapies, in epidemic propagation research among other applications. Engineers use our products to conduct surface modelling analysis and curve fitting in order to design new engineering processes, study signal attenuation and propagation in radio engineering among other applications. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Grafiti Holding was incorporated on October 17, 2023 in British Columbia, Canada for purposes of the spin-off transaction. Grafiti UK was formed by Inpixon on May 13, 2020 as a distribution arm for the UK market and part of the European market for Inpixon’s SAVES business.

Our strategy is to build a broader, long term customer base by increasing the sales of Grafiti UK’s product offerings to include cloud and Macintosh compatible data analytics and statistical visualization software products. We believe this will enable the Grafiti UK Business to focus on generating more recurring revenues in the future.

Products and Services

We offer a comprehensive set of data analytics and statistical visualization software solutions for engineers and scientists. The suite of data analytics and statistical visualization tools includes SigmaPlot, SigmaStat, SYSTAT, PeakFit, TableCurve 2D, TableCurve 3D, SigmaScan and MYSTAT. In addition, over the last three years the next generation of the Sigmaplot Product called Sigmaplot NG was successfully developed. Sigmaplot NG is platform independent/Macintosh compatible and is a technological refresh of the past versions of Sigmaplot allowing it to leverage modern hardware architectures and computational capacity. In addition a cloud version of the Sigmaplot NG product which allows our customers to leverage the full power of the cloud and distribute our software among its users with low touch and/or no touch installation processes is anticipated to be released in limited availability prior to the end of this quarter and on a general availability basis during the first quarter of 2024.

SigmaPlot is the flagship product that goes beyond financially oriented spreadsheets and the “bells and whistles” of business graphing software by making the technical features that scientists and engineers need the highest priority. SigmaPlot provides more than 100 different 2D and 3D graph types. Researchers can choose from a full range of graphing options: technical axis scales, multiple axes, multiple intersecting 3-D graphs and much more. With SigmaPlot they users create clear, compelling graphs you simply can’t get with basic spreadsheet packages.

Systat is a powerful statistical and graphical software package that is very easy to use and highly integrated. It is powerful and comprehensive. The software includes basic and advanced statistics. The basic functions are usually the most commonly used statistics (e.g., user can do descriptive statistics, frequencies, correlations and etc.). Systat can also be used for advanced statistics as well (e.g., regression, ANOVA, MANOVA, factor analysis, cluster analysis, time series).

SigmaStat was sold as a separate product for decades and was recently integrated into SigmaPlot. SigmaStat is a user-friendly statistical software package thousands of scientists turn to when they want to be expertly guided through the analysis of their data. It is an ideal solution for anyone who needs to conduct statistical analysis but does not have the in-depth knowledge of the math behind the statistical procedures performed.

SigmaScan Pro Scientists, engineers or technicians face problems that are difficult to measure but easy to photograph. SigmaScan provides a complete image analysis package for studying the structure and size of your visual information — everything from image collection to data analysis. With powerful image analysis and data manipulation techniques, SigmaScan Pro transforms images into reliable statistics, understandable graphs and valuable scientific conclusions.

TableCurve 2D is a linear and non-linear curve fitting package for scientists. TableCurve 2D is the first and only program that completely eliminates endless trial and error by automating curve fitting.

TableCurve 3D performs linear and non-linear surface fitting. TableCurve 3D is the first and only program that combines a powerful surface fitter with the ability to find the ideal equation to describe three-dimensional empirical data.

PeakFit performs automated nonlinear peak separation and analysis. It was designed for scientists performing spectroscopy, chromatography and electrophoresis. PeakFit’s state-of-the-art nonlinear curve fitting is essential for accurate peak analysis and conclusive findings.

Sales and Marketing

Grafiti sales channels include direct sales as well as indirect sales through channel partners including resellers and distributors. Our five indirect sales partners distribute the Grafiti products in the western Europe region and also provide a wide range of pre- and post-sales services to Grafiti customers including installation and support services. There has not been any revenue concentration with any single channel distributor. The agreements with the channel distributions contain customary terms including a negotiated discount for the Manufacturer’s Suggested Retail Price.

Direct sales representatives are compensated with a base salary and, in certain circumstances, may participate in incentive plans such as commissions or bonuses.

Our products are marketed through industry-focused as well as account-based marketing strategies which utilize SEO, advertising, social media, trade shows, conferences, webinars, and other media.

Grafiti products are sold as annual or perpetual licenses along with maintenance subscriptions.

License and Distribution Arrangement with Inpixon or Its SAVES Business Successor

Inpixon and Grafiti expect that Grafiti will continue to serve as the primary distributor of SAVES products in the UK and in certain other European countries following the spin-off. The parties intend to document the terms of the continued relationship prior to the consummation of the spin-off. Prior to the distribution, Grafiti intends to enter into a definitive written agreement with Inpixon or any successor to its SAVES business which will govern the terms of its relationship as the primary distributor of the SAVES products in the UK and certain European countries which are anticipated to include a minimum licensing and distribution fee of approximately $95,000 a year, subject to adjustment on an annual basis.

Customers

Our customers include academic institutions, engineers and scientists in a variety of industries including environmental sciences, behavioral sciences, medical research, and engineering.

By understanding our customers unique needs and considering the markets we target, we provide expert guidance, demonstrations, and ongoing support to maximize the value our software brings. Over 60% of our customers are academic institutions or scientist associated with them. Our channel partners account for approximately 25% of our revenue.

Competition

We operate in a market characterized by intense competition from competitive products and their distributors and/or resellers, based on such factors as price, quality and depth of product lines and training, as well as service and support provided by the distributor to the customer. We believe we are well equipped to compete effectively with other distributors in all of these areas.

Our business is characterized by innovation and rapid change in the products we distribute. Originlab and Graphpad Prism are the main competitors of the products that we sell. These competitive products are characterized by the complexity of their user interfaces and the pre-supposition and in-depth understanding of statistics. Sigmaplot, on the other hand, has an interface that is as intuitive and simple to use and the statistical analyses available in Sigmaplot can be accessed through an intuitive and guided interface that makes the adoption of it by scientists and engineers less cumbersome and very time efficient. Sigmaplot is characterized by the richness of its graphs and their almost infinite customizability relative to our competitors’ graphing solutions. We offer multiple pricing models and believe our products are competitively priced.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Employees

As of September 30, 2023, we have a principal executive officer and two employees in Grafiti UK, one of whom is responsible for sales and marketing efforts and the other being responsible for pre and post-sale support. We are currently recruiting a new Sales Manager.

Facilities

As of September 30, 2023, we did not own any facilities or real properties.

Legal Proceedings

As of September 30, 2023, other than being subject to potential routine litigation and other claims that may arise in the normal course of business, we did not have any pending or threatened lawsuits or proceedings that are expected to have a material effect on our financial position, results of operations or liquidity.

Corporate History

On June 19, 2020, Inpixon acquired an exclusive license to use, market, distribute, and develop the SYSTAT and SigmaPlot software suite of products (referred to as “SAVES”) pursuant to an Exclusive Software License and Distribution Agreement, by and among Inpixon, Cranes Software International Ltd. (“Cranes”) and Systat Software, Inc. (“Systat” and, together with Cranes, the “Systat Parties”), as amended on June 30, 2020 and February 22, 2021 (as amended, the “License Agreement”). In connection with the License Agreement, Inpixon received an exclusive, worldwide license to use, modify, develop, market, sublicense and distribute the SAVES software, software source, user documentation and related Systat Intellectual Property (as defined in License Agreement) (the “License”); and an option to acquire the assets underlying the License (the “Purchase Option”).

Grafiti UK was incorporated by Inpixon in May of 2020 to operate as a distributor of the SAVES products in the UK and western European region. Grafiti UK is responsible for maintaining all aspects of the relationship with the end customer. All customer interaction from solicitation, pre-sale activities, sale and invoicing, delivery and customer support is the responsibility of Grafiti UK.

Corporate Information

As of September 30, 2023, we had one operating subsidiary, Inpixon Limited (100% ownership) based in Slough, United Kingdom.

Our principal executive offices are located at 169 Bath Road, Slough, UK. Our Internet website is www.grafiti.com and is currently under development. The information on, or that can be accessed through, our website is not part of this information statement, and you should not rely on any such information in making any investment decision relating to our common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS of grafiti

You should read the following discussion in conjunction with the audited financial statements and the corresponding notes and the unaudited pro forma financial combined financial statements and the corresponding notes included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

Inpixon, a Nevada corporation (“Inpixon”), has entered into a planned distribution (the “spin-off” or “distribution”) to spin-off 100% of the outstanding common shares of its wholly owned subsidiary, Grafiti Holding Inc., a British Columbia corporation (“Grafiti Holding”) to holders of Inpixon’s common stock, preferred stock and certain outstanding warrants as of October 27, 2023 (collectively, the “participating Inpixon security holders”) on a pro rata basis. In connection with the spin-off, Inpixon Limited, a United Kingdom (“UK”) limited company, will change its name to “Grafiti Limited” (“Grafiti UK”) and Inpixon will transfer all of the outstanding shares of Grafiti Limited to Grafiti Holding, which will operate as a wholly owned subsidiary of Grafiti Holding (the “Reorganization”).

Grafiti Holding was incorporated in May 2023 for the spin-off. Grafiti UK was formed in May 2020 as a distribution arm for the SAVES U.K. market and part of the European market.

Grafiti is a primary distributor of data analytics and visualization products known as “SAVES” primarily for scientists and engineers distributed in the UK and certain other European countries. These products can be downloaded to a user’s desktop and are anticipated to be available in the cloud during the first calendar quarter of 2024. These products help scientific research in the health and life sciences domain in the discovery of new drugs, in the studying of the efficacy of established drugs and therapies, in epidemic propagation research among other applications. Engineers use our products to conduct surface modelling analysis and curve fitting in order to design new engineering processes, study signal attenuation and propagation in radio engineering among other applications. Potential automobile and motorcycle applications could include surface panel design for aerodynamics, aesthetic symmetry, and calculated asymmetry among others. We believe our regression analysis product could also be used for predicting vehicle sharing demand and pricing trends in various markets based on a wide range of variables.

Critical Accounting Policies and Estimates

Our carve-out financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our carve-out financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our carve-out financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our carve-out financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the audited carve-out financial statements for the years ended June 30, 2023, 2022, and 2021 and in Note 3 of the unaudited carve-out financial statements for the three months ended September 30, 2023 and 2022 which are included elsewhere in this filing. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

There have been no significant changes to our critical accounting policies and estimates from the information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s annual financial statements for the years ended June 30, 2023, 2022, and 2021.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. Our licenses are sold as perpetual or term licenses and the arrangements may include maintenance services which are accounted for as separate performance obligations. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The most critical judgements required in applying ASC 606 Revenue Recognition from Customers, and our revenue recognition policy relate to the determination of distinct performance obligations.

●	We receive fixed consideration for sales of software products. Revenue is recognized at point in time when the customer has title to the product and risks and rewards of ownership have transferred.

●	Revenue related to contracts for the sale of our software is recognized over time using the output method (days of software provided) because we are providing continuous access to its service.

●	We recognize revenue related to Maintenance Services evenly over time using the output method (days of software provided) because we provide continuous service, and the customer simultaneously receives and consumes the benefits provided by our performance as the services are performed.

We also consider whether an arrangement has any discounts, material rights, or specified future upgrades that may represent additional performance obligations. Discounts have not historically been significant, but we continue to monitor and evaluate these estimates based on historical experience, anticipated performance, and our best judgment. Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a particular period.

Long-Lived Assets - Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended June 30, 2023 and 2022, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

Based on its assessments, the Company has not recorded any impairment of long-lived assets during the years ended June 30, 2023, 2022 and 2021.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the years ended June 30, 2023, 2022 and 2021, based upon certain economic conditions and historical losses through June 30, 2023, 2022 and 2021. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for the Company.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax filings that do not meet these recognition and measurement standards. As of June 30, 2023, 2022 and 2021, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended June 30, 2023, 2022 and 2021.

Results of Operations

Year Ended June 30, 2023 compared to the Year Ended June 30, 2022 and Year Ended June 30, 2022 compared to the Year Ended June 30, 2021

The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Years Ended June 30,
(in thousands, except percentages)	2023	2022	2021	Variation 2023-2022	% Change 2023-2022	Variation 2022-2021	% Change 2022-2021
Revenues	$391,848	$456,076	$252,129	$(64,228)	(14)%	$203,947	81%
Cost of revenues	$95,220	$95,499	$95,787	$(279)	—%	$(288)	—%
Gross profit	$296,628	$360,577	$156,342	$(63,949)	(18)%	$204,235	131%
Operating expenses	$370,457	$424,444	$425,216	$(53,987)	(13)%	$(772)	—%
Loss from operations	$(73,829)	$(63,867)	$(268,874)	$(9,962)	16%	$205,007	(76)%
Income tax provision	$—	$—	$—	—	—%	$—	—%
Net loss	$(73,829)	$(63,867)	$(268,874)	$(9,962)	16%	$205,007	(76)%

Revenues

Fiscal 2023 compared to Fiscal 2022

Revenues for the year ended June 30, 2023 were $391,848 compared to $456,076 for the comparable period in the prior year for a decrease of approximately $64,228, or approximately 14%. This decrease is primarily attributable to the loss of a sales manager during the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Revenues for the year ended June 30, 2022 were $456,076 compared to $252,129 for the comparable period in the prior year for an increase of approximately $203,947, or approximately 81%. This increase is primarily attributable to the fiscal year ended June 20, 2021 was the first year of operations and there is no historical annual license and maintenance revenue.

Gross Margin

Fiscal 2023 compared to Fiscal 2022

Cost of revenues for the year ended June 30, 2023 were $95,220 compared to $95,499 for the comparable period in the prior year and relatively flat.

The gross profit margin for the year ended June 30, 2023 was 76% compared to 79% for the year ended June 30, 2022. This lower margin is primarily due to the lower revenue during the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Cost of revenues for the year ended June 30, 2022 were $95,499 compared to $95,787 for the comparable period in the prior year and relatively flat.

The gross profit margin for the year ended June 30, 2022 was 79% compared to 62% for the year ended June 30, 2021. This higher margin is primarily due to the lower revenue during the year ended June 30, 2021.

Operating Expenses

Fiscal 2023 compared to Fiscal 2022

Operating expenses for the year ended June 30, 2023 were $370,457 and $424,444 for the comparable period ended June 30, 2022. This decrease of $53,987 is primarily attributable to decreased rent, salaries and advertising in the year ended June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

Operating expenses for the year ended June 30, 2023 were $424,444 and $425,216 for the comparable period ended June 30, 2022 and remained relatively flat.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization.

EBITDA for the year ended June 30, 2023 was a loss of $72,583 compared to a loss of $62,548 for the year ended June 30, 2022.

EBITDA for the year ended June 30, 2022 was a loss of $62,548 compared to a loss of $267,742 for the year ended June 30, 2021.

The following table presents a reconciliation of net income/loss attributable to stockholders of Inpixon Limited, which is our GAAP operating performance measure, to EBITDA for the years ended June 30, 2023, 2022 and 2021:

	For the Years Ended June 30,
	2023	2022	2021
Net loss attributable to common stockholders	$(73,829)	$(63,867)	$(268,874)
Interest expense/(income), net	—	—	—
Income tax benefit (provision)	—	—	—
Depreciation and amortization	1,246	1,319	1,132
EBITDA	$(72,583)	$(62,548)	$(267,742)

We rely on EBITDA, which is a non-GAAP financial measure for the following:

●	To review and assess the operating performance of our Company as permitted by ASC Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present EBITDA as supplemental disclosure because of the following:

●	We believe EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization.

●	We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of EBITDA is helpful to compare our results to other companies.

Even though we believe EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

●	EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing EBITDA only as supplemental information.

Three Months Ended September 30, 2023 compared to the Three Months Ended September 30, 2022

The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Three Months Ended
	2023		2022
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	$ Change	% Change*
Revenues	$97,908	100%	$89,930	100%	$7,978	9%
Cost of revenues	$23,805	24%	$23,805	26%	$—	—%
Gross profit	$74,103	76%	$66,125	74%	$7,978	12%
Operating expenses	$77,795	79%	$84,440	94%	$(6,645)	(8)%
Loss from operations	$(3,692)	(4)%	$(18,315)	(20)%	$14,623	80%
Income tax benefit (provision)	$—	—%	$—	—%	$—	—%
Net loss	$(3,692)	(4)%	$(18,315)	(20)%	$14,623	80%

Revenues

Revenues for the three months ended September 30, 2023 were $97,908 compared to $89,930 for the comparable period in the prior year for an increase of approximately $7,978, or approximately 9%. This increase is primarily attributable to expanded sales to existing customers.

Gross Margin

Cost of revenues for the three months ended September 30, 2023 were $23,805 consistent to $23,805 for the comparable period in the prior year.

The gross profit margin for the three months ended September 30, 2023 was 76% compared to 74% for the three months ended September 30, 2022. This higher margin is primarily due to the fact that cost of revenues remained constant from the prior period to the current period.

Operating Expenses

Operating expenses for the three months ended September 30, 2023 were $77,795 and $84,440 for the comparable period ended September 30, 2022. This decrease of $6,645 is primarily attributable to higher travel, advertising and professional fees in the three months ended September 30, 2022.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization.

EBITDA for the three months ended September 30, 2023 was a loss of $3,476 compared to a loss of $18,003 for the prior year period.

The following table presents a reconciliation of net income/loss attributable to stockholders of Inpixon, which is our GAAP operating performance measure, to Adjusted EBITDA for the three months ended September 30, 2023 and 2022:

	For the Three Months Ended September 30,
	2023	2022
Net loss attributable to common stockholders	$(3,692)	$(18,315)
Interest expense/(income), net	—	—
Income tax benefit (provision)	—	—
Depreciation and amortization	216	312
EBITDA	$(3,476)	$(18,003)

We rely on EBITDA, which is a non-GAAP financial measure for the following:

●	To review and assess the operating performance of our Company as permitted by ASC Topic 280, Segment Reporting;

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present EBITDA as supplemental disclosure because of the following:

●	We believe EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization.

●	We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of EBITDA is helpful to compare our results to other companies.

Even though we believe EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments

Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing EBITDA only as supplemental information.

Liquidity and Capital Resources as of June 30, 2023

Our current capital resources and operating results as of and through the year ended June 30, 2023, consist of:

1)	an overall working capital surplus of $201,921;

2)	cash of $264,244;

3)	net cash used by operating activities for the year ended June 30, 2023 of $75,616.

The breakdown of our overall working capital surplus is as follows (in thousands):

Working Capital	Assets	Liabilities	Net
Cash	$264,244	$—	$264,244
Accounts receivable, net / accounts payable	94,838	447	94,391
Accrued liabilities	—	72,068	(72,068)
Deferred revenue	—	86,635	(86,635)
Other	1,989	—	1,989
Total	$361,071	$159,150	$201,921

The Company had approximately $264,244 cash and cash equivalents as of June 30, 2023. Inpixon has agreed to contribute an additional $100,000 in cash at the closing of the Business Combination, and therefore the Company believes it has the ability to mitigate any uncertainty related to cash burn projections.

The Company believes that their current liquidity position has the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered into during our course of business. Our contractual obligations consist of operating lease liabilities that are included in our balance sheet. As of June 30, 2023, the total obligation for operating leases is approximately $2,700, all of which is expected to be paid in the next twelve months.

Liquidity and Capital Resources as of September 30, 2023

Our current capital resources and operating results as of and through September 30, 2023, consist of:

1)	an overall working capital surplus of approximately $229,563;

2)	cash of approximately $348,414;

3)	net cash provided by operating activities for the three months ended September 30, 2023 of $57,285.

The breakdown of our overall working capital surplus is as follows:

Working Capital	Assets	Liabilities	Net
Cash	$348,414	$—	$348,414
Accounts receivable, net / accounts payable	45,628	1,356	44,272
Accrued liabilities	—	64,948	(64,948)
Deferred revenue	—	100,239	(100,239)
Other	2,064	—	2,064
Total	$396,106	$166,543	$229,563

The Company had approximately $348,414 in cash and cash equivalents as of September 30, 2023. Inpixon has agreed to contribute an additional $100,000 in cash at the closing of the Business Combination, and therefore the Company believes it has the ability to mitigate any uncertainty related to cash burn projections.

The Company believes that their current liquidity position has the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business.

Financial Obligations and Requirements

Net cash used in operating activities during the year ended June 30, 2023 of $75,616 consists of net loss of $73,829 offset by non-cash adjustments of approximately $1,246 less net cash changes in operating assets and liabilities of approximately $3,033. As part of the Inpixon group of companies, the Company has historically been dependent on Inpixon for its working capital and financing requirements until the closing, as Inpixon uses a centralized approach to cash management and financing its operations. Given our current cash balances and budgeted cash flow requirements, the Company believes such funds are sufficient to satisfy its working capital needs, and other liquidity requirements associated with its existing operations for the next 12 months from the issuance date of the financial statements. However, general economic or other conditions resulting from COVID 19 or other material events may impact the liquidity of our common stock. Our business has been impacted by the COVID-19 pandemic and may continue to be impacted. We have seen some impact in the demand of certain products and delays in certain projects and customer orders either because customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology. The total impact that COVID-19 will have on general economic conditions is continuously evolving and the impact it may continue to have on our results of operations continues to remain uncertain and there are no assurances that we will be able to continue to not be materially adversely effected.

Net cash provided by operating activities during the three months ended September 30, 2023 of $57,285 consists of net loss of $3,692 offset by non-cash adjustments of approximately $216 plus net cash changes in operating assets and liabilities of approximately $60,761. As part of the Inpixon group of companies, the Company has historically been dependent on Inpixon for its working capital and financing requirements until the closing, as Inpixon uses a centralized approach to cash management and financing its operations. Our business has been impacted by COVID in the past and may continue to be impacted in the future. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern however with the Company’s current liquidity position along with the support of Parent, the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date these carve-out condensed financials statements were issued.

Liquidity and Capital Resources as of June 30, 2023 Compared With June 30, 2022 and June 30, 2021

The Company’s net cash flows used in operating, investing and financing activities for the years ended June 30, 2023, 2022, 2021 and certain balances as of the end of those periods are as follows:

	For the Years Ended June 30,
	2023	2022	2021
Net cash used in operating activities	$(75,616)	$(154,813)	$(103,823)
Net cash used in investing activities	-	-	(4,077)
Net cash provided by financing activities	166,471	177,053	268,448
Effect of foreign exchange rate changes on cash	3,223	(16,541)	3,919
Net increase in cash	$94,078	$5,699	$164,467

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Cash	$264,244	$170,166	$164,467
Working capital surplus	$201,921	$102,886	$(16,233)

Operating Activities for the year ended June 30, 2023

Net cash used in operating activities during the year ended June 30, 2023 was approximately $75,616. The cash flows related to the year ended June 30, 2023 consisted of the following:

Net loss	$(73,829)
Non-cash income and expenses	1,246
Net change in operating assets and liabilities	(3,033)
Net cash used in operating activities	$(75,616)

The non-cash income and expense of approximately $1,246 consisted of depreciation and amortization expenses.

The net cash used in the change in operating assets and liabilities aggregated approximately $3,033 and consisted primarily of the following:

$(22,768)	Increase in accounts receivable and other receivables
3,902	Decrease in other current assets and other assets
(2,625)	Decrease in accounts payable
31,607	Increase in accrued liabilities and other liabilities
(13,149)	Decrease in deferred revenue
$(3,033)	Net cash used in the changes in operating assets and liabilities

Operating Activities for the year ended June 30, 2022

Net cash used in operating activities during the year ended June 30, 2022 was approximately $154,813 million. The cash flows related to the year ended June 30, 2022 consisted of the following:

Net loss	$(63,867)
Non-cash income and expenses	9,495
Net change in operating assets and liabilities	(100,441)
Net cash used in operating activities	$(154,813)

The non-cash income and expense of approximately $9,495 consisted primarily of the following:

$1,319	Depreciation and amortization expenses
8,176	Amortization of right of use asset
$9,495	Total non-cash expenses

The net use of cash in the change in operating assets and liabilities aggregated approximately $100,441 and consisted primarily of the following:

$(21,372)	Increase in accounts receivable and other receivables
4,146	Increase in other current assets and other assets
(2,379)	Decrease in accounts payable
(18,368)	Decrease in accrued liabilities and other liabilities
(8,259)	Decrease in operating lease liabilities
(54,209)	Decrease in deferred revenue
$(100,441)	Net use of cash in the changes in operating assets and liabilities

Operating Activities for the year ended June 30, 2021

Net cash used in operating activities during the year ended June 30, 2021 was $103,823. The cash flows related to the year ended June 30, 2021 consisted of the following:

Net loss	$(268,874)
Non-cash income and expenses	26,088
Net change in operating assets and liabilities	138,963
Net cash used in operating activities	$(103,823)

The non-cash income and expense of $26,088 consisted of the following:

$1,132	Depreciation and amortization expenses
24,956	Amortization of right of use asset
$26,088	Total non-cash expenses

The net cash provided in the change in operating assets and liabilities aggregated of $138,963 and consisted primarily of the following:

$(52,981)	Increase in accounts receivable and other receivables
(10,887)	Increase in other current assets and other assets
5,785	Increase in accounts payable
60,505	Increase in accrued liabilities and other liabilities
(24,871)	Decrease in operating lease liabilities
161,412	Increase in deferred revenue
$138,963	Net cash provided in the changes in operating assets and liabilities

Investing Activities as of June 30, 2023, 2022, and 2021

There were no cash flows from investing activities during the years ended June 30, 2023 and 2022. Net cash flows used in investing activities for the year ended June 30, 2021 was $4,077, which related to the purchase of equipment.

Cash Flows from Financing Activities as of June 30, 2023, 2022, and 2021

Net cash flows provided by financing activities during the year ended June 30, 2023 was $166,471. Net cash flows provided by financing activities during the year ended June 30, 2022 was $177,053. Net cash flows provided by financing activities during the year ended June 30, 2021 was $268,446. During the years ended June 30, 2023, 2022, and 2021 the Company received net incoming cash flows of $166,471, $177,053, and $268,448, respectively, for an investment from Parent.

Liquidity and Capital Resources as of September 30, 2023 Compared with September 30, 2022

The Company’s net cash flows provided by (used in) operating, investing and financing activities for the three months ended September 30, 2023 and 2022 and certain balances as of the end of those periods are as follows:

	For Three Months ended September 30,
	2023	2022
Net cash provided by (used in) operating activities	$57,285	$(622)
Net cash provided by financing activities	32,193	35,841
Effect of foreign exchange rate changes on cash	(5,308)	(12,921)
Net increase in cash	$84,170	$22,298

	As of September 30, 2023	As of June 30, 2023
Cash	$348,414	$264,244
Working capital surplus	$229,563	$202,021

Operating Activities for the year ended September 30, 2023

Net cash provided by operating activities during the three months ended September 30, 2023 was approximately $57,285. The cash flows related to the year ended September 30, 2023 consisted of the following:

Net loss	$(3,692)
Non-cash income and expenses	216
Net change in operating assets and liabilities	60,761
Net cash provided by operating activities	$57,285

The non-cash income and expense of approximately $216 consisted of depreciation and amortization expenses.

The net cash provided by the change in operating assets and liabilities aggregated approximately $60,761 and consisted primarily of the following:

$47,626	Decrease in accounts receivable and other receivables
(149)	Increase in other current assets and other assets
958	Increase in accounts payable
(4,830)	Decrease in accrued liabilities and other liabilities
17,156	Increase in deferred revenue
$60,761	Net cash provided by the changes in operating assets and liabilities

Operating Activities for three months ended September 30, 2022

Net cash used in operating activities during three months ended September 30, 2022 was approximately $622. The cash flows related to the year ended September 30, 2022 consisted of the following:

Net loss	$(18,315)
Non-cash income and expenses	312
Net change in operating assets and liabilities	17,381
Net cash used in operating activities	$(622)

The non-cash income and expense of approximately $312 consisted primarily of depreciation and amortization expenses.

The net use of cash in the change in operating assets and liabilities aggregated approximately $17,381 and consisted primarily of the following:

$25,706	Decrease in accounts receivable and other receivables
2,816	Decrease in other current assets and other assets
(513)	Decrease in accounts payable
(5,274)	Decrease in accrued liabilities and other liabilities
(5,354)	Decrease in deferred revenue
$17,381	Net use of cash in the changes in operating assets and liabilities

Cash Flows from Financing Activities as of September 30, 2023 and 2022

Net cash flows provided by financing activities during the three months ended September 30, 2023 was $32,193. Net cash flows provided by financing activities during the three months ended September 30, 2022 was $35,841. During three months ended September 30, 2023 and 2022, the Company received incoming cash flows of $32,193 and $35,841, respectively, for an investment from Parent.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Recently Issued Accounting Standards

For a discussion of recently issued accounting pronouncements, please see Note 2 to our financial statements, which are included in this report beginning on page F-1.

MANAGEMENT of GRAFITI following the SPIN-OFF

The following table sets forth the name and age of our sole executive officer and director and of those individuals who will serve following the spin-off. Following the distribution, Mr. Ali will continue as the Chief Executive Officer, President and the sole director. Directors are elected annually. The Grafiti Board does not have a fixed maximum number of directors, but the mechanics for the number of board seats can be set by ordinary resolution by the directors, in accordance with its articles. Currently, there is no specific number of directors in the Grafiti Board in accordance with its articles and while the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed.

Officers are appointed by, and serve at the pleasure of, the sole director of Grafiti.

Name	Age	Position
Nadir Ali	55	Chief Executive Officer, President and Director

Nadir Ali

Mr. Ali has served as our sole officer and director since our inception in October of 2023 and as the Chief Executive Officer and Managing Director of Grafiti UK since May 2020. As the Chief Executive Officer of Grafiti, Mr. Ali is responsible for establishing the vision, strategy and the operational aspects of Grafiti. Mr. Ali has over 20 years of experience in the consulting and high-tech industries. Mr. Ali is also the Chief Executive Officer and a director of Inpixon (NASDAQ: INPX) since September 2011. From November 2015 until August 2018, Mr. Ali served as the Chief Executive Officer of Sysorex Inc. (OTCQB: SYSX) and he served as a member of its board of directors until May 14, 2021. Mr. Ali is also the Managing Director of 3AM LLC, a company that advises and invests in certain asset classes including real estate and other asset classes since April 26, 2011. Mr. Ali also serves in the capacities set forth below for each of our following direct and indirect subsidiaries (a) director of Inpixon India Limited since April 1, 2005, (b) Managing Director of Inpixon GmbH since May 8, 2020, (c) Managing Director of Nanotron Technologies GmbH since October 6, 2020 (d) director of Game Your Game, Inc. since April 9, 2021, (e) director of Active Mind Technology Ltd. and (f) Managing Director of IntraNav GmbH.

From 1998 to 2001, Mr. Ali was the co-founder and Managing Director of Tira Capital, an early stage technology fund. Immediately prior thereto, Mr. Ali served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up, which was acquired by VerticalNet. From 1995 through 1998, Mr. Ali was Vice President of Strategic Programs at Sysorex Information Systems, a computer systems integrator, which was acquired by Vanstar Government Systems in 1997. Mr. Ali received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989. Mr. Ali’s valuable entrepreneurial, management, mergers and acquisitions and technology experience together with his in-depth knowledge of the business of Grafiti and Inpixon led us to the conclusion that he should serve as a director of the Grafiti Board.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC. Pursuant to these rules, our sole director is not independent within the meaning of Nasdaq Listing Rule 5605. Other than that, there are no family relationships between the sole director and our executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Our sole officer and director has historically received compensation from Inpixon and has not received any cash or other compensation from Grafiti for his services as the sole officer and director of Grafiti. The information included in the Summary Compensation Table below reflects compensation awarded or paid by Grafiti during fiscal years ended June 30 2023 and 2022 to our sole officer and director. The individuals included in the table are referred to herein as Grafiti’s named executive officers (“NEOs”).

Future compensation levels at Grafiti will be determined based on the compensation policies, programs and procedures to be established by the Grafiti board of directors or, if formed, the Compensation Committee of the board of directors. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that Grafiti’s NEOs will receive following the spin-off.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Nadir Ali,	2023		$	None	$	None	$	None	$	None	$	None
Chief Executive Officer	2022		$	None	$	None	$	None	$	None	$	None

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our Named Executive Officers as of June 30, 2023.

Shares of common stock or other equity grants of Grafiti may be granted to our sole officer and director and certain members of Inpixon’s management team prior to the consummation of the spin-off. Except as otherwise disclosed herein, there are currently no understandings or agreements regarding compensation our management may receive following the spinoff.

Director Compensation

We have not yet paid any compensation to the sole director who will become Grafiti’s sole director in relation to his directorship. We intend to establish a director compensation policy prior to the consummation of the spin-off. It is currently expected that the non-management directors of the board of directors of the combined company will be paid an annual directors’ fee, consisting of both cash and equity or other compensation of similar value. Additional annual cash stipends will be paid to each of the committee chairs and to the lead director. The stipend amounts and form of equity awards are subject to the determination of our board of directors in establishing and approving the final director compensation policy. Fees to independent directors may be made by issuance of common shares, based on the value of such common share at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We expect that any of our executive officers who also serve as directors, however, will not be separately compensated by us for their service as directors. We expect that all members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Committees

The Grafiti Board does not have a fixed maximum number of directors, but the mechanics for the number of board seats can be set by ordinary resolution by the directors, in accordance with its articles. The Company will not have any independent directors at the time of the spin-off and therefore does not intend to have a standing compensation committee, audit committee or corporate governance and nominating committee until such time as independent directors have been appointed. While the board currently intends to appoint independent directors in the future, it has not established a specified timeline for doing so and there are no assurances that any independent directors will ever be appointed. It is anticipated that Nadir Ali will serve as the sole director of the Grafiti Board at the effective time of the spin-off.

Related Party Transactions

Grafiti is a primary distributor in the UK and Western European region of Inpixon’s SAVES products. Historically, Grafiti UK has relied on advances from Inpixon, as its parent to satisfy expenses. The expenses incurred that are settled by Inpixon consist of salaries and benefits to certain employees of Inpixon that have provided services for the Company. In addition, Grafiti UK has recorded cost of sales for the purchase of the SAVES software from Inpixon at market value based on the price that Inpixon would charge third parties for the purchase of its software with industry consistent margins.

RELATIONSHIP WITH INPIXON FOLLOWING SEPARATION AND DISTRIBUTION

Following the separation and distribution, Inpixon no longer owns any Grafiti common shares. Our common shares have been transferred to a trust for the benefit of the participating Inpixon securityholders and will be distributed to them on the delivery date. In addition, following the distribution, Grafiti and Inpixon will operate separately, each as an independent reporting company. Grafiti entered into a Separation and Distribution Agreement with Inpixon, which is referred to in this information statement as the “The Separation Agreement” or the “Separation and Distribution Agreement.” Prior to the separation, Grafiti will also enter various other agreements to effect the separation and provide a framework for its relationship with Inpixon after the separation, including a transition services agreement and an assignment and assumption agreement. The Separation Agreement and form of the transition services agreement and the assignment and assumption agreement have each been filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

Inpixon and Grafiti also expect that Grafiti will continue to serve as the primary distributor of SAVES products in the UK and in certain other European countries following the spin-off. The parties intend to document the terms of the continued relationship prior to the consummation of the spin-off. Prior to the distribution, Grafiti intends to enter into a definitive written agreement with Inpixon or any successor to its SAVES business which will govern the terms of its relationship as the primary distributor of the SAVES products in the UK and certain European countries which are anticipated to include a minimum licensing and distribution fee of approximately $95,000 a year, subject to adjustment on an annual basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Share Ownership of Executive Officers and Directors

As of the date of this information statement, all of our outstanding common shares are being held in trust for the benefit of the participating Inpixon securityholders. After the spin-off, Inpixon will not own any of our common shares, except such shares that may be acquired in connection with the Business Combination. See Bridge Note. The table below sets forth the expected beneficial ownership of Grafiti common shares immediately after the completion of the distribution and is derived from information relating to the beneficial ownership of Inpixon common stock as of November 10, 2023. The following table provides information with respect to the anticipated beneficial ownership of our common shares by the following:

●	each person known to beneficially own more than 5% of our common shares;

●	each director;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Immediately following the distribution, there will be 3,600,001 Grafiti common shares issued and outstanding. Unless otherwise indicated, the address for each individual listed below is c/o Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

Name of Beneficial Owner	Amount and nature of beneficial ownership(1)	Percent of Class
Nadir Ali	[ ]		*
All Directors and Executive Officers as a Group (1 persons)	[ ]		*

(1)	Nadir Ali serves as our sole officer and director.

*	less than 1% of the issued and outstanding shares of common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the distribution of Grafiti common shares to “U.S. holders” (as defined below) of Inpixon stock. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, published rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. This discussion applies only to U.S. holders of shares of Inpixon stock who hold such stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their particular circumstances or to U.S. holders subject to special rules under the Code (including, for example, non-U.S. holders, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their shares of Inpixon stock or warrants as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received shares of Inpixon or Grafiti common shares upon the exercise of employee stock options or otherwise as compensation, or holders who are liable for the alternative minimum tax). This discussion also does not address any Medicare contribution tax consequences, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. Inpixon has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes, and there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions are taxable.

This discussion does not address any tax consequences to the holders of participating warrants. Holders of participating warrants should consult with their own tax advisors as to the particular tax consequences of the distribution to them in light of their own circumstances.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Inpixon stock through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Inpixon stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Inpixon stock and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular tax consequences of the distribution to them in light of their own circumstances.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Inpixon stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or a resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (B) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

Holders of Inpixon stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the distribution to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION to U.S. HOLDERS UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Material U.S. Federal Income Tax Consequences for U.S. Holders

We believe that the transfer by Inpixon of the Grafiti common shares to the trust will be treated as the transfer of the Grafiti common shares to the participating Inpixon securityholders on the record date followed by the transfer of the Grafiti common shares by such participating Inpixon securityholders to the trust on the same date. In addition, we believe that the participating Inpixon securityholders will be treated as the grantors and owners of the Grafiti common shares while they are held in the trust pursuant to Sections 671 and 677 of the Code and the trust will be treated as a liquidating trust within the meaning of Treasury Regulations Section 301.7701-4(d). Although we believe the foregoing treatment correctly characterizes the transactions for U.S. federal income tax purposes, and the following discussion assumes this characterization will be respected, the IRS could conceivably assert a different characterization, and were the IRS to prevail, a U.S. holder could experience U.S. federal income tax consequences that are different from those described below. U.S. holders are urged to consult their own tax advisors with respect to the tax consequences of the spin-off to them in light of their own circumstances.

Each U.S. holder who is deemed to receive Grafiti common shares when Inpixon transfers the Grafiti common shares to the trust will generally be treated as receiving a taxable distribution on the record date equal to the fair market value of the Grafiti common shares deemed received by such U.S. holder in the distribution. The distribution will be treated as a taxable dividend to the extent of such U.S. holder’s allocable share of Inpixon’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and to the extent the distribution exceeds such earnings and profits, the distribution would constitute a return of capital and would first reduce the U.S. holder’s basis in its Inpixon stock, but not below zero, and then would be treated as a capital gain from the sale of the Inpixon stock. Preferential tax rates for long-term capital gains are currently applicable to non-corporate U.S. holders.

U.S. federal income tax law does not specifically identify how the fair market value of the Grafiti common shares should be determined. Either Inpixon or the trustees will value, or cause to be valued, the Grafiti common shares and notify the participating Inpixon securityholders in writing of such valuation. U.S. Holders are urged to consult their own tax advisors regarding the manner in which the fair market value of the Grafiti common shares should be calculated and the tax consequences of the spin-off to them in light of their own circumstances.

As noted above, we believe that the participating Inpixon securityholders will be treated as the owners of the Grafiti common shares while they are held by the trust for U.S. federal income tax purposes. Therefore, when the Grafiti common shares are deemed to be transferred by the participating Inpixon shareholders to the trust and later when such shares are delivered to the participating Inpixon securityholders promptly following the effective date by the trust, the deemed transfer to the trust and the delivery by the trust should not have any additional U.S. federal income tax consequences for U.S. holders.

Backup Withholding and Information Reporting

The distribution of Grafiti common shares may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless a U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO U.S. HOLDERS UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of Grafiti’s capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of Grafiti’s articles, which you must read for complete information about Grafiti’s capital stock as of the time of the distribution. The articles are included as an exhibit to this registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Business Corporations Act (British Columbia) (“BCBCA”).

Authorized and Outstanding Capital Stock

Upon the completion of the distribution, our authorized capital stock will consist of an unlimited number of common shares, without par value. Upon the completion of the distribution and the Business Combination, we expect that there will be 3,600,001 common shares issued and outstanding and that no shares of preferred stock will be issued and outstanding.

Common Shares

The holders of Grafiti’s common shares will be entitled to one vote per share. In addition, the holders of our common shares will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that the Grafiti board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common shares will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common shares will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares, which may be designated solely by action of our board of directors and issued in the future.

Sales of Unregistered Securities

There have been no sales of unregistered securities of Grafiti within the last three years.

Anti-takeover Provisions in Grafiti’s Articles and BCBCA

Certain provisions in our Articles, as well as certain provisions of the BCBCA, may make more difficult or discourage a takeover of our business.

Under the BCBCA and our Articles, certain extraordinary company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution. A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is not unusual for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement.

According to our Articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting but are eligible for re-election or re- appointment. Under Section 14.10 of Grafiti’s Articles, shareholders of Grafiti may remove any director before the expiration of his or her term of office by a special resolution of shareholders. This system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of our directors.

Under the BCBCA, the holders of not less than 5% of the Grafiti common shares may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of Grafiti that carry the right to vote at general meetings may call the meeting.

Under the BCBCA, shareholder proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of shareholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCBCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

Nominations of persons for election to the Grafiti board of directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors: (a) by or at the direction of the Board, including pursuant to a notice of meeting; (b) by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the BCBCA, or a requisition of the shareholders made in accordance with the provisions of the BCBCA; or (c) by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in our Articles.

These provisions may have the effect of deterring unsolicited offers to acquire Grafiti or delaying changes in control of our management. These provisions could also have the effect of delaying until the next shareholder meeting any shareholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Section 21.2 of Grafiti’s Articles requires Grafiti, subject to the BCBCA, to indemnify a director, former director or alternate director and his or her heirs and legal representatives against all eligible penalties to which such person is or may be liable and after the disposition of an eligible proceeding pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Pursuant to Section 21.3 of Grafiti’s Articles, Grafiti may indemnify any person subject to the restrictions of the BCBCA.

Pursuant to Section 162 of the BCBCA, prior to the final disposition, Grafiti may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, if Grafiti first receives from such person a written undertaking that if the indemnification is ultimately determined to be prohibited pursuant to the Grafiti, such person will repay the amounts advanced.

Indemnification under the Grafiti is prohibited if any of the following circumstances apply: (1) if the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made the company was prohibited from doing so under its memorandum or articles; (2) if the indemnity or payment is made otherwise than under an earlier agreement and at the time the indemnity or payment is made, the company is prohibited from doing so under its memorandum or articles; (3) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation; or (4) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, by or on behalf of Grafiti or an associated corporation, Grafiti must not indemnify that person for any penalties such person is or may be liable for and must not pay the expenses of that person in respect of the proceeding.

In addition, on the application of Grafiti or an eligible party, a court may: (a) order Grafiti to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding; (b) order Grafiti to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding; (c) order the enforcement of, or any payment under, an agreement of indemnification entered into by Grafiti; (d) order Grafiti to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under the BCBCA; (e) make any other order the court considers appropriate.

Authorized but Unissued Shares

The Grafiti board of directors has the authority, without action by the Grafiti shareholders, to issue all or any portion of the authorized but unissued shares of the Grafiti common shares, which would reduce the percentage ownership of the Grafiti shareholders and which may dilute the book value of the Grafiti common shares. Grafiti shareholders have no pre-emptive rights to acquire additional shares of Grafiti common shares. The Grafiti common shares is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

Listing

In connection with the Business Combination, Grafiti will apply to have its common shares listed on the Nasdaq Capital Market under the symbol “DMN.”

Transfer Agent and Registrar.

After the distribution, the transfer agent and registrar for Grafiti’s common shares will be Computershare Trust Company, N.A. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact them with any questions relating to the distribution. For registered holders, with questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare at:

Toll free, by phone:	[ ]
By regular mail or courier:	[ ]

COMPARISON OF RIGHTS OF HOLDERS OF INPIXON STOCK AND GRAFITI STOCK

Upon the completion of the spin-off, the participating Inpixon securityholders will acquire Grafiti common shares. Inpixon is incorporated under the laws of the State of Nevada and therefore the rights of Inpixon stockholders are governed by the Nevada Revised Statutes (the “NRS”), whereas Grafiti is incorporated under the laws of British Columbia, Canada, and therefore the rights of Grafiti stockholders are governed the Business Corporations Act (British Columbia) (the “BCA”).

The table below summarizes the material differences between the current rights of Inpixon’s stockholders under the NRS, the Inpixon articles of incorporation and the Inpixon bylaws (each as amended, as applicable, and as currently in effect) and the rights of Grafiti stockholders under the BCA and the Grafiti articles (as amended, as applicable, and as currently in effect). The summary table below may not contain all of the information that is important to you. The summary table below is not intended to be a complete discussion of the respective rights of Inpixon stockholders, which are qualified in their entirety by reference to the NRS, the Inpixon articles of incorporation and the Inpixon bylaws, and Grafiti’s stockholders, which are qualified in their entirety by reference to the BCA and the Grafiti articles. You should carefully read this entire information statement and the other documents referred to in this information statement for a more complete understanding of the differences between being a stockholder of Inpixon and being a stockholder of Grafiti. Inpixon has filed copies of the Inpixon articles of incorporation and Inpixon bylaws with the SEC. Grafiti has also filed a copy of its articles with the Form 10 of which this information statement forms a part. See the section entitled “Where You Can Find More Information” in this information statement.

Current Inpixon Stockholder Rights Versus Grafiti Stockholder Rights

Provision	Inpixon	Grafiti
Authorized Capital Stock; Directors; Elections; Voting; Procedural Matters; Other Rights

Authorized Capital Stock	Inpixon is authorized to issue up to 505 million shares of capital stock, of which 500 million are designated as common stock and 5 million are designated as preferred stock.	The authorized share capital of Grafiti consists of an unlimited number of Grafiti common shares without par value.

Number of Directors	Inpixon’s Bylaws provide that the size of the Inpixon Board shall not be less than 1 nor more than 9. There will be five or seven directors serving on the Inpixon Board.

The BCA requires that public companies have a minimum of three directors.

The Grafiti articles provide that, if Grafiti is a public company, the number of directors shall be the greater of three and the number set by directors’ resolution.

Grafiti directors may appoint additional directors, but the number of additional directors shall not exceed one third of the first directors and thereafter not more than one third of the number of directors who were elected or appointed between the two preceding annual general meetings.

Stockholder Nominations and Proposals	An Inpixon stockholder may nominate one or more natural persons for election to the Inpixon Board or propose any other business to be considered by Inpixon’s stockholders at an annual meeting in any manner permitted by Nevada law. Pursuant to Inpixon’s Bylaws, the Inpixon Board may limit the business to be transacted at a special meeting to that specified in the notice of such meeting.

Nominations of persons for election to the Grafiti board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders if one of the purposes for which the special meeting was called was the election of directors: (a) by or at the direction of the board, including pursuant to a notice of meeting; (b) by or at the direction or request of one or more stockholders pursuant to a proposal made in accordance with the provisions of the BCA, or a requisition of the stockholders made in accordance with the provisions of the BCA; or (c) by any person: (A) who, at the close of business on the date of the giving of the notice and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth in Grafiti’s articles.

Under the BCA, stockholder proposals may be made by registered or beneficial owners of shares entitled to vote at general meetings of stockholders who have been the registered or beneficial owner of such shares for an uninterrupted period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued shares that carry on the right to vote at general meetings or have a fair market value of shares in excess of CAD$2,000. Those registered or beneficial holders must, alongside the proposal, submit and sign a declaration providing the requisite information under the BCA. To be a valid proposal, the proposal must be submitted at least three months before the anniversary of the previous year’s annual reference date.

Removal of Directors	Inpixon’s Bylaws provide that any director or the entire Inpixon Board may be removed as provided by Section 78.335 of the NRS by holders of two-thirds of the voting power of the outstanding shares of the outstanding capital stock subject to below.	Under section 14.10 of Grafiti’s articles, stockholders of Grafiti may remove any director before the expiration of his or her term of office by a special resolution of stockholders. This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.

Requisition and Notice of Special Meetings

Pursuant to Inpixon’s Bylaws, special meetings of the stockholders for any purpose or purposes whatsoever may be called at any time by the Chairman of the Board, the president or any vice president or the secretary or any two directors.

Notice of the time and place for special meetings shall be delivered personally or by telephone to each director or sent by first class mail or telegram, charges prepaid, addressed to each director at his or her address as it is shown in the records of the corporation. In case such notice is mailed, it shall be deposited in the United States mail at least four days prior to the time of holding the meeting. In case such notice is delivered personally, or by telephone or telegram, it shall be delivered personally or be telephone or to the telegram company at least 48 hours prior to the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated to either the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate same to the director. The notice need not specify the purpose of the meeting, nor the place, if the meeting is to be held at the principal executive office of the corporation.

The Grafiti articles provide that special meetings of the stockholders may be called by the board of directors at any time by providing 10 days notice to the Grafiti stockholders and 21 days notice if a public company. In addition, under the BCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a meeting may requisition that the directors call a meeting of stockholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCA, the directors must call a meeting of stockholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning stockholders or any of them holding in aggregate more than 2.5% of the issued shares of Grafiti that carry the right to vote at general meetings may send notice of a meeting to be held to transact the business stated in the requisition.

Voting By Stockholders	The holders of the Inpixon common stock are entitled to one vote for each share of Inpixon common stock held at all meetings of stockholders (and written actions in lieu of meetings).	The holders of Grafiti’s common shares will be entitled to one vote per share at all meetings of stockholders (and written actions in lieu of meetings).

	The members of the Inpixon Board are elected by a majority of the votes cast at a meeting of stockholders, by the holders of shares of stock present in person or by proxy, entitled to vote in the election.	The members of the Grafiti board are elected by a majority of the votes cast at a meeting of stockholders, by the holders of shares of common shares present in person or by proxy, entitled to vote in the election.

Vacancies	Vacancies on the Inpixon Board may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies, not otherwise filled by the remaining directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

The Grafiti articles provide that where a director is removed by special resolution, the stockholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. If the stockholders do not appoint a director to fill the vacancy contemporaneously with removal, then either the directors or the stockholders by ordinary resolution may appoint a director to fill that vacancy.

Any casual vacancy occurring on the board of directors may be filled by the remaining directors. If Grafiti has fewer directors in office than the number set by the Grafiti articles as the necessary quorum for the directors, the directors may only act for the purpose of appointing directors up to that number or by summoning a meeting of stockholders for the purpose of filling any vacancies on the board of directors or, subject to the BCA, for any other purpose. If Grafiti has no directors or fewer directors in office than the number set by the Grafiti articles as the necessary quorum for the directors, the stockholders may, by ordinary resolution, elect or appoint directors to fill the vacancies of the board.

Stockholder Action by Written Consent	Pursuant to Section 78.320 of the NRS, unless otherwise provided in the articles of incorporation or the bylaws of a company, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In no instance where action is authorized by written consent need a meeting of stockholders be called or notice given.	Under the BCA, stockholder action without a meeting may be taken by a “consent resolution” of stockholders, which requires that, after being submitted to all stockholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, stockholders who, in the aggregate, hold shares carrying at least 66 2/3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the stockholders, unanimous consent of the votes entitled to be cast on such consent resolution. A consent resolution of stockholders is deemed to be a proceeding at a meeting of those stockholders and to be as valid and effective as if it had been passed at a meeting of stockholders that satisfies all the requirements of the BCA and its related regulations, and all the requirements of the Grafiti articles, relating to meetings of stockholders.

Notice of Stockholder Meeting

Under Inpixon’s Bylaws, whenever stockholders are required or permitted to take any action at a meeting, a notice shall specify the place, the day and the hour of meeting, and (i) in case of a special meeting, the general nature of the business to be transacted and that no other business may be transacted, or (ii) in the case of an annual meeting, those matters which the board of directors, at the date of mailing of notice, intends to present for action by the stockholders. At any meetings where directors are elected, notice shall include the names of the nominees, if any, intended at the date of notice to be presented for election.

Unless otherwise provided by law, the Inpixon Articles of Incorporation or the Bylaws, the notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Pursuant to the Grafiti articles, Grafiti must send notice of the date, time and location of any meeting of stockholders, in the manner provided in the Grafiti articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each stockholder entitled to attend the meeting, and to each director, unless the Grafiti articles otherwise provide, at least the following number of days before the meeting: (1) if and for so long as Grafiti is a public company, 21 days; or (2) otherwise, 10 days.

The notice of meeting for a meeting of stockholders to consider special business must: (1) state the general nature of the special business, and (2) if the special business includes approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by stockholders who are entitled to vote at the meeting: (i) at Grafiti’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and (ii) during statutory business hours on any one or more specified days before the day set for holding the meeting.

Registration Rights	None.	None.

Declaration and Payment of Dividends

Under Nevada law, distributions may not be made if, after giving them effect, either i) the corporation would be unable to pay its debts as they become du in the usual course of business or ii) except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than: (x) the sum of its total liabilities; and (y) the amount needed, if the corporation were dissolved immediately after the distribution, to satisfy the preferential rights on dissolution of shares of any class or series of the corporation’s capital stock having preferential rights superior to those receiving the distribution.

Inpixon’s Bylaws provide that subject to the provisions of the NRS, dividends and other distributions may be declared and paid out of any funds available, as often, and at such time or times as Inpixon’s board of directors may determine.

Under the BCA, dividends may be paid out of profits, capital or otherwise. However, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

The Grafiti Articles provide that the directors may from time to time declare and authorize payment of such dividends as the directors may deem advisable, subject to the rights, if any, of stockholders holding shares with special rights to dividends. All dividends which the Grafiti board of directors may declare on the Grafiti common shares shall be declared and paid according to the number of Grafiti common shares outstanding.

Rights of Dissent and Appraisal	Under Sections 92A.300 to 92A.500, inclusive, of the NRS, stockholders of a Nevada corporation may, subject to certain conditions, be entitled to dissent from a transaction and demand payment of the fair value of such stockholder’s shares in the event of certain corporate actions, including certain mergers.

Under the BCA, stockholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves such matters as to: (1) alter its articles or alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain mergers; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction.

The BCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

Preemptive Rights	Under the NRS, Inpixon’s stockholders of a corporation do not have a preemptive right to acquire the corporation’s shares except to the extent the corporations’ articles of incorporation so provide, and Inpixon’s articles of incorporation do not provide any preemptive rights. Thus, if additional shares of Inpixon common stock are issued, the current Inpixon stockholders will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	There are no preemptive rights relating to Grafiti common shares.

Forum Selection	Under Nevada law, the articles of incorporation or bylaws of a corporation may require, to the extent not inconsistent with any applicable jurisdictional requirements and the laws of the United States, that any, all or certain (a) concurrent jurisdiction actions must be brought solely or exclusively in the specified court or courts; and (b) internal actions must be brought solely or exclusively in the specified court or courts, which must include at least one court in Nevada. “Concurrent jurisdiction action” means any action, suit or proceeding against the corporation or any of its directors or officers, that asserts a cause of action under the laws of the United States and that could be properly commenced in either a federal forum or a forum of this State or any other state; and is brought by or in the name or on behalf of the corporation; any stockholder of the corporation; or any subscriber for, or purchaser or offeree of, any shares or other securities of the corporation. “Internal action” means any action, suit or proceeding brought in the name or right of the corporation or on its behalf, for or based upon any breach of any fiduciary duty owed by any director, officer, employee or agent of the corporation in such capacity; or arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Nevada corporate law, the articles of incorporation or bylaws of the Nevada corporation or certain voting agreements.

Under the BCA, a complainant (a director or shareholder of a company, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) of Grafiti may apply to the Supreme Court of the Province of British Columbia for leave to bring an action in the name and on behalf of Grafiti, or to intervene in an existing action to which Grafiti is a party, for the purpose of prosecuting or defending an action on behalf of Grafiti.

The BCA restricts derivative actions brought pursuant to the BCA to the Supreme Court of the Province of British Columbia, Canada.

Indemnification of Officers and Directors and Advancement of Expenses; Limitation on Personal Liability

Indemnification

Section 78.7502 of the NRS generally permits a corporation to indemnify any director or officer who acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a nonderivative action involving a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful). Under the NRS, the person seeking indemnity may also be indemnified if he or she is not liable for his or her actions under Nevada law as described under “Limitations on Personal Liability” below.

Under Inpixon’s Articles of Incorporation, to the fullest extent permitted by applicable law, Inpixon is authorized to provide indemnification of (and advancement of expenses to) any person (and any other persons to which the NRS permits Inpixon to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 78.7502 of the NRS.

Inpixon’s Bylaws provide that Inpixon shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Inpixon or, while a director or officer of Inpixon, is or was serving at the request of Inpixon as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Inpixon shall be required to indemnify such person in connection with a proceeding mentioned above (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Inpixon Board. Such indemnity shall not include any expenses incurred by such person relating to or arising from any proceeding in which Inpixon asserts a direct claim against such person, or such person asserts a direct claim against Inpixon, whether such claim is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

Pursuant to Inpixon’s Bylaws, Inpixon may purchase and maintain insurance on behalf of any person that Inpixon is permitted to indemnify in accordance with the Inpixon Bylaws against any liability asserted against any such person and incurred by such person whether or not Inpixon would have the power to indemnify such person against such liability under the NRS.

Section 21.2 of Grafiti’s articles requires Grafiti, subject to the BCA, to indemnify a director, former director or alternate director and his or her heirs and legal representatives against all eligible penalties to which such person is or may be liable and after the disposition of an eligible proceeding pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Pursuant to Section 21.3 of Grafiti’s articles, Grafiti may indemnify any person subject to the restrictions of the BCA.

Advancement of Expenses

Section 78.751 of the NRS provides that, unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, a Nevada corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation, and the articles of incorporation, the bylaws or an agreement may require the corporation to pay such expenses upon receipt of such an undertaking.

Under Inpixon’s Bylaws, the Board of Directors may, in its discretion, cause the expense of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.

Under Inpixon’s Articles of Incorporation, the right to indemnification and to the advancement of expenses are not exclusive of any other rights that an indemnitee may have or acquire under any statue, bylaw, agreement, vote of stockholders or disinterested directors, the Articles of Incorporation or otherwise.

Pursuant to Section 162 of the BCA, prior to the final disposition, Grafiti may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party, or the heirs and personal or other legal representatives in respect of that proceeding, if Grafiti first receives from such person a written undertaking that if the indemnification is ultimately determined to be prohibited pursuant to the Grafiti, such person will repay the amounts advanced.

Limitations on Personal Liability

Under Nevada law, unless otherwise provided in the articles of incorporation or pursuant to certain statutory exceptions, a director or officer is not liable for damages as a result of an act or failure to act in his or her capacity as a director or officer unless a statutory presumption that such person acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted. In addition, it must be proven both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law.

To the extent permitted by Nevada law, Inpixon’s Restated Articles of Incorporation provide that no director of Inpixon shall be personally liable to Inpixon or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation.

Under the BCA, no provision in a contract or the articles may relieve a director or officer from: (1) the duty to act in accordance with the BCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to a company.

A director is not liable under the BCA for certain acts if the director relied, in good faith, on: (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCA.

Amendments to Certificate of Incorporation or Bylaws

General Provisions

Pursuant to Section 78.390 of the NRS, every amendment to a company’s articles of incorporation after issuance of stock must be made in the following manner: (1) the board of directors must adopt a resolution setting forth the amendment proposed and submit the proposed amendment to stockholders for approval and stockholders holding shares representing at least a majority of the voting power (or such greater proportion of the voting power as may be required in the case of a vote by classes or series, as provided in the NRS, or as may be required by the provisions of the articles of incorporation) must approve the amendment. Except as otherwise provided in Section 78.390 of the NRS, if any proposed amendment would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The amendment does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the amendment if the articles of incorporation specifically deny the right to vote on such an amendment. Provision may be made in the articles of incorporation requiring, in the case of any specified amendments, a larger proportion of the voting power of stockholders than that required by the NRS.

The NRS and Inpixon’s Articles of Incorporation give both the directors and the stockholders the power to adopt, amend or repeal the bylaws of the corporation, including bylaws adopted by the stockholders, except if limited by bylaws adopted by the stockholders. Under our bylaws, any adoption, alteration, amendment, change or repeal of the bylaws by the stockholders requires an affirmative vote by a majority of the outstanding stock of the company. Any proposal to amend, alter, change or repeal any provision of Inpixon’s Articles of Incorporation requires approval by the affirmative vote of a majority of the voting power of all of the classes of its capital stock entitled to vote.

Under the BCA, Grafiti may amend the Grafiti articles by (1) the type of resolution specified in the BCA, (2) if the BCA does not specify a type of resolution, then by the type specified in the Grafiti articles, or (3) if the Grafiti articles do not specify a type of resolution, then by special resolution, which requires two-thirds of the votes cast by shareholders in order to pass. The BCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles. The Grafiti articles provide that alterations to its authorized share structure or a change in the Holdco name by an alteration to its Notice of Articles may be passed by special resolution. Furthermore, the Grafiti articles state that, if the BCA does not specify the type of resolution required for an alteration, and if the Grafiti articles do not specify a type of resolution, Holdco may resolve to alter the Grafiti articles by special resolution, which requires a majority of shareholder votes cast in order to pass.

The business combination agreement

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is filed as Exhibit 2.2 to the registration statement to which this information statement forms a part, and is incorporated by reference into this information statement. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the business combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Inpixon, Grafiti and Amalco Sub, on the one hand, and Damon, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While the parties do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Inpixon, Grafiti, Amalco Sub and Damon, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Inpixon, Grafiti, Amalco Sub and Damon and are modified by the disclosure schedules.

General

Under the Business Combination Agreement, at the effective time of the business combination (the “Effective Time”), Amalco Sub and Damon will amalgamate and continue as one corporate entity pursuant to Section 276 of the Business Corporations Act (British Columbia) (BCBCA) (the “Amalgamation”). The Amalgamation will be in accordance with a plan of arrangement (the “Plan of Arrangement”) made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement, or made at the direction of the Supreme Court of British Columbia or another applicable court (the “Court”) in its final order with the prior written consent of Inpixon and Damon, each acting reasonably (the “Arrangement,” collectively with the Amalgamation and other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Structure and Consideration

In accordance with the Plan of Arrangement, at the Effective Time:

(i)	Each convertible note of Damon (“Damon Notes”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of common shares of Damon (“Damon Common Shares”) such that following the exchange of such Damon Common Shares by applying the Exchange Ratio (as described below) in accordance with the Business Combination Agreement, the holders of the Damon Notes will receive such number of Grafiti common shares that they are entitled to receive upon a Public Company Event (as such term is defined in the Damon Notes).;

(ii)	Each simple agreement for future equity of Damon (“Damon SAFE”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Damon Common Shares such that following the exchange of such Damon Common Shares by applying the Exchange Ratio in accordance with the Business Combination Agreement, the holders of Damon SAFEs will each receive such number of Grafiti common shares that they are entitled to receive in accordance with the terms of the Damon SAFEs;

(iii)	Each share of Class A Series 1 preferred shares, Class A Series 2 preferred shares, Class B preferred shares, seed preferred shares of Damon and any other class or series of Damon preferred shares (collectively, the “Damon Preferred Shares”) issued and outstanding immediately prior to the Effective Time (other than Damon Preferred Shares held by dissenting holders) shall be automatically converted into such number of Damon Common Shares as set out on a schedule to be attached to the Plan of Arrangement;

(iv)	All Damon Common Shares issued and outstanding immediately prior to the Effective Time, inclusive of all Damon Common Shares issued pursuant to the foregoing paragraphs (i), (ii) and (iii) (other than Damon Common Shares and Damon Preferred Shares (collectively, “Damon Shares”) held by dissenting holders) will be transferred and assigned to Grafiti in consideration for a number of Grafiti common shares determined by multiplying such number of Damon Common Shares by the Exchange Ratio.

(v)	Each option (whether vested or unvested) to purchase Damon Shares (“Damon Options”) issued and outstanding immediately prior to the Effective Time will be exchanged for an option (a “Converted Option”) (i) to acquire, subject to substantially the same terms and conditions as were applicable to the Damon Options, a number of Grafiti common shares (rounded down to the nearest whole share) equal to the product of (A) the number of Damon Common Shares underlying such Damon Option, multiplied by the Exchange Ratio, (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of such Damon Option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(vi)	Each warrant to purchase Damon Shares (“Damon Warrant”) issued and outstanding immediately prior to the Effective Time, will be exchanged for a warrant (a “Converted Warrant”) (i) to acquire, subject to substantially the same terms and conditions as were applicable under such Damon Warrant, a number of Grafiti common shares (rounded down to the nearest whole share) equal to the product of (A) the number of Damon Common Shares underlying such Damon Warrant, multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Damon Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(vii)	Each share of Amalco Sub issued and outstanding immediately prior to the Effective Time will be exchanged into and become one newly issued, fully paid and nonassessable share of the corporate entity resulting from the amalgamation (“Damon Surviving Company”).

(viii)	As consideration for the issuance by Grafiti of Grafiti common shares described in paragraph (iv), Damon Surviving Company shall issue to Grafiti one common share in its capital for each share of Grafiti common shares issued pursuant to the transactions described in paragraph (iv).

The Exchange Ratio is defined in the Business Combination Agreement as the quotient of (A) the difference of (i) the quotient of the fully diluted shares of Grafiti immediately prior to the Effective Time divided by 18.75% minus (ii) the fully diluted shares of Grafiti immediately prior to the Effective Time; divided by (B) the fully diluted shares of Damon immediately prior to the Effective Time.

All Grafiti common shares and other securities of Grafiti issued and outstanding prior to the Effective Time will remain unaffected by the Amalgamation and Arrangement.

Holders of Grafiti common shares, including participating Inpixon securityholders and management that hold Grafiti common shares immediately prior to the consummation of the Business Combination (the “Closing”), are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon and Grafiti management.

Directors and Officers of Inpixon Following the Business Combination

Pursuant to the Business Combination Agreement, the parties will take all necessary action so that at the Closing, the board of directors of the combined company will consist of such directors as Damon may determine, subject to the independent requirements under the Nasdaq rules, and provided that at least one director will be nominated by Grafiti. The Chief Executive Officer and Chief Financial Officer of Damon immediately prior to the closing will serve in the same respective offices of the combined company following the closing.

Covenants; Conduct of Business Pending the Business Combination

Except as expressly contemplated by the Business Combination Agreement or any ancillary documents, without the consent of the other party, Damon will, during the period commencing on the date of the Business Combination Agreement and continuing until the earlier to occur of the Closing and the termination of the Business Combination Agreement (the “Interim Period”), conduct its business in the ordinary course of business, comply with all applicable laws, and take all commercially reasonable measures necessary or appropriate to preserve intact its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its assets; and Grafiti will, during the Interim Period, comply with all applicable laws.

In addition to the general covenants above, Damon has agreed that during the Interim Period, it will not, without the consent of Grafiti or otherwise expressed permitted by the Business Combination Agreement or any ancillary documents:

●	amend its organizational documents, expect as required by applicable law;

●	other than equity award grants and financings involving issuance of equity or equity linked securities that will be included in Damon’s fully diluted shares at the Effective Time, as applicable, authorize for issuance or issue any equity securities;

●	other than any permitted financing as described above, incur indebtedness in excess of $500,000 individually or $1,000,000 in the aggregate;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution in respect of its equity interests, or repurchase any of its securities except in accordance with existing employee agreements in connection with termination of service;

●	increase employee compensation other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than 5%;

●	take any action to accelerate the payment or vesting of any compensation or benefits;

●	make or rescind any material election relating to taxes, settle any material action or controversy relating to taxes, file any material amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, except as required by applicable law or in compliance with GAAP ;

●	transfer or license to any person or otherwise materially modify or fail to preserve any intellectual property rights (excluding non-exclusive licenses to customers in the ordinary course of business consistent with past practice), or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

●	terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under any material contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	voluntarily terminate, materially modify, or fail to keep in force any insurance policies maintained for the benefit of the company, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

●	revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the company’s outside auditors;

●	waive, assign, commence, settle or compromise any action, other than those involving only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate, or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the company’s latest financial statements provided to Grafiti;

●	close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any business organization or any material amount of assets outside the ordinary course of business consistent with past practice;

●	authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

●	voluntarily incur any liability or obligation in excess of $500,000 individually or $1,000,000 in the aggregate, other than pursuant to existing contracts and benefit plans, for transaction expenses under the Business Combination Agreement, or pursuant to the permitted financing;

●	pledge or encumber, or transfer or otherwise dispose of any portion of its properties, assets or rights in each case in excess of $500,000 in the aggregate;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

●	accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice; or

●	enter into, amend, or terminate (other than terminations in accordance with their terms) any transaction with (i) any of the company’s affiliates; (ii) any officer, director, manager, employee, trustee or beneficiary of the company or any of its affiliates; or (iii) any immediate family member of any of the foregoing (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice).

Grafiti has agreed that during the Interim Period, it will not, without the consent of Damon or otherwise expressed permitted by the Business Combination Agreement, the Separation Agreement or any ancillary documents:

●	amend its organizational documents of Inpixon Limited, expect as required by applicable law;

●	other than equity award grants granted to management of Grafiti or its affiliates which will be included in Grafiti’s fully diluted shares at the Effective Time, as applicable, authorize for issuance or issue any equity securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution in respect of its equity interests, or repurchase any of its securities except in accordance with existing employee agreements in connection with termination of service;

●	other than any permitted financing as described above, incur indebtedness in excess of $250,000 individually or $750,000 in the aggregate;

●	solely with respect tax matters or that will otherwise have a material adverse effect on Grafiti, make or rescind any material election relating to taxes, settle any material action or controversy relating to taxes, file any material amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, except as required by applicable law or in compliance with GAAP ;

●	terminate, waive, renew, extend, assign, or fail to maintain in effect any material right under any material contract;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to keep in force any insurance policies maintained for the benefit of the company, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

●	waive, assign, commence, settle or compromise any action, other than those involving only the payment of monetary damages not in excess of $125,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in the company’s latest financial statements provided to Damon;

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any business organization or any material amount of assets outside the ordinary course of business consistent with past practice;

●	authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

●	voluntarily incur any liability or obligation in excess of $125,000 individually or $250,000 in the aggregate, other than pursuant to existing contracts or for transaction expenses under the Business Combination Agreement;

●	enter into any agreement, understanding or arrangement with respect to the voting of the Grafiti common shares; or

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement.

Other Covenants and Agreements

Additionally, the parties to the Business Combination Agreement have agreed to be bound by covenants including:

(i)	Grafiti shall promptly prepare and file with the SEC a registration statement under the Securities Act or the Exchange Act (the “Registration Statement”) to register the Grafiti common shares to be distributed in the Distribution;

(ii)	Within 30 days after the execution date of the Business Combination Agreement, Damon shall obtain executed Support Agreements (as defined below) from a sufficient number of Damon securityholders to approve the Business Combination, and in addition to the Damon Insider Lock-up Agreements obtain executed lock-up agreements (“Lock-up Agreements”) from Damon securityholders holding at least 95% of Damon’s fully diluted shares, excluding holders of Company notes issued in the June 2023 Note Offering (as defined below); (iii) Grafiti shall apply substantially the same lock-up terms to Grafiti common shares issued in the Distribution as those contained in the Lock-up Agreements by incorporating such terms in its organization documents or through another mechanism; (iv) Damon shall hold a meeting of Damon securities holders to vote on the matters necessary for the Business Combination under the Court-supervised Plan of Arrangement, (v) the parties shall work together to, prior to filing the Registration Statement, establish the terms for an equity incentive plan providing for the issuance of equity securities of Grafiti following the Effective Time (the “Incentive Plan”), and (vi) to establish the terms of consulting agreements with certain Grafiti management members who will provide transition services to the combined company (the “Consulting Agreements”).

Regulatory Approvals

The Business Combination Agreement provides that each of the parties to the Business Combination Agreement will use reasonable best efforts to obtain all necessary actions, waivers, consents and approvals from any governmental authority, and to take all steps as may be necessary to obtain an approval or waiver from, or to avoid an action by, any governmental authority. This includes making all necessary filings and defending or contesting all actions or proceedings (subject to certain limitations). The Business Combination between Grafiti and Damon is subject to approval of the Plan of Arrangement (which is included as an exhibit to the Business Combination Agreement) by the Supreme Court of British Columbia, or another applicable court, after a hearing upon the fairness of the terms and conditions of the Business Combination, for purposes of compliance with the exemption from registration provided by Section 3(a)(10) under the Securities Act, in connection with the issuance by Grafiti of the amalgamation consideration to Damon securityholders, and approval by Nasdaq to list the shares of the combined company.

Conditions to the Completion of the Business Combination

Each party’s obligation to complete the Business Combination is subject to the satisfaction or waiver by each of the parties, at or prior to the Closing, of various conditions, which include:

(i)	The approval of the matters required for completing the Business Combination by the Damon securityholders shall have been obtained;

(ii)	No governmental authority has enacted, issued or enforced any law or order that is then in effect and has the effect of making the Business Combination illegal or other prohibits the consummation of the Business Combination, and no law is in effect that makes the consummation of the Business Combination illegal or otherwise prohibits or enjoins Damon or Inpixon or its affiliates from consummating the Business Combination;

(iii)	The Registration Statement shall have become effective and the SEC has indicated that it has completed its review, and no stop or similar order shall be in effect with respect to the Registration Statement;

(iv)	The Grafiti common shares have been approved for listing on the Nasdaq and Grafiti has received all necessary approval for the initial listing and the combined company will be able to satisfy the Nasdaq initial listing requirements upon closing;

(v)	The interim and final orders issued by the Court approving the Business Combination shall have been obtained on terms consistent with the Business Combination Agreement;

(vi)	All applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or been terminated, if applicable, and the parties shall have obtained all the consents and approvals as may be necessary or required to consummate the Business Combination pursuant to the Competition Act (Canada) and the Investment Canada Act;

(vii)	Grafiti shall have received a receipt from the British Columbia Securities Commission in respect of the final non-offering prospectus filed with the British Columbia Securities Commission for Grafiti to become a reporting issuer in the Province of British Columbia after the Effective Time;

(viii)	Grafiti shall have adopted the Incentive Plan;

(ix)	Grafiti shall have entered into the Consulting Agreements; and

(xi)	Dissent rights shall not have been exercised with respect to Damon Shares representing more than 5% of votes attached to the issued and outstanding Damon Shares.

In addition, the obligations of Inpixon, Grafiti and Amalco Sub, on the one hand, and Damon, on the other hand, to close is subject to (xii) the other party having performed and complied in all material respects with the covenants required by the Business Combination Agreement to be performed by it as of or before Closing; (xiii) the delivery of customary bring-down conditions related to the accuracy of the other party’s certain specified representations and warranties in the Business Combination Agreement; and (xiv) the absence of any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party.

Damon’s obligation to consummate the Business Combination is also conditioned on the spin-off being completed in accordance with certain terms required in the Business Combination Agreement.

Termination; Reimbursement of Transaction Expenses and Termination Fee

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

(a) by the mutual written consent of Inpixon and Damon;

(b) by either of Inpixon or Damon if (1) the required Damon securityholder approval is not obtained, (2) any law is enacted to make the consummation of the Business Combination illegal, (3) the effective time of the Business Combination has not occurred on or before March 31, 2024, which may be extended by either party for 30 days, and thereafter by both parties for an additional 30 days (the “Outside Date”), unless the failure to effect the Business Combination by the Outside Date is due to the breach of the representation, or failure to perform its obligations set forth in the Business Combination Agreement, of the party seeking to terminate the Business Combination Agreement;

(c) by Damon, (1) if there has been a breach by Inpixon, Grafiti or Amalco Sub of any covenants or agreements contained in the Business Combination Agreement or certain specified representations and warranties, and such breach or inaccuracy has not been cured in time (so long as Damon is not then in material uncured breach of the Business Combination Agreement), or (2) if there has been a Parent Material Adverse Effect or Spinco Material Adverse Effect which is uncured in time (such terms as defined in the Business Combination Agreement); or

(d) Inpixon, (1) if there has been a breach by Damon of any covenants or agreements contained in the Business Combination Agreement or certain specified representations and warranties, and such breach or inaccuracy has not been cured in time (so long as Inpixon, Grafiti or Amalco Sub is not then in material uncured breach of the Business Combination Agreement), or (2) if there has been a Company Material Adverse Effect which is uncured in time (such term as defined in the Business Combination Agreement).

The Business Combination Agreement provides that, upon termination of the Business Combination Agreement,

●	if the Business Combination Agreement is terminated by Damon pursuant to (c) above, Inpixon and Grafiti shall pay Damon all reasonable and documented transaction expenses of the other up to $1 million;

●	if the Business Combination Agreement is terminated by Inpixon pursuant to (d) above, Damon shall pay Inpixon all reasonable and documented transaction expenses of the other up to $1 million; and

●	Damon shall pay Inpixon a termination fee of $2 million if the Business Combination Agreement is terminated pursuant to (b)(1), (b)(3) and (d) above.

Amendment

The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by all the parties.

Certain Other Transaction Documents

Certain additional agreements will be entered into in connection with the transactions contemplated by the Business Combination Agreement, including, among others:

●	Lock-Up Agreements by and between Grafiti, Damon and Damon securityholders who are insiders (each, a “Damon Insider Lock-up Agreement”), under which such Damon securityholders will agree to certain lock-up restrictions with respect to any Grafiti securities they acquire pursuant to the Business Combination Agreement for 180 days following the Closing.

●	Lock-Up Agreements by and between Grafiti, Damon and Damon securityholders who are not insiders (each, a “Damon Lock-up Agreement”), under which such Damon securityholders will agree to certain lock-up restrictions with respect to any Grafiti securities they acquire pursuant to the Business Combination Agreement for 180 days following the Closing, subject to the following release schedule: 20% at the Closing, 40% at 90 days following the Closing, and the remaining 40% at 180 days following the Closing; or 100% if the trading price of the common shares of the combined company reaches a certain threshold.

●	Securityholder Support Agreements by and among Inpixon, Grafiti, Damon and certain Damon securityholders (each, a “Support Agreement”), under which such Damon securityholders will agree, among other things, (i) approve the plan of arrangement and other transactions contemplated in the Business Combination Agreement, (ii) attend and ensure the presence of their voting securities at meetings or consent actions to establish a quorum, (iii) vote in favor of the plan of arrangement, adoption of the Business Combination Agreement, and any other matters required for the completion of the transactions, and (iv) vote against any proposals or actions that could impede, delay, or negatively affect the plan of arrangement and other transactions in the Business Combination Agreement, or breach any terms of the Business Combination Agreement.

The foregoing descriptions are not complete and are qualified in their entirety by reference to the Damon Insider Lock-up Agreement, the Damon Lock-up Agreement and the Support Agreement, which are filed as Exhibits 10.5, 10.6 and 10.4, respectively, to the Current Report on Form 8-K filed by Inpixon with the SEC on October 23, 2023 and incorporated herein by reference.

Tax Consequences to Grafiti and Grafiti Shareholders

Subject to the terms of the Business Combination Agreement, the Business Combination will be completed under the laws of British Columbia, Canada, by Canadian business entities. Inpixon stockholders and the Grafiti shareholders immediately prior to the Business Combination will not receive any common shares issued at the closing of the Business Combination. As a result, the Business Combination should not have any U.S. federal income tax consequences for impact on Inpixon, Grafiti, or any Inpixon stockholder or Grafiti shareholder immediately prior to the Business Combination.

Bridge Note Investment

Immediately following the execution of the Business Combination Agreement, Inpixon purchased a convertible note from Damon in an aggregate principal amount of $3 million (the “Bridge Note”) together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3 million. The Bridge Note has a 12% annual interest rate, payable on the maturity date, which is twelve months from June 16, 2023. The full principal balance and interest on the Bridge Note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”). The number of shares issued upon conversion due to a Public Company Event will equal the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on the date of a Public Company Event (or within ten trading days of a direct listing), if any, by (y) the lesser of the then applicable Conversion Price or Public Company Event Conversion Price, each as defined in the Bridge Note. The Bridge Note will contain customary covenants relating to Damon’s financials and operations.

In connection with purchasing the Bridge Note, Inpixon received a five-year warrant to purchase 1,096,321 Damon Common Shares in connection with the Bridge Note (“Bridge Note Warrant”) at an exercise price as defined in the Bridge Note Warrant, in each case subject to adjustments for dividends, splits and subsequent equity sales by Damon. The Bridge Note Warrant contains a cashless exercise option if the warrant shares are not covered by an effective registration statement within 180 days following the consummation of the Public Company Event, and also a full ratchet price protection feature.

If the Business Combination is consummated, the Bridge Note will be converted into Grafiti common shares upon consummation of the Business Combination and the Bridge Note Warrant will become exercisable for Grafiti common shares.

The foregoing descriptions are not complete and are qualified in their entirety by reference to the Securities Purchase Agreement, the Bridge Note and the Bridge Note Warrant, as applicable, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to the Current Report on Form 8-K filed by Inpixon with the SEC on October 23, 2023 and incorporated herein by reference.

BUSINESS of Damon

About Damon Motors

Damon Motors is a motorcycle manufacturing company that aims to transform the motorcycle industry by building a smart and technologically advanced motorcycle. Damon is developing the technology and investing in the capabilities to lead the industry transformation in the high-performance electric motorcycle market. With over 200 years of combined management and engineering experience across the team’s careers, and a commitment to low carbon personal mobility solutions, Damon is introducing existing enthusiasts to high-performance electric products while bringing new riders to the motorcycle community with first of its kind advances in zero emissions motorcycle performance, safety, connectivity and AI.

Founded in 2017, Damon Motors started reimagining the future of motorcycling by means of advanced safety design, electric vehicle powertrain technology and user experience. In 2019, Damon took its first alpha prototype motorcycles and safety systems into the field to test the concept. In 2021, Damon Motors expanded its operations and expertise with an R&D facility in San Rafael, California to accelerate the development and commercialization of its vehicles. Through core technology advancements, Damon’s electric motorcycles that began as prototypes are now in the advanced stages of product validation, on route to production.

Damon Motors was incorporated under the BCBCA on July 22, 2016 as Liive Video Solutions Inc. (“Liive Video Solutions”) On March 9, 2017, Liive Video Solutions changed its corporate name to “Damon Motors Inc.” Damon Motors’ head office is located at 704 Alexander Street, Vancouver, Canada and its registered and records office is located at 550 Burrard Street, Vancouver BC V6C 0A3, Vancouver, BC.

Damon’s Market

EV Growth Worldwide

According to the International Energy Agency’s April 2023 Global EV Outlook, global electric car markets are seeing rapid growth as sales exceed 10 million units in 2022. A total of 16% of all new cars sold were electric in 2022, up from around 9% in 2021 and less than 5% in 2020. Three geographic markets dominated global sales. China was the frontrunner, accounting for around 60% of global electric car sales. More than half of the electric cars on roads worldwide are now in China and the country has already exceeded its 2025 target for new energy vehicle sales. In Europe, the second largest market, electric car sales increased by over 15% in 2022, meaning that more than one in every five cars sold was electric. Electric car sales in the United States – the third largest market – increased 55% in 2022, reaching a sales share of 8%. The rest of the world accounts for about 2%.

EV Growth in the North American and European Markets

As reported by Silas Smith of way.com, in North America, the percentage of electric cars hit a new high in early 2022. During the first quarter of 2022, the number of EV registrations increased by a whopping 60%. But what makes this special was the EV segment grew despite the overall market crumbling. During the initial nine months of 2022, a total of 530,577 electric cars were sold in the US. These numbers are only for BEVs. The figures do not include plug-in HEV and Hybrid Electric Vehicles. Almost 65% of these percentage of electric cars were Tesla. As early as 2026, S&P Global Mobility expects the total of new EV models available to break 200 in the US market, as the ICE new model count continues a steady decline. In late 2027/early 2028, the total model count should be at its apex — with the number of options across all propulsion system designs approaching 650. The situation is expected to be similar in Europe. S&P Global Mobility forecasts that the three propulsion system designs — EV, hybrid, and ICE — will each account for between 29% and 36% of the market by the end of this decade. After that, EV share is expected to continue to grow while hybrid plateaus and then joins ICE in a continuous, but slow, decline.

Motorcycle Market Today

The global motorcycle industry is a $144B industry, according to data from Motorcycles Data 2022 Global Industry Sales Report, and there are more than 180M motorcycles and scooters produced per year, which exceeds the number of passenger cars and light trucks produced per year on a combined basis.

Damon’s strategy is to provide premium and high-technology electric motorcycle offerings for each highway-capable motorcycle segment, priced competitively with the other available options with the goal of becoming a leading motorcycle manufacturer with electric motorcycles that outperform comparable gas bikes.

The relevant electric vehicle markets for Damon Motors includes:

●	small and large scooters

●	light, medium and heavy motorcycles

●	small and large three-wheelers

Damon Motors’s current core capability lies in the light, medium and heavy motorcycle segments. Motorcycles Data 2022 Global Industry Sales Report reported $32.1 billion in light motorcycle sales in 2022, which skewed towards the markets in Asia and Europe, while the sales of medium and heavy motorcycles totaled $11.2 billion, growing at a CAGR of 7.2% and concentrated in North America and Europe, where customers more often choose heavier models.

The North American market accounts for the majority of the market’s profits, whereas the majority of volume is accounted for in Southeast Asia, albeit with significantly lower margins than the North American market. That said, according to Motorcycles Data 2022 Global Industry Sales Report, the average priced motorcycle purchased in Southeast Asia has risen above US$2,400, with the fastest growing segment now priced at US$3,000. This increase in price is driven mainly by the increasing middle-class incomes across a younger population age, where 1 out of every 2 people is now under the age of 40.

Competitive Landscape

The motorcycle market is highly competitive, and Damon Motors expects it will become even more so in the future. Currently, Damon Motors’ competition for its vehicles comes principally from manufacturers of motorcycles with internal combustion engines powered by gasoline, including in the premium and other segments of its business. Although Damon Motors intends to strategically enter the market in the premium electric vehicle segment, it similarly expects this segment will become more competitive in the future as additional competitors enter into it, both from established brands and new entrants from various regions of the globe.

Many of Damon Motors’ current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Damon Motors and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Based on publicly available information, a number of Damon Motors’ competitors already have displayed prototype electric motorcycles and have announced target availability and production timelines, while others have launched pilot programs or full commercial offerings in certain markets.

Notably, Damon Motors expects competition in its industry to intensify in the future, considering increased demand and regulatory push for alternative fuel vehicles, continuing globalization and consolidation in the worldwide motorcycle industry. Factors affecting competition include, among others, product quality and features, innovation and development time, pricing, reliability, safety, fuel and energy economy, customer service (including breadth of service network) and financing terms. Damon Motors’ ability to successfully compete in the motorcycle industry will be fundamental to its future success in existing and new markets and its market share. There can be no assurance that Damon Motors will be able to compete successfully in the markets in which it operates. If Damon’s competitors introduce new models or services that successfully compete with or surpass the quality, price, performance or availability of Damon’s vehicles or services, it may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow it to generate attractive rates of return on its investment. Increased competition could result in lower vehicle unit sales, price reductions and revenue shortfalls, loss of customers and loss of market share, which may materially adversely affect Damon’s business, financial condition, operating results and prospects.

Damon expects competition from two primary segments:

●	First, from leading traditional ICE-focused companies including BMW, Honda, Ducati and Triumph. These companies have the ability to scale manufacturing and leverage global distribution capabilities but do not currently offer a premium electric motorcycle in market. However, some of these companies are beginning to explore entering the electric motorcycle market, albeit typically they do so first with the lowest cost motorcycles and scooters, lower technological know-how required and reduced cannibalization of their high-margin products necessary to enter the bottom segments of the market.

●	Second, electric vehicle-focused companies including LiveWire, Zero and Energica that have product in market today. Damon’s focus is to provide higher performing motorcycles with enhanced safety features relative to these current products. Unlike LiveWire, which is majority owned by Harley Davidson, Zero and Energica have motorcycles in the market today but lack the global manufacturing and distribution capabilities of the major ICE players.

While Damon expects competition to grow as the market shifts to electric and more players begin to make serious investments, Damon believes it is well-positioned with its combination of commitment, capabilities and advanced technology to lead the growing electric motorcycle market.

Competitive Strengths

Early adopters desire electric motorcycles that deliver a superior riding experience and numerous performance and safety advantages. Data derived from information in connection with customer deposits for a potential purchase of a Damon motorcycle (each a “Reservation”) shows that the superiority of EV performance, Damon’s many novel innovations, its product design and its CoPilot and Shift features have attracted high-performance combustion motorcyclists at 39% of Reservation holders. Interestingly, 24% of Reservation holders are new riders, some without having yet obtained a motorcycle license, supporting that Damon is also filling unmet needs with the much broader base of non-motorcyclists in the western hemisphere. Of Damon’s Reservations, 55% are coming from motorcyclists who own much lower cost motorcycles – indicating that Damon is also drawing customers up from lower cost segments, similar to that of successful electric vehicle auto manufacturers. Damon’s Reservation holders are almost 20 years younger than the average American motorcyclist and earn more than double the average American income, which shows considerable potential to capture more young and diverse riders into the Damon Motors community.

For these and the following reasons, Damon Motors believes that it is well positioned to compete in the global marketplace for electric motorcycles:

●	Highly qualified and knowledgeable management team – Damon Motors has assembled a top team of innovative electric vehicle and ADAS safety system engineers and management team members with backgrounds spanning design, development and manufacturing who have developed a wide array of electric vehicles, from buses, to cars, motorcycles, VTOL’s and transport trucks across world class companies such as Apple, BMW, Daimler, Uber Elevate, and many others.

●	Best-in-class strategic partners and suppliers – Damon Motors’ world class strategic partners and suppliers, such as Continental, Fukuta, Brembo, Ohlins, Pirelli, Auteco Mobility, Indika Energy and many others, are among the leaders in their respective fields, and Damon Motors believes that such relationships will allow Damon Motors to successfully pursue a competitive position in the global electric motorcycle market.

●	Head start in the market – Damon Motors believes it has a significant competitive advantage stemming from the coordinated application of multiple new technologies. With more than $70MM invested to date, Damon’s products have advanced vehicle range and power at a reduced overall mass, and are developed to solve fundamental problems that motorcyclists frequently experience that have long been poorly addressed. These include: noise, emissions, range, safety, comfort and digital connectivity.

●	Patents and trade secrets – Damon Motors’ patent portfolio of 34 national and international parents awarded or filed and collection of trade secrets will further protect this new class of motorcycles. With more than 10 billion media impressions and 1200 original earned articles in 2022, as measured by unique visitors and reach based on BPA audited publications using databases such as Muckrack, Cision and Google Analytics, Damon Motors believes its technological competitive advantage is well infused into its brand, which will continue to provide a market advantage, even as heritage brands look on.

●	Direct to customer distribution – Unlike its competitors, Damon is one of a few motorcycle manufacturers selling direct to consumers. Selling over the internet, shipping direct and owning and eventually operating its own Damon Experience Centers is perhaps the most important sales and distribution advantage the company has over established players, allowing for high margin retention and a vital information feedback loop from its customers that goes straight into manufacturing and vehicle design, while also providing lower customer acquisition costs over time. The ability to sell motorcycles directly to consumers has shown to be viable in the electric car space; however, it is uncommon in motorcycles. Damon has enjoyed significant success with the direct sales model to date.

Products

Electric Motorcycles

Damon’s electric vehicles are developed with a set of proprietary design principles that elevate the brand, deliver differentiated riding experiences and bring emotion to electric propulsion. The initial product portfolio of motorcycle models will be built upon and utilize a single powertrain platform called HyperDrive™. As a patented, monocoque-constructed battery-chassis, HyperDrive houses a proprietary 150 kW, 6-phase liquid cooled IPM motor-gearbox and proprietary electronics. This platform approach establishes a capital-efficient path to grow the product line to meet a wide range of future segments and price points while also supporting a wide range of future motorcycle models and power sizes that share a majority of common parts. By using the frame of the battery as the motorcycle’s chassis, HyperDrive also achieves valuable weight and cost reduction advantages. With a maximum of 150 kW of power at its disposal, HyperDrive has been specifically designed to compete with the performance of market leaders in the high-performance motorcycle market, whether internal combustion or electric. Thanks to the energy modularity designed into it, HyperDrive-based motorcycles can be detuned in power and produced in variants with lower energy to support 500 – 1500cc power equivalent classes of motorcycles in both the North American and European markets, with price points ranging from $20,000 - $80,000.

The HyperDrive platform is contrasted by the smaller, less powerful and lower cost HyperLite platform, currently in its early design phase. HyperLite will be developed using a very similar design architecture as HyperDrive, enabling the production of a’ range of light weight, low to medium cost motorcycles and scooters with milder levels of horsepower that are more common in overseas and developing markets.  With these two platforms paired with Damon’s three patented cornerstone technologies, CoPilot™, Shift™ and its AI-enabled cloud, Damon’s long-term objective is to build a premium, high-tech, electric motorcycle company that rivals the largest incumbents in both profit and annual volume, by providing a technologically-enhanced riding experience that is not currently available from any other manufacturer.

CoPilot provides a novel rider assistance and warning system integrated into the motorcycle.  Shift allows the handlebars and foot pegs to mechatronically adjust on the fly, addressing issues of ergonomic comfort and allowing users to select different riding positions for changing conditions such as a lower, more aerodynamic position for highway use or a more upright position for urban use. Damon’s developing AI-enabled cloud collects environmental and situational data that, paired with over-the-air software updates, is intended to drives a continual loop of collision warning improvements, with an aim to further reduce accident probability over time.

The commercial production of Damon motorcycles is expected to commence after passing various internal and external tests and undergoing a self-certification process required for US-bound vehicle homologation. These tests include: the completion of Damon’s ride quality and long-term durability testing, completion of the Federal Communications Commision (FCC) Title 47 certification for the onboard charger, completion of UN 38.3 battery testing, completion of Damon’s internal battery testing, extreme temperature operation verification, brake testing per Federal Motor Vehicle Safety Standards (FMVSS), and an internal and external review of FMVSS compliance with Damon engineering subcontractor TUV of Germany who has been reviewing status and materials periodically throughout the development process. Regulatory compliance testing is scheduled to begin in early 2024. In addition to testing some components such as braking system parts, wheels, and lighting are required to be tested separately. In these cases, Damon has requested certificates of conformity or in some cases such as that of custom lighting has requested the manufacturing partner to separately test and provide certificates of conformity.

Damon is starting the product portfolio with the HyperSport, a halo product that sets the premium and high technology nature of the brand, which currently makes up 61% of Damon’s Reservations.  Damon plans to launch additional models made possible by reusing the same HyperDrive core vehicle chassis and powertrain system to address various market segmentation opportunities while reducing new product and platform development investments. Over time, Damon intends to launch additional, lower cost commuter motorcycles, offered with Damon’s advanced features such as CoPilot, Shift, and connectivity to further expand global appeal.

Damon’s strategy is to commercialize and refine costly new technology with a premium family of products in the ‘Hyper’ family of motorcycles for the western market first. This market allows Damon to establish the brand and command the highest margins while ramping up volume. For the large markets in India, Southeast Asia, Asia, Africa and South America, some of the key challenges include: price sensitivity, brand appeal, customer credit and financing options, import tax levies, trade tariffs and challenges relating to manufacturing as a foreign entity.

Building a successful western brand is the first step to addressing the brand awareness and reputation gap in emerging markets.

To address price sensitivities, a scaled down, smaller powertrain platform called HyperLite is planned to be introduced following the initial HyperDrive motorcycles. Using similar battery technology and a smaller multi-variant battery design as the HyperDrive platform, it will support several models that meet the needs of the 125cc to 400cc market segments in emerging markets such as India, SE Asia, Latin America and Africa. These vehicles are planned to be final assembled, distributed and sold by partners in market, such as Damon’s partnership with Auteco and Indika.

Damon’s Hyperlite-based vehicles intend to compete by offering enhanced safety features, technology, or performance. Coupled with cost competitive subscription plans proven in western markets, Damon intends to capture considerable market share by offering a low friction price model with exceptional safety, noise and emissions benefits.

One way to determine the size of an emerging market is by conducting early market validation and testing through online pre-sales campaigns, similar to how Damon has built its order book to date. This will be achieved by conducting early web-based marketing to establish appetite for the HyperLite platform.  This web-based marketing will be achieved with local language websites that link to sections of the main Damon website.  In addition, Damon will look for strategic business-to-business opportunities, such as sales to other motorcycle manufacturers, last mile and other delivery applications that would allow Damon to establish a beachhead in new regions.

Software and Connectivity

As software-defined vehicles, all of Damon’s cloud backend and control for Damon’s vehicle electronic control unit is an internal development. This approach helps Damon to ensure high compatibility and functionality, integrating critical electric vehicle systems and vehicle functions into one vehicle-cloud-to-vehicle proprietary system. This allows Damon to be responsive to changing consumer needs, to remotely update software and prioritize feature development identified through analysis of Damon’s data sets. This approach will apply to both its HyperLite and HyperDrive line of vehicles.

Damon’s cloud vision is to revolutionize the transportation landscape through its connected vehicle strategy, empowering end users with unrivaled vehicle optimization and supervision capabilities, supporting increasingly better efficiency, safety, and performance.

Damon’s CoPilot system interfaces with the rider via vibrating handlebars for forward collision warning, and via a proprietary 7” touchscreen display. The display includes integrated GPS, 4G-LTE, Bluetooth, high-speed video processing and 500 GB of onboard data storage. With its 1080P resolution, the display enables the following novel features to enhance rider awareness:

●	LED forward collision warning to complement the handlebar vibration-based warning;

●	LED blind spot warning;

●	a digital rearview of traffic behind the motorcyclist;

●	charging status via the ‘Dragon’ logo on the back side of the display; and

●	full system control of the motorcycle’s features and functions.

The Damon app is being developed to allow riders to interact with the electric motorcycle, providing location-based services, charging stations and vehicle control functions via an integrated user profile. Damon’s app remotely bridges the rider to the bike using built-in cellular connectivity and GPS, providing status, notifications, and alerts. In combination with the cloud system, the mobile app is planned to enable an ecosystem of services provided to Damon Motors riders.

Production

The development process for manufacturing Damon’s first motorcycles and bringing the motorcycles to market involves a number of activities, some activities will happen sequentially and some will take place throughout the timeline leading up to production.

The development process will begin with the kick-off of production tooling. Like all steps in the development process, kick-off of production tooling will occur as Damon receives the funding to do so. The design and fabrication of specialized tools is essential for precision part production by Damon’s supply partners for final production. Damon will procure and install the remaining assembly line equipment which requires the acquisition and setup of machinery for parts assembly, quality control systems, and logistical support. Damon will then begin receiving and validating tooled parts, ensuring each batch of parts meet our stringent quality and performance standards. Simultaneously, Damon will validate our production processes to refine efficiency and adherence to industry safety and quality standards.

Upon successful validation of production processes, Damon will begin ordering parts for first customer builds to transition from prototype to customer-ready production. Included in this phase is the completion of vehicle testing and vehicle sign-off by Damon, where each motorcycle will undergo exhaustive testing to ensure performance, safety, and reliability. Once these tests are passed, Damon will produce the first customer-ready motorcycle.

The total incremental costs to begin production are estimated between $16 and $20 million, which encompasses all stages from production tooling through the manufacturing of the first production unit. The total anticipated time required to progress from tooling kick-off through the production of the first customer-ready motorcycle is projected at 9 to 12 months from early 2024, subject to Damon receiving the appropriate financing throughout the process, quality component supply, and safety tests meeting industry standards.

Operations

Sources and Availability of Raw Materials

As a vehicle designer and manufacturer, Damon designs, develops, and tests functional vehicle components such as the motor-gearbox, inverter, electronic control unit, rider display interface, battery pack, cooling system and more. It has also designed and developed the bodywork, and chassis system. These components are manufactured by world class suppliers such as Fukuta, Sinbon, Inventec and Wistron. Other specialized components such as brakes, suspension, ABS systems and tires are supplied by major brand names such as Brembo, Ohlins, Continental and Dunlop. All final components and subassemblies and shipped for hand assembly by Damon Motors staff. Damon does not procure any raw materials.

Distribution Methods

Damon Motors is positioned to modernize the way electric motorcycles are brought to market, combining online and in-person touchpoints to yield a superior customer experience with greater cost efficiency. With a meaningful gap between the pace at which vehicle retailing has evolved over the past two decades relative to other sectors, Damon believes there is tremendous upside potential for a model that incorporates direct-to-consumer online practices with pull-based vehicle assembly. This significantly lowers on-hand inventory costs, creates a continuous customer order backlog that generates ongoing demand and eliminates the ability for end customers to negotiate on price.

Most Damon customers begin their journey online, with many utilizing a mobile device interfacing via its mobile website or through the Damon Motors app. Damon is investing in digital development to bring those customers to a single front end to address the early stages of their journey and to continue through to purchase.

In North America and Europe, Damon Motors intends to offer interested customers the opportunity for a test ride before making a purchase. In addition, Damon Motors plans to open pop-up locations and brand installations to provide customers to interact with Damon products in key locations.

Beyond North America and Europe, Damon has agreed to a partnership with Auteco Mobility (“Auteco”), for the final assembly, distribution, and sales of Damon’s HyperLite, its lower-cost global electric motorcycle platform.

Damon’s agreement with Auteco is for the development of the Latin American Market, which also includes a provision for technology licensing. Damon intends to make a depopulated variant of its CoPilot technology to provide safety on lower cost vehicles. In its discussion with Auteco, they proposed installing CoPilot on all their bikes and providing the customers with the ability to unlock the safety features for an additional $10/month. The details of these and other licensing opportunities are still to be finalized, but there appears to be strong demand for Damon’s safety technology. For manufacturing, Damon Motors intends to work with Auteco on the assembly, distribution, and sales of Damon branded motorcycles into the LATAM countries that Auteco sells to.

In addition to Auteco, Damon has received a $5 million investment from, and established a strategic partnership with, Indika Energy for final assembly and distribution in Indonesia, with the ability to expand that partnership to all of Southeast Asia.

Intellectual Property

Damon’s intellectual property is a core asset and an important tool to drive value and differentiation in its products and services. Damon protects, uses and defends its intellectual property in support of its business objectives to increase return on investment, enhance competitive position, and create stockholder value. Through strategic and business assessments of its intellectual property, Damon relies on a combination of patents, trade secrets, copyrights, service marks, trademarks, domains, contractual terms and enforcement mechanisms across various international jurisdictions to establish and protect intellectual property related to its current and future business and operations.

As of June 30, 2023, Damon held 13 utility patents and 0 design patents, and had filed an additional 7 utility patent applications and 1 design patent applications in the U.S. Damon also held 7 patents and 6 patent applications that are foreign counterparts of some of its U.S. patents and patent applications with foreign patent offices. Damon does not view any individual patent as being material to its business. Subject to required payments of annuities or maintenance fees, U.S. design patents have a term of 15 years from the date of issuance, and U.S. utility patents have a term of 20 years from the priority application date. Accordingly, Damon’s U.S. patents that have already been issued will expire between 2037 and 2043. Damon’s foreign patents generally have similar expiration dates, but may vary from country to country, the duration being set according to the laws of the jurisdiction that issued the patent.

Damon’s trademarks, logos, domain names, and service marks are used to establish and maintain its reputation with its customers, and the goodwill associated with its business. As of June 30, 2023, Damon had 15 registered trademarks and had an additional 2 pending trademark applications with U.S. and foreign trademark offices. The duration of trademark registrations varies from country to country, but it is typically for ten years with unlimited ten-year renewal terms, subject to the payment of maintenance and renewal fees and the laws of the jurisdiction in which the trademark is registered.

Facilities

On September 1, 2021 Damon commenced its lease of its 15,707 square foot headquarters in Vancouver, British Columbia, Canada accommodating Damon’s sales and marketing, administrative, and some of the research and development teams. This facility provides office space, design studios, and numerous research and development labs and equipment.

The Company entered into a two year and four-month lease on September 12, 2022 for a facility in San Rafael, California, USA. The 18,110 square foot office, manufacturing and warehouse space houses part of Damon’s research and development group, including battery and powertrain development. The majority of this space is for research and development labs, prototype manufacturing, vehicle test and validation, and material storage. Damon’s intent is to ramp up and produce the initial volumes of motorcycles out of this location.

Employees

The Damon team consists of a total of 52 employees and contractors. Of the 52 employees, 44 are full-time employees, one part-time and one co-op employee, 4 contractors, and 2 on leave of absence. By location, 39 team members are based in Canada, 9 in the USA, and 4 are based in France, Germany, and Columbia. None of its employees are members of any unions.

United States Regulatory Overview

NHTSA Safety and Self-Certification Obligations

As a manufacturer of electric vehicles, Damon’s electric vehicles are subject to, and must comply with, numerous regulatory requirements established by National Highway Traffic Safety Administration (“NHTSA”), including all applicable United States Federal Motor Vehicle Safety Standards (“Safety Standards”). As set forth by the National Traffic and Motor Vehicle Safety Act, Damon must certify that its electric vehicles meet all applicable Safety Standards. At the time of production, Damon intends for its motorcycles to be fully compliant with all such Safety Standards without the need for any exemptions.

Damon is also required to comply with, or demonstrate exemptions from, other requirements of federal laws administered by NHTSA, including the consumer information labeling and owner’s manual requirements and various reporting requirements, such as “early warning” reports regarding warranty claims and field incidents, death and injury reports, foreign recall reports and safety defects reports. In addition, Damon’s products are also subject to certain laws and regulations that have been enacted or proposed, e.g., “Right to Repair,” laws, that could require Damon to provide third-party access to its network and/or vehicle systems.

EPA Certificate of Conformity

The Clean Air Act requires that Damon obtain an Environmental Protection Agency-issued Certificate of Conformity with respect to emissions from its electric vehicles and include labeling providing consumer information such as miles per gallon of gas-equivalent ratings and maximum range on a single charge. The Certificate of Conformity is required each model year for electric vehicles sold in states covered by the Clean Air Act’s standards and is also required each model year for vehicles sold in states that have sought and received a waiver from the Environmental Protection Agency to utilize California standards.

Battery Safety and Testing

Damon’s battery packs are tested in accordance with industry safety standards, including selected tests specified in the SAE J2464 and J2929 standards as well as tests defined by other standards and regulatory bodies and Damon’s own internal safety and quality tests. These tests evaluate battery function and performance as well as resilience to conditions including immersion, humidity, fire and other potential hazards. Damon is still in the process of testing the vehicle battery pack. Testing has taken place at a battery cell and submodule level with the next phase planned for battery module and full pack abuse testing.

United States Environmental, Health and Safety Regulations

Hazardous Substances.

Damon is subject to regulations governing the proper handling, storage, transportation and disposal of products containing hazardous substances. Transportation of its battery packs (and of equipment containing them) is governed by regulations that address risks posed during different modes of transport (e.g.¸ air, rail, ground, ocean). Governing transportation regulations in the U.S., issued by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), are based on the United Nations (“UN”) Recommendations and Model Regulations on the Transport of Dangerous Goods as well as related UN Manual Tests and Criteria. Damon plans to test our battery pack against the applicable UN Manual tests for its production battery packs, and the test results demonstrate Damon’s compliance with the PHMSA regulations in the following phases of industrialization.

Damon currently uses transition metal oxide cells in its high-voltage battery packs. Damon battery packs include certain packaging materials that contain trace amounts of hazardous chemicals whose use, storage and disposal is regulated under U.S. federal law. As a result, Damon’s battery packs are subject to federal and state environmental laws and regulations that govern the handling and disposal of waste, including, in some instances, the remanufacture, recycling and disposal of hazardous waste.

The laws governing hazardous substances and hazardous waste also may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. In the course of ordinary operations, Damon, directly and through third parties and contractors, may handle hazardous substances within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act and similar U.S. federal and state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites at which any such hazardous substances have been released into the environment.

United States Manufacturer and Dealer Regulation

State laws regulate the manufacture, distribution, sale, and service (including delivery) of motorcycles, and generally require vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to customers in the state. Some states, however, do not permit motorcycle manufacturers to be licensed as dealers or to act in the capacity of a dealer. To sell vehicles directly to residents of these states, Damon must conduct the sale out of state over the internet or telephonically.

In addition, certain states and territories require service facilities to be available for vehicles sold in the state or territory, which may be interpreted to require service facilities to be available for vehicles sold over the internet or telephonically to residents of the state or territory. Puerto Rico, for example, is one such jurisdiction. Such laws could limit Damon’s ability to sell vehicles in states where Damon either does not maintain service facilities or where Damon does not have retail partners licensed to act as dealers who maintain service facilities within these states.

Damon believes that, as a matter of interstate commerce, it may sell an electric vehicle to any consumer in any state in the United States from a Damon retail partner that is duly licensed as a dealer by a state in the United States. That customer may contact a licensed Damon retail partner through the internet, by telephone or visiting the location directly. However, states that prohibit direct sales also restrict traditional sales activities. Accordingly, in order to test drive an electric vehicle or have an in-person discussion with a Damon salesperson regarding issues such as price, financing, trade-ins, options or similar purchase-related topics, a consumer residing in a direct sales-prohibited state would be required to either contact Damon through electronic means (e.g., Internet or telephone) or by traveling out of their home state to visit a licensed Damon retail partner in another state. With respect to service, vehicle manufacturers are prohibited from providing warranty service from an established location within several states. Service for customers residing in those states may in the future be provided by a mobile unit dispatched from a licensed service location in a nearby state where warranty service is allowed or by that customer driving their Damon Motors vehicle (or having it towed) to a state which allows Damon or a licensed Damon retail partner to have a physical service location and perform warranty service activities.

Data Privacy and Cybersecurity Laws and Regulations

Damon’s business collects, uses, handles, stores, receives, transmits and otherwise processes different types of information about a range of individuals, including its customers, riders of its electric vehicles, website visitors, users of its mobile application, its employees and job applicants, and employees of companies it does business with (such as vendors and suppliers). As a result, Damon is and may become subject to existing and emerging federal, state, local and international laws and regulations related to the privacy, security and protection of such information.

The following is an overview of the legal and regulatory framework by jurisdiction that the Company may be subject to.

United States

Within the United States there are numerous data privacy and cybersecurity laws and regulations that the Company may be subject to. Example of these laws and regulations include the Federal Trade Commission (FTC) Act, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the CAN-SPAM Act, California Consumer Privacy Act (CCPA), the California Privacy Rights Act (CPRA), the Virginia Consumer Data Protection Act (VCDPA), the Colorado Privacy Act (CPA), the Connecticut Data Privacy Rights Act (CTDPA) and the Utah Consumer Privacy Act (UCPA).

In the United States, while there is not a single generally applicable federal law governing the processing of personal information, there are federal laws that apply to the processing of certain types of information, or the processing of personal information by certain types of entities, and the Federal Trade Commission and state attorneys general may bring enforcement actions against companies that engage in processing of personal information in a manner that constitutes an “unfair” or “deceptive” trade practice.

In addition, certain states have enacted laws relating to data privacy and the processing of information about residents in those states. The CCPA, which went into effect on January 1, 2020 and applies to Damon’s business, imposes obligations and restrictions on businesses that handle personal information of California residents and provides new and enhanced data privacy rights to California residents, including the right to know, the right to delete and the right to opt out of the sale of personal information as well as additional protections for minors. Certain requirements in the CCPA remain uncertain due to ambiguities in the drafting of or incomplete guidance. Adding to the uncertainty, in November 2020, California voters also passed the CPRA, which amends and expands upon the CCPA, imposes additional obligations and sets forth additional privacy rights for California residents. Additional states, Virginia, Colorado, Connecticut and Utah, also recently enacted comprehensive data privacy laws. Virginia passed the VCDPA, Colorado passed the CPA, Connecticut passed the CTDPA and Utah passed the UCPA. The CPRA and VCDPA become effective on January 1, 2023, the CPA and CTDPA become effective on July 1, 2023 and the UCPA becomes effective on December 31, 2023. There are currently draft CPRA regulations and draft CPA rules that, when passed, will supplement the CPRA and CPA. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the Internet, may be applicable to Damon’s business, such as the TCPA, the CAN-SPAM Act and similar state and federal consumer protection laws. Damon is also subject to certain laws and regulations that have been enacted or proposed, such as “Right to Repair” laws, that could require it to provide third-party access to its network and/or vehicle systems.

European Union and the United Kingdom

By expanding into Europe and the United Kingdom, Damon will also become subject to laws, regulations and standards covering data protection and marketing and advertising, including the EU General Data Protection Regulation (GDPR) and the United Kingdom data protection regime, consisting primarily of the UK General Data Protection Regulation and the UK Data Protection Act (together referred to as the UK GDPR). The GDPR and UK GDPR regulate the processing of data relating to an identifiable individual (personal data) and impose stringent data protection requirements on organizations with significant penalties for noncompliance. The European Data Protection Board has also released data guidelines for connected vehicles, and the upcoming ePrivacy Regulation is in its final stages.

Damon prioritizes the trust of its customers and employees and places great emphasis on systems and product security, cybersecurity, and privacy. To earn this trust and comply with the above legal and regulatory framework, Damon is adopting and appls a variety of technical and organizational security measures, procedures, and protocols designed to protect its systems, products and data, in accordance with the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework.

Utilizing the NIST Cybersecurity Framework, Damon has instituted a cybersecurity program designed to address the evolving cyber-threat landscape. This includes a company-wide risk management structure with capabilities to assess direct and indirect vendors and an enterprise Secure Software Development Lifecycle to ensure that Damon reduces its attack surface by remediating vulnerabilities in the development process itself. Additionally, Damon’s identity and access management procedures and controls are consistent with the NIST Cybersecurity Framework, including measures to validate and authenticate the identity of its corporate users.

Damon maintains a vulnerability management program that includes periodic scans designed to identify security vulnerabilities and implement remediations for potential customer-impacting issues that are found. In addition, Damon conducts penetration tests, receives threat intelligence, follows incident response procedures, and remediates vulnerabilities according to severity and risk. Further, seeking to implement effective management, control, and protection, Damon has established a centralized, organization-wide view of information assets.

Damon’s cloud security program seeks to enable secure cloud architecture deployments and extend security capabilities to the edge of Damon’s network where it interacts with customers. Damon works to increase cybersecurity awareness throughout its organization through education. Damon’s cloud-hosted website and mobile application software services are developed using industry-standard SecDevOps practices and are rigorously tested before deployment. Damon’s product software plan to utilize a zero-trust approach that employs signed certificates, encryption keys, authentication schemes, and cryptography algorithms, and Damon has deployed these measures as appropriate as part of its efforts to secure products’ communications and data transfers, vehicles and their components, including firmware over-the-air (“FOTA”) updates. Additionally, Damon utilizes pre-condition checks, sequence and dependency execution, failure detection, and rollback and recovery when performing updates during the FOTA process.

Damon has also commenced a corporate-wide data privacy program with dedicated cross-functional resources. The objective of Damon’s data privacy program is to facilitate beneficial uses of data to improve its products and services while preserving its customers’ privacy expectations and complying with applicable law. Global data privacy laws and practices are continually evolving, and will continue to guide the operational design, controls, procedures, and policies for Damon’s program. Damon’s strategy accounts for increased risk as its business scales by addressing appropriate security and access controls for customer and employee information. A core tenet of Damon’s privacy program is to implement privacy-by-design principles in both software and hardware development throughout the organization. Damon’s privacy program will continue to evolve and adapt, utilizing industry practices and tailored risk management frameworks, to allow for close collaboration across the organization, particularly between Damon’s information technology and legal functions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS of damon

The following management’s discussion and analysis (“MD&A”) provides information concerning the financial condition and results of operations of Damon as at June 30, 2023 and 2022 and for each of the three years ended June 30, 2023, 2022 and 2021. This MD&A should be read in conjunction with the audited annual consolidated financial statements of Damon and the related notes for the threeyears ending June 30, 2023, 2022, and 2021 included elsewhere in this information statement (the “Damon Financial Statements”). This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Damon contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Preface/Basis of Presentation

Damon’s fiscal year is the twelve-month period ending June 30 of each year. This MD&A is based on Damon’s audited annual consolidated financial statements and accompanying notes thereto for the three years ending June 30, 2023, 2022, and 2021, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

All amounts presented are in United States dollars unless otherwise indicated.

Damon has one reportable operating segment, the manufacturing and sales of electric vehicles in Canada and in the United States.

Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation. Percentage figures included in this MD&A have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this MD&A may vary slightly from those obtained by performing the same calculations using the figures in Damon’s consolidated financial statements or in the associated text. Certain other amounts that appear in this MD&A may similarly not sum due to rounding.

All references to “Fiscal 2023” are to Damon’s fiscal year ended June 30, 2023, to “Fiscal 2022” are to Damon’s fiscal year ended June 30, 2022, and to “Fiscal 2021” are to Damon’s fiscal year ended June 30, 2021.

Operational Highlights

Sublease of 708 Powell

On January 3, 2023, Damon subleased the property at 708 Powell Street, Vancouver, British Columbia, Canada (referred to as “708 Powell”) to a third party for the remaining term of the lease. Under the sublease arrangement, Damon is not relieved of its primary obligation under the headlease, therefore, the headlease and sublease is accounted separately. The sublease triggers an impairment assessment of the headlease and as a result, Damon recorded an asset impairment of the right-of-use asset and leasehold improvements of $223,447 (see Note 17 to the Damon Financial Statements).

Surrey Manufacturing Facility

On July 15, 2021, Damon entered into a 10-year lease agreement (referred to as the “Lease”) on a 109,820 square foot manufacturing plant in Surrey, British Columbia, Canada (referred to as “Surrey manufacturing facility”) and the incremental borrowing rate was estimated to be 14.2%. In the agreement, Damon has two (2) options to renew the Lease for a period of five (5) years each, but the renewal terms were not incorporated in capitalization of right-of-use asset and lease liability as the probability of Damon renewing the Lease is very low. As part of the lease agreement, Damon and the Lessor and/or Landlord mutually agreed for the Lessor to perform lessor-owned tenant improvements on the property.

On July 15, 2021, Damon amended the termination right clause giving Damon the sole discretion to terminate the Lease at any time after the 7th year of the lease, revising the non-cancellable term of the lease to 7-years. On September 29, 2022, the Lessor delivered notice of possession to allow Damon to begin fixturing.

However, due to change in corporate direction, Damon started negotiating with the Lessor for a surrender of the property in late 2022 and subsequently entered into a Conditional Surrender of the Lease agreement on December 14, 2022. In the agreement:

a)	Damon assigned and surrendered to the Lessor all its estate, right, title and interest in and to the premises leased under the Lease.

b)	Both parties also acknowledged and agreed that all agreements, covenants, conditions, and provision contained in the Lease (including, without limitation, Damon’s obligation to pay rent, all sums under the Tenant’s Payment Schedule and any applicable taxes on the foregoing amounts) remain valid and binding on the parties.

c)	The Lessor also covenanted to Damon that the Lessor shall use commercially reasonable efforts to find a replacement tenant to lease the premises from the Lessor.

d)	Outlines the amount owing to the Lessor for the tenant improvements and outlined the payment dates.

e)	The parties agreed that the Lessor at all times shall be entitled to draw upon the Letter of Credit in satisfaction of any amounts that the Tenant fails to pay under the Lease when due, as completed and in accordance with the terms and conditions of the lease agreement.

As a result, Damon impaired the right-of-use assets to its $nil recoverable amount and recorded an asset impairment of $9,247,829 (see Note 17 to the Damon Financial Statements).

Damon signed a Full Surrender agreement with the Lessor and the surrender agreement was effective as at June 30, 2023. Under this agreement, Damon reached a final and full settlement with Lessor to fully surrender the property, settling all outstanding amount owing for a consideration made up of:

i)	forfeiture of standby letter of credit $1,100,248 (CAD$1,469,710);

ii)	cash consideration of $566,465 (CAD$749,998) payable in 7 instalments;

iii)	issuance of $375,000 convertible promissory notes; and

iv)	GST owing for tenant improvements.

As a result, for the year ended June 30, 2023, Damon recorded a gain of $6,167,001 from the final settlement and abandonment of the Lease which resulted in net loss on termination of lease of $3,080,828 (see Note 18 to the Damon Financial Statements).

In the final settlement agreement, the cash consideration must be paid on or before the dates set forth in Note 18 to the Damon Financial Statements. In the event that the Company defaults on such payment obligations, the Company will immediately have to pay the Lessor the full amount of all rent and other amounts, which would have otherwise been payable by the Company during the term of the Lease if not surrendered, less any cash consideration paid and any rent which the Lessor recovers (or is reasonably expected to recover) from any replacement tenant(s) at the Premises over the balance of the initial Term of the Lease. In circumstances where a replacement tenant has not yet been secured, then such rent will be estimated as of the date of default by an appraiser, less any costs and expenses of such reletting, including brokerage fees, solicitor’s fees, tenant inducements and of costs of alterations and repairs as may be necessary to relet the premises.

101 Glacier Point

On September 12, 2022, Damon entered into a two year and four month lease agreement on a 18,110 square foot office and warehouse facility located in San Rafael, California, USA with a commencement date of October 1, 2022. The incremental borrowing rate was estimated to be 12% and expiring January 31, 2025.

Components of Results of Operations

Revenues

To date, Damon is a pre-revenue company that has only been taking reservations for its motorcycles and has not delivered any to customers.

Research and Development, net

Damon’s research and development, net include compensation, employee benefits, and stock-based compensation for technology developers and product management employees as well as fees paid to outside contractors and consultants, purchase of lab supplies to build prototype motorcycles, subscriptions and dues, travel, meals and entertainment and rent and insurance allocated. Damon is eligible for government grant and claim tax credits and accounts for these government grant and tax credits as a reduction to research and development expenses and will recognize these claims when it is probable that the expense incurred qualify for the government grant claim and that Damon has complied with all the conditions to realize the claim. Otherwise, the recognition of government grant claim and tax credits would be deferred until the recognition criteria are satisfied.

General and Administrative

General and administrative include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, fees paid to outside contractors and consultants, professional fees, subscriptions and dues, travel, meals and entertainment, rent and insurance allocated, and other general expenses. Damon expects its cash-based administrative expenses to increase for the foreseeable future as Damon increases headcount to support the growth of its business.

Sales and Marketing

Sales and marketing consist of compensation, employee benefits and stock-based compensation of sales and marketing employees, fees paid to outside contractors and consultants, rent and insurance allocated as well as marketing and promotion expenses, travel, trade show sponsorships and events. Costs associated with Damon’s advertising are expensed as incurred and are included in sales and marketing expenses.

Depreciation

Depreciation represents the estimated reduction in value of Damon’s fixed assets within a fiscal year and are calculated using the straight-line method over the lease term for right-of-use assets and the estimated useful lives of the assets other than right-of-use assets.

Changes in Fair Value of Financial Liabilities

Changes in Fair Value of Financial Liabilities represent the movement in the fair value for SAFE, convertible notes and warrants at each balance sheet date.

Finance Expense

Finance expense consists primarily of interest paid on Damon’s outstanding debts, convertible notes, promissory notes and on a Scientific Research and Experimental Development (“SR&ED”) facility draw down, interest on lease liabilities, as well as financing fee paid to private bankers to help raise fund.

Foreign Exchange (Gain) Loss

Foreign exchange gains and losses represent the gains and losses on instruments such as cash balances, accounts receivable, accounts payable, debt balances and other accounts that are denominated in foreign currencies to the functional currencies of the related Damon entities, as a result of changes in foreign currency rates. Damon does not hedge foreign currency exchange.

Results of Operations

Comparison of Annual Results

Damon’s results of operations for the years ended June 30, 2023, 2022, and 2021 are presented below:

	Years ended
	2023	2022	2021	Variation 2023-2022	% Change 2023-2022	Variation 2022-2021	% Change 2022-2021
	$	$	$	$	%	$	%
Expenses
Research and development, net	17,451,749	18,166,436	4,767,325	(714,687)	(4)%	13,399,111	281%
General and administrative	7,735,183	4,778,250	7,105,087	2,956,933	62%	(2,326,837)	(33)%
Sales and marketing	2,747,792	4,417,165	1,420,089	(1,669,373)	(38)%	2,997,076	211%
Depreciation	370,576	247,947	35,573	122,629	49%	212,374	597%
Asset impairment	9,471,276	-	-	9,471,276	n.a.	-	n.a.
Gain from release of lease obligation	(6,167,001)	-	-	(6,167,001)	n.a.	-	n.a.
	31,609,575	27,609,798	13,328,074	3,999,777	14%	14,281,724	107%
Other expenses
Changes in fair value of financial liabilities	3,881,980	8,935,049	13,923,627	(5,053,069)	(57)%	(4,988,578)	(36)%
Finance expense	1,091,697	77,342	23,931	1,014,355	1,312%	53,411	223%
Foreign exchange loss	429,357	113,921	122,165	315,436	277%	8,244	7%
	5,403,034	9,126,312	14,069,723	(3,723,278)	(41)%	(4,943,411)	(35)%

Loss and comprehensive loss	37,012,609	36,736,110	27,397,797	276,499	1%	9,338,313	34%

Loss per share:
Basic and diluted – common shares	3.14	3.22	2.43	(0.08)	(3)%	0.79	33%

Weighted average number of shares outstanding:
Basic and diluted – common shares	11,793,772	11,405,891	11,270,090	387,881	3%	135,801	1%

Research and Development, Net

	2023	2022	2021
	$	$	$
Salaries and wages	8,418,133	7,406,673	1,543,305
Lab supplies and materials	5,135,769	4,700,997	531,365
Contractors and consultants	1,129,714	3,655,903	2,205,074
Stock-based compensation	789,486	1,303,706	1,012,954
Rent and insurance	1,430,985	532,065	-
Travel, meals and entertainment	234,877	413,848	-
Subscriptions and dues	252,328	335,762	-
General expenses and others	163,282	444,652	-
Canadian Scientific Research & Development tax credits	-	(570,291)	(248,123)
Industrial Research Assistance Program grant funding	(102,825)	(56,879)	(277,250)
	17,451,749	18,166,436	4,767,325

Damon continued with the development of HyperDrive and HyperSport through Fiscal 2022 and 2023, completing engineering validation on the majority of the sub-systems on the vehicle, including the body and chassis, powertrain, and electronics. The firmware teams worked closely with the hardware teams to bring to life all the core systems required for vehicle operation. Damon’s software teams also made progress, including the developing Damon’s mobile app, it’s cloud infrastructure to support tens of thousands of motorcycles, successful demonstration of over the air (OTA) software delivery, and a bring up of Damon’s proprietary 7-inch touchscreen display.

Fiscal 2023 compared to Fiscal 2022

For the year ended June 30, 2023, the research and development, net amounted to $17.5 mil, compared to $18.2 mil for the year ended June 30, 2022. The decrease was primarily due to scaling down of R&D activities in the second half of Fiscal 2023 as Damon manages its cashflow and re-direct spending on key operational items as explained below.

For the year ended June 30, 2023, salaries and wages increased from $7.4 mil for the year ended June 30, 2022 to $8.4 mil for the year ended June 30, 2023 mainly due to higher headcount in the first half of the Fiscal 2023 and severance payment made to terminated employees. With development of HyperDrive and HyperSport, the research and development team (“R&D”) headcount continued to increase from 78 as of June 30, 2022, peaking at 85 team members in August 2022 but dwindling down to 40 by June 30, 2023 as Damon under-go two rounds of headcount reduction in February and April 2023. Stock-based compensation decreased from $1.3 mil for the year ended June 30, 2023 to $0.8 mil for the year ended June 30, 2022 as stock options granted to the R&D team during the year were more than off-set by forfeiture or cancellation of unexercised stock options for terminated employees.

On the other hand, the fees paid to outside contractors and consultants of $3.6 mil for the year ended June 30, 2022 has decreased to $1.1 mil for the year ended June 30, 2023 as some of the contractors converted to full-time employees of Damon, and due to slowing down of non-critical research and development activities. The decrease was also reflected in overall decrease in travel, meals and entertainment, subscriptions and dues and in general and other expenses in line with overall headcount decrease. The decrease was, however, partially off-set by increase in rent and insurance due to commencement of lease of Surrey manufacturing facility and 101 Glacier on September 29, 2022 and October 1, 2022 respectively.

Also included in research and development, net are Canadian Scientific Research & Development (“SR&ED”) tax credits and government grant funding totaling $nil and $0.1 mil respectively the year ended June 30, 2023 and $0.6 mil and $0.1 mil respectively for the year ended June 30, 2022. The decrease in SR&ED tax credits for the year ended June 30, 2023 was because the tax credit claimed during the year was not finalize at of June 30, 2023.

Fiscal 2022 compared to Fiscal 2021

For the year ended June 30, 2022, research and development, net amounted to $18.2 mil, compared to $4.8 mil for the year ended June 30, 2021. The bulk of the increase was primarily due to the increase in R&D activities building 2 motorcycles models – HyperSport and HyperFighter as explained above; and the development of various proprietary technology, with R&D headcount increasing from 38 as of June 30, 2021 to 78 as of June 30, 2022. This can be seen in the increase in salaries and wages from $1.5 mil for the year ended June 30, 2021 to $7.4 mil in for the year ended June 30, 2022, lab supplies and materials increased from $0.5 mil for the year ended June 30, 2021 to $7.4 mil for the year ended June 30, 2022 and in fees paid to external contractors and consultants increased from $2.2 mil for the year ended June 30, 2021 to $3.7 mil in for the year ended June 30, 2022.

The increase in rent and insurance, travel, meals and entertainment, subscriptions and dues, and general expenses and other were because these expenses were all captured in General and Administrative for the year ended June 30, 2021 but now allocated to Research and Development, net for the year ended June 30, 2022.

Also included in research and development, net are SR&ED tax credits and government grant funding totaling $0.6 and $0.1 mil respectively the year ended June 30, 2022 and $0.2 mil and $0.3 mil respectively for and June 30, 2021. The increase in SR&ED tax credit claimed for the year ended June 30, 2022 was in line with the increase in the expenses incurred during the year.

General and Administrative

	2023	2022	2021
	$	$	$
Salaries and wages	2,188,438	1,422,378	937,287
Contractors and consultants	1,153,912	1,343,542	1,310,363
Professional fees	1,996,899	914,818	354,385
Stock-based compensation	914,408	829,288	3,892,417
Rent and insurance	472,601	144,239	216,096
Travel, meals and entertainment	286,444	52,270	46,130
Subscriptions and dues	441,141	31,788	240,774
General expenses and others	281,340	39,927	107,635
	7,735,183	4,778,250	7,105,087

Fiscal 2023 compared to Fiscal 2022

For the year ended June 30, 2023, general and administrative expenses increased from $4.8 mil for the year ended June 30, 2022, to $7.8 mil. The increase resulted from the expansion of Damon’s head office in anticipation of an expected increase in business.

Salaries and wages increased from $1.4 mil for the year ended June 30, 2022, to $2.2 mil for year ended June 30, 2023 mainly due to increase in salary and wages in line with increase headcount and severance payment for two rounds of headcount reduction. The headcount increased from 15 as of June 30, 2022, peaking at 20 headcount in September 2022 to support business expansion, before the two rounds of headcount reduction in February and April 2023, reducing the headcount significantly back to Fiscal 2021 level of 9 members as of June 30, 2023 due to challenges with fund raising. On the other hand, fees paid to contractors and consultants reduced marginally from $1.3 mil for year ended June 30, 2022 to $1.2 mil for the year ended June 30, 2023 as Damon cut down its spending on contractors and consultants as the Company manages its cashflow and re-direct spending on key operational items.

Professional fees increased from $0.9 mil for the year ended June 30, 2022, to $2.0 mil for year ended June 30, 2023 due to higher legal and professional fees related to fund raising, patent registration and corporate transactions cost. Stock-based compensation increased marginally for the year ended June 30, 2023 totaling $0.9 mil compared to $0.8 mil for the year ended June 30, 2022 as stock options granted were partially offset by forfeiture or cancellation of unexercised stock options for terminated employees.

The increase in rent and insurance was due commencement of leases as mentioned above. The overall increase in travel, meals and entertainment, and in general and other expenses for the year ended June 30, 2023 was mainly due to more travelling due to increase fund raising, corporate transaction activities and expansion of business activities. Increase in subscriptions and dues was mainly due to implementation and subscription of Damon cloud-based financial application and cloud-based content management application in Fiscal 2023.

Fiscal 2022 compared to Fiscal 2021

For the year ended June 30, 2022, general and administrative expenses decreased from $7.1 mil for the year ended June 30, 2021, to $4.8 mainly due to decrease in stock-based compensation, partially offset by increase in salaries and wages due to expansion of general corporate office, setting up of US office and increase financing activities to finance business activities.

Stock-based compensation for the year ended June 30, 2022 was $0.8 mil compared to $3.9 mil for the year ended June 30, 2021 as the number of stock-option granted decreased significantly in Fiscal 2022 compared to Fiscal 2021. Salaries and wages increased from $0.9 mil for the year ended June 30, 2021, to $1.4 mil for year ended June 30, 2022 mainly due to increase in headcount from 10 as of June 30, 2021, and gradually reaching 15 as of June 30, 2022 as Damon set up its US office in San Rafael in Fiscal 2022 and the corporate office expanded the facility and supply chain departments to help gear up for the planned 2023 production. Fees paid to external contractors and consultants remained fairly flat totaling $1.3 mil for the years ended June 30, 2022 and 2021. Professional fees increased from $0.4 mil for the year ended June 30, 2021, to $0.9 mil for year ended June 30, 2022, due to higher legal and professional fees related to fund raising and patent registration.

The lower rent and insurance, subscriptions and dues and general and other expenses were because these expenses were allocated to respective functions (i.e., Research and Development, net, General and Administrative, and Sales and Marketing) in Fiscal 2022 instead of all being captured in General and Administrative in Fiscal 2021.

Sales and Marketing

	2023	2022	2021
	$	$	$
Marketing and promotion	1,273,680	2,587,198	878,647
Salaries and wages	793,209	1,270,935	297,870
Stock-based compensation	128,996	190,301	236,527
Contractors and consultants	98,889	11,861	7,045
Rent and insurance	435,517	136,977	-
Travel, meals and entertainment	14,751	110,336	-
General expenses and others	2,750	109,557	-
	2,747,792	4,417,165	1,420,089

Fiscal 2023 compared to Fiscal 2022

For the year ended June 30, 2023, selling and marketing expenses decreased from $4.4 mil for the year ended June 30, 2022, to $2.7 mil. The decrease was primarily due to Damon reducing headcount in its marketing team due to a delay in production and scaling down marketing activities as Damon manages its cashflow and re-direct spending on key operational items.

In view of the above, marketing and promotion expenses reduced from $2.6 mil for the year ended June 30, 2022 compared to $1.3 mil for the year ended June 30, 2023. Salaries and wages also reduced from $1.3 mil for the year ended June 30, 2022 to $0.8 mil due to headcount reduction from 8 members as of June 30, 2022 to just 6 members as of June 30, 2023 as production was delayed. The decrease in travel, meals and entertainment, and general and other expense were in line with overall decrease in headcount and managing its cashflow. On the other hand, increase in rent and insurance allocated was mainly due to commencement of new leases as mentioned previously.

Fiscal 2022 compared to Fiscal 2021

For the year ended June 30, 2022, selling and marketing expenses increased to $4.4 mil from $1.4 mil for the year ended June 30, 2021. The increase was primarily due to Damon expanding its marketing and sales force in anticipation of motorcycle production in 2023 and increase in marketing and promotion expenses to build its brand name.

In Fiscal 2022 Damon sponsored a racing event, launched Damon Lab and engaged in various marketing, advertising and public relation activities to promote and build Damon’s brand name. As a result, marketing and promotion expenses increased from $0.9 mil for the year ended June 30, 2021 to $2.6 mil for the year ended June 30, 2022. In additional, marketing team headcount increased from 7 members as of June 30, 2021, peaking at 10 team members in January 2022 before reducing slightly back down to 8 as of June 30, 2022 in anticipation of motorcycle production in 2023 and as a result, salaries and wages increased from $0.3 mil for the year ended June 30, 2021 to $1.3 mil for year ended June 30, 2022.

The increase in rent and insurance, travel, meals and entertainment, and general expenses and others were because these expenses were all captured in General and Administrative for the year ended June 30, 2021 but now allocated to Sales and Marketing for the year ended June 30, 2022.

Depreciation

Fiscal 2023 compared to Fiscal 2022

The depreciation for the year ended June 30, 2023 increase to of $0.3 mil from $0.2 mil for the year ended June 30, 2022, due office expansion to accommodate new headcounts.

Fiscal 2022 compared to Fiscal 2021

For the year ended June 30, 2022, depreciation costs of $0.2 mil represent an increase compared the year ended June 30, 2022 due to depreciation of leasehold improvements and equipment with the set-up of US offices.

Asset Impairment

On January 3, 2023, Damon subleased the office space at 708 Powell Street to a third party for the remaining term of the lease. Under the sublease arrangement, Damon is not relieved of its primary obligation under the headlease, therefore, the headlease and sublease is accounted separately. The sublease triggers an impairment assessment of the headlease and as a result, Damon recorded an asset impairment of the right-of-use asset $175,397. At the same time, Damon also recorded asset impairment of the leasehold improvement at that property of $48,050.

On December 14, 2022, Damon entered into conditional surrender agreement to surrender the leased manufacturing plant in Surrey, British Columbia, due to change in corporate direction. Under the agreement, Damon surrendered the leased property to the lessor, covenanted with the lessor to use commercially reasonable efforts to find a replacement tenant for the leased property and agreed that the lessor could draw on the standby letter of credit, but did not release Damon from its lease obligation. As a result, Damon impaired the assets to its recoverable amount, $nil and recorded an asset impairment of $8,997,858 for its’ right-of-use asset and $249,971 for fixturing work done at the property.

2023
$
Impairment arising from sublease of 708 Powell:
- Right-of-use asset	175,397
- Leasehold improvements	48,050
223,447
Impairment arising from conditional surrender of Surrey manufacturing facility:
- Right-of-use asset	8,997,858
- Construction in progress	249,971
9,247,829
9,471,276

Subsequent to the impairment, Damon continued to negotiate for surrender of the Surrey manufacturing facility, to secure full release from all the obligation related to the leased and settlement of all amounts owing, recording a gain from release of lease obligation of $6,167,001, which resulted in net loss on termination of lease of $3,080,828. The result of these negotiations is explained in the section below as mentioned “Gain from Release of Lease Obligation”.

Gain From Release of Lease Obligation

The Company signed a Full Surrender agreement with the Lessor to surrender the Surrey manufacturing facility and the surrender agreement was effective as at June 30, 2023. Under this agreement, the Company reached a final and full settlement with the Lessor to fully surrender the lease property, settling all outstanding amounts owing under the lease of Surrey manufacturing plant for a consideration made up of the following:

●	restricted cash deposit surrendered $1,100,248 (CAD$1,469,710), fully drawn as of June 30, 2023;

●	cash consideration of $566,465 (CAD$749,998) payable in 7 instalments over 1 year;

●	issuance of $375,000 Tranche 5 convertible promissory notes (see Note 8 to the Damon Financial Statements); and

●	GST owing for tenant improvements.

As at June 30, 2023, Damon had surrendered the restricted cash deposit and paid $157,350 (CAD$208,333) in cash consideration for installment 1 and 2 in accordance with the final settlement agreement.

As a result, for the year ended June 30, 2023, Damon recorded a gain of $6,167,001 from the final settlement and abandonment of the lease as follows:

2023
$
Settlement:
Restricted cash deposit surrendered	1,100,248
Cash payable over 1 year	566,465
Convertible promissory note issued, at fair value	375,000
GST on tenant improvements	185,529
2,227,242
Lease obligation released	(8,208,714)
Amount owing on GST for tenant improvement	(185,529)
Gain from release of lease obligation	(6,167,001)
Asset and right-of-use asset impairment for Surrey manufacturing facility	9,247,829
Net loss on termination of lease	3,080,828

Changes in Fair Value of Financial Liabilities

	2023	2022	2021
	$	$	$
Changes in Fair Value of:
SAFEs	740,030	8,935,049	13,923,627
Convertible notes	2,874,000	-	-
Warrants	267,950	-	-
	3,881,980	8,935,049	13,923,627

Fiscal 2023 compared to Fiscal 2022

Changes in fair value of SAFEs of $0.7 mil for the year ended June 30, 2023 relates to Tranche 7 which will be convertible to common shares on maturity on June 30, 2024.

The change in fair value of convertible notes and share warrant obligations of $2.9 mil and $0.3 mil respectively for the year ended June 30, 2023 relates to convertible notes and share purchase warrants issued to noteholders in Fiscal 2023. The changes in the fair value for the financial liabilities for the year ended June 30, 2023 result mainly from the increase in the market price of Damon equity as compared to the purchase price.

Fiscal 2022 compared to Fiscal 2021

Changes in fair value of SAFEs of $8.9 mil for the year ended June 30, 2022, compared to $13.9 mil for the year ended June 30, 2021, related to Tranche 5 and Tranche 6 SAFEs which matured on December 31, 2021 and converted to preferred shares on maturity. No convertible notes or warrants were in issuance as of June 30 2022 and 2021.

Finance Expense

Finance expense includes the following amounts for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Financing fees and other	432,312	44,817	9,569
Interest on debt	173,632	13,794	11,089
Interest on convertible notes	512,183	-	-
Interest on finance lease	10,606	12,435	1,691
Accretion	11,058	6,296	1,582
Interest Income	(48,094)	-	-
	1,091,697	77,342	23,931

Fiscal 2023 compared to Fiscal 2022 and 2021

For the year ended June 30, 2023, finance expenses increased from $0.1 mil for the year ended June 30, 2022, to $1.1 mil. The increase was driven primarily by financing fees, interest expense for SR&ED facility loan, promissory notes and convertible notes all drawn or issued in Fiscal 2023 to finance Damon’s operation.

Lower finance expense for the years ended June 30, 2022 and 2021 was because Damon is largely funded by issuance of SAFEs which are all converted to preferred shares on December 31, 2021.

Foreign Exchange Loss (Gain)

Fiscal 2023 compared to Fiscal 2022

Foreign exchange losses for both periods relate primarily to the revaluation of net monetary assets denominated in foreign currencies to the functional currencies of the related Damon entities. Foreign exchange loss for the year ended June 30, 2023, was $0.4 mil compared to a loss of $0.1 mil year ended June 30, 2022, largely as a result of weakening of the Canadian dollar relative to the U.S. dollar during 2023, as compared to 2022.

Fiscal 2022 compared to Fiscal 2021

Foreign exchange losses and gains for both periods relate primarily to the revaluation of net monetary assets denominated in foreign currencies to the functional currencies of the related Damon entities. Foreign exchange loss remained flat at was $0.1 mil for both years ended June 30, 2022, as a result of the Canadian dollar depreciates marginally by 4% only relative to the U.S. dollar during 2022, as compared to 2021.

Loss and comprehensive loss

Fiscal 2023 compared to Fiscal 2022

For the year ended June 30, 2023, the loss and comprehensive loss increased from $36.7 mil for the year ended June 30, 2022, to loss and comprehensive loss of $37.0 mil. The increase in loss and comprehensive loss was largely due to marginally higher expenses $0.6 mil, asset impairment of $9.5 mil, higher finance expenses of $1.0 mil and foreign exchange loss of $0.3 mil, partially off-set by gain from the release of lease obligation of $6.2 mil and increase in changes in fair value of financial liabilities of $5.1 mil.

Fiscal 2022 compared to Fiscal 2021

For the year ended June 30, 2022, the loss and comprehensive loss increased from $27.4 mil for the year ended June 30, 2021, to loss and comprehensive loss of $36.7 mil. The higher was largely due to higher expenses of $14.1 mil as Damon expanded its operation; spending significantly on research and development to develop the 2 motorcycles, ramp up marketing and started marketing campaign, higher depreciation $0.2 mil due to office expansion, and these are partially offset by decrease in changes in fair value of financial liabilities of $4.9 mil as compared to prior year.

Non-GAAP Financial Measures

Adjusted EBITDA(a) of negative $26.1 mil the year ended June 30, 2023, as compared to negative $25.0 mil the year ended June 30, 2022, was after mainly adjusting for certain non-cash items such as stock-based compensation, foreign exchange, change in fair value of financial liabilities, asset impairment and gain from final settlement and release of lease obligation of the Surrey manufacturing facility.

(a) “Adjusted EBITDA” is defined as net earnings (loss) before finance expenses income tax expense or benefit, and depreciation and amortization, adjusted for stock-based compensation, changes in fair value of financial liabilities, foreign exchange (gain), asset impairment and gain from release of lease obligation. Damon’s computation of Adjusted EBITDA may not be comparable to other similarly entitled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion. Damon believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results, which may present similar non-GAAP financial measures to investors. In addition, Damon’s presentation of these measures should not be construed as an inference that Damon’s future results will be unaffected by unusual or non-recurring items. The reconciliation of net earnings (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA is below.

Reconciliation of Adjusted EBITDA

The following table reconciles the loss and comprehensive loss to Adjusted EBITDA for the years ended June 30, 2023, 2022, and 2021:

	Year ended June 30,
	2023	2022	2021
	$	$	$
Loss and comprehensive loss	37,012,609	36,736,110	27,397,797
Depreciation and amortization	(370,576)	(247,947)	(35,573)
Finance expense	(1,091,697)	(77,342)	(23,931)
Stock-based compensation (1)	(1,832,890)	(2,323,294)	(5,141,898)
Foreign exchange (gain) loss (2)	(429,357)	(113,921)	(122,165)
Changes in fair value of financial liabilities (3)	(3,881,980)	(8,935,049)	(13,923,627)
Transaction and other expenses (4)	(3,304,275)	-	-
Adjusted EBITDA	26,101,834	25,038,557	8,150,603

(1)	Represents non-cash expenses recognized in connection with the issuance and revaluation to fair value of stock options issued to participants under Damon’s stock option plan as described in note 12 to the annual audited consolidated financial statements as at and for years ended June 30, 2023, 2022 and 2021.

(2)	Represents non-cash (gains) losses relating to foreign exchange translation.

(3)	Represents non-cash change in the fair value of financial liabilities as described in note 8, note 9 and note 10 to the annual audited consolidated financial statements as at and for years ended June 30, 2023, 2022 and 2021.

(4)	Represents asset impairment arising from sublease of 708 Powell and Surrey manufacturing facility and gain from release of lease obligation for Surrey manufacturing facility.

Customer Reservations

Damon tracks the customer deposits that relate to customer reservations with respect to a future potential purchase of Damon’s motorcycles (“Reservation”). This section provides an overview of Damon’s Reservations as Damon believes that the disclosure of its Reservations provides an additional tool for investors to use in evaluating Damon’s performance and market penetration for its products. There are two measures tracked in Damon’s Reservations – the total number of motorcycles (“Reservation Units”) and the total value of the Reservations (“Reservation Value”). These are described below. Reservations are intended as a supplemental measure of performance that is neither required by, nor presented in accordance with, US GAAP, and is neither disclosed in nor derived from the financial statements of Damon.

A customer completes a Reservation through Damon’s online webstore with a credit card deposit taken by Damon. The deposit amount is either $100, $250, or $1,000 depending on the motorcycle in the Reservation. This Reservation deposit amount is included in Customer Deposits line on Damon’s Statement of Financial Position and is the only measure related to Reservations discussed in this section that is reflected in Damon’s financial statements. The Reservations are cancellable at any time and the deposit is fully refundable. The Customer Deposit amount recorded by Damon reflects a balance net of these refunds.

As noted above, Reservations are expressed as a number of units in the Reservation, Reservation Units, and a total dollar value, Reservation Value. The total Reservation Units is the net number of motorcycles included in Reservations up to the date indicated. The total Reservation Value is the total net dollar value of all Reservations outstanding using the pricing of each unit in the Reservation at the time of the Reservation. Both of these are net measures as any cancellations up to the date reported are removed from the total Reservation Units and Reservation Value. Where a customer modifies their Reservation, the updated quantity and pricing is used to update the total net quantity and value in calculating total Reservation Units and Reservation Value.

There are over 3,400 motorcycles included in the Reservation as of September 30, 2023. These motorcycles are for delivery over the next few years Damon expects there will continue to be variances between the expected delivery periods of Reservations and the actual delivery times, and certain delays could be significant. Such variances or delays could result in the cancellation of certain Reservations.

Damon’s presentation of the Reservations should not be construed as a representation by Damon that the motorcycles included in these Reservations will translate into actual sales.

Damon cannot guarantee that its Reservations will be realized in full, in a timely manner, or at all, or that, even if realized, revenues generated will result in profits or cash generation as expected, and any shortfall may be significant. Damon’s conversion of its Reservations into actual sales is dependent on various factors, including those described below and under “Risks Related to Damon’s Business, Industry and Operations”.

Damon’s conversion of its Reservations into actual sales is dependent on its ability to economically and timely manufacture its motorcycles, at scale. The execution of Damon’s growth strategy and the conversion of its Reservations, which currently provides for deliveries over the next few years, will therefore require a significant ramp-up in its production. Any failure by Damon to successfully develop its vehicles, source its key components, and scale its manufacturing processes within projected costs and timelines could have a material adverse effect on its business, results of operations or financial condition. As a result, Damon’s realization of its Reservations is subject to a number of risks and uncertainties, including the risks described in “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”, and there can be no assurance that Damon will be successful in converting all or a significant portion of its Reservations into actual sales.

Damon’s computation of its Reservations is subject to the specific methodology described herein and may not be comparable to other similarly entitled measures computed by other companies, because all companies may not calculate their Reservations in the same fashion. In addition, Damon’s presentation of Reservations is calculated based as of the time that the information is presented, and it is not based on Damon’s assessment of future events and should not be construed as a representation by Damon that the vehicles included in its Reservations will translate into actual sales.

Financial Position

The following table sets out selected information related to the financial position of Damon as of June 30, 2023 and 2022 as well as explanations for variations:

	Jun 30, 2023	Jun 30, 2022	Variation	Explanation of Variation
	$	$	$
Cash	2,069,056	8,958,448	(6,889,392)	See section 16 of this MD&A entitled “Liquidity and Capital Resources”
Prepaids, deposits and other receivables	255,582	503,024	(247,442)	Mainly due to government grant claim received timelier
Current assets	2,324,638	9,461,472	(7,136,834)	Decrease in cash and cash equivalent mainly due to new fund raised during the year is insufficient to cover net cash used in operation, draining out the opening cash and cash equivalents
Premises lease deposits	187,435	127,491	59,944	Mainly due to security deposits for newly leased property, 101 Glacier
Property and equipment	2,004,066	2,754,293	(750,227)	Mainly due to addition related to Surrey manufacturing facility lease and the new US office lease, more than off-set by impairment of the right-of-use assets (Surrey manufacturing facility was surrendered, and another Vancouver office space was subleased – see section 7 of this MD&A entitled “Financial Highlights”) and regular depreciation
Restricted cash	-	1,140,283	(1,140,283)	Mainly due to restricted cash deposit surrendered as part of the settlement of the Surrey manufacturing facility lease
Long term prepayment	-	1,443,029	(1,443,029)	Mainly due to leasehold tenant improvement prepaid reclassed and capitalized as part of right-of-use assets
Non-current assets	2,191,501	5,465,096	(3,273,595)	Mainly due to factors explained above
TOTAL ASSETS	4,516,139	14,926,568	(10,410,429)	Mainly due to factors explained above
Accounts payable and accrued liabilities	7,106,281	2,394,109	4,712,172	Mainly due to slower payment of accounts payable and increase in accrued liabilities
Customer deposits	488,569	372,787	115,782	Increase mainly due to customer deposit received for motorcycles order
Current portion of lease liabilities	752,849	430,479	322,370	Mainly due to addition of US office operating lease, offset by lease payments
Current portion of debt	1,857,550	-	1,857,550	Mainly due to SR&ED facility drawn and promissory notes issuance during the year – see section 16 of this MD&A entitled “Liquidity and Capital Resources”
Convertible notes	14,727,183	-	14,727,183	Mainly due to convertible notes issued during the year as described section 16 of this MD&A entitled “Liquidity and Capital Resources”
Derivative warrant liabilities	521,950	-	521,950	Mainly due to share purchase warrants issued during the year – see section 16 of this MD&A entitled “Liquidity and Capital Resources”
Financial liability convertible to equity	2,700,000	-	2,700,000	Mainly due to issuance of Simple Agreements for Future Equity (SAFE) during the year and accounting for changes in fair value – see section 16 of this MD&A entitled “Liquidity and Capital Resources”
Current liabilities	28,154,382	3,197,375	24,957,007	Mainly due to factors explained above
Non-current lease liabilities	812,099	1,033,288	(221,189)	Mainly due to on-going lease payments
Other non-current liabilities	19,099	-	n.a.	Mainly due to long term deposit for office space subleased
Non-current Liabilities	831,198	1,033,288	(202,090)	Mainly due to factors explained above
Total liabilities	28,985,580	4,230,663	24,754,917	Mainly due to factors explained above
Common shares	1,285,788	859,764	426,024	Mainly due to stock option exercised and vesting of common shares issued for service
Preferred shares	71,590,087	71,590,087	-
Additional paid in capital	9,294,030	7,872,791	1,421,239	Mainly due to stock-based compensation vested during the year
Deficit	(106,639,346)	(69,626,737)	(37,012,609)	Mainly due to operational loss during the year – see section 13 of this MD&A entitled “Results of Operations”
Total Shareholders’ (deficit)/ equity	(24,469,441)	10,695,905	(35,165,346)	Mainly due to factors explained above
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	4,516,139	14,926,568	(10,410,429)	Mainly due to factors explained above

Cash Flows

The following table provides a summary of Damon’s operating, investing, and financing cash flows for the years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$

Cash used in operating activities	(21,071,686)	(24,428,203)	(7,028,730)

Cash used in investing activities	(778,681)	(2,708,872)	(137,235)

Cash provided by financing activities	13,820,692	25,271,494	18,691,476
Net change in cash during the year	(8,029,675)	(1,865,581)	11,525,511

Cash and restricted cash, beginning of year	10,098,731	11,964,312	438,801
Cash and restricted cash, end of year	2,069,056	10,098,731	11,964,312

Cash Flows Used in Operating Activities

For the year ended June 30, 2023, cash flows used in operating activities was $21.0 mil, and was composed of Damon’s loss and comprehensive loss of $37.0 mil driven by the factors discussed above offset by net changes in non-cash working capital of $5.9 mil, and by net non-cash items of $10.1 mil. Non-cash items of $10.1 mil were mainly composed of $1.5 mil for stock-based compensation expense, $1.1 mil for depreciation and amortization, $0.8 mil for accrued unpaid interest on operating lease, $0.3 mil operating lease payment, $3.9 mil loss related to the change in fair value of financial liabilities, $9.4 mil related to asset impairment partially off-set by $6.2 mil in gain from lease obligation released. The increase in non-cash working capital was primarily driven by increases in trade payables and accrued liabilities, an increase in customer deposits and a decrease in prepaid and deposits.

For the year ended June 30, 2022, cash flows used in operating activities was $24.4 mil, and was composed of Damon’s loss and comprehensive loss of $36.7 mil driven by the factors discussed above, offset by net changes in non-cash working capital of $0.8 mil, partially offset by net non-cash items of $1.9 mil. Non-cash items of $1.9 mil were mainly composed of $2.3 mil for stock-based compensation expense, $0.6 mil for depreciation and amortization, $0.3 mil operating lease payment and $8.9 mil related to the change in fair value of SAFEs. The increase in non-cash working capital was primarily driven by increases in trade payables and accrued liabilities, an increase in customer deposits partially offset by an increase in prepaid and deposits.

Cash Flows Used in Investing Activities

Cash flows used in investing activities primarily relates to capital expenditures for leasehold improvements, equipment and office furniture as Damon continues to expand and invest in its business infrastructure and scales its manufacturing operations.

For the year ended June 30, 2023, cash flows used in investing activities mainly relates to tenant improvements made to the Surrey manufacturing facility are capitalized as part of the right-of-use asset.

For the year ended June 30, 2022, cash flows used in investing activities tenant improvement on the Surrey manufacturing facility and leasehold improvement and equipment for new office space in both Vancouver, British Columbia, Canada and San Rafael, California, the United States to accommodate business expansion.

Cash Flows from Financing Activities

Cash flows from financing activities were $13.8 mil for the year ended June 30, 2023 and was primarily due to draw down on SR&ED facility $1.1 mil, proceeds from issuance of convertible notes of $11.2 mil, proceeds from issuance of Tranche 7 SAFE $2.0 mil, proceeds from promissory notes $0.7 mil partially offset by cash settlement from release of lease obligation $1.1 mil and the repayment of the SR&ED facility of $0.2 mil.

Cash flows from financing activities were $25.3 mil for the year ended June 30, 2022 and was primarily due to proceeds from issuance of preferred shares $25.3 mil, draw down on SR&ED facility $0.6 mil, partially offset by SR&ED repayments of $0.6 mil during the year.

Liquidity and Capital Resources

Liquidity

As of June 30, 2023, Damon had a cash and restricted cash balance of $2.1 mil ($10.1 mil as of June 30, 2022). Damon incurred an operating loss of $37.0 mil for the year ended June 30, 2023, of which $1.5 mil related to non-cash stock-based compensation, other non-cash items namely, $3.9 mil due to the change in fair value of financial liabilities, $9.4 mil related to asset impairment partially and $6.2 mil in gain from lease obligation released. Damon incurred an operating loss of $36.7 mil for the year ended June 30, 2022, of which $2.3 mil related to non-cash stock-based compensation and changes in fair value of financial liabilities $8.9 mil. Damon’s accumulated deficit and expected future losses cast substantial doubt upon Damon’s ability to continue as a going concern.

Furthermore, Damon had negative cash flows from operating activities of $21.0 mil and of $24.4 mil in each of the years ended June 30, 2023 and 2022. These operating losses and negative cash flows were mainly the result of the substantial investments made by Damon in research and development to develop the motorcycles and to grow its business. Based on the foregoing and its growth strategy, Damon expects to continue to make significant expenditures to expand Damon’s business and develop manufacturing operations in the future. As a result, Damon may continue to incur operating losses and have negative cash flows in the short term, as it continues to execute on its growth strategy and develop manufacturing capability to produce the motorcycles to meet delivery of the motorcycles in our order book ramp-up of manufacturing capacity, purchases additional equipment, and continues the optimization and development of its product offering.

Capital Resources

SR&ED Facility

Damon entered into a secured SR&ED loan agreement dated December 20, 2019 to help finance its operation. The SR&ED loan accrues interest at a rate of 13% per annum, requires a 1% advance fee for each drawdown, and matures nine months after the fiscal year in which the advance was made. On July 1, 2022, Damon drew down $728,332 of the facility and the loan originally matured on September 30, 2023. However, due to the delays caused by Canada Revenue Agency audit process, the maturity date has been extended from September 30, 2023, to November 30, 2023.

Damon’s SR&ED loan agreement was secured against future SR&ED tax credit refunds expected to be received from year-end tax returns for 2022 submitted to the Canada Revenue Agency. As of June 30, 2023, 2022 SR&ED tax credit refund has been filed but not assessed and was under audit. Subsequent to the period end, on October 20, 2023, the Company received Notice of Assessment for 2022 SR&ED tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 refund interest) from Canada Revenue Agency and the tax credit refund was received in full on October 26, 2023.

Following the refund of the tax credit, Damon repaid in full the SR&ED loan and the accrued interest on October 26, 2023.

Promissory Notes

On March 13, 2023, Damon issued an unsecured promissory note to arms-length parties with principal amount of $728,332 (CAD$1,000,000). The promissory note accrued simple interest of 18% per annum, payable in arrears quarterly. Any outstanding principal amount and any accrued and unpaid interest then outstanding is due and payable on the earlier of (i) the first anniversary of the issuance date; or (ii) the date of closing of a transaction effected by Damon in which Damon issues and sells equity securities, with the principal purpose of raising capital, for aggregate gross proceeds of at least $10,000,000.

Simple Agreement for Future Equity (SAFE)

Between August and September 2022, Damon issued $2,005,213 (CAD$2,595,000) in SAFE for cash. The SAFEs may be converted or paid in cash on the occurrence of conversion events/transactions before the maturity date.

At maturity, the SAFE holders automatically receive common shares of Damon that are equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the maturity conversion price.

Fall 2022 Convertible Notes

Between October and November 2022, Damon completed a financing round through the issuance three convertible promissory notes (“Tranche 1”) to arms-length parties with an aggregate principal amount of $5,700,000 at valuation cap of $350,000,000 and interest rate of 8% per annum, payable in arrears on July 1, 2023, and on the maturity date, June 30, 2024.

On April 25, 2023, the Tranche 1 convertible promissory notes terms were amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. Revised date of October 1, 2023, resulted in deferral of interest payable date by 3 months. In connection with the closing of the Business Combination, the principal and unpaid accrued interest of the convertible notes will convert into Common Shares of the combined company.

Winter 2022 Convertible Notes

Between January to February 2023, Damon issued six convertible promissory notes (“Tranche 2”) to arms-length parties with an aggregate principal amount of $1,020,000 and $100,000 at valuation cap of $150,000,000 and $125,000,000 respectively, with interest rate of 12% per annum, payable in arrears on July 1, 2023, and the maturity date, June 30, 2024. The Tranche 2 convertible notes interest of $51,784 due on July 1, 2023, was not paid as of the date of this report and Damon is in negotiation to include the interest due into the investment amount for conversion on closing. In connection with the closing of the Business Combination, the principal and unpaid accrued interest of the convertible notes will convert into Common Shares of the combined company.

Between April to May 2023, Damon issued four convertible promissory notes (“Tranche 3”) to arms-length parties with an aggregate principal amount of $1,900,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on October 1, 2023, and on the maturity date, June 30, 2024. In connection with the closing of the Business Combination, the principal and unpaid accrued interest of the convertible notes will convert into Common Shares of the combined company.

J Gunnar PIPE Convertible Notes

On June 16, 2023, Damon issued five convertible promissory notes (“Tranche 4”) to arms-length parties with an aggregate principal amount of $2,500,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, June 15, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. Tranche 4 convertible promissory notes holders were also issued common share purchase warrant (Note 9) to subscribe for, and purchase of Damon common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. In connection with the closing of the Business Combination, the principal and unpaid accrued interest of the convertible promissory notes will convert into Common Shares of the combined company.

Convertible Notes issued for final settlement of lease

On June 30, 2023, as part of the final lease settlement for Surrey manufacturing facility, Damon issued $375,000 convertible promissory notes to the lessor as part of the consideration to fully surrender the manufacturing facility lease. The note is issued at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, June 30, 2024.

Share Purchase Warrants

In connection with the June 16, 2023 convertible promissory notes (Tranche 4 convertible notes) issued, Damon also issued 950,153 common share purchase warrants. Each warrant is exercisable anytime for 1 common share of Damon at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

Upon exercise, the holders will pay Damon the respective exercise price for each warrant exercised in exchange for one common share of Damon and the fair value at the date of exercise and the associated non-cash liability will be reclassified to share capital. The non-cash liability associated with any warrants that expire unexercised will be recorded as a gain in the consolidated statements of loss and comprehensive loss. Unexercised warrants shall be exercised automatically on a cashless basis on the termination date.

At inception, the proceeds from the Tranche 4 convertible notes were allocated between the convertible notes and the warrants based on the residual method with $254,000 allocated to the warrants and since the warrants did not meet the indexation and equity classification requirements, the warrants are classified as derivative liabilities. The warrants are subsequently remeasured at fair value and accounted as changes in fair value of derivative liabilities in the statement of loss and comprehensive loss at each reporting date.

Convertible Notes and share purchase warrants subsequent to June 30, 2023

Subsequent to the year end, the Company secured $9,575,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, one year after from issuance date. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 notes (see Note 8 to the Damon Financial Statements).

These convertible promissory notes holders were also issued 3,636,143 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. Each warrant is exercisable anytime for 1 common share of the Company. The terms and conditions for these warrants are the same as those issued during the year (see Note 9 to the Damon Financial Statements).

Off-Balance Sheet Arrangements

During the periods presented, Damon did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Commitments and Contingencies

In the normal course of business, Damon enters into contractual obligations that will require it to disburse cash over future periods. The following table sets forth the contractual undiscounted cash flows and maturity of Damon’s significant contractual obligations by period as at June 30, 2023.

	Total	Within 1 year	2 - 5 years	Greater than 5 years
	$	$	$	$
Accounts payable and accrued liabilities	7,106,281	7,106,281	-	-
Customer deposits	488,569	488,569	-	-
Operating lease liabilities (1)	1,361,811	740,486	621,325	-
Finance lease liabilities	203,137	12,363	190,774	-
Purchase obligations (2)	2,410,455	2,170,752	239,703	-
Investment obligation	1,000,000	1,000,000	-	-
Total financial liabilities and commitments	12,570,253	11,518,451	1,051,802	-

(1)	Represents lease obligations for the rental of office premises

(2)	Represents purchase and other obligations and includes, among others, purchase commitments to third party suppliers related to raw material and components used in research and development of prototype motorcycles. Due to the uncertainty as to the amount and pricing of material that may be purchased, Damon is generally not able to determine with precision its commitments in connection with these supply agreements. Figures included above under “Purchase and other obligations” have therefore been estimated by management based on the information available as at June 30, 2023.

In addition to the contractual obligations outlined in the above table, the Company has current debt of $1,857,550, due within one year of June 30, 2023 and convertible notes, derivative warrant liabilities and financial liabilities convertible to equity all recorded at their fair values aggregating $17,949,133.

The Company entered into a strategic partnership arrangement with the third-party. As part of the agreement, the Company agrees to invest an aggregate amount of $1,000,000 in the third-party subsidiary upon a future financing and negotiation of terms that are agreed to by both parties during the term of the agreement. As at the date of these financial statements no such arrangement has been made.

Related Party Transactions

The Company enters into related party transactions that are in the normal course of business and on an arm’s length basis. Related party disclosures can be found in Note 13 of the Company’s June 30, 2023 consolidated financial statements.

Outstanding Share Data

As of December 28, 2023, Damon had the following issued and outstanding common shares, preferred shares, warrants and stock options:

●	12,275,327 common shares;

●	16,758,528 preferred shares;

●	4,586,283 Share Purchase Warrants issued together with Convertible Notes; and

●	stock options to purchase 9,632,992 common shares.

Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is not required to provide the information required by this item.

New Accounting Standards Not Yet Applied

Damon continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects Damon’s financial reporting, Damon undertakes a study to determine the consequences of the change to its financial statements and assures that there are proper controls in place to ascertain that Damon’s financial statements properly reflect the change.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for Damon for fiscal years beginning after December 15, 2022.

Preface/Basis of Presentation

The following management’s discussion and analysis (“MD&A”) provides information concerning the financial condition of Damon Motors Inc. (“Damon”) as at September 30, 2023 and June 30, 2023 and the results of operations for the three months ended September 30, 2023 and 2022. This MD&A should be read in conjunction with the condensed interim unaudited consolidated financial statements of Damon and the related notes for the three months ended September 30, 2023 and 2022.

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information which are the accounting principles that are generally accepted in the United States of America and in accordance with the instructions for Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the condensed interim consolidated financial statements contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations, and cash flows of the Company for the interim periods presented. The results for the period ended September 30, 2023, are not necessarily indicative of the results of operations for the full year. These financial statements and related notes should be read in conjunction with the consolidated financial statements and notes thereto included in our audited consolidated financial statements for the fiscal years ended June 30, 2023 and 2022 and for each of the three years ended June 30, 2023.

All amounts presented are in United States dollars unless otherwise indicated. Damon has one reportable operating segment, the manufacturing and sales of electric vehicles in Canada and in the United States.

Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation. Percentage figures included in this MD&A have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this MD&A may vary slightly from those obtained by performing the same calculations using the figures in Damon’s consolidated financial statements or in the associated text. Certain other amounts that appear in this MD&A may similarly not sum due to rounding.

All references to “Fiscal 2023” are to Damon’s fiscal year ended June 30, 2023, to “Fiscal 2022” are to Damon’s fiscal year ended June 30, 2022. “Q1 2024” refers to three months period ended September 30, 2023 and “Q1 2023” refers to three months period ended September 30, 2022.

Highlights as at September 30, 2023 and for the three months ended September 30, 2023

Financial Performance

Damon is still in pre-revenue stage and continued to focus on fund raising exercise, whilst running a very tight ship, retaining only a small core team necessary to continue developing the motorcycles to bring it to the next stage.

For the three months ended September 30, 2023, Damon recorded a loss and comprehensive loss of $5.4 mil compared to $8.9 mil for the three months ended September 30, 2022 mainly due to significant decrease in operating expenses due to cut in headcount and in cost across the board, foreign exchange gain partially off-set by increase in changes in fair value of financial liabilities and finance expenses as Damon continued to issue financial instruments to finance its operation.

Financial Position and Financing

During the period ended September 30, 2023, cash increase marginally from $2.1 mil as of June 30, 2023 to $2.7 mil as cash flow from financing activities was used to fund operating activities. Cash from financing activities of $4.9 mil comprised primarily of the proceeds from issuance of convertible promissory notes.

Results of Operations

Comparison of Quarterly Results

Damon’s results of operations for the periods ended September 30, 2023 and 2022 are presented below:

	3 months ended September 30,		Variation	% Change
	2023	2022	2023-2022	2023-2022
	$	$	$	%
Expenses
Research and development, net	1,937,227	6,325,449	(4,388,222)	(69%)
General and administrative	1,550,514	1,540,836	9,678	1%
Sales and marketing	376,312	921,889	(545,577)	(59%)
Depreciation	80,138	96,592	(16,454)	(17%)
	3,944,191	8,884,766	(4,940,575)	(56%)
Other loss (income)
Changes in fair value of financial liabilities	827,304	-	827,304	n.a.
Finance expense	765,153	52,702	712,451	1352%
Foreign exchange (gain) loss	(159,457)	13,061	(172,518)	(1321%)
	1,433,000	65,763	1,367,237	2079%

Loss and comprehensive loss for the year	5,377,191	8,950,529	(3,573,338)	(40%)

Loss per share:
Basic and diluted - common shares	0.45	0.76	(0.31)	(40%)

Weighted average number of shares outstanding:
Basic and diluted - common shares	11,851,349	11,784,240	67,109	1%

Research and Development, Net

	3 months ended September 30,
	2023	2022
	$	$
Salaries and wages	1,381,195	2,311,936
Lab supplies and materials	148,645	2,611,414
Contractors and consultants	5,301	567,226
Stock-based compensation	123,977	454,808
Rent and insurance	245,668	138,003
Travel, meals and entertainment	11,130	117,633
Subscriptions and dues	17,058	76,437
General expenses and others	4,253	47,992
	1,937,227	6,325,449

For the period ended September 30, 2023, the research and development, net amounted to $1.9 mil compared to $6.3 mil for the period ended September 30, 2022. The decrease was primarily due to scaling down of R&D activities as the Company manages its cashflow and re-direct spending on key operational items as analyzed below.

For the period ended September 30, 2023, salaries and wages decreased from $2.3 mil for the period ended September 30, 2022, to $1.3 mil mainly due to decrease in headcount, decreased from 79 as of September 30, 2022, to 40 by September 30, 2023.

Similarly, the lab supplies and materials decreased from $2.6 mil for the period ended September 30, 2022 to just $0.1 mil for the period ended September 30, 2023 as non-critical development activities are scaled down. Similarly, the fees paid to outside contractors and consultants decreased from $0.6 mil for the period ended September 30, 2022 compared $0.01 mil for the period ended September 30, 2023. Stock-based compensation decreased for the period ended September 30, 2023, from $0.5 mil for the period ended September 30, 2022, to $0.1 mil in line with decrease in headcount and no new stock options granted for the period ended September 30, 2023 compared to the period ended September 30, 2022. Overall decrease in travel, meals and entertainment, subscriptions and dues, and general and other expenses were in line with the Company managing costs. All the decrease was, however, marginally off-set by increase in rent and insurance due to lease cost from 101 Glacier lease which commenced October 1, 2023.

General and Administrative

	3 months ended September 30,
	2023	2022
	$	$
Salaries and wages	401,477	612,436
Contractors and consultants	344,264	100,203
Professional fees	529,437	158,146
Stock-based compensation	69,121	280,145
Rent and insurance	120,504	78,476
Travel, meals and entertainment	27,608	101,393
Subscriptions and dues	77,607	63,937
General expenses and others	38,249	146,100
Rental income	(57,753)	-
	1,550,514	1,540,836

General and administrative remained fairly flat at $1.5 mil for the periods ended September 30, 2023 and 2022. The decrease was mainly due to management controlling its operating cost due to challenges with fund raising, partially offset by higher professional fees related to fund raising and business combination activities in Q1 2024.

Salaries and wages decreased from $0.6 mil for the period ended September 30, 2022, to $0.4 mil for period ended September 30, 2023 mainly due to decrease in headcount from 20 as of September 30, 2022, to 9 members as of September 30, 2023. On the other hand, contractors and consultants fee paid to external party increased from $0.1 mil for the period ended September 30, 2022 to $0.3 mil for the period ended September 30, 2023 as Damon incurred more consultancy and advisory fee in relation to the business combination and Q1 2024 interim audit review.

Professional fees increased from $0.2 mil for the period ended September 30, 2022, to $0.5 mil for period ended September 30, 2023, due to higher legal and professional fees related to fund raising, legal advisory on signing of business combination and corporate transactions cost. Stock-based compensation decreased for the period ended September 30, 2023, from $0.3 mil for the period ended September 30, 2022, compared to $0.1 mil for the period ended September 30, 2023 in line with decrease in headcount and no new stock options granted for the period ended September 30, 2023 compared to the period ended September 30, 2022.

Sales and Marketing

	3 months ended September 30,
	2023	2022
	$	$
Marketing and promotion	224,924	552,376
Salaries and wages	102,469	237,201
Stock-based compensation	11,061	50,462
Contractors and consultants	-	34,162
Rent and insurance	37,795	42,001
General expenses and others	63	5,687
	376,312	921,889

For the period ended September 30, 2023, selling and marketing decreased from $0.9 mil for the period ended September 30, 2022, to $0.4 mil. The decrease was primarily due to Damon shrinking the marketing team due to a delay in production and scaling down marketing activities as the Company is managing its cash flows and spending on key operational items.

Marketing and promotion expenses reduced from $0.5 mil for the period ended September 30, 2022 compared to $0.2 mil for the period ended September 30, 2023 as various non crucial promotion activities and advertisement were put on hold. Salaries and wages also reduced from $0.2 mil for the period ended September 30, 2022 to $0.1 mil for the period ended September 30, 2023 as headcount was reduced from 11 members as of September 30, 2022 to 6 members as of September 30, 2023.

Depreciation

For the periods ended September 30, 2023 and 2022 depreciation at $0.1 mil remained flat, as there was no asset addition for the period ended September 30, 2023 and some assets were impaired in Fiscal 2023.

Changes in Fair Value of Financial Liabilities

Changes in fair value of financial liabilities includes the following amounts for the three months ended September 30, 2023 and 2022:

	3 months ended September 30,
	2023	2022
	$	$
Changes in Fair Value of:
SAFEs	(144,083)	-
Convertible notes	1,250,971	-

Warrants	(279,584)	-
	827,304	-

Finance Expense

Finance expense includes the following amounts for the three months ended September 30, 2023 and 2022:

	3 months ended September 30,
	2023	2022
	$	$
Financing fees and other	315,962	20,404
Interest on debt	69,546	37,376
Interest on convertible notes	377,153	-
Interest on finance lease	2,492	2,824
Accretion	-	2,692
Interest income	-	(10,594)
	765,153	52,702

For the period ended September 30, 2023, finance expense increased from $0.1 mil for the period ended September 30, 2022, to $0.8 mil. The increase was driven primarily by Damon relying more on debt to finance its operation. As a result, there was a financing fees $0.3 mil and interest expense on convertible notes increased to $0.4 mil as all notes were drawn or issued in the second quarter of Fiscal 2023 and Q1 2024 to finance Damon’s operation. Lower finance expense for the period ended September 30, 2022 was because Damon is largely funded by issuance of SAFEs which are convertible to common shares on maturity but with no interest charge.

Foreign Exchange (Gain)/ Loss

Foreign exchange (gain)/loss for both periods relate primarily to the revaluation of net monetary assets denominated in foreign currencies to the functional currencies of the related Damon entities. Foreign exchange gain for the period ended September 30, 2023, was $0.2 mil compared to a nominal loss of $0.01 mil for the period ended September 30, 2022, largely as a result of weakening of the Canadian dollar relative to the U.S. dollar during 2023, as compared to 2022.

Loss and comprehensive loss

For the period ended September 30, 2023, the loss and comprehensive loss decreased marginally from a loss and comprehensive loss of $8.9 mil for the period ended September 30, 2022, to loss and comprehensive loss of $5.4 mil. The decrease in loss and comprehensive loss was largely due to substantial drop in operating cost of $5.0 mil as explained above, foreign exchange gain $0.2 mil, partially offset by higher finance expenses $0.7 mil as the Damon relies more on debt raised to finance its operation.

Non-GAAP Financial Measures

Adjusted EBITDA(a) of negative $3.7 mil for the period ended September 30, 2023, as compared to negative $8.0 mil for the period ended September 30, 2022, after adjusting mainly for certain non-cash items such as stock-based compensation, foreign exchange, changes in fair value of financial liabilities mainly due to decrease in operating cost as explained above.

(a)	“Adjusted EBITDA” is defined as net earnings (loss) before finance expenses income tax expense or benefit, and depreciation and amortization, adjusted for stock-based compensation, changes in fair value of financial liabilities and foreign exchange (gain). Damon’s computation of Adjusted EBITDA may not be comparable to other similarly entitled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion. Damon believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results, which may present similar non-GAAP financial measures to investors. In addition, Damon’s presentation of these measures should not be construed as an inference that Damon’s future results will be unaffected by unusual or non-recurring items. The reconciliation of net earnings (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA is below.

Reconciliation of EBITDA and Adjusted EBITDA

The following table reconciles the loss and comprehensive loss to Adjusted EBITDA for the periods ended September 30, 2023 and 2022:

	3 months ended September 30,
	2023	2022
	$	$
Loss and comprehensive loss	5,377,191	8,950,529
Depreciation and amortization	(80,138)	(96,592)
Finance expense	(765,153)	(52,702)
Stock-based compensation (1)	(204,159)	(785,414)
Foreign exchange (gain) loss (2)	159,457	(13,061)
Changes in fair value of financial liabilities (3)	(827,304)	-
Adjusted EBITDA	3,659,894	8,002,760

(1)	Represents non-cash expenses recognized in connection with the stock options issued to participants under Damon’s stock option plan as described in Note 12 to the annual audited consolidated financial statements as at and for period ended September 30, 2023 and 2022.

(2)	Represents non-cash (gains) losses relating to foreign exchange translation.

(3)	Represents non-cash change in the fair value of financial liabilities as described in note 8, note 9 and note 10 to the condensed interim unaudited consolidated financial statements for periods ended September 30, 2023 and 2022.

Financial Position

The following table sets out selected information related to the financial position of Damon as of September 30, 2023 and June 30, 2023 as well as explanations for variations:

	Sep 30, 2023	Jun 30, 2023	Variation	Explanation of Variation
	$	$	$
Cash	2,695,111	2,069,056	626,055	Increase in cash is mainly due to fund raised from financing activities during the period sufficiently covers cash used in operation See MD&A section entitled “Liquidity and Capital Resources”
Prepaids, deposits and other receivables	233,219	255,582	(22,363)	Mainly due to amortization of prepayment during the period
Current assets	2,928,330	2,324,638	603,692	Increase in current asset is mainly due to increase in cash and cash equivalent as additional fund raised from financing activities during the period sufficiently covers cash used in operation
Premises lease deposits	185,042	187,435	(2,393)	Movement not material
Property and equipment	1,787,230	2,004,066	(216,836)	Mainly due to depreciation and amortization fixed asset and right-of-use assets
Non-current assets	1,972,272	2,191,501	(219,229)	Mainly due to factors explained above
TOTAL ASSETS	4,900,602	4,516,139	384,463	Mainly due to factors explained above

Accounts payable and accrued liabilities	6,377,439	7,106,281	(728,842)	Mainly due to the Company clearing accounts payable backlog as additional fund is raised
Customer deposits	500,636	488,569	12,067	Increase mainly due to customer deposit for motorcycles order during the period
Current portion of lease liabilities	748,463	752,849	(4,386)	Mainly due to on-going lease payments
Debt	1,846,097	1,857,550	(11,453)	Mainly due to partial repayment of SR&ED loan – see MD&A section entitled “Liquidity and Capital Resources”
Convertible notes	20,889,336	14,727,183	6,162,153	Mainly due to convertible notes $4.95 mil issued during the period (see MD&A section entitled “Liquidity and Capital Resources”), interest accrued $0.4 mil, changes in fair value $1.2 mil partially offset by amount allocated to warrant bifurcated $0.4 mil
Derivative warrant liabilities	658,337	521,950	136,387	Mainly due to $0.4 mil bifurcated value of additional share purchase warrants issued during the period (see MD&A section entitled “Liquidity and Capital Resources”) and partially off-set by changes in fair value $0.3 mil
Financial liability convertible to equity	2,500,000	2,700,000	(200,000)	Mainly due to fair value changes of Simple Agreements for Future Equity (SAFE) during the period
Current liabilities	33,520,308	28,154,382	5,365,926	Mainly due to factors explained above
Non-current lease liabilities	723,540	812,099	(88,559)	Mainly due to on-going lease payments
Other non-current liabilities	18,704	19,099	(395)	Mainly comprises of long term deposit for office space subleased, variance not material
Non-current Liabilities	742,244	831,198	(88,954)	Mainly due to factors explained above
Total liabilities	34,262,552	28,985,580	5,276,972	Mainly due to factors explained above
Common shares	1,695,953	1,285,788	410,165	Mainly due to stock option exercised and shares issued to reduce severance settlement during the period
Preferred shares	71,590,087	71,590,087	-
Additional paid in capital	9,368,547	9,294,030	74,517	Mainly due to stock-based compensation vested partially offset by the increase in value of stock option exercised
Deficit	(112,016,537)	(106,639,346)	(5,377,191)	Mainly due to operational loss during the year – see MD&A section entitled “Results of Operations”
Total Shareholders’ (deficit)/ equity	(29,361,950)	(24,469,441)	(4,892,509)	Mainly due to factors explained above
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	4,900,602	4,516,139	384,463	Mainly due to factors explained above

Cash Flows

The following table provides a summary of Damon’s operating, investing, and financing cash flows for the three months ended September 30, 2023 and 2022:

	Three months ended September 30,
	2023	2022
	$	$
Cash used in operating activities	(4,300,057)	(8,204,591)

Cash used in investing activities	-	(773,870)

Cash provided by financing activities	4,926,112	3,139,989

Net change in cash during the year	626,055	(5,838,472)

Cash and restricted cash, beginning of year	2,069,056	10,098,731

Cash and restricted cash, end of year	2,695,111	4,260,259

Cash Flows Used in Operating Activities

For the period ended September 30, 2023, cash flows used in operating activities was $4.3 mil, and was composed of Damon’s loss and comprehensive loss of $5.4 mil driven by the factors discussed above and by net changes in non-cash working capital of $0.4 mil partially offset by net non-cash items of $1.4 mil. Non-cash items of $1.4 mil was mainly composed of $0.8 mil loss related to the change in fair value of financial liabilities, $0.4 mil accrued unpaid interest on debt, $0.2 mil for stock-based compensation expense, $0.2 mil for depreciation and amortization, partially off-set by $0.1 mil operating lease payment and $0.1 mil in unrealized foreign exchange gain. The decrease in non-cash working capital was primarily driven by decreases in trade payables and accrued liabilities of $0.5 mil, partially off-set by increase in customer deposits and a decrease in prepaid and deposits.

For the period ended September 30, 2022, cash flows used in operating activities was $8.2 mil, and was composed of Damon’s loss and comprehensive loss of $8.9 mil driven by the factors discussed above, partially offset by net non-cash items of $0.7 mil. Non-cash items of $0.7 mil were mainly composed of $0.7 mil for stock-based compensation expense, $0.2 mil for depreciation and amortization, partially offset by $0.1 mil operating lease payment and $0.1 mil of unrealized foreign exchange gain. The non-cash working capital remain constant was primarily driven by increases in trade payables and accrued liabilities, an increase in customer deposits partially offset by an increase in prepaid and deposits.

Cash Flows Used in Investing Activities

There is no cash flow used in investing activities for the period ended September 30, 2023.

For the period ended September 30, 2022, cash flows used in investing activities primarily relates to tenant improvements made to the Surrey manufacturing facility and on lease commencement, capitalized as part of the right-of-use asset.

Cash Flows from Financing Activities

Cash flows from financing activities were $4.9 mil for the period ended September 30, 2023 and was primarily due to proceeds from issuance of convertible notes of $4.95 mil marginally offset by partial repayment of SR&ED loan $0.03mil.

Cash flows from financing activities were $3.1 mil for the period ended September 30, 2022 and was primarily due to proceeds from issuance of SAFEs $2.0 mil and drawdown on SR&ED facility $1.1 mil.

Liquidity and Capital Resources

Liquidity

As of September 30, 2023, Damon had a cash balance of $2.7 mil ($2.1 mil as of June 30, 2023). Damon incurred an operating loss of $5.4 mil for the three months ended September 30, 2023, of which $0.2 mil related to non-cash stock-based compensation and $0.8 mil due to the change in fair value of financial liabilities. Damon incurred an operating loss of $8.9 mil for the three months ended September 30, 2022, of which $0.8 mil related to non-cash stock-based compensation. Damon’s accumulated deficit and expected future losses cast substantial doubt upon Damon’s ability to continue as a going concern.

Furthermore, Damon had negative cash flows from operating activities of $4.3 mil and of $8.2 mil in each of the periods ended September 30, 2023 and 2022. These operating losses and negative cash flows were mainly the result of the substantial investments made by Damon in research and development to develop the motorcycles and to grow its business. Based on the foregoing and its growth strategy, Damon expects to continue to make significant expenditures to expand Damon’s business and develop manufacturing operations in the future. As a result, Damon may continue to incur operating losses and have negative cash flows in the short term, as it continues to execute on its growth strategy and develop manufacturing capability to produce the motorcycles to meet delivery of the motorcycles in our order book ramp-up of manufacturing capacity, purchases additional equipment, and continues the optimization and development of its product offering.

Capital Resources

Convertible Notes and Share Purchase Warrant issued between July 1 to September 30, 2023

Damon secured $4,950,000 (Tranche 6 through 9) in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, one year after from issuance date. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 notes (see Note 8 to the Financial Statements).

These convertible promissory notes holders were also issued 1,878,363 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. Each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date. The terms and conditions for these warrants are the same as those issued during the period (see Note 9 to the Financial Statements).

Convertible Notes and Share Purchase Warrant subsequent to September 30, 2023

Subsequent to the quarter ended September 30, 2023, the Company secured $4,625,000 (Tranche 10) in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, one year after from issuance date. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 notes (see Note 8 to the Financial Statements).

These convertible promissory notes holders were also issued 1,757,767 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. Each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date. The terms and conditions for these warrants are the same as those issued during the period (see Note 9 to the Financial Statements).

SR&ED Facility

The Company entered into a secured Scientific Research and Experimental Development (“SR&ED”) loan agreement dated December 20, 2019 for SR&ED financing. The SR&ED loan accrues interest at a rate of 13% per annum, requires a 1% advance fee for each drawdown, and matures nine months after the fiscal year in which the advance was made. Due to the delays caused by the Canada Revenue Agency (“CRA”) audit process, the maturity date has been extended from September 30, 2023 to November 30, 2023.

The Company’s SR&ED loan agreement was secured against future SR&ED tax credit refunds expected to be received from year-end tax returns for 2022 submitted to CRA. Subsequent to the period end, on October 26, 2023, the Company received its tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 refund interest). Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest.

Off-Balance Sheet Arrangements

During the periods presented, Damon did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Commitments and Contingencies

In the normal course of business, Damon enters into contractual obligations that will require it to disburse cash over future periods. The following table sets forth the contractual undiscounted cash flows and maturity of Damon’s significant contractual obligations by period as at September 30, 2023.

	Total	Within 1 year	2 - 5 years	Greater than 5 years
	$	$	$	$
Accounts payable and accrued liabilities	6,377,439	6,377,439	-	-
Customer deposits	500,636	500,636	-	-
Operating lease liabilities (1)	1,276,131	737,640	538,491	-
Finance lease liabilities	195,872	10,823	185,049	-
Purchase obligations (2)	2,047,417	1,835,394	212,023	-
Investment obligation (3)	1,000,000	1,000,000	-	-
Total financial liabilities and commitments	11,397,495	10,461,932	935,563	-

(1)	Represents lease obligations for the rental of office premises

(2)	Represents purchase and other obligations and includes, among others, purchase commitments to third party suppliers related to raw material and components used in research and development of prototype motorcycles. Due to the uncertainty as to the amount and pricing of material that may be purchased, Damon is generally not able to determine with precision its commitments in connection with these supply agreements. Figures included above under “Purchase and other obligations” have therefore been estimated by management based on the information available as at September 30, 2023.

(3)	The Company entered into a strategic partnership arrangement with the third-party. As part of the agreement, the Company agrees to invest an aggregate amount of $1,000,000 in the third-party subsidiary upon a future financing and negotiation of terms that are agreed to by both parties during the term of the agreement. As at the date of these financial statements no such arrangement has been made.

In addition to the contractual obligations outlined in the above table, the Company has current debt of $1,846,097, due within one year of September 30, 2023 and convertible notes, derivative warrant liabilities and financial liabilities convertible to equity all recorded at their fair values aggregating $24,047,673.

On June 30, 2023, the Company signed a full Surrender agreement with the Lessor. Per the agreement cash consideration must be paid on or before the dates set forth in the agreement. In the event that the Company defaults on such payment obligations, the Company will immediately have to pay the Lessor the full amount of all rent and other amounts, which would have otherwise been payable by the Company during the term if the lease is not surrendered, less any cash consideration paid and any rent which the Landlord recovers (or is reasonably expected to recover) from any replacement tenant(s) at the Premises over the balance of the initial Term of the Lease. In circumstances where a replacement tenant has not yet been secured, then such rent will be estimated as of the date of default by an appraiser, less any costs and expenses of such reletting, including brokerage fees, solicitor’s fees, tenant inducements and of costs of alterations and repairs as may be necessary to relet the premises.

Related Party Transactions

The Company enters into related party transactions that are in the normal course of business and on an arm’s length basis. Related party disclosures can be found in Note 13 of the Company’s September 30, 2023 unaudited condensed interim consolidated financial statements.

Outstanding Share Data

As of December 28, 2023, Damon had the following issued and outstanding common shares, preferred shares, warrants and stock options:

●	12,275,327 common shares;

●	16,758,528 preferred shares;

●	4,586,283 Share Purchase Warrants issued together with Convertible Notes; and

●	Stock options to purchase 9,632,992 common shares.

Changes in Accounting Policies and Critical Accounting Estimates and Judgments

The preparation of condensed interim unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Management estimates are periodically reviewed in light of changes in circumstances, facts and experience and noted that there has been no significant change in estimates of judgements in the reporting periods.

The Company describes its significant accounting policies in Note 3 “Significant Accounting Policies” of the September 30, 2023 condensed interim unaudited consolidated financial statements.

New Accounting Standards Not Yet Applied

Damon continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects Damon’s financial reporting, Damon undertakes a study to determine the consequences of the change to its financial statements and assures that there are proper controls in place to ascertain that Damon’s financial statements properly reflect the change.

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement – Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation – Stock Compensation (Topic 718)”, which updates codification on how an entity would apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The effective date of this update is for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing potential impacts of ASU 2023-03 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Updated and Simplification Initiative”, which amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification (the “Codification”). The ASU was issued in response to the SEC’s August 2018 final rule that updated and simplified disclosure requirements. The new guidance is intended to align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP for all entities. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company is currently assessing potential impacts of ASU 2023-06 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is not required to provide the information required by this item.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to our common stock being distributed as contemplated hereby. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, we refer you to the registration statement including the exhibits and schedules filed therewith. Statements contained in this information statement as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

In connection with the spin-off, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting company, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Upon completion of the spin-off, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website. Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this information statement as an inactive textual reference only. The information found on our website is not part of this information statement or any report filed with or furnished to the SEC.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Grafiti has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Inpixon

Opinion on the Financial Statements

We have audited the accompanying carve-out balance sheets of Inpixon Limited (the “Company”) as of June 30, 2023, 2022 and 2021, the related carve-out statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows for each of the three years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2012.

New York NY

November 13, 2023

INPIXON LIMITED

CARVE-OUT BALANCE SHEETS

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Assets
Current Assets
Cash	$264,244	$170,166	$164,467
Accounts receivable, net	94,838	68,437	54,204
Prepaid expenses and other current assets	1,989	1,385	6,784
Total Current Assets	361,071	239,988	225,455

Property and equipment, net	216	1,447	3,013
Operating lease right-of-use asset, net	—	—	8,620
Other assets	251	4,650	4,354
Total Assets	$361,538	$246,085	$241,442

Liabilities and Stockholder’s Equity

Liabilities
Accounts payable	$447	$3,041	$5,918
Accrued liabilities	72,068	37,758	61,925
Operating lease obligation, current	—	—	8,707
Deferred revenue	86,635	96,303	165,138
Total Liabilities	159,150	137,102	241,688

Commitments and Contingencies

Stockholder’s Equity
Common Stock - £1.00 per share par value, 2 shares authorized, issued and outstanding as of June 30, 2023, June 30, 2022 and June 30, 2021	2	2	2
Additional paid-in capital	611,970	445,499	268,446
Accumulated other comprehensive (loss) gain	(3,015)	(3,777)	180
Accumulated deficit	(406,569)	(332,741)	(268,874)

Total Stockholder’s Equity (Deficit)	202,388	108,983	(246)

Total Liabilities and Stockholder’s Equity	$361,538	$246,085	$241,442

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2023	2022	2021
Revenues	$391,848	$456,076	$252,129

Cost of Revenues	95,220	95,499	95,787

Gross Profit	296,628	360,577	156,342

Operating Expenses
Sales and marketing	196,907	229,450	224,949
General and administrative	173,550	194,994	200,267

Total Operating Expenses	370,457	424,444	425,216

Net Loss, before benefit (provision) for income taxes	(73,829)	(63,867)	(268,874)
Income tax benefit (provision)	—	—	—
Net Loss	$(73,829)	$(63,867)	$(268,874)

Net Loss Per Share - Basic and Diluted	$(36,915)	$(31,934)	$(134,437)

Weighted Average Shares Outstanding
Basic and Diluted	2	2	2

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF COMPREHENSIVE LOSS

	For the Years Ended June 30,
	2023	2022	2021
Net Loss	$(73,829)	$(63,867)	$(268,874)
Unrealized foreign exchange gain (loss) from cumulative translation adjustments	762	(3,957)	180

Comprehensive Loss	$(73,067)	$(67,824)	$(268,694)

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholder’s (Deficit)
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity
Balance - July 1, 2020	—	$—	$—	$—	$—	$—
Common shares issued to parent	2	2	—	—	—	2
Net investments from Parent	—	—	268,446	—	—	268,446
Cumulative translation adjustment	—	—	—	180	—	180
Net loss	—	—	—	—	(268,874)	(268,874)
Balance - June 30, 2021	2	$2	$268,446	$180	$(268,874)	$(246)
Net investments from Parent	—	—	177,053	—	—	177,053
Cumulative translation adjustment	—	—	—	(3,957)	—	(3,957)
Net loss	—	—	—		(63,867)	(63,867)
Balance - June 30, 2022	2	2	445,499	(3,777)	(332,741)	108,983
Net investments from Parent	—	—	166,471	—	—	166,471
Cumulative translation adjustment	—	—	—	762	—	762
Net loss	—	—	—	—	(73,829)	(73,829)
Balance - June 30, 2023	2	$2	$611,970	$(3,015)	$(406,570)	$202,387

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended June 30,
	2023	2022	2021
Cash Flows Used in Operating Activities
Net loss	$(73,829)	$(63,867)	$(268,874)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,246	1,319	1,132
Amortization of right-of-use asset	—	8,176	24,956

Changes in operating assets and liabilities:
Accounts receivable	(22,768)	(21,372)	(52,981)
Prepaid expenses and other current assets	(528)	4,962	(6,631)
Other assets	4,430	(816)	(4,256)
Accounts payable	(2,625)	(2,379)	5,785
Accrued liabilities	31,607	(18,368)	60,505
Deferred revenue	(13,149)	(54,209)	161,412
Operating lease obligation	—	(8,259)	(24,871)

Net Cash Used in Operating Activities	(75,616)	(154,813)	(103,823)

Cash Flows Used in Investing Activities
Purchase of property and equipment	—	—	(4,077)

Net Cash Used in Investing Activities	—	—	(4,077)

Cash From Financing Activities
Common shares issued to parent	—	—	2
Net investments from parent	166,471	177,053	268,446

Net Cash Provided By Financing Activities	166,471	177,053	268,448

Effect of Foreign Exchange Rate on Changes on Cash	3,223	(16,541)	3,919

Net Increase in Cash	94,078	5,699	164,467

Cash - Beginning of year	170,166	164,467	—

Cash - End of year	$264,244	$170,166	$164,467

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$—	$—	$—
Income taxes	$—	$—	$—

Non-cash investing and financing activities
Right-of-use asset obtained in exchange for lease liability	$—	$—	$34,152

The accompanying notes are an integral part of these financial statements

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 1 - Organization and Nature of Business

Inpixon Limited (collectively the “Company,” “we,” “us” or “our”) was incorporated in England and Wales on May 13, 2020. The Company provides specialized scientific software products and services for the environmental sciences, life sciences, behavioral sciences, medical research and engineering domains. The Company provides effective solutions to the scientific and engineering community to compress the time intensive process of data analysis and presentation, thus enhancing productivity. Users of the Company’s products include government organizations, academic institutions and leading corporations. The Company’s headquarters are located in Slough, United Kingdom, and operations for the Company are primarily performed in the United Kingdom. The Company is a wholly-owned subsidiary of Inpixon, (the “Parent”). Inpixon is a United States based entity that trades on the NASDAQ Stock Market under the ticker symbol INPX. The Company began operations on July 1, 2020.

The accompanying carve-out financial statements of Inpixon Limited, show the historical carve-out financial position, results of operations, changes in net investment and cash flows of the Company. These carve-out financial statements have been derived from the accounting records of Inpixon Limited on a carveout basis and should be read in conjunction with the accompanying notes thereto. These carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in our financial statements include an allocation for certain corporate and shared service functions. See Note 8 for further additional information regarding related party transactions.

Management believes the assumptions underlying our carve-out financial statements are reasonable. Nevertheless, our carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 2 - Summary of Significant Accounting Policies

Liquidity

As of June 30, 2023, the Company has working capital of approximately $201,921 and cash of approximately $264,244. For the year ended June 30, 2023, the Company incurred a net loss attributable to common stockholders of approximately $73,829 and net cash used in operating activities during the year ended June 30, 2023 was $75,616. As part of Inpixon (“Parent”) group of companies, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through Additional Paid-in Capital account within Stockholder’s Equity Accordingly, none of the Parent’s cash, cash equivalents, or debt at the corporate level have been assigned to the Company in the carve-out financial statements. Stockholder’s equity represents the Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying carve-out financial statements. The income statement of the Company includes revenues and expenses that are specifically identifiable to the Company plus certain allocated corporate overhead or other shared costs based on methodologies that management deems appropriate for the nature of the cost.

Risks and Uncertainties

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, the Company supplemented the revenues earned with funding from our Parent. The business has been impacted by COVID in the past and may continue to be impacted in the future. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern however with the Company’s current liquidity position the company has taken steps to reduce operating expenses and extend its runway. This along with the support of Parent, the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date these carve-out financials statements were made issued.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets;

Cash

Cash consist of savings and checking accounts.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. After reviewing the collectability of the receivables the Company’s allowance for credit losses was not material as of June 30, 2023, 2022 or 2021.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which is 3 years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Leases and Right-of-Use Assets

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year. The Company had a lease from July 2020 to October 2021 where it recognized lease assets and liabilities. The Company notes that all long-term operating leases were fully amortized as of June 30, 2023 and 2022. All leases as of June 30, 2023 and 2022 were considered short-term in nature.

Income Taxes

The Company accounts for income taxes using the separate return method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is enacted. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Foreign Currency Translation

Assets and liabilities related to the Company’s foreign operations are calculated using the British Pound, the Company’s functional currency, and are translated to the U.S. Dollar, the Company’s reporting currency, at end-of-period exchange rates. The Company’s related revenues and expenses are translated from the British Pound to U.S. Dollar at average exchange rates prevailing during the period. Translation adjustments are recorded as a separate component of stockholder’s equity, totaling a gain/(loss) of approximately $762, $(3,957), and $180 for the years ended June 30, 2023, 2022, and 2021 respectively. Gains or losses resulting from transactions denominated in foreign currencies are included in general and administrative expenses in the statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the British Pound. Aggregate foreign currency net transaction losses were not material for the years ended June 30, 2023, 2022 and 2021.

Comprehensive Loss

The Company reports comprehensive loss and its components in its financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments affecting parent’s net investment that, under GAAP, are excluded from net loss.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from the sale of software as a service.

License Revenue Recognition

The Company enters into contracts with its customers whereby it grants a non-exclusive license for the use of its proprietary software. The contracts provide for either (i) a one year stated term with a one year renewal option, (ii) a perpetual term or (iii) a two year term for students with the option to upgrade to a perpetual license at the end of the term. The contracts may also provide for yearly on-going maintenance services for a specified price, which includes maintenance services, designated support, and enhancements, upgrades and improvements to the software (the “Maintenance Services”), depending on the contract. Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a good or service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. A software arrangement that is provided through an access code or key represents the transfer of a good. Licenses for on-premises software represents a good and provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized upfront at the point in time when the software is made available to the customer.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. Therefore, the Company recognizes revenue resulting from renewal of licensed software at a point in time, specifically, at the beginning of the license renewal period.

The Company recognizes revenue related to Maintenance Services evenly over the service period using a time-based measure because the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $86,635, $96,303 and $165,138 as of June 30, 2023, 2022, and 2021, respectively, related to cash received in advance for product license and maintenance services to be performed in future periods. The fair value of the deferred revenue approximates the services to be rendered. The Company expects to satisfy its remaining performance obligations for these license and maintenance services, and recognize the deferred revenue and related contract costs over the next twelve months.

Costs to Obtain a Contract

The Company does not have a history of incurring incremental costs to obtain a contract with a customer, but if the Company incurs these costs in the future, the Company will recognize these costs as an asset that will be amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained, but before transferring goods or services to the customer. The Company has determined that these costs are immaterial. Therefore, the Company expenses the costs as they are incurred.

Multiple Performance Obligations

The Company does not have any contracts with multiple performance obligations.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Segments

The Company and its Chief Executive Officer (“CEO”), acting as the Chief Operating Decision Maker (“CODM”) determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred advertising costs, which are included in selling, general and administrative expenses of approximately $8,237, $18,510 and $1,277 during the years ended June 30, 2023, 2022, and 2021 respectively.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same.

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company has not recorded any impairment on long-lived assets during the years ended June 30, 2023, 2022, and 2021 respectively.

Recently Issued Accounting Standards Not Yet Adopted

The Company reviewed recently issued accounting pronouncements and concluded that they were not applicable to the carve-out financial statements.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 3 - Disaggregation of Revenue

Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software sales. The Company’s revenue from contracts with customers are mainly sourced from the United Kingdom, Switzerland, France, and Italy.

Revenues consisted of the following (in thousands):

	For the Years Ended June 30,
	2023	2022	2021
Recurring revenue	$179,775	$268,121	$150,741
Non-recurring revenue	212,073	187,955	101,388
Total Revenue	391,848	456,076	252,129

	For the Years Ended June 30,
	2023	2022	2021
Revenue recognized at a point in time (1)	$212,073	$187,955	$101,388
Revenue recognized over time (2)	179,775	268,121	150,741
Total	$391,848	$456,076	$252,129

(1)	Software’s performance obligation is satisfied at a point in time where when they are shipped to the customer.

(2)	Performance obligation from software sales is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.

Note 4 - Property and Equipment, net

Property and equipment as of June 30, 2023, 2022 and 2021 consisted of the following (in thousands):

	As of June 30,
	2023	2022	2021
Computer and office equipment	$3,873	$3,720	4171
Less: accumulated depreciation and amortization	(3,657)	(2,273)	(1,158)
Total Property and Equipment, Net	$216	$1,447	$3,013

Depreciation and amortization expense were approximately $1,246, $1,319 and $1,132 for the years ended June 30, 2023, 2022 and 2021 respectively.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 5 - Accrued Liabilities

Accrued liabilities as of June 30, 2023, 2022 and 2021 consisted of the following (in thousands):

	As of June 30,
	2023	2022	2021
Accrued compensation and benefits	$20,112	$19,155	42,168
Accrued bonus and commissions	3,345	3,633	—
Accrued professional fees	31,585	—	—
Accrued rent	—	—	5,081
Accrued sales and other indirect taxes payable	17,026	14,971	14,676
	$72,068	$37,759	$61,925

Note 6 - Income Taxes

The domestic and foreign components of loss before income taxes for the years ended June 30, 2023, 2022 and 2021 are as follows:

	For the Years Ended June 30,
	2023	2022	2021
Domestic	$—	$—	$—
Foreign	(73,829)	(63,867)	(268,874)

Net Loss, before tax	$(73,829)	$(63,867)	$(268,874)

The income tax provision (benefit) for the years ended June 30, 2023, 2022 and 2021 consists of the following:

	For the Years Ended June 30,
	2023	2022	2021
Foreign
Deferred	$(13,195)	$(10,359)	$(51,086)
	(13,195)	(10,359)	(51,086)
Change in valuation allowance	13,195	10,359	51,086

Income Tax Benefit	$—	$—	$—

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended June 30, 2023, 2022 and 2021 is as follows:

	For the Years Ended June 30,
	2023	2022	2021
U.S. federal statutory rate	21.0%	21.0%	21.0%
US-Foreign income tax rate difference	(2.0)%	(2.0)%	(2.0)%
Other permanent items	(1.1)%	(2.8)%	—%
Change in valuation allowance	(17.9)%	(16.2)%	(19.0)%
Effective Rate	—%	—%	—%

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

As of June 30, 2023, 2022 and 2021, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	As of June 30,
	2023	2022	2021
Deferred Tax Asset
Net operating loss carryovers	$72,339	$56,353	$52,266

Total Deferred Tax Asset	72,339	56,353	52,266
Less: valuation allowance	(72,339)	(56,353)	(52,266)
Deferred Tax Asset, Net of Valuation Allowance	$—	$—	$—

As of June 30,
	2023	2022	2021
Deferred Tax Liabilities
Other	—	—	—
Total deferred tax liabilities	—	—	—
Net Deferred Tax Asset (Liability)	$—	$—	$—

As of June 30, 2023, 2022 and 2021, Inpixon Limited, had approximately $380,733, $296,593 and $268,874 of UK NOL carryovers available to offset future taxable income, respectively. These NOLs do not expire. In the UK, there are limitations to the usage of prior losses after a change in ownership if either:

“(1)	the scale of activities was small before the change of ownership and a considerable revival of the trade follows the change or

(2)	within any five-year period beginning no more than three years before the change in ownership there is a major change in the nature or conduct of the trade.”

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets with respect to Inpixon UK Ltd., therefore, established a full valuation allowance as of June 30, 2023, 2022 and 2021. As of June 30, 2023, 2022 and 2021, the change in valuation allowance was $15,986, $4,087 and $52,266, respectively.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United Kingdom. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the years ended June 30, 2023, 2022 and 2021.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of income tax expense. There were no amounts accrued for interest or penalties for the years ended June 30, 2023, 2022 and 2021. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in the UK and, in the normal course of business, its tax returns are subject to examination by taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by UK tax authorities beginning May 13, 2020. In general, the UK Revenue& Customs Authority may reassess taxes four years from the date of filing. The tax years that remain open and subject to UK reassessment are 2020 – 2022.

Note 7 - Credit Risk, Concentrations, and Segment Reporting

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions in the UK. Cash in UK financial institutions as of June 30, 2023, 2022 and 2021 was $264,244, $170,166, and $164,467 respectively. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

During the year ended June 30, 2023 the Company had one customer that accounted for 16% of revenues. During the years ended June 30, 2022 and 2021, the Company did not have any customers that accounted for over 10% of revenues.

As of June 30, 2023, one customer represented approximately 63% of total accounts receivable. As of June 30, 2022, one customer represented approximately 28% of total accounts receivable and another customer represented approximately 26% of total accounts receivable. As of June 30, 2021, one customer represented approximately 39% of total accounts receivable and another customer represented approximately 11% of total accounts receivable.

As of June 30, 2023, 2022 and 2021, the majority of cost of goods sold was related to related party expenses as discussed in Note 8. Therefore, there are no significant concentrations of purchases or accounts payable.

Note 8 - Related Party Transactions

The Company regularly incurs expenses that are paid for by the Parent. The expenses incurred that are settled by the Parent consist of salaries and benefits to certain employees of the Parent that provide services for the Company. The Parent allocates expenses to the Company based on the estimated time spent by each Parent employee. In addition, the Company records cost of sales for the purchase of the Parent’s software. The Company recorded adjustments to these carve-out financial statements to record cost of sales at market value based on the price the Parent would charge third parties for the purchase of the Parent’s software with industry consistent margins. The Company determined that these amounts owed to the Parent will not be settled in cash or other assets, but instead will be settled through equity. The Company has recorded these amounts as a change in stockholder’s equity of $166,471, $177,053, and $268,446 for the year ended June 30, 2023, 2022 and 2021, respectively. The Company notes that the entire cost of sales amount in the carve-out statement of operations are expenses incurred that are paid for by the Parent.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

Note 9 - Leases

The Company has an operating lease for administrative offices in the United Kingdom. The Company notes that the Slough, United Kingdom office lease’s term ended during the year ended June 30, 2022.

Right-of-use assets is summarized below (in thousands):

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Slough, United Kingdom Office	$—	$—	$34,152
Less accumulated amortization	—	—	(25,532)
Right-of-use asset, net	$—	$—	$8,620

Lease expense for operating leases recorded in the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in the statements of operations for the years ended June 30, 2023, 2022 and 2021 were $6,295, $26,789, and $27,717, respectively.

During the years ended June 30, 2022 and 2021, the Company recorded $8,508 and $26,303 each year as rent expense to the right-of-use assets.

The Company recognized $6,295, $18,281, and $1,414 in short-term rent and variable lease expense in the statements of operations for the years ended June 30, 2023, 2022 and 2021, respectively.

Lease liability is summarized below (in thousands):

	As of June 30, 2023	As of June 30, 2022	As of June 30, 2021
Total lease liability	$—	$—	$8,707
Less: short term portion	—	—	(8,707)
Long term portion	$—	$—	$—

Note 10 - Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2023, 2022, AND 2021

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. However, the performance of our Company’s business, financial position, and results of operations or cash flows may be affected by unfavorable resolution of any particular matter.

Note 11 - Subsequent Events

On October 23, 2023, Inpixon entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Grafiti Holding Inc., a British Columbia corporation and newly formed wholly-owned subsidiary of Inpixon (“Grafiti”), pursuant to which Inpixon plans to transfer to Grafiti all of the outstanding shares of the Company, such that the Company will become a wholly-owned subsidiary of Grafiti (the “Reorganization”). Following the Reorganization and subject to conditions in the Separation Agreement, Inpixon will spin off Grafiti (the “Spin-off”) by distributing to Inpixon stockholders and certain securities holders as of a record date to be determined (the “Participating Securityholders”) on a pro rata basis all of the outstanding common shares of Grafiti (the “Grafiti Common Shares”) owned by Inpixon (the “Distribution”), subject to certain lock-up restrictions and subject to registration of the Grafiti Common Shares pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), as further described below.

On October 23, 2023, Inpixon entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Inpixon, Damon Motors Inc., a British Columbia corporation (“Damon”), Grafiti, and 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti (“Amalco Sub”), pursuant to which it is proposed that Amalco Sub and Damon amalgamate under the laws of British Columbia, Canada with the amalgamated company (the “Damon Surviving Corporation”) continuing as a wholly-owned subsidiary of Grafiti (the “Business Combination”). The Business Combination is subject to material conditions, including approval of the Business Combination by securities holders of Damon, approval of the issuance of Grafiti Common Shares to Damon securities holders pursuant to the Business Combination Agreement by a British Columbia court after a hearing upon the fairness of the terms and conditions of the Business Combination Agreement as required by the exemption from registration provided by Section 3(a)(10) under the Securities Act, and approval of the listing of the Grafiti Common Shares on the Nasdaq Stock Market (“Nasdaq”) after giving effect to the Business Combination. Upon the consummation of the Business Combination (the “Closing”), both the Company and the Damon Surviving Corporation will be wholly-owned subsidiaries of Grafiti, which will adopt a new name as determined by Damon. Grafiti, after the Closing, is referred to herein as the “combined company.”

Holders of Grafiti Common Shares, including Participating Securityholders and management that hold Grafiti Common Shares immediately prior to the closing of the Business Combination, are anticipated to retain approximately 18.75% of the outstanding capital stock of the combined company determined on a fully diluted basis, which includes up to 5% in equity incentives which may be issued to Inpixon management.

INPIXON LIMITED

CARVE-OUT BALANCE SHEETS

	As of September 30, 2023	As of June 30, 2023
Assets

Current Assets
Cash	$348,414	$264,244
Accounts receivable, net	45,628	94,938
Prepaid expenses and other current assets	2,064	1,989

Total Current Assets	396,106	361,171

Property and equipment, net	—	216
Other assets	243	251

Total Assets	$396,349	$361,638

Liabilities and Stockholder’s Equity

Liabilities
Accounts payable	$1,356	$447
Accrued liabilities	64,948	72,068
Deferred revenue	100,239	86,635
Total Liabilities	166,543	159,150

Commitments and Contingencies

Stockholder’s Equity
Common Stock - £1.00 per share par value, 2 shares authorized, issued and outstanding as of September 30, 2023 and June 30, 2023	2	2
Additional paid-in capital	644,163	611,970
Accumulated other comprehensive loss	(4,097)	(3,015)
Accumulated deficit	(410,262)	(406,569)

Total Stockholder’s Equity	229,806	202,388

Total Liabilities and Stockholder’s Equity	$396,349	$361,538

The accompanying notes are an integral part of these condensed financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF OPERATIONS

	Three months ended September 30,
	2023	2022
Revenues	$97,908	$89,930

Cost of Revenues	23,805	23,805

Gross Profit	74,103	66,125

Operating Expenses
Sales and marketing	44,587	50,413
General and administrative	33,208	34,027

Total Operating Expenses	77,795	84,440

Net Loss, before benefit (provision) for income taxes	(3,692)	(18,315)
Income tax benefit (provision)	—	—
Net Loss	$(3,692)	$(18,315)

Net Loss Per Share - Basic and Diluted	$(1,846)	$(9,158)

Weighted Average Shares Outstanding
Basic and Diluted	2	2

The accompanying notes are an integral part of these condensed financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF COMPREHENSIVE LOSS

	Three months ended September 30,
	2023	2022
Net Loss	$(3,692)	$(18,315)
Unrealized foreign exchange loss from cumulative translation adjustments	(1,082)	(6,426)

Comprehensive Loss	$(4,774)	$(24,741)

The accompanying notes are an integral part of these condensed financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholder’s
	Shares	Amount	Capital	Loss	Deficit	Equity
Balance - July 1, 2023	2	$2	$611,970	$(3,015)	$(406,570)	$202,387
Net investments from Parent	—	—	32,193	—	—	32,193
Cumulative translation adjustment	—	—	—	(1,082)	—	(1,082)
Net loss	—	—	—	—	(3,692)	(3,692)
Balance - September 30, 2023	2	$2	$644,163	$(4,097)	$(410,262)	$229,806
Balance - July 1, 2022	2	$2	$445,499	$(3,777)	$(332,741)	$108,983
Net investments from Parent	—	—	35,841	—	—	35,841
Cumulative translation adjustment	—	—	—	(6,426)	—	(6,426)
Net loss	—	—	—	—	(18,315)	(18,315)
Balance - September 30, 2022	2	$2	$481,340	$(10,203)	$(351,056)	$120,083

The accompanying notes are an integral part of these condensed financial statements

INPIXON LIMITED

CARVE-OUT STATEMENTS OF CASH FLOWS

	Three months ended September 30,
	2023	2022
Cash Flows Used in Operating Activities
Net loss	$(3,692)	$(18,315)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	216	312

Changes in operating assets and liabilities:
Accounts receivable	47,626	25,706
Prepaid expenses and other current assets	(149)	(1,629)
Other assets	—	4,445
Accounts payable	958	(513)
Accrued liabilities	(4,830)	(5,274)
Deferred revenue	17,156	(5,354)

Net Cash Provided by (Used in) Operating Activities	57,285	(622)

Cash From Financing Activities
Net investments from parent	32,193	35,841

Net Cash Provided By Financing Activities	32,193	35,841

Effect of Foreign Exchange Rate on Changes on Cash	(5,308)	(12,921)

Net Increase in Cash	84,170	22,298

Cash - Beginning of period	264,244	170,166

Cash - End of period	$348,414	$192,464

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these condensed financial statements

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

Note 1 - Organization and Nature of Business

Inpixon Limited (collectively the “Company,” “we,” “us” or “our”) was incorporated in England and Wales on May 13, 2020. The Company provides specialized scientific software products and services for the environmental sciences, life sciences, behavioral sciences, medical research and engineering domains. The Company provides effective solutions to the scientific and engineering community to compress the time intensive process of data analysis and presentation, thus enhancing productivity. Users of the Company’s products include government organizations, academic institutions and leading corporations. The Company’s headquarters are located in Slough, United Kingdom, and operations for the Company are primarily performed in the United Kingdom. The Company is a wholly-owned subsidiary of Inpixon, (the “Parent”). Inpixon is a United States based entity that trades on the NASDAQ Stock Market under the ticker symbol INPX. The Company began operations on July 1, 2020.

The accompanying carve-out financial statements of Inpixon Limited, show the historical carve-out financial position, results of operations, changes in net investment and cash flows of the Company. These carve-out financial statements have been derived from the accounting records of Inpixon Limited on a carveout basis and should be read in conjunction with the accompanying notes thereto. These carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in our financial statements include an allocation for certain corporate and shared service functions. See Note 8 for further additional information regarding related party transactions.

Management believes the assumptions underlying our carve-out financial statements are reasonable. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The Company also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

Note 2 - Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results for the three months ended September 30, 2023 and 2022 are not necessarily indicative of the results for the full year ending June 30, 2024. These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the years ended June 30, 2023, 2022 and 2021 included elsewhere in this document.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

Note 3 - Summary of Significant Accounting Policies

Liquidity

As of September 30, 2023, the Company has working capital of approximately $229,563 and cash of approximately $348,414. For the three months ended September 30, 2023, the Company incurred a net loss attributable to common stockholder’s of approximately $3,692 and net cash provided by operating activities during the three months ended September 30, 2023 was $57,285. As part of Inpixon (“Parent”) group of companies, the Company is dependent upon Parent for all of its working capital and financing requirements as Parent uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through Additional Paid-in Capital account within Stockholder’s Equity. Accordingly, none of the Parent’s cash, cash equivalents, or debt at the corporate level have been assigned to the Company in the carve-out financial statements. Stockholder’s equity represents the Parent’s interest in the recorded net assets of the Company. All significant transactions between the Company and Parent have been included in the accompanying carve-out financial statements. The income statement of the Company includes revenues and expenses that are specifically identifiable to the Company plus certain allocated corporate overhead or other shared costs based on methodologies that management deems appropriate for the nature of the cost.

Risks and Uncertainties

The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, the Company supplemented the revenues earned with funding from our Parent. The business has been impacted by COVID in the past and may continue to be impacted in the future. The Company’s recurring losses and utilization of cash in its operations are indicators of going concern however with the Company’s current liquidity position along with the support of Parent the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date these carve-out condensed financials statements were issued.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets;

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from the sale of software as a service.

License Revenue Recognition

The Company enters into contracts with its customers whereby it grants a non-exclusive license for the use of its proprietary software. The contracts provide for either (i) a one year stated term with a one year renewal option, (ii) a perpetual term or (iii) a two year term for students with the option to upgrade to a perpetual license at the end of the term. The contracts may also provide for yearly on-going maintenance services for a specified price, which includes maintenance services, designated support, and enhancements, upgrades and improvements to the software (the “Maintenance Services”), depending on the contract. Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a good or service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. A software arrangement that is provided through an access code or key represents the transfer of a good. Licenses for on-premises software represents a good and provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized upfront at the point in time when the software is made available to the customer.

Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. Therefore, the Company recognizes revenue resulting from renewal of licensed software at a point in time, specifically, at the beginning of the license renewal period.

The Company recognizes revenue related to Maintenance Services evenly over the service period using a time-based measure because the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $100,239 as of September 30, 2023 and $86,635 as of June 30, 2023, related to cash received in advance for product license and maintenance services to be performed in future periods. The fair value of the deferred revenue approximates the services to be rendered. The Company expects to satisfy its remaining performance obligations for these license and maintenance services, and recognize the deferred revenue and related contract costs over the next twelve months.

Costs to Obtain a Contract

The Company does not have a history of incurring incremental costs to obtain a contract with a customer, but if the Company incurs these costs in the future, the Company will recognize these costs as an asset that will be amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained, but before transferring goods or services to the customer. The Company has determined that these costs are immaterial. Therefore, the Company expenses the costs as they are incurred.

Multiple Performance Obligations

The Company does not have any contracts with multiple performance obligations.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

Fair Value of Financial Instruments

Financial instruments consist of cash, accounts receivable, and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature.

Recently Issued Accounting Standards Not Yet Adopted

The Company reviewed recently issued accounting pronouncements and concluded that they were not applicable to the condensed carve-out financial statements.

Note 4 - Disaggregation of Revenue

Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service sales. The Company’s revenue from contracts with customers are mainly sourced from the United Kingdom, Switzerland, France, and Italy.

Revenues consisted of the following:

	For the Three Months Ended September 30,
	2023	2022
Recurring revenue	$49,826	$46,785
Non-recurring revenue	48,082	43,145
Total Revenue	$97,908	$89,930

	For the Three Months Ended September 30,
	2023	2022
Revenue recognized at a point in time (1)	$48,082	$43,145
Revenue recognized over time (2)	49,826	46,785
Total	$97,908	$89,930

(1)	Software’s performance obligation is satisfied at a point in time where when they are shipped to the customer.

(2)	Performance obligation from software sales is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

Note 5 - Accrued Liabilities

Accrued liabilities as of September 30, 2023 and June 30, 2023 consisted of the following:

	As of September 30,	As of June 30,
	2023	2023
Accrued compensation and benefits	$19,117	$20,112
Accrued bonus and commissions	3,499	3,345
Accrued professional fees	25,626	31,585
Accrued other	1,083	—
Accrued sales and other indirect taxes payable	15,623	17,026
	$64,948	$72,068

Note 6 - Income Taxes

There is no income tax provision or benefit for the three months ended September 30, 2023 or 2022.

Note 7 - Credit Risk, Concentrations, and Segment Reporting

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions in the UK. Cash in UK financial institutions as of September 30, 2023 and June 30, 2023 was $348,414 and $264,244, respectively. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

During the three months ended September 30, 2023 the Company had one customer that accounted for 10% of revenues. During the three months ended September 30, 2022, the Company had one customer that accounted for 15% of revenues, one customer that accounted for 13% of revenues and one customer that accounted for 10% of revenues.

As of September 30, 2023, four customers represented approximately 77% of total accounts receivable. As of September 30, 2022, two customer represented approximately 49% of total accounts receivable.

As of September 30, 2023 and 2022, the majority of cost of goods sold was related to related party expenses as discussed in Note 8. Therefore, there are no significant concentrations of purchases or accounts payable.

Note 8 - Related Party Transactions

The Company regularly incurs expenses that are paid for by the Parent. The expenses incurred that are settled by the Parent consist of salaries and benefits to certain employees of the Parent that provide services for the Company. The Parent allocates expenses to the Company based on the estimated time spent by each Parent employee. In addition, the Company records cost of sales for the use of the Parent’s software. The Company recorded adjustments to these carve-out financial statements to record cost of sales at market value based on the price the Parent would charge third parties for the use of the Parent’s software with industry consistent margins. The Company determined that these amounts owed to the Parent will not be settled in cash or other assets, but instead will be settled through equity. The Company has recorded these amounts as a change in stockholder’s equity of $32,193 and $35,841 for the three months ended September 30, 2023 and 2022, respectively. The Company notes that the entire cost of sales amount in the carve-out statement of operations are expenses incurred that are paid for by the Parent.

INPIXON LIMITED

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

Note 9- Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the condensed financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. However, the performance of our Company’s business, financial position, and results of operations or cash flows may be affected by unfavorable resolution of any particular matter.

The Company has a six months operating lease for administrative offices in the United Kingdom for approximately $340 per month which expires on April 30, 2024. The Company also has a storage space lease that it retains for approximately $300 per month that renews on an annual basis in October of each year.

Note 10 - Subsequent Events

Incorporation of Grafiti Holding Inc.

The Company notes that the Parent has entered into a planned distribution (the “spin-off” or “distribution”) to spin-off 100% of the outstanding common shares of its wholly owned subsidiary, Grafiti Holding Inc., a British Columbia corporation (“Grafiti Holding”) to holders of Inpixon’s common stock, preferred stock and certain outstanding warrants on a pro rata basis. In connection with the spin-off, the Company will change its name to “Grafiti Limited” (“Grafiti UK”) and the Parent will transfer all of the outstanding shares of Grafiti Limited to Grafiti Holding, which will operate as a wholly owned subsidiary of Grafiti Holding (the “Reorganization”).

The Company notes that Grafiti Holding was incorporated in British Columbia, Canada on October 17, 2023. Grafiti Holding common stock has no par value.

DAMON MOTORS INC.

Consolidated Financial Statements

As at June 30, 2023 and 2022 and for each of the three years in the period ended June 30, 2023

(Expressed in United States dollars)

Damon Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Damon Motors Inc.

Vancouver, British Columbia, Canada

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Damon Motors Inc. (the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of loss and comprehensive loss, changes in (deficit) equity, and cash flows for each of the three years in the period ended June 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficit and negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO Canada LLP

Chartered Professional Accountants

We have served as the Company's auditor since 2021.

Vancouver, British Columbia, Canada

December 28, 2023

Damon Audited Financial Statements

DAMON MOTORS INC.

CONSOLIDATED BALANCE SHEETS

As at June 30, 2023 and 2022

(Expressed in United States dollars)

	Notes	2023	2022
		$	$
ASSETS
Current assets
Cash		2,069,056	8,958,448
Prepaids, deposits and other receivables		255,582	503,024
		2,324,638	9,461,472
Non-current assets
Premises lease deposits		187,435	127,491
Property and equipment	4	2,004,066	2,754,293
Restricted cash	18	-	1,140,283
Long term prepayment	6	-	1,443,029
Total assets		4,516,139	14,926,568

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	5, 13	7,106,281	2,394,109
Customer deposits		488,569	372,787
Current portion of lease liabilities	6	752,849	430,479
Current portion of debt	7	1,857,550	-
Convertible notes	8	14,727,183	-
Derivative warrant liabilities	9	521,950	-
Financial liability convertible to equity	10	2,700,000	-
		28,154,382	3,197,375
Non-current liabilities
Lease liabilities	6	812,099	1,033,288
Other non-current liabilities		19,099	-
Total liabilities		28,985,580	4,230,663

SHAREHOLDERS’ (DEFICIT) EQUITY

Common shares without par value, unlimited shares authorized 11,829,386 shares issued and outstanding as of June 30, 2023 (2022 – 11,604,240)	12	1,285,788	859,764
Preferred shares without par value, unlimited shares authorized 16,758,528 shares issued and outstanding as of June 30, 2023 and 2022	12	71,590,087	71,590,087
Additional paid in capital	12	9,294,030	7,872,791
Deficit		(106,639,346)	(69,626,737)
Total shareholders’ (deficit) equity		(24,469,441)	10,695,905
Total liabilities and shareholders’ (deficit) equity		4,516,139	14,926,568

Going Concern (Note 1)

Commitments and Contingencies (Note 11)

The accompanying notes are an integral part of these consolidated financial statements.

Damon Audited Financial Statements

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the year ended June 30, 2023, 2022 and 2021

(Expressed in United States dollars, except number of shares)

	Notes	2023	2022	2021
		$	$	$
Expenses
Research and development, net	13, 14	17,451,749	18,166,436	4,767,325
General and administrative	13, 15	7,735,183	4,778,250	7,105,087
Sales and marketing	13, 16	2,747,792	4,417,165	1,420,089
Depreciation	4	370,576	247,947	35,573
Asset impairment	17	9,471,276	-	-
Gain from release of lease obligation	18	(6,167,001)	-	-
		31,609,575	27,609,798	13,328,074
Other expenses
Changes in fair value of financial liabilities	8,9,10	3,881,980	8,935,049	13,923,627
Finance expense	19	1,091,697	77,342	23,931
Foreign exchange loss		429,357	113,921	122,165
		5,403,034	9,126,312	14,069,723

Loss and comprehensive loss		37,012,609	36,736,110	27,397,797

Loss per share:
Basic and diluted – common shares		3.14	3.22	2.43

Weighted average number of shares outstanding:
Basic and diluted – common shares		11,793,772	11,405,891	11,270,090

The accompanying notes are an integral part of these consolidated financial statements.

Damon Audited Financial Statements

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN (DEFICIT) EQUITY

For the year ended June 30, 2023, 2022 and 2021

(Expressed in United States dollars, except number of shares)

	Notes	Common shares		Preferred shares		Additional paid in capital	Deficit	Shareholders’ (deficit) equity
		#	$	#	$	$	$	$
As at June 30, 2020		11,209,753	519,612	5,028,263	2,930,006	608,666	(5,492,830)	(1,434,546)
Issuance of shares, net of issuance costs		-	-	11,561	8,626	-	-	8,626
Stock-based compensation		-	-	-	-	5,141,898	-	5,141,898
Stock options exercised		113,832	31,507	-	-	(8,934)	-	22,573
Loss and comprehensive loss for the year		-	-	-	-	-	(27,397,797)	(27,397,797)
As at June 30, 2021		11,323,585	551,119	5,039,824	2,938,632	5,741,630	(32,890,627)	(23,659,246)
Issuance of shares, net of issuance costs		36,000	75,566	3,627,211	25,262,364	-	-	25,337,930
Conversion of Simple Agreements for Future Equity (SAFEs)		-	-	8,091,493	43,389,091	-	-	43,389,091
Stock-based compensation		-	-	-	-	2,323,294	-	2,323,294
Stock options exercised		244,655	233,079	-	-	(192,133)	-	40,946
Loss and comprehensive loss for the year		-	-	-	-	-	(36,736,110)	(36,736,110)
As at June 30, 2022		11,604,240	859,764	16,758,528	71,590,087	7,872,791	(69,626,737)	10,695,905
Issuance of shares, net of issuance costs		180,000	368,878	-	-	-	-	368,878
Stock-based compensation		-	-	-	-	1,472,634	-	1,472,634
Stock options exercised		45,146	57,146	-	-	(51,395)	-	5,751
Loss and comprehensive loss for the year		-	-	-	-	-	(37,012,609)	(37,012,609)
As at June 30, 2023		11,829,386	1,285,788	16,758,528	71,590,087	9,294,030	(106,639,346)	(24,469,441)

The accompanying notes are an integral part of these consolidated financial statements.

Damon Audited Financial Statements

DAMON MOTORS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended June 30, 2023, 2022 and 2021

(Expressed in United States dollars)

	2023	2022	2021
	$	$	$
Operating activities
Loss for the year:	(37,012,609)	(36,736,110)	(27,397,797)
Adjusted for:
Depreciation	370,575	247,947	35,573
Amortization of operating lease right-of-use asset	779,091	309,566	140,945
Stock-based compensation	1,472,634	2,323,294	5,141,898
Debt accretion	11,058	6,296	1,582
Interest expense on debt	651,822	13,794	11,089
Interest expense on finance leases	10,606	12,342	1,902
Accrued unpaid interest on operating lease	808,275	-	-
Operating lease expense	(320,619)	(309,566)	(140,945)
Changes in fair value of financial liabilities	3,881,980	8,935,049	14,011,988
Unrealized foreign exchange loss/(gain)	134,262	(54,495)	69,973
Asset and right-of-use asset impairment	9,471,276	-	-
Gain from release of lease obligation	(6,167,001)	-	-

Changes in non-cash working capital items:
Prepaid expenses and deposits	187,498	(273,578)	(268,894)
Accounts payable and accrued liabilities	4,533,684	914,390	1,260,494
Customer deposits	115,782	182,868	103,462
Cash used in operating activities	(21,071,686)	(24,428,203)	(7,028,730)

Investing activities
Property and equipment purchase	(4,811)	(1,265,843)	(137,235)
Long term prepayment	(773,870)	(1,443,029)	-
Cash used in investing activities	(778,681)	(2,708,872)	(137,235)

Financing activities
Payments on finance leases	(23,270)	(32,524)	(17,105)
Cash settlement for release of lease obligation	(1,100,248)	-	-
Proceeds from SR&ED facility, net of deferred financing fee	1,140,889	637,394	68,729
Repayment of SR&ED facility	(155,975)	(636,686)	(204,882)
Proceeds from convertible notes	11,220,000	-	-
Proceeds from SAFEs issued	2,005,213	-	18,822,161
Proceeds from promissory notes	728,332	-	-
Proceeds from exercise of stock options	5,751	40,946	22,573
Proceeds from preferred shares issued, net of issuance cost	-	25,262,364	-
Cash provided by financing activities	13,820,692	25,271,494	18,691,476

Net change in cash and restricted cash during the year	(8,029,675)	(1,865,581)	11,525,511
Cash and restricted cast at beginning of year (Note 23)	10,098,731	11,964,312	438,801
Cash and restricted cast at end of year (Note 23)	2,069,056	10,098,731	11,964,312

Supplemental Cash Flow Information (Note 23)

The accompanying notes are an integral part of these consolidated financial statement.

Damon Audited Financial Statements

1.	NATURE OF OPERATIONS AND GOING CONCERN

Damon Motors Inc. was incorporated on July 22, 2016 under the laws of British Columbia. The Company’s head office and principal address is 150-708 Powell Street, Vancouver, British Columbia V6A 1H6. The Company is a leading light electric vehicle manufacturer currently focused on electric motorcycles including proprietary electric powertrain, shifting and predictive awareness technologies. The Company has a single reportable segment based on operations given that the Company is engaged in the manufacture of motorcycles in North America, management views the business as a single reporting segment (Note 21).

On April 26, 2021, the Company formed a wholly owned subsidiary, Damon Motors Corporation, a corporation organized and registered in the state of Delaware, USA.

These consolidated financial statements include the accounts of Damon Motors Inc. and Damon Motors Corporation, collectively the “Company.”

These consolidated financial statements (the “financial statements”) have been prepared using accounting principles applicable to a going concern which assumes that the Company will be able to continue in operation for the foreseeable future and meet its obligations as they come due.

The Company is subject to a number of risks, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in electric automotive technology.

The Company has incurred net losses $37,012,609 for the year, used $21,071,686 cash in operations utilized and has accumulated a deficit as at June 30, 2023 of $106,639,346 and expects to incur future additional losses, these conditions indicate material uncertainty that cast substantial doubt upon the Company’s ability to continue as a going concern within one year after financial statement issuance date.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to fund its research and development, complete the construction of its manufacturing facility for the eventual production of electrical motorcycles and meets its obligations and repay its liabilities arising from normal business operations when they come due. There is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. Management considers that the Company will be able to obtain additional funds through a combination of debt and equity financing (Note 24); however, there is no assurance of sufficient funding being available. The Company has historically satisfied its capital needs primarily by issuing debt and equity securities.

2.	BASIS OF PRESENTATION

a)	Statement of compliance

The financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements were approved by the Board of Directors and authorized for issuance.

Damon Audited Financial Statements

b)	Basis of measurement

These financial statements have been prepared on a historical cost basis except for certain financial instruments which are measured at their fair value as explained in the accounting policies set out below. In addition, these financial statements have been prepared using the accrual basis of accounting except cash flow information.

c)	Consolidated statements

The consolidated financial statements incorporate the financial statements of the Company and its consolidated subsidiary, over which the Company has control. Control occurs when the Company has power over the investee; is exposed, or has rights, to variable returns from its involvement with the investee; and has the ability to use its power over the investee to affect its returns. All intercompany transactions and balances between the Company and the subsidiary are eliminated on consolidation.

3.	SIGNIFICANT ACCOUNTING POLICIES

a)	Use of estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expense during the reporting period.

The most significant estimates relate to the determination of the fair value of the Company’s common shares, determination of the fair value of stock option grants, and the classification and measurement of Simple Agreements for Future Equity (“SAFEs”), convertible notes and warrants as a financial liability or an equity instrument, and determination of Scientific Research and Experimental Development (“SR&ED”) tax credit recoverable. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as at the date of the financial statements; therefore, actual results could differ from those estimates. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

b)	Foreign currencies

These financial statements are presented in United States dollars, unless otherwise noted, which is the reporting and functional currency of the Company. Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the functional currency are recognized in other income (expense), net in the statements of loss and comprehensive loss.

c)	Cash, cash equivalent and restricted cash

Cash and cash equivalent comprises of cash and restricted cash. Cash is recorded at cost, which approximates fair value. Cash includes cash held with Canadian financial institutions. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.

Restricted cash consists of certificates of deposits on a leased premises.

Damon Audited Financial Statements

d)	Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Construction in Progress comprises leasehold improvements and fixturing are stated at cost less accumulated impairment losses. Equipment comprises computer equipment, tools and office equipment. Depreciation and amortization are calculated using the straight-line method over the lease term for right-of-use assets and the estimated useful lives of the assets other than right-of-use assets.

Depreciation is calculated using the following terms and methods:

Equipment: Computer equipment	Straight-line	3.33 years
Equipment: Tools	Straight-line	5 years
Equipment: Office equipment	Straight-line	5 years
Leasehold Improvements	Straight-line	life of lease
Right-of-use assets	Straight-line	life of lease

An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising from derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in the profit or loss in the period the asset is derecognized. The assets’ residual values, useful lives and methods of depreciation are reviewed at each reporting date, and adjusted prospectively, if appropriate.

e)	Leases

The Company has adopted ASC 842 effective as at July 1, 2019, being the beginning of the period of adoption applying the modified retrospective transition approach and not adjust comparative periods.

The Company enters into contractual arrangements for the utilization of certain non-owned assets. These principally relate to property for the Company’s offices, planned manufacturing plant, equipment and vehicles which have varying terms including extension and termination options.

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception and whether the arrangement is to be fulfilled through the use of a specific asset or assets, or whether the arrangement conveys a right to use the asset. Leases are classified as either operating or finance leases at lease inception, depending on the transfer of risks and rewards of ownership, along with several other criteria such as the transfer of ownership to the lessee, purchase options, or percentage of economic life of leased asset. This lease classification is not revised unless there is a modification to the lease agreement. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the consolidated statements of loss and comprehensive loss.

The Company recognizes a right-of- use asset and lease liability at lease commencement based on the present value of lease payments over the lease term. The Company generally uses its incremental borrowing rate as the discount rate as most of the Company’s lease arrangements do not provide an implicit borrowing rate. The incremental borrowing rate reflects the rate of interest that the Company would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

For operating leases, fixed lease payments are recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components and has elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component. Certain lease agreements include variable lease payments that depend on an index, as well as payments for non-lease components, such as common area maintenance, and certain pass-through operating expenses such as real estate taxes and insurance. In instances where these payments are fixed, they are included in the measurement of our lease liabilities, and when variable, are excluded and recognized in the period in which the obligations for those payments are incurred. The Company’s leases do not contain any material residual value guarantees or payments under purchase and termination options.

Damon Audited Financial Statements

Lease terms are initially determined as the non-cancellable period of a lease adjusted for options to extend or terminate a lease that are reasonably certain to be exercised. Lease liabilities are subsequently measured at amortized cost using the effective interest method.

Right of use assets are carried at cost less accumulated amortization, impairment losses, and any subsequent remeasurement of the lease liability. Initial cost comprises the lease liability adjusted for lease payments at or before the commencement date, lease incentives received, initial direct costs and an estimate of restoration costs.

The Company has elected not to present short-term leases on the consolidated balance for leases that have lease terms of 12 months or less and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. The lease expense related to those short-term leases is recognized on a straight-line basis over the lease term.

The Company subleases one of its office spaces to third parties, which does not relieve the Company of its primary lease obligations with the lessor (the “headlease”). This sublease is classified as operating leases, and therefore the Company continues to account for the headlease as it did before the commencement of the sublease. Sublease income is presented within the same category of operating expenses as the underlying headlease expenses on the consolidated statements of loss and comprehensive loss. If the lease cost of the term of the sublease exceeds the Company’s anticipated sublease income for the same period, the Company assesses the right-of-use asset associated with the head lease for impairment under the long-lived asset impairment provisions of ASC 360.

f)	Prepaids and Deposits

Prepaid expenses, deposits, and advances primarily represent amounts previously paid to vendors for security deposits and leased premises.

g)	Long term prepayment

Long term prepayment relates to prepayment for tenant improvements of lease property that were paid prior to the commencement of the lease on September 29, 2022.

h)	Current and deferred income taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets net of a valuation allowance to the extent it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Damon Audited Financial Statements

The Company records uncertain tax positions in accordance with ASC 740 – Income Taxes on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company has determined that its tax returns do not include uncertain tax positions.

i)	Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issuance of common shares and stock options are recognized as a deduction from equity. Share issue costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issue costs related to uncompleted share subscriptions are expensed in the period they are incurred.

Preferred shares are classified as equity. Incremental costs directly attributable to the issuance of preferred shares are recognized as a deduction from equity. Share issue costs incurred in advance of share subscriptions are recorded as non-current deferred assets. Share issue costs related to uncompleted share subscriptions are expensed in the period they are incurred.

j)	Stock-based compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. For stock options with performance conditions, the Company records compensation expense when it is deemed probable that the performance conditions will be met.

The Company uses a contemporaneous valuation model, the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock option awards. The Black-Scholes option-pricing model requires the use of the Company’s share price estimates on the date of grant as well as highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the full stock option vesting term and contractual expiration period to compute the expected term.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Damon Audited Financial Statements

Forfeiture Rate—The forfeiture rate is expected to be low given that most stock options are held by founders, executives who are expected to have long-term tenure with the Company. Given the short timeframe to the next liquidity event, the forfeiture rate has been estimated to be zero.

k)	Financial instruments

Financial assets

Financial assets comprise of cash and cash equivalents, restricted cash and accounts receivable. The Company classifies its financial assets in the following categories: at fair value through profit or loss (“FVTPL”) or at amortized cost. The classification is largely driven by the specific type of instrument but also depends on the Company’s business model for managing the financial assets and terms of the related cashflow. Management determines the classification of its financial assets at initial recognition.

Financial assets carried at FVTPL are initially recorded at fair value and transaction costs are expensed in the consolidated statements of loss and comprehensive loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets held at FVTPL are included in the consolidated statements of loss and comprehensive loss in the period in which they arise.

Financial assets at amortized cost are initially recognized at fair value and subsequently carried at amortized cost less any impairment. Transaction costs are netted against financial assets and are accounted for using the effective interest method. They are classified as current assets or non-current assets based on their maturity date. The Company’s financial assets carried at amortized cost include cash, and receivables.

Financial assets are derecognized when they mature or are sold and substantially all the risks and rewards of ownership have been transferred.

Financial liabilities

Financial liabilities include convertible debt and other interest-bearing debt, accounts payable and accrued liabilities, customer deposits, lease liabilities. The Company classifies its financial liabilities into one of two categories, depending on the purpose for which the liability was incurred. The Company’s accounting policy for each category is as follows:

●	FVTPL - This category comprises derivatives or liabilities acquired or incurred principally for the purpose of selling or repurchasing it in the near term. They are carried in the consolidated balance sheets at fair value with changes in fair value recognized in the consolidated statements of loss and comprehensive loss. Items measured at FVPTL include financial liabilities convertible to equity. Transaction costs are expensed in the consolidated statements of loss and comprehensive loss.

●	Amortized cost - This category includes the accounts payable and accrued liabilities, customer deposits, lease liabilities, and debt, all of which are recognized at amortized cost.

●	Fair value option – Under the Fair Value Option Subsections of ASC Subtopic 825-10, Financial Instruments – there is an irrevocable option to report certain financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in the statement of operations. Any changes in the fair value of liabilities resulting from changes in instrument-specific credit risk are reported in other comprehensive income. The change to fair value of financial liabilities and interest accrued are presented as separate line items.

Damon Audited Financial Statements

Derivative financial instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The terms of warrants issued by the Company are reviewed to determine whether they contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statements of loss and comprehensive loss. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Other equity-linked instruments

Other equity linked securities include warrants, convertible debt and SAFEs. The Company relies on the guidance provided by ASC 480 - Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible equity-linked instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares. Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the consolidated balance sheets. The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e., at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity. The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received. The Company records its financial instruments classified as liabilities at their fair value at each subsequent measurement date. The changes in fair value of these financial instruments are recorded as other expense/income.

Warrants

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board Accounting Standards Codification ASC 480 - Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815 - Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For financial liabilities issued with detachable share purchase warrant, at inception, the proceeds from the issuance of the financial instruments were allocated between the host instrument and the share purchase warrants based on the residual method.

Convertible Debt

Upon the issuance of convertible debt, including convertible promissory notes, the Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the combined consolidated statements of loss and comprehensive loss.

Damon Audited Financial Statements

The equity component, if any, is treated as a discount on the liability component of the convertible debt, which is amortized over the term of the convertible debt using the effective interest rate method. When it has been determined an instrument does not have an equity component, the Company may elect to account for the instrument at fair value with changes in fair value recorded in the combined consolidated statements of loss and comprehensive loss, except with respect to changes in value caused by changes in the Company’s own credit risk.

SAFEs

The Company accounts for a SAFE as a liability at fair value and adjusts the instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until a triggering event, equity financing or a liquidity/dissolution occurs, and any change in fair value is recognized in the Company’s statements of operations.

l)	Revenue recognition

Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

●	identify the contract with a customer,

●	identify the performance obligations in the contract,

●	determine the transaction price,

●	allocate the transaction price to performance obligations in the contract, and

●	recognize revenue as the performance obligation is satisfied.

For the years ended June 30, 2023, 2022 and 2021, the Company did not recognize any revenue. The Company did however receive cash in advance of recognition of revenue, which is expected to occur in future periods when the products ordered are manufactured and delivered. This cash is treated as refundable customer deposits and held on the balance sheet within current liabilities until such time as the revenue is recognized in line with the revenue recognition criteria above and in compliance with ASC 606 Revenue from Contracts with Customers

m)	Government grants

Government grants are recognized when the Company has reasonable assurance that it has complied with the relevant conditions of the grant and that it will be received. The Company recognizes the grants that compensate the Company for expenses incurred against the financial statement line item that it is intended to compensate.

n)	Impairment of long-lived assets

The Company assesses long-lived assets for impairment in accordance with the provisions of Financial Accounting Standards Board ASC 360 - Property, Plant and Equipment. Long-lived assets (asset group), such as property and equipment as well as intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market value, as considered necessary.

Damon Audited Financial Statements

The Company ceased the use of the Surrey manufacturing facility lease on December 14, 2022 and recognized an impairment loss on the right-of-use asset and construction work in progress equal to its carrying value of $8,997,858 and $249,971 respectively (Note 17).

On January 3, 2023, the Company subleased its office and operating premises at 708 Powell Street (“708 Powell”) to a third party for the remaining term of the lease. The sublease arrangement triggers an impairment assessment of the right-of-use asset of $175,397 and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totaling $223,447 (Note 17).

o)	Loss per share

Basic loss per share is computed by dividing the net loss, less accrued dividends on any outstanding preferred stock, by the weighted average number of common shares outstanding for the period. Diluted loss per share calculations reflects the assumed exercise of all dilutive employee stock options and warrants and the conversion of any outstanding convertible preferred shares or notes payable that are-in-the-money, applying the as-if-converted method.

The preferred shares meet the definition of a participating security, and the two-class method is required. For any periods in which earnings are recognized, the earnings will be allocated between the common shares and the preferred shares on a six-to-one basis. For any periods in which losses are recognized, no effect is given to the preferred shares as they do not contractually participate in the losses of the Company.

For the years ended June 30, 2023, 2022 and 2021, the Company’s basic loss per share is computed using the two-class method, and the Company’s diluted loss per share is computed using the more dilutive of the treasury stock method or two-class method.

When the Company is in a loss position, all potential share issuances on the exercise of stock options or warrants and the conversion of any preferred shares or convertible notes payable are anti-dilutive and the diluted loss per share is the same as the basic loss per share.

p)	Sales and marketing

Sales and marketing expenses consist of compensation, employee benefits and stock-based compensation of sales and marketing employees, as well as commissions, travel, trade show sponsorships and events, conferences, and Internet advertising costs. Fees paid to third parties and merchants for new customer referrals are included in sales and marketing. Costs associated with the Company’s advertising are expensed as incurred and are included in sales and marketing expenses.

q)	General and administrative

General and administrative expenses include compensation, employee benefits, and stock-based compensation for executive management, finance administration and human resources, facility costs (including rent), bad debt costs, professional service fees, and other general overhead costs including depreciation on corporate assets.

r)	Research and development

Research and development costs that do not meet the criteria for capitalization are expensed as incurred. Research and development expenses include compensation, employee benefits, and stock-based compensation for technology developers and product management employees as well as fees paid to outside consultants and the amortization of capitalized software costs for the Company’s proprietary technology. The Company is eligible for government grant and tax credits. The Company accounts for these credits as a reduction to research and development costs and will recognize these claims when it is probable that the expense incurred qualify for the government grant claim and that the Company has complied with all the conditions to realize the claim. Otherwise, the recognition of government grant claim would be deferred until the recognition criteria are satisfied.

Damon Audited Financial Statements

s)	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

t)	Recent accounting pronouncements not yet adopted

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financial statements properly reflect the change.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, that changes the impairment model for most financial assets and certain other instruments. For receivables, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowance for losses. In addition, an entity will have to disclose significantly more information about allowances and credit quality indicators. The new standard is effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of the new standard on its financial statements and intends to adopt the standard on July 1, 2023.

u)	Adoption of recent accounting pronouncements

Effective July 1, 2021, the Company adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which modifies ASC 740 to reduce complexity while maintaining or improving the usefulness of the information provided to users of financial statements. Adoption of this standard did not materially affect the Company’s financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification and makes targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2023 for smaller reporting companies as defined by the SEC. Early adoption is allowed under the standard with either a modified retrospective or full retrospective method. The Company early adopted ASU 2020-06 on July 1, 2022 using the modified retrospective method. At the date of adoption, the ASU did not impact the Company’s financial position, results of operations or cash flows. The Company elected the fair value option to account for its convertible promissory notes that were issued as at June 30, 2023, see note 3(k) above for the accounting policy and Note 8 for the underlying terms and required fair value disclosures.

Damon Audited Financial Statements

4.	PROPERTY AND EQUIPMENT

	Construction in Progress	Equipment	Operating lease right- of-use asset	Financing lease right- of-use asset	Total
	$	$	$	$	$
Cost
Balance, June 30, 2021	-	180,848	747,569	259,211	1,187,628
Additions	249,971	1,015,872	1,123,629	-	2,389,472
Balance, June 30, 2022	249,971	1,196,720	1,871,198	259,211	3,577,100
Additions	-	4,811	9,865,904	-	9,870,715
Impairment	(249,971)	(70,236)	(9,378,203)	-	(9,698,410)
Balance, June 30, 2023	-	1,131,295	2,358,899	259,211	3,749,405

Accumulated depreciation
Balance, June 30, 2021	-	27,736	223,805	13,753	265,294
Depreciation	-	189,264	309,566	58,683	557,513
Balance, June 30, 2022	-	217,000	533,371	72,436	822,807
Depreciation	-	322,710	779,091	47,865	1,149,666
Impairment	-	(22,186)	(204,948)	-	(227,134)
Balance, June 30, 2023	-	517,524	1,107,514	120,301	1,745,339

Carrying amount
Balance, June 30, 2022	249,971	979,720	1,337,827	186,775	2,754,293
Balance, June 30, 2023	-	613,771	1,251,385	138,910	2,004,066

During the year ended June 30, 2023, the Company incurred rent expense, included in general and administrative expense on the consolidated statements of loss and comprehensive loss, of $779,091 (2022 – $309,566, 2021 - $140,945) which is included in the above note under depreciation.

On December 14, 2022, the company entered into a conditional surrender agreement for the Surrey manufacturing facility and recognized an impairment loss on the right-of-use asset and construction work in progress equal to its carrying value of $8,997,858 and $249,971 respectively (Note 17). This amount is included in expenses in the statements of loss and comprehensive loss.

On January 3, 2023, the Company subleased 708 Powell to a third party for the remaining term of the lease. The sublease arrangement triggers an impairment assessment of the right-of-use asset of $175,397 (Note 6) and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totaling $223,447 (Note 17).

Refer to Note 6 for further information with respect of right-of-use assets acquired under lease agreements.

Damon Audited Financial Statements

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2023	2022
	$	$
Accounts payable	3,882,928	821,730
Accrued liabilities	3,223,353	1,572,379
	7,106,281	2,394,109

6.	LEASES

Operating leases

On September 1, 2019, the Company entered into a lease for its office and operating premises at 708 Powell Street, Vancouver, British Columbia, Canada for a period of five years. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 1.2 years. On January 3, 2023, the Company subleased 708 Powell to a third party for the remaining term of the lease. Under the sublease arrangement, the Company is not relieved of its primary obligation under the headlease, therefore, the headlease and sublease is accounted separately. The sublease triggers an impairment assessment of the headlease and as a result, the Company recorded an asset impairment of $175,397 (Note 4) and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totaling $223,447 (Note 17). Following the impairment assessment, the headlease continued to be recognized as a single lease cost but will no longer be recognized on a straight-line basis. The sublease is recorded as a operating lease and the Company recorded rental income on the operating lease of $37,956 for the year ended June 30, 2023.

On July 1, 2021, the Company entered into a two-year lease agreement on a 3,360 square foot office and warehouse facility located in San Rafael, California, USA with a commencement date of August 1, 2021. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 0.1 year.

On July 5, 2021, the Company began its fixturing period on a 15,707 square foot office facility in Vancouver, British Columbia, Canada with a lease commencement date of September 1, 2021. The incremental borrowing rate was estimated to be 12% and the remaining term on this sublease as at June 30, 2023 is 2.9 years.

On July 15, 2021, the Company entered into a 10-year lease agreement on a 109,820 square foot manufacturing plant in Surrey, British Columbia, Canada and the incremental borrowing rate was estimated to be 14.2%. In the agreement, the Company has two (2) options to renew the Lease for a period of five (5) years each, but the renewal terms were not incorporated in capitalization of right-of-use asset and lease liability as the probability of the Company renewing the lease is very low. As part of the lease agreement, the Company and the Lessor mutually agreed for the Lessor to perform lessor-owned Tenant Improvements on the property which was capitalized as part of the right-of-use asset upon the lease commencement date. On July 15, 2021 the Company amended the termination right of the lease agreement giving the tenant the sole discretion to terminate the lease at any time after the 7th year of the lease, revising the non-cancellable term of the lease to 7-years. On September 29, 2022, the Lessor delivered notice of possession to allow the Company to begin fixturing. On December 14, 2022, the Company entered into Conditional Surrender of the Lease agreement to surrender the leased property due to change in corporate direction but does not release the Company of the lease obligation. As a result, the Company impaired the right-of-use assets to its $nil recoverable amount and recorded an asset impairment of $8,997,858 (Note 17).

The Company signed a Full Surrender agreement with the Lessor and the surrender agreement was effective as at June 30, 2023. As at June 30, 2023 the carrying value of the lease liability was 8,208,714 (Note 18). Under this agreement, the Company reached a final and full settlement with Lessor to fully surrender the property, settling all outstanding amount owing for a consideration made up of cash consideration of $566,465 (CAD$749,998) payable in 7 instalments, $375,000 convertible promissory notes (Note 8), forfeiture of standby letter of credit $1,100,248 (CAD$1,469,710) and payment of GST owing for tenant improvements ($185,529). As a result, for the year ended June 30, 2023, the Company recorded a gain of $6,167,001 (Note 18) from the final settlement and abandonment of the lease.

Damon Audited Financial Statements

On May 15, 2022, the Company entered into a 13.5-month lease agreement on a 1,210 square foot office located in San Rafael, California, USA with a commencement date of May 16, 2022. The incremental borrowing rate was estimated to be 12% and this lease has lapse as at June 30, 2023.

On September 12, 2022, the Company entered into a two year and four months lease agreement on a 18,110 square foot office and warehouse facility located in San Rafael, California, USA with a commencement date of October 1, 2022. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 1.6 year.

Finance leases

On October 1, 2017, the Company entered in to lease for an equipment trailer for a period of 66 months. The incremental borrowing rate was estimated to be 12% and this lease has lapse as at June 30, 2023.

On June 1, 2021, the Company entered into a lease for camera equipment for a period of 36 months. The incremental borrowing rate was estimated to be 12% and the remaining lease term as at June 30, 2023 is 0.9 years.

On June 22, 2021, the Company entered into a lease for a vehicle for a period of 60 months. The incremental borrowing rate was estimated to be 4.89% and the remaining lease term as at June 30, 2023 is 2.9 years.

Presentation

The lease liability in connection with operating and finance leases are included in lease liabilities and current portion of lease liabilities on the consolidated balance sheets as follows:

	Operating lease	Finance leases	June 30, 2023
	$	$	$
Non-current portion of lease liabilities	621,325	190,774	812,099
Current portion of lease liabilities	740,486	12,363	752,849
Total lease liabilities	1,361,811	203,137	1,564,948

	Operating lease	Finance leases	June 30, 2022
	$	$	$
Non-current portion of lease liabilities	824,567	208,721	1,033,288
Current portion of lease liabilities	417,317	13,162	430,479
Total lease liabilities	1,241,884	221,883	1,463,767

The right-of-use assets in connection with leases are included under property and equipment on the consolidated balance sheets and are separately disclosed in Note 4.

Damon Audited Financial Statements

The following lease costs are included in the consolidated statements of loss and comprehensive loss:

	Year ended June 30, 2023	Year ended June 30, 2022	Year ended June 30, 2021
	$	$	$
Finance lease costs:
Amortization of right-of-use assets	47,868	58,683	12,388
Interest on lease liability	10,606	12,435	1,691
Operating lease costs	506,592	476,357	197,547
Total lease costs	565,066	547,475	211,626

The future payments due under operating and finance leases as at June 30, 2023 is as follows:

	Operating lease	Finance leases	Total
	$	$	$
Undiscounted lease payments:
Year ended June 30, 2024	868,836	22,082	890,918
Year ended June 30, 2025	536,134	16,480	552,614
Year ended June 30, 2026	257,471	191,411	448,882
After June 30, 2026	-	-	-
Total undiscounted lease payments	1,662,441	229,973	1,892,414
Discount	(300,630)	(26,836)	(327,466)
Lease liabilities	1,361,811	203,137	1,564,948

7.	DEBT

	SR&ED financing facility	Promissory Note	Total
	$	$	$
Funds advanced	643,832	-	643,832
Interest accrued	13,794	-	13,794
Deferred financing fee	(6,438)	-	(6,438)
Accretion	6,296	-	6,296
Foreign exchange adjustment	(20,798)	-	(20,798)
Repayment	(636,686)	-	(636,686)
Balance, June 30, 2022	-	-	-
Funds advanced	1,152,413	728,332	1,880,745
Interest accrued	133,649	39,983	173,632
Deferred financing fee	(11,524)	-	(11,524)
Accretion	11,058	-	11,058
Foreign exchange adjustment	(33,784)	27,391	(6,393)
Repayment	(155,975)	-	(155,975)
Interest payment	-	(33,993)	(33,993)
Balance, June 30, 2023	1,095,837	761,713	1,857,550

Damon Audited Financial Statements

During the years ended June 30, 2023 and 2022 the Company executed the following debt transactions:

a) SR&ED Facility

The Company entered into a secured Scientific Research and Experimental Development (the “SR&ED”) loan agreement dated December 20, 2019 for SR&ED financing. The SR&ED loan accrues interest at a rate of 13% per annum, requires a 1% advance fee for each drawdown, and matures nine months after the fiscal year in which the advance was made. Due to the delays caused by the Canada Revenue Agency (“CRA”) audit process, the maturity date has been extended from September 30, 2023 to November 30, 2023.

The Company’s SR&ED loan agreement was secured against future SR&ED tax credit refunds expected to be received from year-end tax returns for 2022 submitted to CRA. As of June 30, 2023, 2022 SR&ED tax credit refund has been filed but not assessed and was under audit. Subsequent to the year end, on October 26, 2023, the Company received its tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 refund interest). Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest.

Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest on October 26, 2023.

b) Promissory Notes

On March 13, 2023, the Company issued an unsecured promissory note to arms-length parties with principal amount of $728,332 (CAD$1,000,000). The promissory note accrued simple interest of 18% per annum, payable in arrears quarterly. Any outstanding principal amount and any accrued and unpaid interest then outstanding is due and payable on the earlier of (i) the first anniversary of the issuance date; or (ii) the date of closing of a transaction effected by the Company in which the Company issues and sells equity securities, with the principal purpose of raising capital, for aggregate gross proceeds of at least $10,000,000.

8.	CONVERTIBLE NOTES

	2023	2022
	$	$
Funds advanced	11,220,000	-
Convertible notes issued in settlement of lease obligation (Note 18)	375,000	-
Warrant bifurcated (Note 9)	(254,000)	-
Interest accrued	512,183	-
Changes in fair value of financial liabilities	2,874,000	-
	14,727,183	-

Damon Audited Financial Statements

Between October and November 2022, the Company issued three convertible promissory notes (“Tranche 1”) to arms-length parties with an aggregate principal amount of $5,700,000 at valuation cap of $350,000,000 and interest rate of 8% per annum, payable in arrears on July 1, 2023 and on the maturity date, June 30, 2024.

On April 25, 2023, the Tranche 1 convertible promissory notes holder with aggregate principal amount of $700,000 has its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. Revised date of October 1, 2023 resulted in deferral of interest payable date by 3 months. The amendment of Tranche 1 on April 25, 2023 was determined to be a modification of a financial liability and the changes in fair value before and after modification was recorded to the statement of loss and comprehensive loss.

Between January to February 2023, the Company issued six convertible promissory notes (“Tranche 2”) to arms-length parties with an aggregate principal amount of $1,020,000 and $100,000 at valuation cap of $150,000,000 and $125,000,000 respectively, with interest rate of 12% per annum, payable in arrears on July 1, 2023 and the maturity date, June 30, 2024. The Tranche 2 convertible notes interest of $51,784 due on July 1, 2023 was not paid as of the date of this report and the Company is in negotiation to include the interest due into the investment amount for conversion on closing (Note 24).

Between April to May 2023, the Company issued four convertible promissory notes (“Tranche 3”) to arms-length parties with an aggregate principal amount of $1,900,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on October 1, 2023 and on the maturity date, June 30, 2024.

On June 16, 2023, the Company issued five convertible promissory notes (“Tranche 4”) to arms-length parties with an aggregate principal amount of $2,500,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, June 15, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. Tranche 4 convertible promissory notes holders were also issued common share purchase warrant (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date.

On June 30, 2023, as part of the lease settlement (Note 6), the Company issued $375,000 convertible promissory notes (Note 8) to the Lessor as part of the consideration to fully surrender the manufacturing facility lease (Note 18). The note is issued at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, June 30, 2024.

The Company may not prepay the principal amount and the accrued and unpaid interest in whole or in part without the written consent of the convertible note holders. The convertible notes will rank pari passu in right of payment with respect to each other, and all payment to each of the convertible note holders will be made pro rata among the convertible note holders based upon the aggregate outstanding principal amount of the convertible promissory note immediately before any such payment.

Conversion events

In the event of a change of control, the convertible note holders would have had the right to either:

●	convert principal and unpaid interest into shares at a conversion price which is lower of (i) the respective valuation cap (for Tranche 4 and Tranche 5, the valuation cap is reduced to $93,750,000 if event of default occurs prior to conversion) multiplied by the diluted capitalization and (ii) discounted conversion price of 75% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 3) multiplied by the price per share ascribed to the common share in the change of control event; or

Damon Audited Financial Statements

●	require the Company to repurchase their convertible notes in cash, in whole or in part, at a price equal to 100% of the principal amount of the convertible notes plus accrued and unpaid interest (for Trances 1 through 3 and at 25% redemption premium for Tranche 4 and Tranche 5) thereon to the date of repurchase.

In the event of a qualified financing (for Tranches 1 through 3) or a Public company event, convertible notes include automatic mandatory conversion features resulting in the receipt of shares at a conversion price which is lower of (i) the valuation cap (for Tranche 4 and Tranche 5, the cap price further reduced to $94,000,000 if event of default occurs prior to conversion) divided by diluted capitalization immediately prior to the event of qualified financing or Public company event and (ii) the discounted conversion price of 25% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 3) applied to the lowest price paid/offered for equity security subject to a cap price of $125,000,000 multiplied by a price per share of the qualified financing or Public company event.

Diluted capitalization refers to aggregate number of outstanding common shares immediately prior to the closing or occurrence of a qualified financing, change of control, or Public company event, as applicable.

In the event that the convertible notes are not converted prior to maturity date, the Company is obligated to settle the convertible notes by paying in cash equivalent to 100% of the convertible notes principal amount and the accrued and unpaid interest.

As the conversion features were not required to be bifurcated and as none of the components of convertible note were required to be classified under equity, the Company made the election to measure the convertible notes (Tranches 1 through 5) subsequently at fair value through profit and loss.

At inception, the proceeds from the Tranche 4 convertible notes issued with detachable share purchase warrants were determined to be their fair values, were allocated between the convertible notes issued with detachable share purchase warrants based on the residual method. As the share purchase warrants are classified as derivative liabilities, the fair value of the convertible notes of $2,246,000 were determined as discussed below and the residual amount of $254,000 was allocated to the share purchase warrants (Note 9).

Management has determined that due to the complexity of the various embedded features and the short life expected of the notes, it will elect the fair value option under ASC 825-10-1 as the instruments are eligible for the fair value election under ASC 825-10. As a result, the entire convertible promissory note is carried at fair value and the difference between the aggregate fair value and aggregate unpaid principal balance of the convertible notes as at June 30, 2023 totaling $2,874,000 are accounted as changes in fair value of financial liabilities in the statement of loss and comprehensive loss. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

 During the year ended June 30, 2023, the Company expensed $346,000 (2022 – nil) in transaction costs related to issuance of convertible promissory notes in the consolidated statement of loss and comprehensive loss.

The convertible notes Tranches 1 through 5 are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the year ended June 30, 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

9.	DERIVATIVE WARRANT LIABILITIES

On June 16, 2023, in connection with the issuance of Tranche 4 convertible promissory notes to arms-length parties (Note 8), the Company issued common share purchase warrants (“warrant”). Each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

Damon Audited Financial Statements

In the event there is no effective registration statement or prospectus available for resale of shares under the warrant agreement within 180 days following the closing of the Public company event, the warrant holder can exercise the warrants, in whole or in part, on a cashless basis for the number of shares computed as:

i.	the difference between the exercise price and volume-weighted average price (“VWAP”) on trading day immediately preceding the date of notice of exercise provided notice is in accordance with section 2(a) of the note common share purchase agreement.

ii.	the difference between the exercise price and, at holder’s option:

a.	VWAP on trading day immediately preceding the date of notice of exercise; or

b.	Bid price of the Company’s common share on principal trading market on the date of notice of exercise.

iii.	the difference between the exercise price and VWAP on date of notice of exercise.

The warrant holder may be entitled to additional 3% shares of the unexercised part of the warrant (up to a maximum of 8%) that may be issued for each 30-day registration statement default past the registration deadline (i.e., 180 days of Public company event) along with liquidated damages up to a maximum of $250,000.

The warrant holder’s option for net cash settlement (equal to Black Scholes value) in the event a fundamental transaction occurs at or before a Public company event and which is within the control of the Company including approved by the Company’s Board. However, if the transaction is outside the control of the Company or board, the warrant holder shall receive the same form & type of consideration as received by common stockholders in connection with the fundamental transaction.

At inception, the proceeds from the Tranche 4 convertible notes (Note 8) were allocated between the convertible notes and the warrants based on the residual method with $254,000 allocated to the warrants and since the warrants did not meet the indexation and equity classification requirements, the warrants are classified as derivative liabilities. The warrants are subsequently remeasured at fair value and accounted as changes in fair value of derivative liabilities in the statement of loss and comprehensive loss.

Upon exercise, the holders will pay the Company the respective exercise price for each warrant exercised in exchange for one common share of the Company and the fair value at the date of exercise and the associated non-cash liability will be reclassified to share capital. The non-cash liability associated with any warrants that expire unexercised will be recorded as a gain in the consolidated statements of loss and comprehensive loss. Unexercised warrants shall be exercised automatically on a cashless basis on the termination date.

Changes in the value of the derivative liability related to the warrants for the year ended June 30, 2023 and 2022 were as follows:

	Number of warrants	Amount
	#	$
Bifurcated value of warrant	950,153	254,000
Change in fair value of derivative liabilities	-	267,950
Balance, June 30, 2023	950,153	521,950

Damon Audited Financial Statements

The following table provides the relevant information on the outstanding warrants as at June 30, 2023:

Date of issuance	Number of warrants outstanding	Number of warrants exercisable	Exercise price	Expiry date
	#	#	$
June 16, 2023	950,153	950,153	2.7364	June 15, 2028
	950,153	950,153

The fair value of derivative warrant liabilities was estimated by management at year end based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the period ended June 30, 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

10.	FINANCIAL LIABILITY CONVERTIBLE TO EQUITY

As of June 30, 2021, the Company raised in total $20,530,415 in Tranche 5 and Tranche 6 SAFEs and recorded changes in SAFEs fair value of $13,923,627 during the period. During the year ended June 30, 2023, the Company issued $2,005,213 in Tranche 7 SAFEs for cash. Continuity of the individual SAFE transactions for the years ended June 30, 2023 and 2022 is as follows:

	Tranche 5	Tranche 6	Tranche 7
Maturity Date	December 31, 2021	December 31, 2021	June 30, 2024
Valuation Cap	CAD $32.5 million (US$25 million)	CAD $114.3 million (US$90 million)	CAD $195.0 million (US$150 million)	Total
	$	$	$	$
Balance, June 30, 2021	8,993,192	25,460,850	-	34,454,042
Changes in fair value	(327,388)	9,262,437	-	8,935,049
Converted to preferred shares	(8,665,804)	(34,723,287)	-	(43,389,091)
Balance, June 30, 2022	-	-	-	-
Issued	-	-	2,005,213	2,005,213
Foreign exchange adjustment	-	-	(45,243)	(45,243)
Changes in fair value	-	-	740,030	740,030
Balance, June 30, 2023	-	-	2,700,000	2,700,000

Damon Audited Financial Statements

During the year ended June 30, 2023, the Company expensed $23,009 (2022 – $17,496, 2021 - $88,361) in transaction costs in relation to issuance of SAFEs in the consolidated statement of loss and comprehensive loss.

The SAFEs are recorded as a liability measured at fair value at inception and subsequently carried at fair value with changes in fair value for June 30, 2023 of $740,030 (2022 – $8,935,049, 2021 – $13,923,627) recorded in the statement of loss and comprehensive loss.

For the year ended June 30, 2022, the Company converted Tranche 5 and Tranche 6 SAFEs with fair value $43,389,091 in to preferred shares.

At maturity, Tranche 5 and Tranche 6 SAFEs are automatically converted into preference shares of the Company at a conversion price which is the respective valuation cap divided by the Company capitalization as at the maturity date, except for Tranche 5, which is converted at a price of $1.0379. SAFEs may be converted or paid in cash on the occurrence of the following events/transactions before the maturity date:

●	In the event of equity financing, the SAFEs are automatically converted into preference shares at a conversion price which is the lower of (i) the valuation cap divided by the company capitalization as of that date and (ii) 80% of the equity financing price.

●	In the event of an initial public offering (IPO), the SAFE holders at their option have a right to receive either (i) cash equivalent to the respective SAFE proceeds or (ii) preference shares (Tranche 5) (common shares for Tranche 6), wherein the conversion price is 80% of the IPO price.

●	If there is a change of control or a dissolution event, the SAFE holders at their option have a right to receive either (i) cash equivalent to the respective SAFE proceeds or (ii) preference shares, wherein the conversion price is the valuation cap divided by the company capitalization as of the date of change of control or dissolution.

The Tranche 7 SAFEs may be converted or paid in cash on the occurrence of the following events/transactions before the maturity date:

●	In the event of equity financing, the Company will automatically issue to the SAFE holders a number of SAFE shares equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE Proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the conversion Price.

●	In the event of liquidation, SAFE holders at their option have a right to receive either (i) cash payment equivalent to the respective SAFE proceeds or (ii) automatically receive common shares (in the case of change of control) or listed securities (in the case of a Public company event), as applicable, that is equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE Proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the liquidity price, if the SAFE holders fails to select the cash option.

●	If there is a dissolution event, the SAFE holders at their option have a right to receive either (i) cash equivalent to the respective SAFE proceeds or (ii) automatically receive common shares that is equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the dissolution price, if the SAFE holders fails to select the cash option.

Damon Audited Financial Statements

At maturity, Tranche 7 SAFE holders automatically receive common shares of the Company that are equal to the quotient obtained by dividing (i) the sum of the SAFE proceeds and the return amount (which is an amount determined by applying a rate of return of 8% per annum, on a non-compounding basis, on the SAFE proceeds as calculated from the issue date to, but excluding, the date of expiration or termination of the SAFEs) by (ii) the maturity conversion price.

The SAFEs are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, share purchase warrants, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, common shares, and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the period ended June 30, 2023, 2022 and 2021, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event:

	2023	2022	2021
Annualized volatility	70% – 90%	70% – 90%	75% – 95%
Expected time to liquidity	0.5 – 1.5 year	0.5 – 1 year	0.75 – 1.5 year
Dividend rate	0%	0%	0%
Risk-free interest rate	4.76 – 5.24%	0.39 – 1.63%	0.07 – 0.12%

During the year ended June 30, 2023, the common share price valuation estimate used for the SAFE valuation was $1.92.

During the year ended June 30, 2022, the preferred share price valuation estimate used for the SAFE valuation immediately prior to the conversion of the SAFEs was $4.46 (2021 - $2.34).

11.	COMMITMENTS AND CONTINGENCIES

A summary of undiscounted liabilities and future operating commitments as at June 30, 2023 are as follows:

	Total	Within 1 year	2 - 5 years	Greater than 5 years
	$	$	$	$
Accounts payable and accrued liabilities	7,106,281	7,106,281	-	-
Customer deposits	488,569	488,569	-	-
Operating lease liabilities	1,361,811	740,486	621,325	-
Finance lease liabilities	203,137	12,363	190,774	-
Purchase obligations	2,410,455	2,170,752	239,703	-
Investment obligation	1,000,000	1,000,000	-	-
Total financial liabilities and commitments	12,570,253	11,518,451	1,051,802	-

In addition to the contractual obligations outlined in the above table, the Company has current debt of $1,857,550, due within one year of June 30, 2023 and convertible notes, derivative warrant liabilities and financial liabilities convertible to equity all recorded at their fair values aggregating $17,949,133.

The Company entered into a strategic partnership arrangement with the third-party. As part of the agreement, the Company agrees to invest an aggregate amount of $1,000,000 in the third-party subsidiary upon a future financing and negotiation of terms that are agreed to by both parties during the term of the agreement. As at the date of these financial statements no such arrangement has been made.

Damon Audited Financial Statements

On June 30, 2023, the Company signed a full Surrender agreement with the Lessor (Note 6). Per the agreement cash consideration must be paid on or before the dates set forth in the agreement (Note 18). In the event that the Company defaults on such payment obligations, the Company will immediately have to pay the Lessor the full amount of all rent and other amounts, which would have otherwise been payable by the Company during the term if the lease is not surrendered, less any cash consideration paid and any rent which the Landlord recovers (or is reasonably expected to recover) from any replacement tenant(s) at the Premises over the balance of the initial Term of the Lease. In circumstances where a replacement tenant has not yet been secured, then such rent will be estimated as of the date of default by an appraiser, less any costs and expenses of such reletting, including brokerage fees, solicitor’s fees, tenant inducements and of costs of alterations and repairs as may be necessary to relet the premises.

12.	SHARE CAPITAL

a)	Authorized

The authorized share capital of the Company consists of the following:

i.	An unlimited number of common shares (“common shares”) without par value; and

ii.	An unlimited number of Class Seed preferred shares, Class A preferred shares and Class B preferred shares (collectively, “preferred shares”) without par value, issuable in series.

b)	Issued and outstanding

i.	As at June 30, 2023, the Company had 11,829,386 (2022 – 11,604,240) common shares outstanding.

ii.	As at June 30, 2023 and 2022, the Company had 16,758,528 preferred shares outstanding.

Common shares transactions

On June 24, 2022, the Company agreed to issue 216,000 common shares to certain non-employee consultants in exchange for advisory services to be provided over a twelve-month period pursuant to a standalone consulting agreement independent of the Company’s Stock Option Plan. The common shares carried a purchase price equivalent to the grant-date fair value but no cash proceeds were received by the Company in exchange for the shares to be issued given that they will be issued solely in exchange for future services to be provided by the recipients. Accordingly, stock-based compensation cost will be recorded based on the grant date fair value of the underlying common shares when the consulting services are provided over the twelve-month agreement period. Under the terms of the consulting agreement, the common shares comprise of twelve tranches of 18,000 common shares, each of which vests on the last day of each month over a twelve-month period beginning May 1, 2022 and ending April 30, 2023. As at June 30, 2023, 180,000 (2022 - 36,000) common shares have been issued for which the Company recognized $368,878 (2022 - $75,566) in stock-based compensation expense.

Damon Audited Financial Statements

Preferred shares transactions

During the year ended June 30, 2022, the Company issued the following:

i.	3,627,211 preferred shares for net proceeds of $25,262,364 in connection with its Series B financing round to raise up to $30,000,000 in funding.

ii.	8,091,493 preferred shares on conversion of SAFEs (Note 10) to the value of ($43,389,091).

Rights and privileges of preferred shareholders

Preferred shareholders hold the option to convert their preferred shares to common shares at any time based on a Conversion Price. The Conversion Price is initially equal to the price of the first share issued in the preferred shares class. Thereafter the Conversion Price is symmetrically adjusted for common share issuances to prevent anti-dilution. The anti-dilution clause maintains the relative rights of the common and preferred shareholders, and its effect is that those relative rights remain the same immediately before and immediately after the issuance of common shares.

On any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company, each holder of outstanding preferred shares is entitled to cast the number of votes equal to the number of whole common shares into which the preferred shares are convertible as of the record date for determining shareholders entitled to vote on such matter.

The Company shall not declare, pay or set aside any dividends on shares of any other class unless the holders of the preferred shares first receive, or simultaneously receive, a dividend on each outstanding preferred share in an amount at least equal to the dividend received should the preferred shares be converted to common shares as of the record date for determination of holders entitled to receive such dividend.

In the event of liquidation, dissolution or winding up of the Company, before any payment shall be made to the holders of common shares by reason of their ownership thereof, the holders of each series of preferred shares, shall be entitled to be paid out of the funds and assets available for distribution to its shareholders, an amount per share equal to the greater of the original issue price for such series of preferred shares plus any dividends declared by unpaid thereon, or such amount per share as would have been payable had all shares of such series of preferred shares been converted into common shares.

c)	Stock options

On August 30, 2017 (and amended on June 24, 2021), the Board adopted a Stock Option Plan which provides that the Board may from time to time, in its discretion, grant to directors, officers, employees, and consultants, non-transferable stock options to purchase common shares of the Company. As per the terms of the Stock Option Plan, the requisite vesting period of the employees is generally four years.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model.

The following assumptions were used in determining the fair value of options granted during the year ended June 30, 2023, 2022 and 2021:

	June 30, 2023	June 30, 2022	June 30, 2021
Annualized volatility	80%	80%	80%
Expected life	10 years	10 years	2 - 10 years
Dividend rate	0%	0%	0%
Risk-free interest rate	3.1% - 3.14%	1.22% - 3.45%	0.41% - 1.39%
Forfeiture rate	0%	0%	0%
Share price estimate on date of grant	CAD$2.34 - CAD2.55	CAD$2.68 - CAD$2.89	CAD$0.57 - CAD$1.35

Damon Audited Financial Statements

A summary of the changes in the Company’s stock options is as follows:

	Stock options	Weighted average exercise price	Aggregate intrinsic value
	#	CAD$	$
Outstanding, June 30, 2021	10,860,809	0.42	20,931,646
Granted	1,473,099	2.10	1,488,314
Cancelled	(462,317)	0.20	1,198,535
Exercised	(244,655)	0.21	572,498
Outstanding, June 30, 2022	11,626,936	0.64	18,696,571
Granted	721,568	2.68	-
Expired	(955,045)	0.49	1,485,013
Cancelled	(1,209,776)	1.65	909,649
Exercised	(45,146)	0.17	80,740
Outstanding, June 30, 2023	10,138,537	0.68	14,286,723

	Stock options	Weighted average exercise price	Aggregate intrinsic value

Exercisable, June 30, 2022	8,443,510	0.46	14,791,883
Exercisable, June 30, 2023	8,798,814	0.53	13,448,264

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common shares for all stock options that had exercise prices lower than the fair value of the Company’s common shares. The weighted average grant date fair value per share of stock options granted during the years ended June 30, 2023, 2022 and 2021 was CAD$2.21, CAD$2.35 and CAD$1.19, respectively.

Damon Audited Financial Statements

The following table summarizes the stock options outstanding as at June 30, 2023 and 2022:

Expiry date	Exercise price	2023	2022
	CAD$	#	#
September 1, 2023	$0.26	56,000	56,000
November 1, 2023	$0.26	56,000	56,000
April 9, 2024	$0.26	56,000	56,000
September 1, 2024	$0.60	112,000	112,000
December 1, 2024	$1.04	106,000	106,000
February 1, 2029	$0.12	15,000	30,000
December 3, 2029	$0.12	2,385,251	2,385,251
April 15, 2030	$0.12	220,086	220,086
April 2, 2030	$0.12	30,000	30,000
June 4, 2030	$0.12	2,000	2,000
January 27, 2025	$5.15	493,127	493,127
March 31, 2031	$0.20	4,526,759	5,547,600
April 12, 2031	$0.20	936,788	1,086,954
September 17, 2031	$0.20	115,519	313,505
November 26, 2031	$0.20	5,000	5,000
June 24, 2032	$2.68	512,263	1,127,413
September 22, 2032	$2.68	322,577	-
January 10, 2033	$2.68	188,167	-
		10,138,537	11,626,936
Weighted average remaining contractual life outstanding		7.0 years	8.1 years

During the year ended June 30, 2023, the Company expensed $1,472,634 related to the vesting of stock options (2022 – $2,323,294, 2021 – $5,845,855).

Cash received by the Company upon the exercise of stock options during the years ended June 30, 2023, 2022 and 2021 amounted to $5,751, $40,946 and $22,573 respectively.

13.	RELATED PARTY TRANSACTIONS

Key management includes officers and senior management. The compensation paid or payable to key management for employee services, including amortization of stock-based compensation, is shown in the table below.

	2023	2022	2021
	$	$	$
Salaries and wages	940,632	3,098,008	1,148,045
Contractor and consultant fees	-	13,416	603,256
Stock-based compensation	(6,922)	965,557	4,636,321
Severance payments	421,716	-	-
	1,355,426	4,076,981	6,387,622

As at June 30, 2023, $852,436 (2022 - nil) was due to remuneration payable to key management and included accrued liabilities.

Damon Audited Financial Statements

14.	RESEARCH AND DEVELOPMENT, NET

The following amounts are included in research and development expenses for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Salaries and wages	8,418,133	7,406,673	1,543,305
Lab supplies and materials	5,135,769	4,700,997	531,365
Contractors and consultants	1,129,714	3,655,903	2,205,074
Stock-based compensation	789,486	1,303,706	1,012,954
Rent and insurance	1,430,985	532,065	-
Travel, meals and entertainment	234,877	413,848	-
Subscriptions and dues	252,328	335,762	-
General expenses and others	163,282	444,652	-
Canadian Scientific Research & Development tax credits	-	(570,291)	(248,123)
Industrial Research Assistance Program grant funding	(102,825)	(56,879)	(277,250)
	17,451,749	18,166,436	4,767,325

15.	GENERAL AND ADMINISTRATIVE

The following amounts are included in general and administrative expenses for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Salaries and wages	2,188,438	1,422,378	937,287
Contractors and consultants	1,153,912	1,343,542	1,310,363
Professional fees	1,996,899	914,818	354,385
Stock-based compensation	914,408	829,288	3,892,417
Rent and insurance	472,601	144,239	216,096
Travel, meals and entertainment	286,444	52,270	46,130
Subscriptions and dues	441,141	31,788	240,774
General expenses and others	281,340	39,927	107,635
	7,735,183	4,778,250	7,105,087

Damon Audited Financial Statements

16.	SALES AND MARKETING

The following amounts are included in sales and marketing expenses for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Marketing and promotion	1,273,680	2,587,198	878,647
Salaries and wages	793,209	1,270,935	297,870
Stock-based compensation	128,996	190,301	236,527
Contractors and consultants	98,889	11,861	7,045
Rent and insurance	435,517	136,977	-
Travel, meals and entertainment	14,751	110,336	-
General expenses and others	2,750	109,557	-
	2,747,792	4,417,165	1,420,089

17.	ASSET IMPAIRMENT

The following amounts are included in asset impairment for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Impairment arising from sublease (Note 4):
- Right-of-use asset (Note 6)	175,397	-	-
- Leasehold improvements	48,050	-	-
	223,447	-	-
Impairment arising from conditional surrender of leased manufacturing plant (Note 4):
- Right-of-use asset (Note 6)	8,997,858	-	-
- Construction in progress	249,971	-	-
	9,247,829	-	-
	9,471,276	-	-

On December 14, 2022, the Company entered into Conditional Surrender agreement to surrender the leased manufacturing plant in Surrey due to change in corporate direction. In the agreement, the Company surrenders the leased property to the Lessor, covenants the Lessor to use commercially reasonable efforts to find a replacement tenant for the lease property and agreed that the Lessor can draw on the standby letter of credit but did not release the Company of its lease obligation. As a result, the Company impaired the assets to its recoverable amount, $nil and recorded an asset impairment of $9,247,829. Subsequent to the impairment, the Company continued to negotiate for surrender of the leased property, to secure full release from all the obligation related to the leased and settlement of all amounts owing which resulted in net loss on termination of lease of $3,080,828 (Note 18).

Damon Audited Financial Statements

18.	GAIN FROM RELEASE OF LEASE OBLIGATION

The Company signed a Full Surrender agreement with the Lessor to surrender the Surrey manufacturing facility and the surrender agreement was effective as at June 30, 2023. Under this agreement, the Company reached a final and full settlement with the Lessor to fully surrender the leased property, settling all outstanding amounts owing under the lease of Surrey manufacturing plant for a consideration made up of the following:

●	restricted cash deposit surrendered $1,100,248 (CAD$1,469,710), fully drawn as of June 30, 2023;

●	cash consideration of $566,465 (CAD$749,998) payable in 7 instalments over 1 year per table below;

●	issuance of $375,000 Tranche 5 convertible promissory notes (Note 8); and

●	GST owing for tenant improvements.

A summary of the cash payment date for the cash consideration are as follows:

	Consideration amount		Payment date
	US$	CAD$
1st payment	75,527	100,000	On or before September 19, 2023
2nd payment	81,823	108,333	On or before September 19, 2023
3rd payment	81,823	108,333	On or before November 1, 2023
4th payment	81,823	108,333	On or before January 1, 2024
5th payment	81,823	108,333	On or before March 1, 2024
6th payment	81,823	108,333	On or before May 1, 2024
7th payment	81,823	108,333	On or before July 1, 2024
Total cash consideration	566,465	749,998

As a result, for the year ended June 30, 2023, the Company recorded a gain of $6,167,001 from the final settlement and abandonment of the lease as follows:

	2023	2022	2021
	$	$	$
Settlement:
- Restricted cash deposit surrendered	1,100,248	-	-
- Cash payable over 1 year	566,465	-	-
- Convertible promissory note issued, at fair value (Note 8)	375,000	-	-
- GST on tenant improvements	185,529	-	-
	2,227,242	-	-
Lease obligation released	(8,208,714)	-	-
Amount owing on GST for tenant improvements	(185,529)	-	-
Gain from release of lease obligation	(6,167,001)	-	-
Asset and right-of-use asset impairment for Surrey manufacturing facility (Note 17)	9,247,829	-	-
Net loss on termination of lease	3,080,828	-	-

Damon Audited Financial Statements

19.	FINANCE EXPENSE

Finance expense includes the following amounts for the year ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Financing fees and other	432,312	44,817	9,569
Interest on debt (Note 7)	173,632	13,794	11,089
Interest on convertible notes (Note 8)	512,183	-	-
Interest on finance lease (Note 6)	10,606	12,435	1,691
Accretion (Note 7)	11,058	6,296	1,582
Interest income	(48,094)	-	-
	1,091,697	77,342	23,931

20.	INCOME TAXES

The following is a reconciliation between statutory income taxes and the income tax expense for years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
Loss for the period (100% in Canadian tax jurisdiction)	37,012,609	36,736,110	27,397,797
Combined federal and provincial rate	27%	27%	27%
Tax recovery at statutory rate	(9,994,000)	(9,919,000)	(7,397,000)
Impact of permanent differences	1,608,000	3,249,000	5,177,000
SR&ED and IRAP government assistance	(209,000)	(158,000)	140,000
Foreign exchange and other	506,000	109,000	(247,000)
Change in valuation allowance	8,089,000	6,719,000	2,327,000
Income tax expense	-	-	-

Damon Audited Financial Statements

The significant components of the Company’s recognized deferred tax assets that have been included on the consolidated balance sheets for the years ended June 30, 2023, 2022 and 2021 are as follows:

	2023	2022	2021
	$	$	$
Non-capital losses available for future periods	102,000	41,000	38,000
Property and equipment including right of use asset, net of lease liability	(63,000)	(16,000)	(17,000)
SR&ED tax credits and costs deductible in future periods	(39,000)	(25,000)	(21,000)
Deferred income tax assets	-	-	-

The significant components of the Company’s unrecognized deferred tax assets that have not been included on the consolidated balance sheets for the years ended June 30, 2023, 2022 and 2021 are as follows:

	2023	2022	2021
	$	$	$
Share issuance costs	596,000	448,000	48,000
Non-capital losses available for future periods	56,715,000	30,250,000	10,780,000
Property and equipment including right of use asset, net of lease liability	1,965,000	2,135,000	52,000
SR&ED tax credits and costs deductible in future periods	6,905,000	3,585,000	1,087,000
Net unrealized deferred income tax assets	66,181,000	36,418,000	11,967,000
Valuation allowance	(66,181,000)	(36,418,000)	(11,967,000)
	-	-	-

The Company has unclaimed Canadian SR&ED expenditures of approximately $6,902,000 as at June 30, 2023 (2022 – $4,127,000), which can be carried forward indefinitely to reduce future years’ taxable income. The balance is included as a reduction to research and development expense.

The Company has also received approximately $277,000 (over 2019, 2020, 2021, 2022 and 2023) in assistance from the Government of Canada through the Industrial Research Assistance Program (“IRAP”) administered by the National Research Council of Canada.

At June 30, 2023, the Company had Canadian non-capital losses carry-forward of $48,138,000 (2022 – $27,831,000, 2021 – $10,865,000) which expires over 2037 through 2043 and a US net operating loss carry-forward of $9,020,000 (2022 – $2,571,000, 2021 – $55,000) which can be carried forward indefinitely.

The amount and expiry date of deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax asset is recognized in the statement of financial position are as follows:

Jurisdiction	Expiry	Operating Losses	SR&ED Expenditure Pool
		$	$
Canada	Indefinite	-	6,902,000
Canada	2037 – 2043	48,138,000	-
US	Indefinite	9,020,000	-
		57,158,000	6,902,000

Damon Audited Financial Statements

21.	SEGMENT REPORTING

ASC 280 - Segment Reporting establishes standards for reporting information about operating segments on a basis consistent with internal organization reporting used by the Company’s chief operating decision maker, our CEO, for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company is pre-revenue and pre-production and operates as a single reportable operating segment.

The following table shows long lived asset information by geographic segment at June 30, 2023 and 2022:

	2023	2022
	$	$
Canada	1,140,519	2,158,121
United States	863,547	596,172
	2,004,066	2,754,293

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

a)	Fair value of financial assets and liabilities

The Company reports all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1:	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2:	Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3:	Inputs are unobservable inputs for the asset or liability. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

All financial instruments are initially measured and recognized at fair value, and thereafter recognized at cost, or amortized cost; except for convertible notes, warrants and SAFEs which are subsequently measured at fair value through the statement of loss and comprehensive loss. As at June 30, 2023, the carrying values of cash, prepaids, deposits and other receivables, long-term deposits, accounts payable and accrued liabilities, and customer deposits approximate their respective fair values due to the short-term nature of these instruments.

At June 30, 2023, June 30, 2022 and June 30, 2021, the Convertible Notes and SAFEs that are measured at fair value on a recurring basis are categorized as Level 3. For assets and liabilities recognized at fair value on a recurring basis, the Company reassesses categorization to determine whether changes have occurred between the hierarchy levels at the end of each reporting period.

Damon Audited Financial Statements

The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (see Note 10).

Areas of significant judgement are the risk-free rate, volatility rate, dividend yield, term to liquidation, discount for lack of marketability, most recent financing rounds and implied equity value per letter of intent.

These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company reassesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

A significant increase/decrease in some of those unobservable inputs would result in a significantly higher/lower fair value measurement.

During the year ended June 30, 2023, the Company recognised fair value adjustments with respect to financial instruments categorized as Level 3 of $3,881,980 (2022 – $8,935,049, 2021 – $13,923,627) in the statement of loss and comprehensive loss as changes in fair value of financial liabilities. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

There were no transfers into or out of the Level 3 hierarchy during the year.

b)	Risk management

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk.

Credit risk

The Company is exposed to credit risk through its cash balance and operating lease deposit for its office and operating premises. The Company manages its credit risk by investing its cash balance with a reputable and major financial institution.

Liquidity risk

The Company monitors its cash balances and cash invested to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis, monitoring, and review of forecasted and actual cash flows and managing operation and capital finding requirements on a planning and projected basis. The Company’s accumulated deficit and expected future losses cast substantial doubt upon the Company’s ability to continue as a going concern (Note 1).

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as foreign exchange rates.

Foreign currency risk

The Company’s lease liabilities and various operating expenses on the financial statements are denominated in Canadian dollars, and therefore are exposed to fluctuations in foreign currency exchange rates. The Company evaluated the exposure to foreign currency risk and concluded that it is not material.

Damon Audited Financial Statements

23.	SUPPLEMENTAL CASH FLOW INFORMATION

Cash, cash equivalent and restricted cash comprises the following:

	2023	2022	2021
	$	$	$
Cash	2,069,056	8,958,448	11,964,312
Restricted cash	-	1,140,283	-
	2,069,056	10,098,731	11,964,312

	2023	2022	2021
	$	$	$
Interest on debt paid	33,993	-	-
Interest on finance leases paid	10,606	12,435	1,903

Summary of non-cash investing and financing transactions for the years ended June 30, 2023, 2022 and 2021:

	2023	2022	2021
	$	$	$
SAFEs converted to preferred shares (Note 10)	-	43,389,091	-
Debt settled via SAFE issuance (Note 10(b))	-	-	60,822
Debt settled via preferred shares issuance (Note 12(b))	-	-	8,626
Common shares issued for services (Note 12(b))	368,878	75,566	-
Operating lease capitalized	9,865,904	1,123,630	254,663
Convertible promissory notes issued for settlement of lease (Note 8 and Note 18)	375,000	-	-

24.	SUBSEQUENT EVENTS

Subsequent events reported up to December 28, 2023:

i.	The Company secured $9,575,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, one year after from issuance date. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 notes (Note 8).

These convertible promissory notes holders were also issued 3,636,143 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. Each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date. The terms and conditions for these warrants are the same as those issued during the year (Note 9).

Damon Audited Financial Statements

24.	SUBSEQUENT EVENTS (continued)

ii.	On September 18, 2023, the Company entered into an agreement amending the severance agreement with a former executive to settle portion of the severance payment amount by issuing 95,380 common stock that have a value of US$2.7364 for a total value of CAD$345,725 and the remaining balance outstanding continue to be paid in cash.

iii.	On October 20, 2023, the Company received Notice of Assessment for 2022 SR&ED tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 interest) from Canada Revenue Agency and the tax credit refund was received in full on October 26, 2023.

Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest on October 26, 2023.

iv.	On October 11, 2023, the Tranche 1 convertible notes holder with principal amount of $5,000,000 has its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. Revised date of October 1, 2023 resulted in deferral of interest payable date by 3 months.

v.	The Company negotiated to defer payments of convertible debt interest (see Note 8) and include the interest amount into the investment amount for conversion on closing date, June 30, 2024. The agreement for the deferment of the interest due on July 1st, 2023 for Tranche 2 of $51,784, and on October 1st, 2023 for Tranche 1 and Tranche 3 of $581,096 and $100,537 respectively.

vi.	On October 23, 2023, Damon Motors Inc. entered into a Business Combination agreement with Inpixon (NASDAQ: INPX).

vii.	On December 11, 2023, the Company received its Notice of Assessment for 2023 SR&ED tax credit refund amount of $1,082,895 (CAD$1,470,725 made up of CAD$1,461,087 in investment tax credit refund and CAD$9,638 interest) from CRA and the tax credit refund was received in full on December 15, 2023.

DAMON MOTORS INC.

Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2023 and 2022

(Unaudited)

(Expressed in United States dollars)

NOTES

DAMON MOTORS INC.

CONDENSED INTERIM UNAUDITED CONSOLIDATED BALANCE SHEETS

As at September 30, 2023 and June 30, 2023

(Expressed in United States dollars)

	Notes	September 30, 2023	June 30, 2023
		$	$
ASSETS
Current assets
Cash		2,695,111	2,069,056
Prepaids, deposits and other receivables		233,219	255,582
Current assets		2,928,330	2,324,638
Non-current assets
Premises lease deposits		185,042	187,435
Property and equipment	4	1,787,230	2,004,066
Non-current assets		1,972,272	2,191,501
Total assets		4,900,602	4,516,139

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	5, 13	6,377,439	7,106,281
Customer deposits		500,636	488,569
Current portion of lease liabilities	6	748,463	752,849
Debt	7	1,846,097	1,857,550
Convertible notes	8	20,889,336	14,727,183
Derivative warrant liabilities	9	658,337	521,950
Financial liability convertible to equity	10	2,500,000	2,700,000
Current liabilities		33,520,308	28,154,382
Non-current liabilities
Lease liabilities	6	723,540	812,099
Other non-current liabilities		18,704	19,099
Non-current liabilities		742,244	831,198
Total liabilities		34,262,552	28,985,580

SHAREHOLDERS’ (DEFICIT) EQUITY

Common shares	12	1,695,953	1,285,788
Preferred shares	12	71,590,087	71,590,087
Additional paid in capital	12	9,368,547	9,294,030
Deficit		(112,016,537)	(106,639,346)
Total shareholders’ (deficit) equity		(29,361,950)	(24,469,441)
Total liabilities and shareholders’ (deficit) equity		4,900,602	4,516,139

Going Concern (Note 1)

Commitments and Contingencies (Note 11)

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statements.

DAMON MOTORS INC.

CONDENSED INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the three months ended September 30, 2023 and 2022

(Expressed in United States dollars)

	Notes	Three months ended September 30, 2023	Three months ended September 30, 2022
		$	$
Expenses
Research and development, net	13, 14	1,937,227	6,325,449
General and administrative	13, 15	1,550,514	1,540,836
Sales and marketing	13, 16	376,312	921,889
Depreciation	4	80,138	96,592
		3,944,191	8,884,766
Other expenses
Changes in fair value of financial liabilities	8,9,10	827,304	-
Finance expense	17	765,153	52,702
Foreign exchange (gain)/loss		(159,457)	13,061
		1,433,000	65,763

Loss and comprehensive loss		5,377,191	8,950,529

Loss per share:
Basic and diluted – common shares		0.45	0.76

Weighted average number of shares outstanding:
Basic and diluted – common shares		11,851,349	11,784,240

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statements.

DAMON MOTORS INC.

CONDENSED INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN (DEFICIT) EQUITY

For the three months ended September 30, 2023 and 2022

(Expressed in United States dollars)

	Common shares		Preferred shares		Additional paid in capital	Deficit	Shareholders’ (deficit) equity
	#	$	#	$	$	$	$
As at June 30, 2023	11,829,386	1,285,788	16,758,528	71,590,087	9,294,030	(106,639,346)	(24,469,441)
Issuance of shares, net of issuance costs	95,380	260,999	-	-	-	-	260,999
Stock-based compensation	-	-	-	-	204,159	-	204,159
Stock options exercised	130,936	149,166	-	-	(129,642)	-	19,524
Loss and comprehensive loss for the period	-	-	-	-	-	(5,377,191)	(5,377,191)
As at September 30, 2023	12,055,702	1,695,953	16,758,528	71,590,087	9,368,547	(112,016,537)	(29,361,950)

As at June 30, 2022	11,604,240	859,764	16,758,528	71,590,087	7,872,791	(69,626,737)	10,695,905
Issuance of shares, net of issuance costs	54,000	110,746	-	-	-	-	110,746
Stock-based compensation	-	-	-	-	674,668	-	674,668
Loss and comprehensive loss for the period	-	-	-	-	-	(8,950,529)	(8,950,529)
As at September 30, 2022	11,658,240	970,510	16,758,528	71,590,087	8,547,459	(78,577,266)	2,530,790

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statements.

DAMON MOTORS INC.

CONDENSED INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended September 30, 2023 and 2022

(Expressed in United States dollars)

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Operating activities
Loss for the year:	(5,377,191)	(8,950,529)
Adjusted for:
Depreciation	80,138	96,592
Amortization of operating lease right-of-use asset	136,698	104,986
Stock-based compensation	204,159	674,668
Debt accretion	-	2,691
Interest expense on debt	446,699	37,801
Interest expense on finance leases	2,492	2,824
Operating lease expense	(67,583)	(104,986)
Changes in fair value of financial liabilities	827,304	-
Unrealized foreign exchange gain	(121,753)	(107,470)

Changes in non-cash working capital items:
Prepaid expenses and deposits	24,756	(347,615)
Accounts payable and accrued liabilities	(467,843)	333,804
Customer deposits	12,067	52,643
Cash used in operating activities	(4,300,057)	(8,204,591)

Investing activities
Long term prepayment	-	(773,870)
Cash used in investing activities	-	(773,870)

Financing activities
Payments on finance leases	(5,575)	(6,113)
Proceeds from SR&ED facility, net of deferred financing fee	-	1,140,889
Proceeds from SAFEs issued	-	2,005,213
Proceeds from convertible notes	4,950,000	-
Repayment of SR&ED loan	(37,837)	-
Proceeds from exercise of stock options	19,524	-
Cash provided by financing activities	4,926,112	3,139,989

Net change in cash and restricted cash during the period	626,055	(5,838,472)
Cash at beginning of period	2,069,056	10,098,731
Cash and restricted cast at end of period (Note 21)	2,695,111	4,260,259

Supplemental Cash Flow Information (Note 21)

The accompanying notes are an integral part of these condensed interim unaudited consolidated financial statement.

1.	NATURE OF OPERATIONS AND GOING CONCERN

Damon Motors Inc. was incorporated on July 22, 2016 under the laws of British Columbia. The Company’s head office and principal address is 150-708 Powell Street, Vancouver, British Columbia V6A 1H6. The Company is a leading light electric vehicle manufacturer currently focused on electric motorcycles including proprietary electric powertrain, shifting and predictive awareness technologies. The Company has a single reportable segment based on operations given that the Company is engaged in only the manufacture of motorcycles in North America, management views the business as a single reporting segment. See Segment Reporting (Note 19).

On April 26, 2021, the Company formed a wholly owned subsidiary, Damon Motors Corporation, a corporation organized and registered in the state of Delaware, USA.

These condensed interim unaudited consolidated financial statements include the accounts of Damon Motors Inc. and Damon Motors Corporation, collectively the “Company.”

These condensed interim unaudited consolidated financial statements (the “financial statements”) have been prepared using accounting principles applicable to a going concern which assumes that the Company will be able to continue in operation for the foreseeable future and meet its obligations as they come due.

The Company is subject to a number of risks, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in electric automotive technology.

The Company has incurred net losses of $5,377,191 and utilized $4,300,057 cash in operations for the three months ended September 30, 2023 and has accumulated a deficit as at September 30, 2023 of $112,016,537 and expects to incur future additional losses, these conditions indicate material uncertainties that cast substantial doubt upon the Company’s ability to continue as a going concern within one year after financial statement issuance date.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to fund its research and development, complete the construction of its manufacturing facility for the eventual production of electrical motorcycles and meets its obligations and repay its liabilities arising from normal business operations when they come due. There is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms advantageous to the Company. Management considers that the Company will be able to obtain additional funds through a combination of debt and equity financing (Note 22); however, there is no assurance of sufficient funding being available. The Company has historically satisfied its capital needs primarily by issuing debt and equity securities.

2.	BASIS OF PRESENTATION

a)	Basis of presentation

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for annual audited financial statements and should be read in conjunction with the Company’s annual audited consolidated financial statements as at and for the year ended June 30, 2023.

The same accounting policies were used in the preparation of these unaudited condensed interim consolidated financial statements as for the most recent audited annual consolidated financial statements. These condensed interim consolidated financial statements are unaudited and reflect adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods in accordance with U.S. GAAP.

b)	Basis of measurement

These financial statements have been prepared on a historical cost basis except for certain financial instruments which are measured at their fair value as explained in the accounting policies set out below. In addition, these financial statements have been prepared using the accrual basis of accounting except cash flow information.

c)	Consolidated statements

The condensed interim unaudited consolidated financial statements incorporate the financial statements of the Company and its consolidated subsidiary, over which the Company has control. Control occurs when the Company has power over the investee; is exposed, or has rights, to variable returns from its involvement with the investee; and has the ability to use its power over the investee to affect its returns. All intercompany transactions and balances between the Company and the subsidiary are eliminated on consolidation.

3.	SIGNIFICANT ACCOUNTING POLICIES

a)	Material accounting policies

The accounting policies followed in these condensed interim consolidated financial statements are consistent with those disclosed in Note 3 of the Company’s consolidated financial statements for the year ended June 30, 2023.

b)	Critical accounting estimates and judgements in applying the Company’s accounting policies

The preparation of condensed interim unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Management estimates are periodically reviewed in light of changes in circumstances, facts and experience and noted that there has been no significant change in estimates of judgements in the reporting periods. Areas of judgment that have the most significant effect on the amounts recognized in the condensed interim unaudited consolidated financial statements are disclosed in Note 3 of the Company’s consolidated financial statements for the year ended June 30, 2023.

c)	Recent accounting pronouncements not yet adopted

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718)”, which updates codification on how an entity would apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The effective date of this update is for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing potential impacts of ASU 2023-03 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Updated and Simplification Initiative”, which amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification (the “Codification”). The ASU was issued in response to the SEC’s August 2018 final rule that updated and simplified disclosure requirements. The new guidance is intended to align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP for all entities. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company is currently assessing potential impacts of ASU 2023-06 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

4.	PROPERTY AND EQUIPMENT

	Construction in Progress	Equipment	Operating lease right-of-use asset	Financing lease right-of-use asset	Total
	$	$	$	$	$
Cost
Balance, June 30, 2022	249,971	1,196,720	1,871,198	259,211	3,577,100
Additions	-	4,811	9,865,904	-	9,870,715
Impairment	(249,971)	(70,236)	(9,378,203)	-	(9,698,410)
Balance, June 30, 2023 and September 30, 2023	-	1,131,295	2,358,899	259,211	3,749,405

Accumulated depreciation
Balance, June 30, 2022	-	217,000	533,371	72,436	822,807
Depreciation	-	322,710	779,091	47,865	1,149,666
Impairment	-	(22,186)	(204,948)	-	(227,134)
Balance, June 30, 2023	-	517,524	1,107,514	120,301	1,745,339
Depreciation	-	68,303	136,698	11,835	216,836
Balance, September 30, 2023	-	585,827	1,244,212	132,136	1,962,175

Carrying amount
Balance, June 30, 2023	-	613,770	1,251,386	138,910	2,004,066
Balance, September 30, 2023	-	545,468	1,114,687	127,075	1,787,230

During the three months ended September 30, 2023, the Company incurred rent expense, included in general and administrative expense on the consolidated statements of loss and comprehensive loss, of $136,698 (three months September 30, 2022 – $104,986) which is included in the above note under depreciation.

On December 14, 2022, the Company entered into a conditional surrender agreement for the Surrey manufacturing facility and recognized an impairment loss on the right-of-use asset and construction work in progress equal to its carrying value of $8,997,858 and $249,971 respectively. This amount is included in expenses in the statements of loss and comprehensive loss for the second quarter ended December 31, 2022.

On January 3, 2023, the Company subleased 708 Powell to a third party for the remaining term of the lease. The sublease arrangement triggers an impairment assessment of the right-of-use asset of $175,397 and leasehold improvements of $48,050, and, as a result, the Company recorded an asset impairment totaling $223,447 in the statements of loss and comprehensive loss for the second quarter ended December 31, 2022.

The Company signed a Full Surrender agreement with the Lessor and the surrender agreement was effective as at June 30, 2023. As at June 30, 2023 the carrying value of the lease liability was $8,208,714. Under this agreement, the Company reached a final and full settlement with Lessor to fully surrender the property, settling all outstanding amount owing for a consideration made up of cash consideration of $566,465 (CAD$749,998) payable in 7 instalments, $375,000 convertible promissory note (Note 8), forfeiture of standby letter of credit $1,100,248 (CAD$1,469,710) and payment of GST owing for tenant improvements ($185,529). For the year ended June 30, 2023, the Company recorded a gain of $6,167,001 from the final settlement and abandonment of the lease. As a result of the asset impairment noted above, the Company recorded a net loss on termination of the Surrey manufacturing facility of $3,080,828 for the year ended June 30, 2023. Refer to Note 11 for contingencies related to the settlement agreement.

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	September 30, 2023	June 30, 2023
	$	$
Accounts payable	3,587,755	3,882,928
Accrued liabilities	2,789,684	3,223,353
	6,377,439	7,106,281

6.	LEASES

The lease liability in connection with operating and finance leases are included in lease liabilities and current portion of lease liabilities on the consolidated balance sheets as follows:

	Operating lease	Finance leases	September 30, 2023
	$	$	$
Non-current portion of lease liabilities	538,491	185,049	723,540
Current portion of lease liabilities	737,640	10,823	748,463
Total lease liabilities	1,276,131	195,872	1,472,003

	Operating lease	Finance leases	June 30, 2023
	$	$	$
Non-current portion of lease liabilities	621,325	190,774	812,099
Current portion of lease liabilities	740,486	12,363	752,849
Total lease liabilities	1,361,811	203,137	1,564,948

The right-of-use assets in connection with leases are included under property and equipment on the consolidated balance sheets and are separately disclosed in Note 4.

The following lease costs are included in the consolidated statements of loss and comprehensive loss:

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Finance lease costs:
Amortization of right-of-use assets	11,738	11,738
Interest on lease liability	2,492	2,824
Operating lease costs	216,834	135,020
Total lease costs	231,064	149,582

The future payments due under operating and finance leases as at September 30, 2023 is as follows:

	Operating lease	Finance leases	Total
	$	$	$
Undiscounted lease payments:
2024	842,276	20,128	862,404
2025	399,605	16,139	415,744
2026	184,379	183,412	367,791
Thereafter	-	-	-
Total undiscounted lease payments	1,426,260	219,679	1,645,939
Discount	(150,129)	(23,807)	(173,936)
Lease liabilities	1,276,131	195,872	1,472,003

7.	DEBT

	SR&ED financing facility	Promissory Note	Total
	$	$	$
Balance, July 1, 2022	-	-	-
Funds advanced	1,152,413	728,332	1,880,745
Interest accrued	133,649	39,983	173,632
Deferred financing fee	(11,524)	-	(11,524)
Accretion	11,058	-	11,058
Foreign exchange adjustment	(33,784)	27,391	(6,393)
Repayment	(155,975)	-	(155,975)
Interest payment	-	(33,993)	(33,993)
Balance, June 30, 2023	1,095,837	761,713	1,857,550
Interest accrued	35,816	33,730	69,546
Foreign exchange adjustment	(27,125)	(16,037)	(43,162)
Repayment	(37,837)	-	(37,837)
Balance, September 30, 2023	1,066,691	779,406	1,846,097

SR&ED Financing Facility

The Company entered into a secured Scientific Research and Experimental Development (“SR&ED”) loan agreement dated December 20, 2019 for SR&ED financing. The SR&ED loan accrues interest at a rate of 13% per annum, requires a 1% advance fee for each drawdown, and matures nine months after the fiscal year in which the advance was made. Due to the delays caused by the Canada Revenue Agency (“CRA”) audit process, the maturity date has been extended from September 30, 2023 to November 30, 2023.

The Company’s SR&ED loan agreement was secured against future SR&ED tax credit refunds expected to be received from year-end tax returns for 2022 submitted to CRA. Subsequent to the period end, on October 26, 2023, the Company received its tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 refund interest). Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest.

8.	CONVERTIBLE NOTES

Total
$
Balance, July 1, 2022	-
Funds advanced	11,220,000
Convertible note issued in settlement of lease obligation (Note 6)	375,000
Warrant bifurcated (Note 9)	(254,000)
Interest accrued	512,183
Changes in fair value of financial liabilities	2,874,000
Balance, June 30, 2023	14,727,183
Funds advanced	4,950,000
Warrant bifurcated (Note 9)	(415,971)
Interest accrued	377,153
Changes in fair value of financial liabilities	1,250,971
Balance, September 30, 2023	20,889,336

During the three months ended September 30, 2023, the Company issued $4,950,000 in convertible promissory notes. For discussion of convertible promissory notes issued for the year ended June 30, 2023, please refer to the audited annual Financial Statements. Summary of the convertible notes issued to date and their terms are as follows:

Tranche	Date of issuance	Amount issued	Valuation cap		Interest rate		Interest due date		Expiry date
		$	$’ million		%
Tranche 1	October to November 2022	5,700,000	125	(1)	12	%(1)	October 1, 2023	(1)(2)	June 30, 2024
Tranche 2	January to February 2023	1,020,000	150		12%		July 1, 2023	(2)	June 30, 2024
	February 2023	100,000	125		12%		July 1, 2023	(2)	June 30, 2024
Tranche 3	April May 2023	1,900,000	125		12%		October 1, 2023	(2)	June 30, 2024
Tranche 4	June 16, 2023	2,500,000	125		12%		June 15, 2024	(3)(4)	June 15, 2024
Tranche 5	June 30, 2023	375,000	125		12%		June 29, 2024		June 29, 2024
Balance, June 30, 2023		11,595,000
Tranche 6	August 10, 2023	1,025,000	125		12%		August 9, 2024	(3)(4)	August 9, 2024
Tranche 7	September 13, 2023	1,020,000	125		12%		September 12, 2024	(3)(4)	September 12, 2024
Tranche 8	September 26, 2023	2,705,000	125		12%		September 25, 2024	(3)(4)	September 25, 2024
Tranche 9	September 30, 2023	200,000	125		12%		September 29, 2024	(3)(4)	September 29, 2024
Balance, September 30, 2023		16,545,000

Note 1 - On April 25, 2023, the Tranche 1 convertible notes with aggregate principal amount of $700,000 has its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. On October 11, 2023, the convertible notes holder with aggregate principal amount of $5,000,000 had its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and the interest rate revised from 8% per annum to 12% per annum, payable in arrears on October 1, 2023.

Note 2 - The Company negotiated to defer payments of convertible debt interest and include the interest amount into the investment amount for conversion on closing date, June 30, 2024. The agreement for the deferment of the interest due on July 1, 2023 for Tranche 2 of $29,264, and on October 1, 2023 for Tranche 1 and Tranche 3 of $76,438 and $100,537 respectively.

Note 3 - Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid.

Note 4 - Convertible promissory notes holders were also issued common share purchase warrant (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date.

On August 10, 2023, the Company issued convertible promissory notes (“Tranche 6”) to arms-length parties with an aggregate principal amount of $1,025,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, August 9, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid.

On September 13, 2023, the Company issued convertible promissory notes (“Tranche 7”) to arms-length parties with an aggregate principal amount of $1,020,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, September 12, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid.

On September 26, 2023, the Company issued convertible promissory notes (“Tranche 8”) to arms-length parties with an aggregate principal amount of $2,705,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, September 25, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid.

On September 30, 2023, the Company issued convertible promissory notes (“Tranche 9”) to arms-length parties with an aggregate principal amount of $200,000 at valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on the maturity date, September 29, 2024. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid.

Tranches 6 to 9 convertible promissory notes holders were also issued common share purchase warrant (Note 9) to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date.

The Company may not prepay the principal amount and the accrued and unpaid interest in whole or in part without the written consent of the convertible note holders. The convertible notes will rank pari passu in right of payment with respect to each other, and all payment to each of the convertible note holders will be made pro rata among the convertible note holders based upon the aggregate outstanding principal amount of the convertible promissory note immediately before any such payment.

Conversion events

In the event of a change of control, the convertible note holders would have had the right to either:

●	convert principal and unpaid interest into shares at a conversion price which is lower of (i) the respective valuation cap (for Tranches 4 through 9) , the valuation cap is reduced to $93,750,000 if event of default occurs prior to conversion) multiplied by the diluted capitalization and (ii) discounted conversion price of 75% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 3) multiplied by the price per share ascribed to the common share in the change of control event; or

●	require the Company to repurchase their convertible notes in cash, in whole or in part, at a price equal to 100% of the principal amount of the convertible notes plus accrued and unpaid interest (for Tranches 1 through 3 and at 25% redemption premium for Tranches 4 through 9) thereon to the date of repurchase.

In the event of a qualified financing (for Tranches 1 through 3) or a Public company event, convertible notes include automatic mandatory conversion features resulting in the receipt of shares at a conversion price which is lower of (i) the valuation cap (for Tranches 4 through 9), the cap price further reduced to $94,000,000 if event of default occurs prior to conversion) divided by diluted capitalization immediately prior to the event of qualified financing or Public company event and (ii) the discounted conversion price of 25% (with 2.5% increase in discount every 6 months from issuance date for Tranches 1 through 3) applied to the lowest price paid/offered for equity security subject to a cap price of $125,000,000 multiplied by a price per share of the qualified financing or Public company event.

Diluted capitalization refers to aggregate number of outstanding common shares immediately prior to the closing or occurrence of a qualified financing, change of control, or Public company event, as applicable.

In the event that the convertible notes are not converted prior to maturity date, the Company is obligated to settle the convertible notes by paying in cash equivalent to 100% of the convertible notes principal amount and the accrued and unpaid interest.

As the conversion features were not required to be bifurcated and as none of the components of convertible note were required to be classified under equity, the Company made the election to measure the convertible notes subsequently at fair value through profit and loss.

At inception, the proceeds from the convertible notes issued with detachable share purchase warrants were determined to be their fair values, were allocated between the convertible notes issued with detachable share purchase warrants based on the residual method. As the share purchase warrants are classified as derivative liabilities, the fair value of the convertible notes of $4,534,029 were determined as discussed below and the residual amount of $415,971 was allocated to the share purchase warrants (Note 9).

Management has determined that due to the complexity of the various embedded features and the short life expected of the notes, it will elect the fair value option under ASC 825-10-1 as the instruments are eligible for the fair value election under ASC 825-10. As a result, the entire convertible promissory note is carried at fair value and the difference between the aggregate fair value and aggregate unpaid principal balance of the convertible notes as at September 30, 2023 totaling $1,250,971 (three months ended September 30, 2022 – nil) are accounted as changes in fair value of financial liabilities in the statement of loss and comprehensive loss. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

During the three months ended September 30, 2023, the Company expensed $280,000 (2022 – nil) in transaction costs related to issuance of convertible promissory notes in the consolidated statement of loss and comprehensive loss.

The convertible notes are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the three months ended September 30, 2023 and 2022, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

9.	DERIVATIVE WARRANT LIABILITIES

Between August 10, 2023 to September 26, 2023, in connection with the issuance of Tranche 6 through 9 convertible promissory notes to arms-length parties (Note 8), the Company issued common share purchase warrants to the notes holders. Similarly, each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date.

In the event there is no effective registration statement or prospectus available for resale of shares under the warrant agreement within 180 days following the closing of the Public company event, the warrant holder can exercise the warrants, in whole or in part, on a cashless basis for the number of shares computed as:

i.	the difference between the exercise price and volume-weighted average price (“VWAP”) on trading day immediately preceding the date of notice of exercise provided notice is in accordance with section 2(a) of the note common share purchase agreement.

ii.	the difference between the exercise price and, at holder’s option:

a.	VWAP on trading day immediately preceding the date of notice of exercise; or

b.	Bid price of the Company’s common share on principal trading market on the date of notice of exercise.

iii.	the difference between the exercise price and VWAP on date of notice of exercise.

The warrant holder may be entitled to additional 3% shares of the unexercised part of the warrant (up to a maximum of 8%) that may be issued for each 30-day registration statement default past the registration deadline (i.e., 180 days of Public company event) along with liquidated damages up to a maximum of $250,000.

The warrant holder’s option for net cash settlement (equal to Black Scholes value) in the event a fundamental transaction occurs at or before a Public company event and which is within the control of the Company including approved by the Company’s Board. However, if the transaction is outside the control of the Company or board, the warrant holder shall receive the same form & type of consideration as received by common stockholders in connection with the fundamental transaction.

At inception, the proceeds from the convertible notes (Note 8) were allocated between the convertible notes and the warrants based on the residual method with $415,971 allocated to the warrants and since the warrants did not meet the indexation and equity classification requirements, the warrants are classified as derivative liabilities. The warrants are subsequently remeasured at fair value and accounted as changes in fair value of derivative liabilities in the statement of loss and comprehensive loss.

Upon exercise, the holders will pay the Company the respective exercise price for each warrant exercised in exchange for one common share of the Company and the fair value at the date of exercise and the associated non-cash liability will be reclassified to share capital. The non-cash liability associated with any warrants that expire unexercised will be recorded as a gain in the consolidated statements of loss and comprehensive loss. Unexercised warrants shall be exercised automatically on a cashless basis on the termination date.

Changes in the value of the derivative liability related to the warrants for the period ended September 30, 2023 and the year ended June 30, 2023 were as follows:

	Number of warrants	Amount
	#	$
Balance, July 1, 2022	-	-
Bifurcated value of warrant	950,153	254,000
Change in fair value of derivative liabilities	-	267,950
Balance, June 30, 2023	950,153	521,950
Bifurcated value of warrant	1,878,363	415,971
Change in fair value of derivative liabilities	-	(279,584)
Balance, September 30, 2023	2,828,516	658,337

The following table provides the relevant information on the outstanding warrants as at September 30, 2023:

Date of issuance	Number of warrants outstanding	Number of warrants exercisable	Exercise price	Expiry date
	#	#	$
June 16, 2023	950,153	950,153	2.7364	June 15, 2028
August 10, 2023	389,559	389,559	2.7364	August 9, 2028
September 13, 2023	387,659	387,659	2.7364	September 12, 2028
September 26, 2023	1,028,057	1,028,057	2.7364	September 25, 2028
September 30, 2023	73,088	73,088	2.7364	September 29, 2028
	2,828,516	2,828,516

The fair value of derivative warrant liabilities was estimated by management at year end based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, convertible promissory notes, common shares, warrants and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions during the three months ended September 30, 2023 and 2022, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event as described in Note 10 below.

10.	FINANCIAL LIABILITY CONVERTIBLE TO EQUITY

Continuity of the SAFE transactions for the periods are as follows:

Amount
$
Balance, July 1, 2022	-
Issued	2,005,213
Foreign exchange adjustment	(45,243)
Changes in fair value	740,030
Balance, June 30, 2023	2,700,000
Foreign exchange adjustment	(55,917)
Changes in fair value	(144,083)
Balance, September 30, 2023	2,500,000

The SAFEs are valued by management at each measurement date based on the Company’s estimated enterprise value implied by the most comparable transaction and allocating the value to each of the Company’s equity-linked instruments (preferred shares, SAFE agreements, convertible promissory notes, share purchase warrants, stock options and common shares) based on their respective characteristics and rights. In arriving at the value attributable to each instrument, the Company applies an option pricing model. The Company’s model values the preferred shares, SAFEs, common shares, and stock options as call options on the Company’s equity value with exercise prices based on the conversion options of the respective instruments. The model used the following assumptions as at September 30, 2023 and June 30, 2023, including volatility, risk free rates and management’s best estimate of the expected time for the occurrence of a conversion event:

	September 30, 2023	June 30, 2023
Annualized volatility	70% – 90%	70% – 90%
Expected time to liquidity	0.5 – 1.5 year	0.5 – 1.5 year
Dividend rate	0%	0%
Risk-free interest rate	5.46%	4.76 – 5.24%

During the period ended September 30, 2023 and the year ended June 30, 2023, the common share price valuation estimate used for the SAFE valuation was $3.08 and $1.92 respectively.

11.	COMMITMENTS AND CONTINGENCIES

A summary of undiscounted liabilities and future operating commitments as at September 30, 2023 are as follows:

	Total	Within 1 year	2 - 5 years	Greater than 5 years
	$	$	$	$
Accounts payable and accrued liabilities	6,377,439	6,377,439	-	-
Customer deposits	500,636	500,636	-	-
Operating lease liabilities	1,276,131	737,640	538,491	-
Finance lease liabilities	195,872	10,823	185,049	-
Purchase obligations	2,047,417	1,835,394	212,023	-
Investment obligation	1,000,000	1,000,000	-	-
Total financial liabilities and commitments	11,397,495	10,461,932	935,563	-

In addition to the contractual obligations outlined in the above table, the Company has current debt of $1,846,097, due within one year of September 30, 2023 and convertible notes, derivative warrant liabilities and financial liabilities convertible to equity all recorded at their fair values aggregating $24,047,673.

The Company entered into a strategic partnership arrangement with the third-party. As part of the agreement, the Company agree to invest an aggregate amount of $1,000,000 in the third-party upon a future financing and negotiation of terms that are agreed to by both parties during the term of the agreement. As at the date of these financial statements no such arrangement has been made.

On June 30, 2023, the Company signed a full Surrender agreement with the Lessor (Note 4). Per the agreement cash consideration must be paid on or before the dates set forth in the agreement. In the event that the Company defaults on such payment obligations, the Company will immediately have to pay the Lessor the full amount of all rent and other amounts, which would have otherwise been payable by the Company during the term if the lease is not surrendered, less any cash consideration paid and any rent which the Landlord recovers (or is reasonably expected to recover) from any replacement tenant(s) at the Premises over the balance of the initial Term of the Lease. In circumstances where a replacement tenant has not yet been secured, then such rent will be estimated as of the date of default by an appraiser, less any costs and expenses of such reletting, including brokerage fees, solicitor’s fees, tenant inducements and of costs of alterations and repairs as may be necessary to relet the premises.

12.	SHARE CAPITAL

a)	Authorized

The authorized share capital of the Company consists of the following:

i.	An unlimited number of common shares (“common shares”) without par value; and

ii.	An unlimited number of Class Seed preferred shares, Class A preferred shares and Class B preferred shares (collectively, “preferred shares”) without par value, issuable in series.

b)	Issued and outstanding

i.	As at September 30, 2023, the Company had 12,055,702 (June 30, 2023 – 11,829,386) common shares outstanding.

ii.	As at September 30, 2023 and June 30, 2023, the Company had 16,758,528 preferred shares outstanding.

Common shares transactions

On September 18, 2023, the Company entered into an agreement amending the severance agreement with a former executive to settle a portion of the severance payment amount by issuing 95,380 common shares that have a value of US$2.74 per share for a total value of $260,999 (CAD$345,725) and the remaining balance outstanding continue to be paid in cash.

Preferred shares transactions

During the periods ended September 30, 2023 and 2022 and the year ended June 30, 2023, no preferred shares was issued.

c)	Stock options

On August 30, 2017 (and amended on June 24, 2021), the Board adopted a Stock Option Plan which provides that the Board may from time to time, in its discretion, grant to directors, officers, employees, and consultants, non-transferable stock options to purchase common shares of the Company. As per the terms of the Stock Option Plan, the requisite vesting period of the employees is generally four years.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. See Note 12 in the annual audited consolidated financial statements and accompanying notes for additional information regarding such assumptions.

During the three months ended September 30, 2023, the Company expensed $204,159 (three months September 30, 2022 – $674,668) related to the vesting of stock options.

Cash received by the Company upon the exercise of stock options during the three months ended September 30, 2023 amounted to $19,524 (three months ended September 30, 2022 – $nil) respectively.

During the three months ended September 30, 2023, the Company issued nil (three months ended September 30, 2022 – 469,900) stock options. The following assumptions were used in determining the fair value of options granted during the three months ended September 30, 2022:

September 30, 2022
Annualized volatility	80%
Expected life	10 years
Dividend rate	0%
Risk-free interest rate	3.14%
Forfeiture rate	0%
Share price estimate on date of grant	CAD $2.68

A summary of the changes in the Company’s stock options is as follows:

Stock options
#
Outstanding, July 1, 2022	11,626,936
Granted	721,568
Expired	(955,045)
Cancelled	(1,209,776)
Exercised	(45,146)
Outstanding, June 30, 2023	10,138,537
Expired	(113,449)
Exercised	(130,936)
Outstanding, September 30, 2023	9,894,152

13.	RELATED PARTY TRANSACTIONS

Key management includes officers and senior management. The compensation paid or payable to key management for employee services, including amortization of stock-based compensation, is shown in the table below.

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Salaries and wages	286,552	505,915
Stock-based compensation	9,750	78,670
	296,302	584,585

As at September 30, 2023, $801,791 (June 30, 2023 - $852,436) was due to remuneration payable to key management and included accrued liabilities.

14.	RESEARCH AND DEVELOPMENT, NET

The following amounts are included in research and development expenses for the three months ended September 30, 2023 and 2022:

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Salaries and wages	1,381,195	2,311,936
Lab supplies and materials	148,645	2,611,414
Contractors and consultants	5,301	567,226
Stock-based compensation	123,977	454,808
Rent and insurance	245,668	138,003
Travel, meals and entertainment	11,130	117,633
Subscriptions and dues	17,058	76,437
General expenses and others	4,253	47,992
	1,937,227	6,325,449

15.	GENERAL AND ADMINISTRATIVE

The following amounts are included in general and administrative expenses for the three months ended September 30, 2023 and 2022:

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Salaries and wages	401,477	612,436
Contractors and consultants	344,264	100,203
Professional fees	529,437	158,146
Stock-based compensation	69,121	280,145
Rent and insurance	120,504	78,476
Travel, meals and entertainment	27,608	101,393
Subscriptions and dues	77,607	63,937
General expenses and others	38,249	146,100
Rental income	(57,753)	-
	1,550,514	1,540,836

16.	SALES AND MARKETING

The following amounts are included in sales and marketing expenses for the three months ended September 30, 2023 and 2022:

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Marketing and promotion	224,924	552,376
Salaries and wages	102,469	237,201
Stock-based compensation	11,061	50,462
Contractors and consultants	-	34,162
Rent and insurance	37,795	42,001
General expenses and others	63	5,687
	376,312	921,889

17.	FINANCE EXPENSE

Finance expense includes the following amounts for the three months ended September 30, 2023 and 2022:

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Financing fees (Note 8) and other	315,962	20,404
Interest on debt (Note 7)	69,546	37,376
Interest on convertible notes (Note 8)	377,153	-
Interest on finance lease (Note 6)	2,492	2,824
Accretion (Note 7)	-	2,692
Interest Income	-	(10,594)
	765,153	52,702

18.	INCOME TAXES

As of September 30, 2023 and 2022, the Company’s deferred tax liability was zero. Cumulative deferred tax assets are fully reserved as there is not sufficient evidence to conclude it is more likely than not the deferred tax assets are realizable. No current liability for federal state income taxes has been included in these condensed interim unaudited consolidated financial statements due to the loss for the periods.

19.	SEGMENT REPORTING

ASC 280 - Segment Reporting establishes standards for reporting information about operating segments on a basis consistent with internal organization reporting used by the Company’s chief operating decision maker, our CEO, for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company is pre-revenue and pre-production and operates as a single reportable operating segment.

The following table is our long-lived asset information by geography as at September 30, 2023 and June 30, 2023:

	September 30, 2023	June 30, 2023
	$	$
Canada	1,025,445	1,140,519
United States	761,785	863,547
	1,787,230	2,004,066

20.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

a)	Fair value of financial assets and liabilities

The Company reports all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1:	Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2:	Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities.

Level 3:	Inputs are unobservable inputs for the asset or liability. These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

All financial instruments are initially measured and recognized at fair value, and thereafter recognized at cost, or amortized cost; except for convertible notes, warrants and SAFEs which are subsequently measured at fair value through the statement of loss and comprehensive loss. As at September 30, 2023 and June 30, 2023, the carrying values of cash, prepaids, deposits and other receivables, long-term deposits, accounts payable and accrued liabilities, and customer deposits approximate their respective fair values due to the short-term nature of these instruments.

At September 30, 2023 and June 30, 2023 the Convertible Notes and SAFEs that are measured at fair value on a recurring basis are categorized as Level 3. For assets and liabilities recognized at fair value on a recurring basis, the Company reassesses categorization to determine whether changes have occurred between the hierarchy levels at the end of each reporting period.

The fair value of these Level 3 financial liabilities is determined using pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value requires significant management judgment or estimation (see Note 10).

Areas of significant judgement are the risk-free rate, volatility rate, dividend yield, term to liquidation, discount for lack of marketability, most recent financing rounds and implied equity value per letter of intent.

These valuations use assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company reassesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained.

A significant increase/decrease in some of those unobservable inputs would result in a significantly higher/lower fair value measurement.

During the three months ended September 30, 2023, the Company recognized fair value adjustments with respect to financial instruments categorized as Level 3 of $827,304 (2022 – nil) in the statement of loss and comprehensive loss as changes in fair value of financial liabilities. No amounts were recognized in other comprehensive income as the changes in fair value due to credit risk were nominal.

There were no transfers into or out of the Level 3 hierarchy during the period ended.

b)	Risk management

The Company’s financial instruments are exposed to certain financial risks, including credit risk, liquidity risk and market risk.

Credit risk

The Company is exposed to credit risk through its cash balance and operating lease deposit for its office and operating premises. The Company manages its credit risk by investing its cash balance with a reputable and major financial institution.

Liquidity risk

The Company monitors its cash balances and cash invested to ensure there is sufficient liquidity to meet its financial obligations as they come due. Liquidity management is comprised of regular analysis, monitoring, and review of forecasted and actual cash flows and managing operation and capital finding requirements on a planning and projected basis. The Company’s accumulated deficit and expected future losses cast substantial doubt upon the Company’s ability to continue as a going concern (Note 1).

Market risk

Market risk is the risk of loss that may arise from changes in market factors such as foreign exchange rates.

Foreign currency risk

The Company’s lease liabilities and various operating expenses on the financial statements are denominated in Canadian dollars, and therefore are exposed to fluctuations in foreign currency exchange rates. The Company evaluated the exposure to foreign currency risk and concluded that it is not material.

21.	SUPPLEMENTAL CASH FLOW INFORMATION

Cash and restricted cash comprises the following:

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Cash	2,695,111	3,188,025
Restricted cash	-	1,072,234
	2,695,111	4,260,259

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Interest on finance leases paid	2,492	2,824

Summary of non-cash investing and financing transactions for the three months ended September 30, 2023 and 2022:

	Three months ended September 30, 2023	Three months ended September 30, 2022
	$	$
Common shares issued for services (Note 12(b))	-	110,746
Operating lease capitalized	-	9,202,806
Common shares issued for settlement of amount owing for severance payment (Note 12(b))	260,999	-

22.	SUBSEQUENT EVENTS

In addition to subsequent events disclosed elsewhere, the following events occurred after September 30, 2023 up to December 28, 2023:

i.	The Company secured $4,625,000 in funding from certain investors via issuance of convertible promissory notes with a valuation cap of $125,000,000 and interest rate of 12% per annum, payable in arrears on maturity, one year after from issuance date. Any Principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. These convertible promissory notes have the same terms and conversion as the Tranche 4 through 9 notes (Note 8).

These convertible promissory notes holders were also issued 1,757,767 common share purchase warrant to subscribe for, and purchase of the Company common shares at the exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization at closing date. Each warrant is exercisable anytime for 1 common share of the Company at an exercise price equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on closing date. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date. The terms and conditions for these warrants are the same as those issued during the period (Note 9).

ii.	On October 11, 2023, the Tranche 1 convertible notes with principal amount of $5,000,000 had its terms amended to revise the valuation cap from $350,000,000 to $125,000,000 and revise the interest rate from 8% per annum to 12% per annum, payable in arrears on October 1, 2023. Revised date of October 1, 2023 resulted in deferral of interest payable date by 3 months.

iii.	The Company negotiated to defer payments of convertible debt interest (see Note 8) and include the interest amount into the investment amount for conversion on closing date, June 30, 2024. The agreement for the deferment of the interest due on July 1, 2023 for Tranche 2 of $29,264, and on October 1, 2023 for Tranche 1 and Tranche 3 of $76,438 and $100,537.

iv.	On October 20, 2023, the Company received its Notice of Assessment for 2022 SR&ED tax credit refund amount of $1,107,464 (CAD$1,466,282 made up of CAD$1,403,514 in investment tax credit refund and CAD$62,768 interest) from CRA and the tax credit refund was received in full on October 26, 2023.

Following the refund of the tax credit, the Company repaid in full the SR&ED loan and the accrued interest on October 26, 2023.

v.	On October 23, 2023, Damon Motors Inc. entered into a Business Combination agreement with Inpixon (NASDAQ: INPX).

vi.	On December 11, 2023, the Company received its Notice of Assessment for 2023 SR&ED tax credit refund amount of $1,082,895 (CAD$1,470,725 made up of CAD$1,461,087 in investment tax credit refund and CAD$9,638 interest) from CRA and the tax credit refund was received in full on December 15, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Grafiti Holding Inc. and its consolidated subsidiaries (the “Company”, “Spinco” or “Grafiti”) and Damon Motors Inc. (“Damon”) adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this registration statement.

The historical financial information of Damon was derived from the unaudited financial statements of Damon as of and for the three months ended September 30, 2023 and the audited consolidated financial statements of Damon as of and for the fiscal year ended June 30, 2023, included elsewhere in this registration statement. The historical financial information of Grafiti consist only of the carve-out financial statements of Inpixon Limited (which will change its name to Grafiti Limited in connection with the spin-off) (“Grafiti UK”), as Grafiti Holding, Inc. is the parent non-operating holding company of Grafiti UK. Grafiti UK financial information was derived from the unaudited carve-out financial statements of Grafiti UK as of and for the three months ended September 30, 2023 and the audited carve-out financial statements of Grafiti UK as of and for the year ended June 30, 2023, included elsewhere in this registration statement. The unaudited pro forma financial information has been prepared utilizing the unaudited carve-out financial statements of Grafiti UK as the entity represents all the financial information of Grafiti. The unaudited pro forma condensed combined financial statements adjusted the equity structure of Grafiti UK to reflect the equity structure of Grafiti Holding, Inc. and the Reorganization as a result of spin-off of Grafiti from Inpixon. The unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of Damon and Grafiti UK, respectively. This information should be read together with the financial statements of Damon and Grafiti UK related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grafiti” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Damon” and other information included in this registration statement, as applicable. The unaudited pro forma condensed combined financial information is prepared using the reporting currency of the United States Dollar.

The Business Combination is anticipated to be accounted for using the acquisition method (as a reverse acquisition), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, Grafiti is treated as the “acquired” company for financial reporting purposes. Damon has been determined to be the accounting acquirer because Damon maintains control of the Board of Directors, management of the combined company, and the preexisting shareholders of Damon will have majority voting rights of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a reverse acquisition), Damon’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Grafiti will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The process of valuing the net assets of Grafiti immediately prior to the Business Combination for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheets of Damon and Grafiti on a pro forma basis as if the Business Combination and related transactions had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2023 and for the fiscal year ended June 30, 2023 give pro forma effect to the Business Combination and related transactions as if they had occurred on July 1, 2022, the beginning of the earliest period presented.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Business Combination Agreement

On October 23, 2023, a Business Combination Agreement was entered into by and among Inpixon, Grafiti, 1444842 B.C. Ltd., a British Columbia corporation and a newly formed wholly-owned subsidiary of Grafiti Holding Inc. (“Amalco Sub”), and Damon, pursuant to which Damon will combine and merge with Amalco Sub with Damon continuing as the surviving entity and a wholly-owned subsidiary of Grafiti Holding Inc.

Pursuant to the Business Combination Agreement, Inpixon formed a newly wholly owned subsidiary, Grafiti Holding Inc. for the sole purpose of consummation of the spin-off and Business Combination transaction. On or prior to the effective time of the Business Combination, Inpixon will contribute the assets and liabilities of Inpixon Limited, a wholly owned subsidiary of Inpixon, to the then Inpixon wholly owned subsidiary Grafiti Holding Inc., in accordance with the separation and distribution agreement. As the Registration Statement is expected to become effective until 2024, on the record date Inpixon transferred the Grafiti common shares to a newly-created liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust (the “Trust”), which holds the Grafiti common shares for the benefit of the participating Inpixon securityholders. The Grafiti common shares will be held by the Trust until the Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”). Promptly following the effective time of the Registration Statement, Inpixon will deliver the Grafiti common shares to the participating Inpixon securityholders, as beneficiaries of the Trust, pro rata in accordance with their ownership of shares or underlying shares of Inpixon common stock as of the record date. Amalco Sub, a wholly-owned, direct subsidiary of Grafiti Holding Inc., will merge with Damon resulting in Damon as the surviving entity post-merger. Upon the consummation of the Business Combination, both Grafiti UK and Damon will be wholly-owned subsidiaries of Grafiti Holding, Inc. Following the Business Combination, Grafiti shall be known as the “Resulting Issuer.” The combined company will be renamed Damon Motors, Inc., and the ticker symbol will be changed to a symbol to be determined concurrent with the closing.

Pursuant to the Business Combination Agreement, each share of Damon common and preferred stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become the right to receive a number of shares of Grafiti common stock (the “Consideration”). As of the Closing Date, each share of Damon common and preferred stock converted as aforesaid shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Consideration, without interest.

Pursuant to the Business Combination Agreement, each simple agreement for future equity of Damon (“Damon SAFE”) issued and outstanding immediately prior to the Effective Time shall be automatically converted in such number of Damon common stock such that following the exchange of such Damon common stock by applying the Exchange Ratio in accordance with the Business Combination Agreement, the holders of Damon SAFEs will each receive such number of Grafiti common stock that they are entitled to receive in accordance with the terms of the Damon SAFEs.

Pursuant to the Business Combination Agreement, each warrant to purchase the common and preferred stock of Damon at the consummation of the Business Combination will cease to represent a right to acquire shares of Damon common and preferred stock and shall be assumed and converted into warrants to purchase the common stock of Grafiti.

Following the consummation of the Business Combination, the holders of the outstanding capital stock of Damon will own approximately 77.62% of the outstanding capital stock of Grafiti and approximately 81.25% on a fully dilutive basis. Included in the Damon shareholder percentages, approximately 1.83% of the outstanding capital stock and approximately 3.19% on a fully dilutive basis will be held by Inpixon. The holders of the outstanding capital stock of Grafiti prior to the Business Combination will own post-merger approximately 22.38% of the outstanding capital stock of Grafiti and approximately 18.75% on a fully dilutive basis.

Immediately following the execution of the Business Combination Agreement, Inpixon purchased a convertible note from Damon in an aggregate principal amount of $3,000,000 (the “Bridge Note”) together with the Bridge Note Warrant (as defined below) pursuant to a private placement, for a purchase price of $3,000,000. The Bridge Note has a 12% annual interest rate, payable on the maturity date, which is twelve months from June 16, 2023. The full principal balance and interest on the Bridge Note will automatically convert into common shares of Damon upon the public listing of Damon or a successor issuer thereof on a national securities exchange (a “Public Company Event”). The number of shares issued upon conversion due to a Public Company Event will equal the quotient obtained by dividing (x) the outstanding principal and unpaid accrued interest on the date of a Public Company Event (or within ten trading days of a direct listing), if any, by (y) the lesser of the then applicable conversion price. or public company event conversion price. The Bridge Note contains customary covenants relating to Damon’s financials and operations. Inpixon received a five-year warrant to purchase 1,096,321 shares of Damon common stock in connection with the Bridge Note (“Bridge Note Warrant”) at an exercise price as defined by the Bridge Note Warrant, in each case subject to adjustments for dividends, splits and subsequent equity sales by Damon. The Bridge Note Warrant contains a cashless exercise option if the warrant shares are not covered by an effective registration statement within 180 days following the consummation of the Public Company Event, and also a full ratchet price protection feature. If the Business Combination is consummated, the Bridge Note will be converted into Grafiti common stock upon consummation of the Business Combination and the Bridge Note Warrant will become exercisable for Grafiti common stock. The unaudited pro forma condensed combined financial statements include a pro forma adjustment for the $3,000,000 of proceeds and 1,096,321 Bridge Note Warrants that were issued subsequent to September 30, 2023.

In connection with the Business Combination, Damon has raised $6,575,000 in proceeds through the issuance of convertible notes (“Third Party Bridge Notes”) and 2,539,809 warrants (“Third Party Bridge Note Warrants”) from third parties. The Third Party Bridge Notes have terms consistent with the Bridge Note from Inpixon. The Third Party Bridge Notes have an interest rate of 12% per annum, payable in arrears on maturity, one year after the issuance date. Any principal which is not paid when due shall bear interest at the rate of the lesser of (i) 16% per annum and (ii) the maximum amount permitted by the applicable law from the due date thereof until the same is paid. The Third Party Bridge Notes have the same terms and conversions as the tranche 4 notes outstanding as of September 30, 2023 for Damon. Each warrant related to the Third Party Bridge Note Warrants is exercisable anytime for 1 common share of Damon common stock at an exercise price of $2.84, which is equal to the quotient of the valuation cap of $125,000,000 and the diluted capitalization on the closing date of the Third Party Bridge Notes. The holder of the common share warrants can exercise the warrant either fully or partially at any time from issuance date until its expiry, 5 years from issuance date. The terms and conditions for the subsequently issued warrants are the same as those issued by Damon during the three months ended September 30, 2023. If the Business Combination is consummated, the Third Party Bridge Notes will be converted into Grafiti common stock upon consummation of the Business Combination and the Third Party Bridge Note Warrants will become exercisable for Grafiti common stock. Of the Third Party Bridge Notes and Warrants, $1,950,000 of proceeds and 782,042 warrants were issued prior to September 30, 2023. The unaudited pro forma condensed combined financial statements include a pro forma adjustment for the $4,625,000 of proceeds and 1,757,767 Third Party Bridge Note Warrants that were issued subsequent to September 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

	Grafiti (Historical)	Subsequent Adjustments for Grafiti Holding Inc. Equity Transactions		Grafiti Pro Forma As Adjusted	Damon (Historical)	Subsequent Financing Transactions of Damon		Transaction Accounting Adjustments		Pro Forma Combined
	Note 1
ASSETS
Current assets:
Cash and cash equivalents	$348,414	$—		$348,414	$2,695,111	$4,625,000	B	$(3,500,000)	E	$4,168,525
Accounts receivable, net of allowances	45,628	—		45,628	—	—		—		45,628
Prepaid expenses and other current assets	2,064	—		2,064	233,219	—		—		235,283
Total current assets	396,106	—		396,106	2,928,330	4,625,000		(3,500,000)		4,449,436

Property and equipment, net	—	—		—	1,787,230	—		—		1,787,230
Goodwill	—	—		—	—	—		27,284	F	27,284
Customer list	—	—		—	—	—		80,000	F	80,000
Deposits	243	—		243	185,042	—		—		185,285
Total Assets	$396,349	$—		$396,349	$4,900,602	$4,625,000		$(3,392,716)		$6,529,235

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,356	$—		$1,356	$3,587,755	$—		$—		$3,589,111
Accrued liabilities	64,948	—		64,948	2,789,684	—		—		2,854,632
Customer deposits	—	—		—	500,636	—		—		500,636
Operating lease obligation, current	—	—		—	748,463	—		—		748,463
Deferred revenue	100,239	—		100,239	—	—		—		100,239
Short-term debt	—	—		—	1,846,097	—		—		1,846,097
Convertible notes	—	—		—	20,889,336	3,086,954	B	(23,976,290)	C	—
Derivative warrant liabilities	—	—		—	658,337	1,538,046	B	—		2,196,383
Financial liability convertible to equity	—	—		—	2,500,000	—		(2,500,000)	C	—
Total current liabilities	166,543	—		166,543	33,520,308	4,625,000		(26,476,290)		11,835,561
Operating lease obligation, noncurrent	—	—		—	723,540	—		—		723,540
Other non current liabilities	—	—		—	18,704	—		—		18,704
Total Liabilities	166,543	—		166,543	34,262,552	4,625,000		(26,476,290)		12,577,805
Stockholders’ Equity (Deficit)
Preferred Shares	—	—		—	71,590,087	—		(71,590,087)	D	—
Common Stock	2	644,163	A	644,165	1,695,953	—		23,976,290	C	105,299,420
								2,500,000	C
								71,590,087	D
								1,461,691	E
								5,200,000	E
								(1,876,050)	F
								107,284	F
Additional paid-in capital	644,163	(644,163)	A	—	9,368,547	—		—		9,368,547
Accumulated other comprehensive (loss) income	(4,097)	—		(4,097)	—	—		4,097	F	—
Accumulated deficit	(410,262)	—		(410,262)	(112,016,537)	—		(1,461,691)	E	(120,716,537)
								(8,700,000)	E
								1,871,953	F
Total stockholders’ equity (deficit)	229,806	—		229,806	(29,361,950)	—		23,083,574		(6,048,570)
Total Liabilities and Stockholder’s Equity	$396,349	$—		$396,349	$4,900,602	$4,625,000		$(3,392,716)		$6,529,235

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023

	Grafiti (Historical)	Subsequent Adjustments for Grafiti Holding Inc. Equity Transactions	Grafiti Pro Forma As Adjusted	Damon (Historical)	Subsequent Financing Transactions of Damon		Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined
Revenues	$97,908	$—	$97,908	$—	$—		$—		$—		$97,908
Cost of revenues	23,805	—	23,805	—	—		—		—		23,805
Gross profit	74,103	—	74,103	—	—		—		—		74,103

Operating expenses:
Research and development, net	—	—	—	1,937,227	—		—		—		1,937,227
Sales and marketing	44,587	—	44,587	376,312	—		—		—		420,899
Depreciation	216	—	216	80,138	—		—		—		80,354
General and administrative	32,992	—	32,992	1,550,514	—		—		(1,725)	AA	1,581,781
Amortization of intangibles	—	—	—	—	—		4,000	BB	—		4,000
Total operating expenses	77,795	—	77,795	3,944,191	—		4,000		(1,725)		4,024,261

Loss from operations	(3,692)	—	(3,692)	(3,944,191)	—		(4,000)		1,725		(3,950,158)

Other income (expense)
Change in fair value of financial liabilities	—	—	—	(827,304)	(289,063)	FF	1,106,888	DD	—		279,584
							289,063	FF
Finance expense	—	—	—	(765,153)	(138,750)	EE	515,903	EE	—		(388,000)
Foreign exchange gain	—	—	—	159,457	—		—		—		159,457
Total other income (expense)	—	—	—	(1,433,000)	(427,813)		1,911,854		—		51,041

Net loss, before taxes	(3,692)	—	(3,692)	(5,377,191)	(427,813)		1,907,854		1,725		(3,899,117)
Income tax provision	—		—	—	—		—		—		—
Net Loss	$(3,692)	$—	$(3,692)	$(5,377,191)	$(427,813)		$1,907,854		$1,725		$(3,899,117)

Net Loss Per Share:
Continuing Operations	$(1,846.00)										$(0.19)
Discontinued Operations	$—										$—
Basic and Dilutive	$(1,846.00)										$(0.19)

Weighted Average Shares Outstanding:
Basic and Diluted	2										20,623,755

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2023

	Grafiti (Historical)	Subsequent Adjustments for Grafiti Holding Inc. Equity Transactions	Grafiti Pro Forma As Adjusted	Damon (Historical)	Subsequent Financing Transactions of Damon		Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined
	Note 1
Revenues	$391,848	$—	$391,848	$—	$—		$—		$—		$391,848
Cost of revenues	95,220	—	95,220	—	—		—		—		95,220
Gross profit	296,628	—	296,628	—	—		—		—		296,628

Operating expenses:
Research and development, net	—	—	—	17,451,749	—		—		—		17,451,749
Sales and marketing	196,907	—	196,907	2,747,792	—		—		—		2,944,699
Depreciation	1,246	—	1,246	370,576	—		—		—		371,822
General and administrative	172,304	—	172,304	7,735,183	—		—		(6,900)	AA	7,900,587
Acquisition-related costs	—	—	—	—	—		10,161,691	CC	—		10,161,691
Asset impairment	—	—	—	9,471,276	—		—		—		9,471,276
Gain from release of lease obligation, net	—	—	—	(6,167,001)	—		—		—		(6,167,001)
Amortization of intangibles	—	—	—	—	—		16,000	BB	—		16,000
Total operating expenses	370,457	—	370,457	31,609,575	—		10,177,691		(6,900)		42,150,823

Loss from operations	(73,829)	—	(73,829)	(31,609,575)	—		(10,177,691)		6,900		(41,854,195)

Other income (expense)
Change in fair value of financial liabilities	—	—	—	(3,881,980)	(1,156,250)	FF	3,614,030	DD	—		(267,950)
							1,156,250	FF
Finance expense	—	—	—	(1,091,697)	(555,000)	EE	1,067,183	EE	—		(579,514)
Foreign exchange loss	—	—	—	(429,356)	—		—		—		(429,356)
Total other income (expense)	—	—	—	(5,403,033)	(1,711,250)		5,837,463		—		(1,276,820)

Net loss, before taxes	(73,829)	—	(73,829)	(37,012,608)	(1,711,250)		(4,340,228)		6,900		(43,131,015)
Income tax provision	—		—	—	—		—		—		—
Net Loss	$(73,829)	$—	$(73,829)	$(37,012,608)	$(1,711,250)		$(4,340,228)		$6,900		$(43,131,015)

Net Loss Per Share:
Basic and Dilutive	$(36,914.50)										$(2.09)

Weighted Average Shares Outstanding:
Basic and Diluted	2										20,623,755

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the spin-off and the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the spin-off and the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Damon and Grafiti UK.

Unaudited Pro Forma Condensed Combined Balance Sheet & Unaudited Pro Forma Pro Forma Condensed Combined Statement of Operations

Note 1: See the unaudited carve-out financial statements of Grafiti UK as of and for the three months ended September 30, 2023. The financial information for the fiscal year ended June 30, 2023 is derived from the audited carve-out financial statement of Grafiti UK. Grafiti Holding Inc. will be the parent non-operating holding company of Grafiti UK, and was not created as of September 30, 2023. In accordance with the Business Combination Agreement and Separation Agreement, Grafiti Holding Inc. was incorporated on October 17, 2023, and has no other assets and liabilities other than Grafiti UK.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Damon. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Estimated Purchase Price Consideration

Estimated purchase price of $337,090 related to the Business Combination is comprised of the following components:

Fair value of Common Stock	$337,090
Total Equity Consideration	$337,090

The estimated fair value of common stock of $337,090 included in the total equity consideration is based on Grafiti’s estimated enterprise value resulting in a share price of $0.0730 on September 30, 2023. The fair value of common stock included in the estimated purchase price will change based on fluctuations in the share price of Grafiti’s common stock and the number of equity instruments held by preexisting shareholders of Grafiti on the closing date.

The Business Combination will be considered a reverse acquisition. As such, the acquisition-date fair value of the consideration transferred is calculated based on the number of equity interests held by Grafiti’s preexisting shareholders and retained post-combination. The Company determined the estimated fair value of common stock included in consideration to be calculated based on the Grafiti’s common stock outstanding of 4,615,384 multiplied by the price of Grafiti’s common stock on September 30, 2023. The Company determined the stock price of Grafiti will be utilized in determining the fair value of consideration as it is more reliably measurable than the value of Damon’s (accounting acquirer) equity interests given it is not a publicly traded entity prior to the Business Combination.

The fair value of common stock included in the estimated purchase price will depend on the market price of Grafiti’s common stock when the Business Combination is consummated. The Company believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	Company’s share price	Fair Value of Common Stock Included in Consideration	Total Equity Consideration
As presented	$0.0730	$337,090	$337,090
10% increase	$0.0803	$370,799	$370,799
10% decrease	$0.0657	$303,381	$303,381

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The Company has elected not to present management adjustments and will only be presenting subsequent financing transactions, transaction accounting adjustments, and autonomous entity adjustments in the unaudited pro forma condensed combined financial information. The autonomous entity adjustments are management estimates to reflect costs of the Grafiti business being a standalone entity post-close.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Damon Common Stock outstanding, assuming the Business Combination and related transactions occurred on July 1, 2022.

Pro Forma Adjustments for Subsequent Grafiti Transactions

The pro forma equity adjustments represent the adjustments made to the equity structure of Grafiti UK as a result of the consolidation into Grafiti, which are as follows:

A.	To account for the incorporation of Grafiti Holding Inc., which was incorporated in British Columbia, Canada on October 17, 2023. Grafiti common stock has no par value. As such, additional paid-in capital of Grafiti UK is eliminated upon consolidation of Grafiti. Grafiti had 4,615,384 shares outstanding immediately prior to the Business Combination.

Pro Forma Adjustments for Subsequent Damon Financing Transactions

The pro forma adjustments for subsequent Damon financing transactions represent significant transactions completed by Damon subsequent to September 30, 2023 as follows:

B. To account for the issuance of convertible notes and 1,757,767 warrants with gross proceeds of $4,625,000. The convertible notes consist of $3,000,000 in proceeds associated with the Bridge Note and associated 1,096,321 warrants from Inpixon. The remaining $1,625,000 in proceeds are associated with the Third Party Bridge Notes and 661,446 warrants relate to the Third Party Bridge Note Warrants that were entered into subsequent to September 30, 2023 and funds were subsequently received. The convertible notes are expected to be converted to equity at the close of the Business Combination and are subsequently accounted for with the pro forma adjustment in Note C.

The warrants issued in connection with the convertible notes are deemed to be liability classified. Damon assigned the warrants a fair value of $1,538,046 based on the residual method. As of the date of this filing, the valuation for the warrants issued in connection with the convertible notes was prepared for all warrants issued prior to September 30, 2023. The fair value of the warrants issued between October 1, 2023 and December 15, 2023 has not yet been finalized. Therefore, the Company utilized the $0.875 per warrant value noted in the September 30, 2023 valuation report and multiplied the value by the 1,757,767 warrants issued through December 15, 2023. The fair value of the issued warrants is an estimate and is subject to fluctuations.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

C. To convert all of Damon’s convertible notes and simple agreements for future equity (“SAFE”) to common equity at the close of the Business Combination, which had a total value of $26,476,290. Additionally, the $889,336 of interest accrued on Damon’s related to convertible notes as of September 30, 2023 will also be converted to common equity at the close of the Business Combination, which is included in the convertible notes balance on the Unaudited Pro Forma Condensed Combined Balance Sheet. Damon’s SAFE liabilities did not accrue any interest.

D. To convert all of Damon’s Common Stock, Class A Series 2 Preferred Shares and Class B Company Preferred Shares to common equity of the resulting company at the close of the Business Combination, which had a total value of $71,590,087.

E. Represents estimated non-recurring transaction costs of $10,161,691 that are expected to be incurred subsequent to September 30, 2023. The estimated transaction costs are inclusive of advisory, banking, printing, legal and accounting fees, as well as employee incentive amounts incurred in connection with the Business Combination. Total estimated transaction costs expected to be incurred by Grafiti and Damon in connection with the Business Combination are estimated to be $1,461,691 and $8,700,000, respectively. Grafiti estimated transaction costs to be incurred subsequent to September 30, 2023 will be paid upon the agreed upon payment terms with the third parties. The Grafiti estimated transaction costs will be paid by Inpixon, therefore the payment of these costs were treated as a contribution from parent and will be an adjustment to common stock. Damon estimated transaction costs of $3,500,000 are expected to be paid at the close of the Business Combination and therefore is reflected as a pro forma adjustment to cash. The remaining $5,200,000 of Damon estimated transaction costs are expected to be settled through the issuance of common shares and displayed as a pro forma adjustment to common stock.

F. Represents adjustments for the estimated preliminary purchase price allocation for the Business Combination. The preliminary calculation of total consideration is presented below as if the Business Combination was consummated on September 30, 2023:

Fair Value
Equity consideration(1)	$337,090
Total consideration	$337,090

Assets acquired:
Cash and cash equivalents	$348,414
Accounts receivable	45,628
Prepaid assets and other current assets	2,064
Other assets	243
Customer list	80,000
Goodwill	27,284
Total assets acquired	503,633

Liabilities assumed:
Accounts payable	1,356
Accrued liabilities	64,948
Deferred revenue	100,239
Total liabilities assumed	166,543
Estimated fair value of net assets acquired	$337,090

(1) See Note 3

Below is a summary of intangible assets identified and acquired in the Business Combination based on the preliminary purchase price allocation and the resulting adjustments to recognize the step-up in basis:

Identified Intangible Assets	Fair Value	Useful Life (Years)
Customer list	$80,000	5
Total	$80,000

In connection with the Business Combination, $27,284 has been allocated to goodwill pursuant to the preliminary purchase price allocation. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized.

This adjustment also eliminates the pro forma historical equity of Grafiti of $229,806 in accordance with the acquisition accounting at closing. The adjustment is recorded net of the amount already included Common Stock related to Grafiti of $2,105,856 and represents the elimination of Accumulated Deficit and Accumulated Other Comprehensive Loss of $1,871,953 and $4,097, respectively, resulting in a net adjustment to decrease Common Stock in the amount of $1,876,050. This adjustment also reflects the issuance of 15,631,011 shares of combined company Common Stock to preexisting Damon shareholders. Additionally, this adjustment accounts for the Consideration in excess of common stock at closing as additional paid-in capital of $107,284.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The autonomous entity adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2023 and the fiscal year ended June 30, 2023 are as follows:

AA. Represents the removal of Grafiti UK’s allocated management costs from Inpixon for the three months ended September 30, 2023 and the fiscal year ended June 30, 2023 of approximately $1,725 and $6,900, respectively, as these costs will not be incurred by the combined company.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2023 and the fiscal year ended June 30, 2023 are as follows:

BB. Represents incremental adjustments to intangible asset amortization for the step-up in basis of intangible assets subject to amortization acquired in the Business Combination assuming the Business Combination occurred on July 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the amortization expense for each period presented:

			Amortization for Period
Identified Intangible Assets	Fair Value	Years of Amortization	Three Months Ended September 30, 2023	Year Ended June 30, 2023
Customer list	$80,000	5	$4,000	$16,000
Total amortization expense			$4,000	$16,000

CC. Reflects the estimated transaction costs of $10,161,691 to be expensed as if incurred on July 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. Below represents a summary of the transaction costs associated with the Business Combination.

Third party fees (legal, accounting, investment, etc.)	$1,461,691
Estimated Grafiti transaction costs	1,461,691

Third party fees (legal, accounting, investment, etc.)	8,700,000
Estimated Damon transaction costs	8,700,000
Total Estimated Transaction Costs	$10,161,691

None of the transaction costs above have been incurred as of September 30, 2023. As such, $10,161,691 was expensed on the unaudited pro forma condensed consolidated statement of operations.

DD. Represents adjustment to remove the loss due to the change in fair value related to Damon’s convertible notes and SAFE financial liabilities. For the three months ended September 30, 2023, Damon recorded a loss of $1,250,971 and a gain of $144,083 for their convertible notes and SAFE financial liabilities, respectively, for a total adjustment of $1,106,888. For the fiscal year ended June 30, 2023, Damon recorded a loss of $2,874,000 and $740,030 for their convertible notes and SAFE financial liabilities, respectively, for a total adjustment of $3,614,030. The convertible notes and SAFE financial liability will be converted into equity at the time of the Business Combination and would not record a change in fair value had the Business Combination taken place on July 1, 2022.

EE. Represents adjustment to record interest expense on the convertible notes outlined in Note B for the three months ended September 30, 2023 and the fiscal year ended June 30, 2023 of $138,750 and $555,000, respectively, as if the convertible notes were outstanding as of July 1, 2022. An entry is then recorded in the transaction accounting adjustments column to remove the interest expense on all convertible notes that were converted to equity at the close of the Business Combination, as outlined in Note C.

FF. Represents adjustment to record amortization expense of the debt discount of 25% of gross proceeds on the convertible notes outlined in Note B for the three months ended September 30, 2023 and the fiscal year ended June 30, 2023 of $289,063 and $1,156,250, respectively, as if the convertible notes were outstanding as of July 1, 2022. An entry is then recorded in the transaction accounting adjustments column to remove the amortization expense on the convertible notes that were converted to equity at the close of the Business Combination, as outlined in Note C.

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since July 1, 2022. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the three months ended September 30, 2023 and for the fiscal year ended June 30, 2023:

	Three Months Ended September 30, 2023 (1)	Year Ended June 30, 2023 (1)
	Common Stock	Common Stock
Pro forma net loss	$(3,899,117)	$(43,131,015)
Weighted average shares outstanding - basic and diluted	20,623,755	20,623,755
Pro forma net loss per share - basic and diluted	$(0.19)	$(2.09)
Excluded securities:(2)(3)
Options	2,286,941	2,286,941
Warrants	1,704,688	1,704,688

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

(3)	The potentially dilutive outstanding securities of Damon to be exchanged for securities of Grafiti are adjusted to reflect the exchange ratio associated with the Business Combination.